SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement	[ ] Confidential, for Use of the Commission
[X] Definitive Proxy Statement	Only (as permitted by Rule l4a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12

MONARCH DENTAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[X]	Fee paid previously with preliminary materials: $1,174

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

January 7, 2003

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Monarch Dental Corporation to be held at the Hotel Inter-Continental, Crystal I Ballroom, 15201 Dallas Parkway, Addison, Texas, on Wednesday, February 12, 2003, at 10:00 a.m., local time. At the special meeting, you will be asked to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of November 27, 2002 and amended as of December 10, 2002, which provides for the merger of a wholly-owned subsidiary of Bright Now! Dental, Inc. with and into Monarch Dental. If the merger is completed, each outstanding share of our common stock (other than shares as to which appraisal rights have been demanded and not withdrawn or lost) will be converted into the right to receive $5.75 in cash, without interest. You should carefully read the merger agreement, a copy of which is attached as Appendix A to the accompanying proxy statement. The affirmative vote of holders of a majority of the shares of our common stock outstanding and entitled to vote at the special meeting is necessary to approve the merger agreement. Holders of approximately 23.1% of these shares have agreed with Bright Now! Dental to vote in favor of the adoption and approval of the merger agreement.

You have the right under Delaware law to demand an appraisal of your shares and to have a judicial determination of the fair value of your shares. We have described these appraisal rights in detail in the accompanying proxy statement. You should read the relevant sections of the proxy statement and the statutory provisions carefully.

The special committee of our board of directors, consisting of three independent directors, was formed to consider and evaluate potential strategic alternatives for our company, including the merger. The special committee has unanimously recommended to our board that the merger agreement be adopted and approved. Among the factors considered by the special committee in evaluating the merger agreement was the opinion dated December 10, 2002, of Banc of America Securities LLC, our company’s financial advisor, which provides that, as of that date, the consideration to be received by holders of our common stock in the proposed merger was fair from a financial point of view to those stockholders, other than those stockholders who entered into agreements with Bright Now! Dental to vote in favor of the adoption and approval of the merger agreement. The written opinion of Banc of America Securities is attached as Appendix B to the accompanying proxy statement and should be read carefully and in its entirety.

Our board of directors, based on the recommendation of the special committee, has unanimously approved the merger agreement and determined that the merger agreement is advisable and fair to and in the best interests of our stockholders, and accordingly recommends that our stockholders vote to adopt and approve the merger agreement.

The accompanying proxy statement provides you with a summary of the merger agreement and additional information about the parties involved and their interests. If the merger agreement is approved by the requisite holders of our common stock, the closing of the merger will occur as soon after the special meeting as all of the other conditions to the closing of the merger are satisfied or waived.

Please give all of this information your careful attention. Whether or not you plan to attend the special meeting, you are requested to promptly complete, sign and date the enclosed proxy card and return it in the envelope provided. This will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Sincerely,

W. Barger Tygart
Chairman, President and
Chief Executive Officer

MONARCH DENTAL CORPORATION
Tollway Plaza II
15950 North Dallas Parkway, Suite 825
Dallas, Texas 75248

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On Wednesday, February 12, 2003

To the Stockholders of
Monarch Dental Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Monarch Dental Corporation, a Delaware corporation, will be held at the Hotel Inter-Continental, Crystal I Ballroom, 15201 Dallas Parkway, Addison, Texas, on Wednesday, February 12, 2003, at 10:00 a.m., local time, for the following purposes:

1.  To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of November 27, 2002 and amended as of December 10, 2002, by and among Monarch Dental, Bright Now! Dental, Inc. and Milkweed, Inc., a wholly-owned subsidiary of Bright Now! Dental, which provides for the merger of Milkweed with and into Monarch Dental, with Monarch Dental being the surviving corporation. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement; and

2.  To consider and act upon any other business as may properly come before the special meeting and any adjournments or postponements of that meeting.

Only holders of record of our common stock at the close of business on January 2, 2003, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of that meeting. A form of proxy and a proxy statement containing more detailed information with respect to matters to be considered at the special meeting accompany and form a part of this notice.

Holders of our common stock have the right under Delaware law to demand an appraisal of their shares and to have a judicial determination of the fair value of their shares. These rights, generally known as appraisal rights, are described in detail in the proxy statement accompanying this notice. In addition, a copy of Section 262 of the Delaware General Corporation Law, which governs appraisal rights, is attached as Appendix C to the proxy statement. We urge you to read both the applicable section of the proxy statement and the statutory provisions carefully. If you wish to demand an appraisal of your shares, you must strictly comply with the statutory requirements.

Your vote is important regardless of the number of shares of our common stock that you hold. To assure that your shares are represented at the special meeting, you are urged to complete, date and sign the enclosed proxy card and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it is voted at the special meeting. If you attend the special meeting, you may vote in person even if you have already returned a proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Lisa K. Peterson
Secretary

January 7, 2003

Please do not send your stock certificates at this time.
If the merger is completed, we will send you instructions regarding the surrender of your stock certificates.

MONARCH DENTAL CORPORATION
Tollway Plaza II
15950 North Dallas Parkway, Suite 825
Dallas, Texas 75248

PROXY STATEMENT

Special Meeting of Stockholders
To Be Held On Wednesday, February 12, 2003

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, you should carefully read this entire document, as well as the other documents to which we refer you, including the merger agreement attached as Appendix A. See “Where You Can Find More Information” on page 55. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. This proxy statement is first being mailed to our stockholders on or about January 7, 2003.

Parties to the Merger (Page 5)

•    Monarch Dental Corporation.    We are a Delaware corporation that provides management and administrative services to dental group practices in selected markets. Our principal executive offices are located at Tollway Plaza II, 15950 North Dallas Parkway, Suite 825, Dallas, Texas 75248, and the telephone number of our offices is (972) 361-8420.

•    Bright Now! Dental, Inc.    Bright Now! Dental, a Washington corporation, is a dental practice management company that provides business support services to dental offices in California, Oregon and Washington. Entities affiliated with Gryphon Investors, Inc., a middle-market private equity fund, own a majority of the outstanding capital stock of Bright Now! Dental. In connection with the merger, Gryphon has partnered with The 180° Group, LLC, a Los Angeles-based consulting firm that specializes in turnaround situations. The principal executive offices of Bright Now! Dental are located at 201 E. Sandpointe, Suite 200, Santa Ana, California 92707, and the telephone number of its offices is (714) 668-1300.

•    Milkweed, Inc.     Milkweed is a Delaware corporation recently formed by Bright Now! Dental for the purpose of completing the merger. We refer to this corporation throughout this proxy statement as Merger Subsidiary. Merger Subsidiary will be merged out of existence at the effective time of the merger. The principal executive offices of Merger Subsidiary are located at 201 E. Sandpointe, Suite 200, Santa Ana, California 92707, and the telephone number of its offices is (714) 668-1300.

The Merger and Related Transactions (Page 6)

•    We signed a merger agreement with Bright Now! Dental and Merger Subsidiary on November 27, 2002, which was subsequently amended on December 10, 2002. The merger agreement provides for the merger of Merger Subsidiary with and into Monarch Dental, with Monarch Dental being the surviving corporation. Following the merger, we will be a wholly-owned subsidiary of Bright Now! Dental.

•    At the effective time of the merger, each outstanding share of our common stock (other than shares as to which appraisal rights have been demanded and not withdrawn or lost) will be converted automatically into the right to receive $5.75 in cash, without interest.

•    After the completion of the merger, the holders of our common stock will have no continuing equity interest in our company, and will not share in our future earnings, dividends or growth, if any. In addition, after the merger has been completed, our common stock will no longer be listed on NASDAQ or registered with the Securities and Exchange Commission.

Recommendations of Our Board of Directors and The Special Committee and Reasons for the Merger (Page 14)

•    After an evaluation of a variety of business, financial and market factors and consultation with our legal and financial advisors, our board of directors, based on the recommendation of the special committee, unanimously approved the merger agreement and declared the merger advisable and in the best interests of our stockholders and voted to recommend that our stockholders adopt and approve the merger agreement.

Opinion of Financial Advisor (Page 18)

•    On December 10, 2002, Banc of America Securities LLC rendered an opinion to our board of directors and the special committee that, as of the date of that opinion, the consideration to be received by holders of our common stock in the proposed merger was fair from a financial point of view to those stockholders, other than those stockholders who entered into agreements with Bright Now! Dental to vote in favor of the adoption and approval of the merger agreement.

•    The full text of the written opinion of Banc of America Securities, dated December 10, 2002, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to, and is incorporated by reference in, this proxy statement. The opinion of Banc of America Securities does not constitute a recommendation to any stockholder on how to vote on the merger agreement. You should read this opinion carefully and in its entirety.

Financing Arrangements (Page 23)

•    In connection with the merger agreement, Bright Now! Dental has obtained commitment letters from Antares Capital Corporation, Madison Capital Funding LLC, and The Royal Bank of Scotland plc, to provide collectively a $73.0 million senior secured credit facility to finance the merger and related transactions on the terms and conditions set forth in the commitment letters. We refer in this proxy statement to Antares Capital Corporation, Madison Capital Funding LLC, and The Royal Bank of Scotland plc as the Antares Group. Bright Now! Dental has also obtained a commitment letter from Blackstone Mezzanine Partners, L.P., or Blackstone, to purchase up to $27.0 million in Bright Now! Dental senior subordinated notes and warrants to finance the merger and related transactions on the terms and conditions set forth in the commitment letter. As of the date of this proxy statement, these commitment letters are in full force and effect and have not been terminated.

•    Bright Now! Dental also will obtain additional financing from Gryphon affiliates in the amount of $28.4 million. We have been informed that Gryphon has equity commitments from its limited partners in the aggregate amount of $28.4 million and that the general partner may call these commitments to fund a portion of the costs of the merger. As of the date of this proxy statement, all internal and other approvals necessary for Gryphon to obtain these equity commitments have been obtained and remain in full force and effect. The aggregate amount of $28.4 million will be invested in Bright Now! Dental in exchange for 12.0% junior pay-in-kind subordinated notes with detachable warrants, or junior subnotes.

•    The Antares Group’s obligation to provide the senior secured credit facility is subject to a number of conditions, including, among others:

•	the satisfactory completion of due diligence;

•
the execution of definitive documentation for the senior secured credit facility in form and substance satisfactory to the Antares Group and the satisfaction of the conditions in the definitive documentation;

•
the absence of any material adverse change since March 31, 2002, in the business condition (financial or otherwise), operations, performance or prospects of any of Monarch Dental, Bright Now! Dental or Merger Subsidiary;

•	the receipt by the Antares Group of satisfactory projections and pro forma and unaudited financial statements from Monarch Dental and Bright Now! Dental;

•
the execution by Gryphon of an indemnification agreement for the benefit of Bright Now! Dental, and upon which the Antares Group may rely, providing for the payment of all amounts in excess of the merger consideration required to be paid as a result of the exercise of appraisal rights by our stockholders;

•	the absence of any order or injunction or pending litigation that has a reasonable possibility of having a material adverse effect on any of Monarch Dental, Bright Now! Dental or Merger Subsidiary;

•	the absence of any litigation seeking to enjoin or prevent the merger or any related transactions; and

•	the satisfaction of certain financial covenants and ratios at the closing.

•    Blackstone’s obligation to purchase the senior subordinated notes and warrants is subject to a number of conditions, including, among others:

•	the satisfactory completion of due diligence;

•
the execution of definitive documentation for the senior subordinated notes and warrants in form and substance satisfactory to Blackstone and the satisfaction of the conditions in the definitive documentation;

•	the final terms of the senior credit facility with the Antares Group being in form and substance satisfactory to Blackstone;

•	Blackstone’s execution of intercreditor and subordination agreements with the Antares Group and the holders of the junior subnotes, containing terms satisfactory to Blackstone;

•	the satisfaction of certain funding limitations in connection with the merger;

•
the absence of any material adverse change since December 31, 2001, in the condition (financial or otherwise), business, rights, prospects, properties, assets or supplier, customer or employee relationships of Bright Now! Dental or Monarch Dental;

•	the receipt by Blackstone of satisfactory pro forma and unaudited financial statements from Monarch Dental and Bright Now! Dental that indicate compliance with certain financial ratios;

•
the execution by Gryphon of an indemnification agreement for the benefit of Bright Now! Dental, and upon which Blackstone may rely, providing for the payment of all amounts in excess of the merger consideration required to be paid as a result of the exercise of appraisal rights by our stockholders; and

•	the absence of any material pending litigation or proceeding against Bright Now! Dental or Monarch Dental.

•    Bright Now! Dental and Merger Subsidiary have agreed in the merger agreement to use their reasonable best efforts to obtain the financing for the merger and to satisfy the conditions set forth in the commitment letters. Bright Now! Dental has represented in the merger agreement that, as of the date of that agreement, it has no reason to believe that any of these conditions that are entirely within its control cannot or will not be satisfied prior to the effective time of the merger.

•    We have the right to terminate the merger agreement upon receipt of notice from Bright Now! Dental that:

•	either the Antares Group or Blackstone has notified Bright Now! Dental that they are unable to provide the financing set forth in their respective commitment letters; or

•	Bright Now! Dental has determined that it is likely that it will be unable to satisfy any of the conditions in the financing commitment letters.

Bright Now! Dental is obligated to inform us of the occurrence of either of the events listed above as promptly as possible, but in no event later than 48 hours after the occurrence of the event.

•    As of the date of this proxy statement, Bright Now! Dental has not yet completed its financing, and no assurance can be given that Bright Now! Dental will have adequate funds to finance the merger. Bright Now! Dental currently does not have any alternative financing commitments in the event that the proposed financing with the Antares Group or Blackstone is not obtained.

Status of Our Credit Facility (Page 6)

•    We have been in default under the terms of our credit facility since December 31, 2001, as a result of our breach of several financial covenants and subsequently due to our failure to make required principal and interest payments. As a result, our lenders have the right, among other things, to foreclose upon our assets and/or apply the cash held in our bank accounts maintained with our lenders to the payment of our obligations under the credit facility, either of which could have the effect of forcing our company into bankruptcy. Our lenders imposed the default interest rate under the credit facility which has significantly increased our interest payments and negatively impacted our liquidity. On July 1, 2002, our credit facility expired and the outstanding debt of approximately $63.1 million became due and payable. We have not repaid the outstanding debt, as we do not have sufficient funds to make this payment in full. On October 24, 2002, our lenders applied approximately $1.2 million from our cash accounts to repay a portion of the unpaid interest and unpaid professional fees due under the related credit agreement.

Arrangement Between Bright Now! Dental and Our Lenders (Page 26)

•    In connection with the merger agreement, Bright Now! Dental has entered into an agreement with our lenders to pay at the closing of the merger approximately $63.1 million to our lenders, and our lenders have agreed to accept such amount in full satisfaction of all of our obligations under our credit facility. This amount represents the outstanding principal balance under our credit facility. In addition, if the merger does not close by February 28, 2003, Bright Now! Dental has agreed to pay additional amounts of interest that accrue during the period commencing March 1, 2003 and ending on the closing date of the merger. Upon the payment of the $63.1 million to our lenders, Bright Now! Dental shall cause us to release our lenders and our lenders shall release Bright Now! Dental from all claims arising from or related to our credit facility.

•    Under this agreement, our lenders have agreed to refrain from taking the following actions, among others, until the earliest of (1) the termination of the merger agreement, (2) any default by Bright Now! Dental of the terms of this agreement with our lenders, (3) April 1, 2003, and (4) the closing of the merger:

•	filing suit against us in connection with our credit facility;

•	foreclosing or initiating a foreclosure action on any collateral under the credit facility;

•	exercising any self-help remedies with respect to the collateral under the credit facility;

•	interfering with our use of our cash by applying the cash held in our bank accounts to the payment of our obligations under the credit facility; or

•	exercising remedies and collecting interest and fees.

•    Our lenders also agreed, to the extent permitted by applicable law, to exercise all of their warrants to purchase shares of our common stock prior to the record date for the special meeting and to transfer the shares to a Gryphon affiliate, without further consideration, immediately upon the payment of the $63.1 million, plus any interest required to be paid, upon the closing of the merger. Our lenders exercised their warrants on December 27, 2002 by reducing the number of shares underlying the warrants by the number of shares having a fair market value equal to the exercise price of the warrants. On the record date, the resulting 174,245 warrant shares represented approximately 7.4% of our outstanding common stock.

•    In addition, this agreement includes certain milestones to be met in connection with the preparation, filing and mailing of the proxy statement to our stockholders, the holding of the special meeting and the closing of the merger. The failure to meet any of these milestones would result in the termination of this agreement.

•    We are not a party to this agreement and, thus, we cannot enforce its terms. If Bright Now! Dental were to breach the terms of this agreement or the merger agreement were to terminate for any reason, the agreement would terminate and our lenders would be able to exercise their rights under the credit agreement without violation, including their rights of foreclosure and set-off.

Arrangements Between Bright Now! Dental and Our Major Stockholders (Page 28)

Bruce Galloway and Europa International, Inc. (an affiliate of Fred Knoll), who collectively with their affiliates own approximately 23.1% of the outstanding shares of our common stock, have entered into separate arrangements with Bright Now! Dental and its affiliates regarding the merger. Our board of directors and the special committee are aware of these arrangements, which are summarized below, and considered them, among other matters, in approving the merger agreement.

•     These stockholders entered into stockholder support agreements with Bright Now! Dental under which they agreed to:

•
vote all of their shares of our common stock in favor of the adoption and approval of the merger agreement and any other matter necessary to consummate the transactions contemplated by the merger agreement;

•
vote all of their shares of our common stock against any other acquisition proposal or any corporate action the consummation of which would impede, prevent or delay the completion of the transactions contemplated by the merger agreement;

•	not transfer or otherwise dispose of any of their shares of our common stock or enter into any voting agreement or arrangement with respect to these shares;

•	not grant any proxy or power of attorney with respect to their shares of our common stock;

•	not exercise any appraisal rights under Delaware law; and

•
not solicit, initiate or encourage the submission of an acquisition proposal with respect to our company, participate in any discussions or negotiations regarding an acquisition proposal, furnish to any person any information with respect to an acquisition proposal, or take any other action to facilitate any inquiries or the making of a proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal.

v

•     The stockholder support agreements will terminate upon the earliest to occur of:

•	the effective time of the merger;

•	any termination of the merger agreement;

•	any material amendment to the merger agreement not agreed to in writing by the applicable stockholder; and

•	the 180th day following the December 10, 2002 execution date of these agreements.

•     The stockholder support agreements also provide for Mr. Galloway and Europa International to be reimbursed by Bright Now! Dental for documented legal fees incurred by them in connection with the merger and the other transactions contemplated by the stockholder support agreements. The reimbursement of legal fees is limited to an aggregate of $35,000 for Mr. Galloway and $60,000 for Europa International.

•     In connection with entering into the stockholder support agreements, the parties, including their respective affiliates, also entered into mutual releases and covenants not to sue with respect to specified claims related to the transactions contemplated by the merger agreement. The releases and covenants not to sue made by the stockholders are also in favor of Monarch Dental, and the releases and covenants not to sue made by Bright Now! Dental are also made on behalf of Monarch Dental at such time as our company is controlled by Bright Now! Dental. The stockholder releases, but not the covenants not to sue, are effective only upon the completion of the merger and only if the merger consideration is not less than $5.75 per share. The stockholder releases and covenants not to sue terminate if the applicable stockholder is not reimbursed for legal fees as provided in the relevant stockholder support agreement.

•     Also in connection with the execution of the stockholder support agreements, Messrs. Galloway and Knoll entered into letter agreements with Gryphon Partners II, L.P. that provide each of them with the option to purchase from Gryphon Partners following the completion of the merger, an amount of junior subnotes in Bright Now! Dental having an aggregate purchase price equal to the proceeds that they each receive in the merger. The stockholders may elect to make this investment at any time up to and including the 180th day following the completion of the merger and the receipt of a disclosure document from Bright Now! Dental. The option election period may be extended under limited circumstances. Any investment in the securities of Bright Now! Dental would be at the same price as the purchase by Gryphon Partners.

•     Assuming the full exercise of these options and an aggregate purchase of $28.4 million principal amount of junior subnotes by Gryphon affiliates:

•
Mr. Knoll’s option would entitle him to approximately 8.2% of the total junior subnotes, with the shares of Bright Now! Dental common stock he may purchase upon exercise of the accompanying warrants at a price of $0.01 per share, representing approximately 2.5% of the fully diluted common stock of Bright Now! Dental; and

•
Mr. Galloway’s option would entitle him to approximately 2.8% of the total junior subnotes, with the shares of Bright Now! Dental common stock he may purchase upon exercise of the accompanying warrants at a price of $0.01 per share, representing approximately 0.8% of the fully diluted common stock of Bright Now! Dental.

In the event the principal amount of the junior subnotes issued for purposes of funding the merger and related transactions exceeds $28.4 million, the number of warrants accompanying the junior subnotes could increase, but the common stock subject to the warrants would not, in any event, represent more than 40.0% of the fully diluted common stock of Bright Now! Dental. In the event the principal amount of the junior subnotes issued by Bright Now! Dental exceeds $28.4 million, the percentage interests of the stockholders in those subnotes would decrease proportionately. In addition, if the number of warrants accompanying the junior subnotes is increased as a result of an increase in the principal amount of the junior subnotes issued, the percentage of the fully diluted Bright Now! Dental common stock represented by warrants held by the stockholders would increase.

•     Gryphon Investors, Inc. also entered into a one-year consulting agreement, effective upon the completion of the merger, with Galloway Capital Management, LLC, an affiliate of Mr. Galloway, which can be extended under limited circumstances for an additional one-year term. Under the consulting agreement, Galloway Capital agreed to provide Gryphon with a right of first offer with respect to all new transaction ideas that Galloway Capital generates in connection with public company going-private transactions. For these services, Galloway Capital will receive a fee of $150,000 per year.

Interests of Certain Persons in the Merger (Page 35)

Some of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a stockholder. Our board of directors and the special committee are aware of these interests, which are summarized below, and considered them, among other matters, in approving the merger agreement.

•    Severance Payments.    Lisa K. Peterson, our Chief Financial and Administrative Officer, has an employment agreement that provides for certain benefits if her employment is terminated, whether by our company or Ms. Peterson, for any reason except termination for cause. As a result, upon the termination of her employment, Ms. Peterson will be entitled to receive a cash payment equal to her annual base salary and bonus for the prior year ($231,000), as well as certain health benefits and outplacement services. In addition, Ms. Peterson will be entitled to receive a stay bonus in the amount of $110,000, if the merger is completed on or prior to March 31, 2003.

•    Stay Bonus Agreements.    When the special committee of our board of directors authorized the pursuit of a sale of our company, the special committee determined that the potential sale of the company could create an atmosphere of uncertainty or insecurity among our employees, and could result in the departure of valuable employees, to the detriment of our company and our stockholders. As a result of that determination, we entered into stay bonus agreements with certain key officers and employees to induce them to continue their employment with us. In exchange for the employee’s promise to continue to perform his or her duties through the date of the merger or other specified dates, we agreed to pay these employees cash bonuses in an aggregate amount of up to $979,500. The following executive officers will be entitled to the stay bonus amounts listed if the merger is completed on or prior to March 31, 2003: W. Barger Tygart, $225,000; Lisa K. Peterson, $110,000; Dr. Roy D. Smith, III, $102,500; Timothy J. Kriske, $97,500; and Thurman Brown, $90,000.

•    Stock Options.    As of the closing of the merger, all of our outstanding stock options will become fully vested and exercisable. In full settlement of these options, Bright Now! Dental will make a cash payment to each option holder as of the closing equal to the difference between the merger consideration that would be payable with respect to each share of common stock underlying that option and the applicable option exercise price. As a result, our officers and directors holding options will receive cash payments at closing in settlement of those options in an aggregate amount of $245,068. The following officers and directors will be entitled to receive option settlement payments in the amounts listed: W. Barger Tygart, $218,729; Allan S. Huston, $16,439; Glenn E. Hemmerle, $3,300; Dr. John E. Maupin, Jr., $3,300; and Dr. Warren F. Melamed, $3,300. These options constitute all of the in-the-money options held by our officers, directors and other employees.

The Special Meeting (Page 32)

•     A special meeting of the holders of our common stock will be held at the Hotel Inter-Continental, Crystal I Ballroom, 15201 Dallas Parkway, Addison, Texas, on Wednesday, February 12, 2003, at 10:00 a.m., local time, to vote on the proposal to adopt and approve the merger agreement.

Record Date (Page 32)

•    Our board of directors has fixed the close of business on January 2, 2003, as the record date for determining stockholders entitled to notice of and to vote at the special meeting. On the record date, we had 2,348,634 outstanding shares of common stock held by approximately 557 stockholders of record. We have no other class of voting securities outstanding.

•    Stockholders of record on the record date will be entitled to one vote per share of our common stock on any matter that may properly come before the special meeting and any adjournment or postponement of that meeting.

Quorum and Vote Required (Page 32)

•    Our charter and by-laws and Delaware law require:

•
the presence, in person or by duly executed proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the special meeting in order to constitute a quorum; and

•	the affirmative vote of holders of a majority of the shares of our common stock outstanding and entitled to vote at the special meeting in order to adopt and approve the merger agreement.

•    Holders of approximately 23.1% of the shares of our common stock outstanding and entitled to vote have agreed with Bright Now! Dental to vote in favor of the adoption and approval of the merger agreement. Also, on the record date, our directors and executive officers and their affiliates owned 378,370 shares of our common stock, or approximately 16.1% of our outstanding shares.

Proxies, Voting and Revocation (Page 33)

•    Shares of our common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at the special meeting, and at any adjournments or postponements of that meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares of common stock represented by that proxy will be voted “For” the adoption and approval of the merger agreement. Proxies are being solicited on behalf of our board of directors.

•    A proxy may be revoked by the person who executed it at or before the special meeting by:

•	delivering to our secretary a written notice of revocation bearing a later date than the proxy;

•	duly executing, dating and delivering to our secretary a subsequent proxy; or

•	attending the special meeting and voting in person.

•    Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Appraisal Rights (Page 47)

•    Under Delaware law, you may exercise appraisal rights with respect to your shares of our common stock in connection with the merger. These rights entitle you to seek an appraisal of the fair value of your shares of our common stock, exclusive of any element of value arising from the expectation or completion of the merger. If you exercise your appraisal rights, you will not be entitled to receive the merger consideration unless you withdraw or lose your right to appraisal.

•    Stockholders who elect to exercise their appraisal rights must strictly comply with all of the procedures set forth in Section 262 of the Delaware General Corporation Law. If you fail to follow these statutory procedures, your appraisal rights may be terminated or waived. The full text of Section 262 of the Delaware General Corporation Law is attached to this proxy statement as Appendix C.

Exchange of Stock Certificates (Page 37)

•    Bright Now! Dental has designated Mellon Investor Services LLC to act as the exchange agent in the merger.

•    Promptly after the effective time of the merger, the exchange agent will mail to each of our stockholders a letter of transmittal and instructions specifying the procedures to be followed in surrendering your shares of our common stock in exchange for the merger consideration. You should not submit your stock certificates for exchange until you receive the letter of transmittal and instructions from the exchange agent. When you surrender your stock certificates along with the properly executed letter of transmittal, you will receive the merger consideration.

Conditions to the Merger (Page 39)

•    We will not complete the merger unless a number of conditions are satisfied or waived, including approval of the merger agreement by our stockholders and the receipt by Bright Now! Dental of the proceeds of its financing commitments.

Solicitation of Proposals from Other Parties (Page 42)

•    We have agreed that, until the termination of the merger agreement or the effective time of the merger, neither we nor any of our subsidiaries will take any action, or authorize or permit any of our directors, officers, employees, accountants, consultants, legal counsel, advisors and agents, or other representatives to take any action, to knowingly encourage, solicit, initiate or facilitate or enter into any agreement, arrangement or understanding or participate in any discussions or negotiations with, or furnish information to, any third party or take any action to knowingly facilitate any inquiries or making of a proposal that constitutes, or would reasonably be expected to lead to, any of the following:

•	a merger, consolidation, business combination or similar transaction involving us or any of our subsidiaries;

•
a sale, lease or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, joint venture, or otherwise, of 50% or more of our assets on a consolidated basis with our subsidiaries;

•
the issuance, sale or other disposition, including by merger, consolidation, business combination, share exchange, joint venture, or otherwise, of our securities representing 50% or more of our voting power;

•
a transaction in which any person acquires beneficial ownership or the right to acquire beneficial ownership of, or any group forms which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of our common stock; or

•	any combination of the above.

•    If we receive an acquisition proposal concerning any of the transactions mentioned above, however, and our board of directors determines, in good faith, after consultation with outside legal counsel, that failing to take any of the actions listed below would be inconsistent with its fiduciary duties to our stockholders, then we may, in response to an acquisition proposal that our board, after consultation with our financial advisor, determines is reasonably likely to lead to a transaction that is more favorable to our stockholders, from a financial viewpoint, than the proposed merger, take any of the following actions:

•
furnish information to the person making the acquisition proposal so long as that party enters into a customary confidentiality agreement no more favorable to that person than the one entered into by Bright Now! Dental; and

•	participate in discussions or negotiations concerning the acquisition proposal.

•    We must notify Bright Now! Dental as promptly as practicable, and in any event within 48 hours, of any inquiry that we receive relating to an acquisition proposal and of the material terms of any acquisition proposal or inquiry.

•    Under the merger agreement, we agreed that neither our board of directors nor the special committee would:

•	withdraw or modify, or propose publicly to withdraw or modify, its approval or recommendation of the merger agreement;

•	approve or recommend, or propose publicly to approve or recommend, any other acquisition proposal; or

•	cause Monarch Dental to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any other acquisition proposal.

•    However, if our board of directors determines, in good faith, after consultation with outside legal counsel, that failing to do so would be inconsistent with its fiduciary duties to our stockholders, then it may, upon five days prior written notice to Bright Now! Dental, withdraw or modify its recommendation of the merger agreement or terminate the merger agreement in connection with accepting a superior proposal. Under these circumstances, we will be required to pay Bright Now! Dental a $1.5 million termination fee upon the completion of the alternative business combination and to reimburse Bright Now! Dental’s reasonable out-of-pocket expenses in an aggregate amount of up to $1.0 million.

Termination of the Merger Agreement (Page 43)

•    Either Bright Now! Dental or Monarch Dental may terminate the merger agreement if any of the following occurs:

•	the parties mutually agree in writing to terminate the merger agreement by action of their respective boards of directors;

•
the merger is not completed by the later of (a) May 31, 2003, or (b) the first business day following the special meeting if the date of the special meeting has been postponed or rescheduled or the special meeting has been adjourned in accordance with the terms of the merger agreement (we refer to this later date throughout this proxy statement as the outside meeting date), provided that Bright Now! Dental may extend such date to July 31, 2003, upon written notice to us if certain regulatory conditions have been or are capable of being satisfied by July 31, 2003;

•	any governmental entity issues an order, decree or ruling, or takes any action that permanently enjoins or prohibits the merger, and the order, decree or ruling becomes final and nonappealable; or

•	our stockholders do not vote to adopt and approve the merger agreement.

•    In addition, Bright Now! Dental has the right to terminate the merger agreement if:

•	our board of directors withdraws or adversely modifies its recommendation to our stockholders to vote in favor of the merger agreement;

•	our board determines to recommend to our stockholders that they approve another acquisition proposal or determines to accept a superior proposal;

•
our board fails to recommend to our stockholders that they not tender or exchange their shares in a tender offer or exchange offer that would result in any person becoming a beneficial owner of 50% or more of our outstanding shares of common stock;

•	we fail to hold the special meeting by the outside meeting date;

•
there is any event or development that has had or would reasonably be expected to have a material adverse effect on our assets, liabilities, financial condition or results of operations, which is not cured within 10 days; or

•	any material breach of the merger agreement by us exists or any of our representations or warranties becomes untrue, in either case, which is not cured within 10 days.

•    We have the right to terminate the merger agreement if:

•
our board of directors determines to accept a superior proposal and, five days prior to terminating the merger agreement, we notify Bright Now! Dental of our intent to terminate and specify the material terms of the superior proposal;

•
any material breach of the merger agreement by Bright Now! Dental or Merger Subsidiary exists or any of Bright Now! Dental’s or Merger Subsidiary’s representations or warranties becomes untrue, in either case, which is not cured within 10 days;

x

•
Bright Now! Dental notifies us that either the Antares Group or Blackstone has advised Bright Now! Dental that they are unable to provide the financing set forth in their respective commitment letters; or

•	Bright Now! Dental has determined that it is likely that it will be unable to satisfy any of the conditions in the commitment letters with the Antares Group or Blackstone.

Termination Fee; Expenses (Page 44)

•    As a condition to Bright Now! Dental’s willingness to enter into the merger agreement, we have agreed to pay Bright Now! Dental a termination fee of $1.5 million if the merger agreement is terminated because:

•
our board of directors withdraws or adversely modifies its recommendation to our stockholders to vote in favor of the merger agreement and, prior to the date of termination, another acquisition proposal is made;

•	our board determines to recommend to our stockholders that they approve another acquisition proposal;

•
our board fails to recommend to our stockholders that they not tender or exchange their shares in a tender offer or exchange offer that would result in any person becoming a beneficial owner of 50% or more of our outstanding shares of common stock; or

•	our board determines to accept a superior proposal.

•    In addition, if any of the above actions occurs, we have also agreed to reimburse Bright Now! Dental’s reasonable out-of-pocket expenses in an aggregate amount of up to $1.0 million.

•    We will be required to pay the termination fee and related expenses to Bright Now! Dental on the consummation of the alternative acquisition proposal or the completion of the tender offer.

•    In addition, if either party terminates the merger agreement because of a breach of a representation, warranty, covenant or agreement by the other party, then the breaching party must reimburse the non-breaching party for 50% of its reasonable out-of-pocket expenses up to an aggregate amount of $500,000.

Amendment and Waiver (Page 46)

•     At any time prior to the adoption and approval of the merger agreement by our stockholders:

•	the merger agreement may be amended by the respective boards of directors of the parties; and

•
either party may extend the time for performance of any of the obligations of the other party, waive any inaccuracies in the representations and warranties of the other party, or waive compliance by the other party with any of the agreements or conditions in the merger agreement.

•    Following the adoption and approval of the merger agreement by our stockholders, no amendment or waiver may be made without stockholder approval if the amendment or waiver requires further stockholder approval under applicable law or the rules of any relevant stock exchange.

Federal Income Tax Consequences (Page 50)

•    If the merger is completed, the exchange of common stock by any of our stockholders in return for the cash merger consideration will be a taxable transaction under the Internal Revenue Code of 1986. Because of the complexities of the tax laws, we advise you to consult your own personal tax advisors concerning the applicable federal, state, local, foreign and other tax consequences resulting from the merger.

Regulatory and Other Approvals (Page 52)

•    No federal or state regulatory requirements remain to be complied with in order to complete the merger, other than the filing of the certificate of merger with the Secretary of State of the State of Delaware.

APPENDICES

Appendix A—Agreement and Plan of Merger
                   —Amendment No. 1 to Agreement and Plan of Merger
Appendix B—Opinion of Banc of America Securities LLC
Appendix C—Section 262 of the General Corporation Law of Delaware—Appraisal Rights
Appendix D—Monarch Dental’s Annual Report on Form 10-K for the fiscal year ended
December 31, 2001 (excluding non-financial exhibits)
Appendix E—Monarch Dental’s Quarterly Report on Form 10-Q for the quarterly period ended  September 30, 2002 (excluding non-financial exhibits)

INTRODUCTION

This proxy statement is being furnished to holders of shares of common stock of Monarch Dental Corporation, a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at the special meeting of stockholders to be held at the Hotel Inter-Continental, Crystal I Ballroom, 15201 Dallas Parkway, Addison, Texas, on Wednesday, February 12, 2003, at 10:00 a.m., local time, and any adjournments or postponements of that meeting. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt and approve the merger agreement which provides for the merger of Milkweed, Inc., a wholly-owned subsidiary of Bright Now! Dental, Inc., with and into our company. Milkweed is referred to throughout this document as Merger Subsidiary. Our board has fixed the close of business on January 2, 2003, as the record date for the special meeting. Accordingly, only stockholders of record on that date will be entitled to notice of, and to vote at, the special meeting.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    Upon what am I being asked to vote?

A:    You are being asked to adopt and approve the merger agreement, which provides for the merger of Merger Subsidiary with and into our company. After the merger, Monarch Dental, as the surviving corporation, will be a wholly-owned subsidiary of Bright Now! Dental, and you will no longer own an equity interest in us. Our board of directors and the special committee have unanimously approved the merger agreement and recommend that you vote “For” the adoption and approval of the merger agreement at the special meeting.

Q:    What will happen in the merger?

A:    Upon completion of the merger, Merger Subsidiary will be merged with and into Monarch Dental, with Monarch Dental being the surviving corporation, and our stockholders will receive a cash payment of $5.75, without interest, for each share of common stock that they hold (other than shares as to which appraisal rights have been demanded and not withdrawn or lost).

Q:    Why has the merger been proposed?

A:    Our board of directors and the special committee have proposed the merger because they believe that the merger represents the alternative that is in the best interests of our stockholders and other constituencies. We have been in default under the terms of our credit facility since December 31, 2001. As a result, our lenders have the right, among other things, to foreclose upon our assets and/or apply the cash held in our bank accounts maintained with our lenders to the payment of our obligations under the credit facility, either of which could have the effect of forcing our company into bankruptcy. Due to the financial uncertainty resulting from the defaults under our credit facility, the special committee has been pursuing strategic alternatives for our company since the beginning of 2002. In the special committee’s view, the current economic and capital markets, as well as our recent operating performance, make it difficult for us to raise the capital necessary to repay our outstanding obligations to our lenders and continue our business operations as an independent company. Our board and the special committee have determined that no other alternative, including continuing to operate as an independent public company, would be as favorable to our stockholders and other constituencies as the merger.

Q:    Why was the special committee formed?

A:    Our board of directors established the special committee, comprised of three directors who are disinterested, to review and evaluate potential strategic alternatives for our company. Our board formed the special committee because it believed that a strategic alternative or other business combination transaction, such as the merger, might present potential conflicts of interest for W. Barger Tygart as part of our senior management, as well as Dr. Warren F. Melamed, who had in the past made proposals to acquire our company. The special committee has determined that the merger agreement is fair to and in the best interests of our stockholders.

Q:    Who will own Monarch Dental after the merger?

A:    After the merger, we will be a wholly-owned subsidiary of Bright Now! Dental. Our common stock will no longer be listed on NASDAQ or registered with the Securities and Exchange Commission.

Q:    What vote is required to adopt and approve the merger agreement?

A:    Approval of the merger agreement requires the affirmative vote of holders of a majority of the shares of our common stock outstanding and entitled to vote on the matter. Holders of approximately 23.1% of these shares have agreed with Bright Now! Dental to vote in favor of the adoption and approval of the merger agreement. We urge you to complete, execute and return the enclosed proxy card to assure the representation of your shares of common stock at the special meeting.

Q:    What rights do I have if I oppose the merger agreement?

A:    You can vote against the adoption and approval of the merger agreement by completing, signing and mailing your proxy card or by voting against the adoption and approval of the merger agreement in person at the special meeting. Under Delaware law, you are also entitled to an appraisal of the fair value of your shares. To exercise these appraisal rights, you must strictly comply with all of the procedures set forth in Section 262 of the Delaware General Corporation Law. You will not be entitled to receive the merger consideration if you demand an appraisal of your shares and such demand is not withdrawn or lost.

Q:    What will I receive in the merger?

A:    As a stockholder of Monarch Dental, you will receive $5.75 in cash, without interest, for each share of our common stock that you own (unless you demand an appraisal of your shares and such demand is not withdrawn or lost). This is referred to as the merger consideration. For example, if you own 100 shares of our common stock, upon completion of the merger, you will receive $575 in cash.

Q:    If the merger is completed, when can I expect to receive the merger consideration for my shares of common stock?

A:    Promptly after the merger is completed, you will receive detailed instructions regarding the surrender of your stock certificates. You should not send your stock certificates to us or anyone else until you receive these instructions. Bright Now! Dental will arrange for the payment of the merger consideration to be sent to you as promptly as practicable following receipt of your stock certificates and other required documents.

Q:    When do you expect the merger to be completed?

A:    We are working to complete the merger during the first calendar quarter of 2003. The parties, however, are not required to complete the merger until two business days after all of the conditions to the merger described in the merger agreement are satisfied or waived.

Q:    What are the tax consequences of the merger to me?

A:    Your receipt of the merger consideration will be a taxable transaction for federal income tax purposes. To review the tax consequences to you in greater detail, see pages 50 through 52 of this proxy statement. Your tax consequences will depend on your personal situation. You should consult your personal tax advisors for a full understanding of the tax consequences of the merger to you.

Q:    What will happen to my shares of Monarch Dental common stock after the merger?

A:    Following effectiveness of the merger, your shares of common stock will represent solely the right to receive the merger consideration (unless you demand an appraisal of your shares and such demand is not withdrawn or lost) and trading of our common stock on NASDAQ will cease. Price quotations for our common stock will no longer be available and we will cease filing periodic reports under the Securities Exchange Act of 1934.

Q:    What do I need to do now?

A:    This proxy statement contains important information regarding the merger agreement and the merger, as well as information about our company and Bright Now! Dental. It also contains important information about what our board of directors and the special committee considered in approving the merger agreement. We urge you to read this proxy statement carefully, including its appendices. You may also want to review the documents referenced under “Where You Can Find More Information.”

Q:    How do I vote?

A:    Indicate on your proxy card how you want to vote, sign and date your proxy card, and mail it in the enclosed, postage-paid envelope as soon as possible, so that your shares of common stock will be represented at the special meeting. You may attend the special meeting and vote your shares of common stock in person, rather than voting by proxy. In addition, you may withdraw your proxy at any time up to and including the time the polls are closed on the vote on the merger agreement at the special meeting and either change your vote or attend the special meeting and vote in person. The failure to vote, an abstention from voting, or a broker non-vote will have the same effect as a vote against the proposal.

Q:    What happens if I sell my shares before the special meeting?

A:    The record date for the special meeting is earlier than the expected completion date of the merger. If you held your shares of common stock on the record date but have transferred those shares after the record date and before the merger, you may retain your right to vote at the special meeting but not the right to receive the merger consideration. This right to receive the merger consideration will pass to the person to whom you transferred your shares of common stock.

Q:    If my shares of common stock are held in “street name” by my broker, will my broker vote my shares for me?

A: Your broker will not vote your shares of common stock unless you provide instructions on how to vote. You should instruct your broker how to vote your shares of common stock by following the directions your broker provides. If you do not provide instructions to your broker, your shares of common stock will not be voted, which will have the same effect as a vote against the proposal to approve the merger agreement.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you would like additional copies of this document, or if you would like to ask any additional questions about the merger, you should contact:

MONARCH DENTAL CORPORATION Tollway Plaza II 15950 North Dallas Parkway, Suite 825 Dallas, Texas 75248 (972) 361-8420 Attention: Lisa K. Peterson, Secretary	D. F. KING & CO., INC. 77 Water Street, 20th Floor New York, New York 10005 (212) 269-5550 or (800) 488-8075

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements. These statements include statements regarding the intent, belief or current expectations of Monarch Dental, Gryphon, Bright Now! Dental and Merger Subsidiary and members of their respective management teams, as well as the assumptions on which these statements are based. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements.

Important factors currently known to management of Monarch Dental, Gryphon, Bright Now! Dental and Merger Subsidiary that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, the following:

•	the possibility that market or other factors, including our operating performance, could adversely affect Bright Now! Dental’s ability to obtain the financing necessary to complete the merger;

•	the possibility that Bright Now! Dental and its investors will not be able to satisfy all of the conditions in their financing commitments;

•	the possibility that we will be unable to maintain sufficient liquidity to fund our operations through the completion of the merger;

•	the risk that we will be unable to satisfy all of the closing conditions set forth in the merger agreement;

•	the risk that stockholders or members of our other constituencies commence litigation which could prevent or delay the completion of the merger;

•	the risk that Bright Now! Dental will breach the terms of its agreement with our lenders;

•	the risk that our lenders will exercise their rights of set-off and/or foreclosure or force our company into bankruptcy; and

•	the other risks discussed elsewhere in this proxy statement.

Monarch Dental, Gryphon, Bright Now! Dental and Merger Subsidiary undertake no obligation to update or revise forward-looking statements in this proxy statement to reflect changes in assumptions, the occurrence of unanticipated events, or changes in future operating results over time.

THE PARTIES TO THE MERGER

Monarch Dental Corporation

We provide management and administrative services to dental group practices in selected markets in Arizona, Arkansas, Colorado, Florida, Georgia, Indiana, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, Utah and Virginia. We provide these services to the dental group practices under long-term administrative services agreements, which cannot be terminated without cause, consisting primarily of bankruptcy or material default. We derive all of our revenue from these administrative services agreements. Dentists practicing at our dental offices provide general dentistry services such as examinations, cleanings, fillings, bonding, placing crowns, and fitting and placing fixed or removable prostheses. At many of our dental offices, the dentists also provide specialty dental services such as orthodontics, oral surgery, endodontics, periodontics, and pediatric dentistry. As of the date of this proxy statement, approximately 280 full-time dentists and 93 part-time dentists practiced at our affiliated dental offices.

Our principal executive offices are located at Tollway Plaza II, 15950 North Dallas Parkway, Suite 825, Dallas, Texas 75248, and the telephone number of our offices is (972) 361-8420.

Bright Now! Dental, Inc.

Bright Now! Dental is a dental practice management company that provides business support services to more than 50 dental offices in California, Oregon and Washington. Bright Now! Dental provides administrative, financial, marketing and information services to independent dentists. Dentists at the dental offices deliver general and preventive care, children’s dentistry, cosmetic dental care, orthodontic services and specialty dentistry, including oral surgery, endodontics and periodontics, to more than 250,000 patients each year. As of the date of this proxy statement, approximately 126 full-time dentists and 91 part-time dentists practiced at Bright Now! Dental locations.

Entities affiliated with Gryphon Investors, Inc. own a majority of the outstanding capital stock of Bright Now! Dental. Gryphon, which currently has over $500 million of capital under management, sponsors leveraged acquisitions of and growth equity investments in middle-market companies. In connection with the merger, Gryphon has partnered with The 180° Group, LLC, a Los Angeles-based consulting firm that specializes in turnaround situations.

Bright Now! Dental’s principal executive offices are located at 201 E. Sandpointe, Suite 200, Santa Ana, California 92707, and the telephone number of its principal office is (714) 668-1300.

Milkweed, Inc.

Milkweed, or Merger Subsidiary, is a Delaware corporation recently formed by Bright Now! Dental for the purpose of effecting the merger. Merger Subsidiary is a wholly-owned subsidiary of Bright Now! Dental. The principal executive offices of Merger Subsidiary are located at 201 E. Sandpointe, Suite 200, Santa Ana, California 92707, and the telephone number of its principal office is (714) 668-1300.

THE MERGER AND RELATED TRANSACTIONS

General

The merger agreement provides for the merger of Merger Subsidiary with and into our company. We will be the surviving corporation in the merger and will continue our existence under the laws of the State of Delaware as a wholly-owned subsidiary of Bright Now! Dental. We will cease to exist as a separate company and our common stock will no longer be listed on NASDAQ. The merger will be completed when the certificate of merger has been filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law, which is expected to occur as soon as practicable after the special meeting and the satisfaction or waiver of all other conditions to closing. The parties will not be required under the merger agreement, however, to complete the merger until two business days after all of the conditions to the merger are satisfied or waived.

As of the effective time of the merger, holders of shares of our common stock will have no further ownership interest in the surviving corporation. Instead, each holder of our common stock outstanding immediately prior to the effective time of the merger will be entitled to receive $5.75 in cash per share, without interest (except for shares as to which appraisal rights have been demanded and not withdrawn or lost). Upon completion of the merger, all of our outstanding stock options will be cancelled and, in full settlement of these options, Bright Now! Dental will pay each holder an amount of cash equal to the number of shares of common stock underlying the stock option, multiplied by the difference between the merger consideration and the exercise price applicable to that option.

Background of the Merger

Beginning in the fourth quarter of 1998, our company began to experience issues related to the integration of our acquisitions and a resulting decline in our operating results. During the summer of 1999, we entered into an amendment and restatement of our credit agreement with our lenders, which required us to raise $25.0 million of additional debt by December 31, 1999 to partially repay our outstanding obligations to our existing lending group. Due to market conditions and our operating performance at the time, we were unable to successfully complete an offering prior to this date. The maturity of our $10.0 million of short-term debt, which was to be repaid with the proceeds of this offering, was extended to the earlier of June 30, 2000 or the issuance of the additional debt.

Following the failure of our debt offering, we entered into an engagement letter with Banc of America Securities LLC to explore strategic alternatives in order to expand our company’s growth opportunities and maximize stockholder value. From March to September 2000, Banc of America Securities, on behalf of our company, actively solicited bids related to a potential sale of the company. During the summer of 2000, we entered into exclusivity agreements with two prospective buyers, but neither transaction was completed primarily as a result of the inability of the prospective buyers to raise the necessary financing. In October 2000, we terminated our efforts regarding the pursuit of a sale of our company. We did engage in preliminary discussions with a third party concerning a potential strategic transaction in November 2000, but these discussions were terminated within several weeks.

In October 2000, following the termination of our efforts regarding a sale of our company, we entered into an amendment to our credit agreement with our lenders which required us to raise either $25.0 million of debt ($10.0 million of which was required to be subordinated debt) or $15.0 million of subordinated debt by December 15, 2000 (which date was extended to February 15, 2001). As a result, we entered into an engagement letter with Banc of America Securities to pursue subordinated debt financing on our behalf. An offering memorandum was drafted and distributed to 10 potential investors. Throughout the end of 2000 and the beginning of 2001, we conducted presentations and commenced due diligence processes with several of these investors. Due to the condition of the debt markets and our operating performance at the time, however, we were unable to successfully complete an offering.

As a result of our inability to complete a subordinated debt offering, in April 2001, we entered into a further amendment and restatement of the related credit agreement, which turned our credit facility into a term note with monthly amortization payments and a maturity date of July 1, 2002. In connection with the negotiation of this amendment and restatement, our lenders put pressure on us to actively pay down our outstanding debt. In particular, our lenders proposed that it be an event of default under the related credit agreement if we failed to reduce the aggregate principal amount outstanding under our credit facility to certain levels by specified dates. Through our negotiations, we were able to change the failure to reduce our outstanding debt from an event of default to a trigger for the payment of a fee in the aggregate amount of up to $1.0 million.

In light of our discussions with our lenders, beginning in February 2001, we switched our focus to a pursuit of sales of selected assets of our company. In connection with this sale process, our full board formed a special committee consisting of three disinterested directors, Glenn E. Hemmerle, Allan S. Huston and Dr. John E. Maupin, Jr. Our board established the special committee to review and evaluate potential strategic alternatives for our company, including potential asset sales. Our board formed the special committee because it believed that a strategic alternative transaction might present potential conflicts of interest for W. Barger Tygart as part of our senior management, as well as Dr. Warren F. Melamed, who had in the past made proposals to acquire our entire company and selected assets of our company.

From February to December 2001, we entered into confidentiality agreements and received numerous bids from third parties in connection with potential asset sales, including from affiliated dentists and strategic and financial investors. This process culminated in the sale of our Wisconsin market on December 31, 2001, for a sale price of approximately $9.7 million. We used approximately $9.3 million of the proceeds to reduce the outstanding debt under our credit facility and, as a result, avoided the payment of the $1.0 million fee.

At December 31, 2001, we went into default under the terms of our credit facility with respect to our failure to satisfy the minimum EBITDA and minimum net worth covenants. Declining revenues in certain of our markets, which resulted in lower than expected EBITDA levels, contributed to the defaults. These defaults gave our lenders the right to foreclose upon our assets and/or set-off our cash accounts to offset a portion of the outstanding debt. In the event that our lenders exercised any of these rights, the likely alternative for our company would have been to declare bankruptcy. On February 7, 2002, our lenders imposed the default interest rate under our credit facility, which is equal to the lead lender’s prime rate plus 6%, for the remaining duration of our default. The default interest rate significantly increased our interest payments under the credit facility and negatively impacted our liquidity.

As a result of the defaults under our credit facility, we resumed our pursuit of strategic alternatives, such as a sale of our company, an equity investment in our company, the issuance of debt securities or a sale of all or a portion of our assets, and re-engaged Banc of America Securities to pursue strategic alternative proposals on our behalf. Beginning at the end of January 2002, the special committee met telephonically approximately once a week to discuss the status of the strategic alternatives process and related matters.

During the first quarter of 2002, we entered into three confidentiality agreements (excluding the confidentiality agreements with The 180° Group and Gryphon discussed below) and received several bids from prospective buyers. All of these bids assumed that our lenders would accept a significant discount or that our outstanding debt would remain in place following the completion of the transaction and proposed a per share consideration for our stockholders at or slightly above the then market price of our common stock.

On February 4, 2002, we entered into a confidentiality agreement with The 180° Group and provided them with preliminary due diligence materials. On February 19, 2002, we received a proposal from The 180° Group and its partner to acquire our company for $5.00 per share (the opening price of our common stock on this date was $2.60 per share), which provided more consideration to our stockholders than the previous proposals that we had received during this process. As a result, on February 19, 2002, we entered into a letter of intent with this group, which included a 30-day exclusivity period, in order for them to conduct due diligence and for us to further assess the ability of this group to raise the financing necessary to consummate a successful transaction.

Due to the need to obtain our lenders’ consent to any business combination transaction, the special committee agreed to permit The 180° Group to commence negotiations with our lenders regarding the proposed transaction. The letter of intent with The 180° Group provided that, if our lenders rejected the proposal made by The 180° Group, the letter of intent would terminate. During March 2002, The 180° Group held discussions with our lenders regarding the proposed transaction. Our lenders ultimately rejected The 180° Group’s proposal and, thus, the letter of intent, including the exclusivity period, terminated in accordance with its terms. Following the rejection of this proposal by our lenders, we continued our negotiations with The 180° Group on a non-exclusive basis.

In late March 2002, we were approached by Gryphon about a possible transaction. On March 27, 2002, we entered into a confidentiality agreement with Gryphon and provided Gryphon with preliminary due diligence materials. During our continuing negotiations with The 180° Group, the special committee continued to raise issues concerning The 180° Group’s ability to raise the financing necessary to complete a transaction. Because of Gryphon’s proven track record in raising financing and consummating transactions, the special committee allowed representatives of Gryphon and The 180° Group to discuss the possibility of working together to submit a bid to acquire our company. On April 11, 2002, Gryphon and The 180° Group made a proposal to acquire our company at a price of $3.50 per share. In reviewing the proposal, the special committee noted in particular that this proposal was not conditioned on our lenders accepting a discount in the repayment of the outstanding debt under our credit facility. However, the special committee believed that the per share price was not adequate given the then current trading price of our common stock. During the week of April 12, 2002, we negotiated a letter of intent with Gryphon and The 180° Group that set forth the material terms of a proposed transaction in which Bright Now! Dental, an affiliate of Gryphon, would make a cash tender offer for all of the outstanding shares of our common stock at a price of $5.00 per share. The letter of intent, which included a 30-day exclusivity period, was executed by the parties on April 16, 2002.

Following the execution of the letter of intent, a more comprehensive due diligence process commenced. Beginning the week of April 22, 2002 and over the next two months, representatives of Gryphon and Bright Now! Dental visited our “data room” and performed due diligence with respect to our business, including the review of legal and financial documents related to our company. During the course of the due diligence process, representatives from Gryphon, Bright Now! Dental and our company, including their respective legal counsel, discussed our operations, financial condition, capital structure and other matters raised by Gryphon’s and Bright Now! Dental’s due diligence. In addition, the parties discussed when Gryphon and Bright Now! Dental should be given the opportunity to discuss the proposed transaction with certain of our major stockholders (Dr. Melamed, Bruce Galloway and Fred Knoll).

On May 15, 2002, the parties began discussions regarding an amendment to the letter of intent. The parties determined to shift the structure of the transaction from a cash tender offer to a cash merger in order to facilitate Gryphon’s and Bright Now! Dental’s ability to raise the necessary financing for the transaction. Because our common stock had been trading during the past week at prices in excess of the $5.00 per share price set forth in the letter of intent, the special committee asked Gryphon to increase its proposed share price in connection with negotiating the amendment to the letter of intent.

On May 22, 2002, the parties entered into an amendment to the letter of intent which included the following material terms for a proposed transaction: (1) cash merger structure pursuant to which we would merge with a subsidiary of Bright Now! Dental; (2) price of $5.60 per share, plus a proportional share of 50% of any discount that our lenders would be willing to accept above $3.0 million with respect to the repayment of our outstanding debt; (3) the transaction not being conditioned on our lenders accepting a discount in the repayment of the outstanding debt under our credit facility; and (4) the ability of Gryphon to discuss the proposed transaction with our major stockholders. Also, the letter of intent included an exclusivity period through June 28, 2002. Following the execution of the letter of intent and in accordance with its terms, Gryphon commenced discussions with Dr. Melamed regarding the proposed transaction and the possibility of a stockholder support agreement.

On June 5, 2002, we received an initial draft of the merger agreement for the proposed cash merger structure. Following the receipt of this initial draft, the parties and their respective legal counsel negotiated the terms of the agreement. These negotiations focused on a variety of subjects, including: (1) the scope of our representations and warranties; (2) the covenants governing our operations between signing and closing; (3) the conditions to the parties’ respective obligations to close the transaction; (4) the events giving rise to the parties’ respective rights to terminate the merger agreement, including our ability to terminate the agreement if presented with the opportunity to consummate a more favorable transaction; and (5) the circumstances in which a termination fee would be paid and expenses would be reimbursed.

On June 18, 2002, representatives of Gryphon and Bright Now! Dental met with our lenders to discuss the proposed transaction. Mr. Huston, members of our management team and our legal and financial advisors also attended the meeting. At the meeting and based on their due diligence findings, Gryphon proposed that our lenders accept a 13.8% discount on the repayment of our outstanding debt in connection with the completion of the merger. The proposal was rejected by our lenders.

Over the next several weeks, negotiations regarding the merger agreement continued. Among the open issues discussed were: (1) the termination fee and reimbursement of expenses; (2) whether we would be required to hold a stockholders’ meeting to vote on the adoption of the merger agreement if we received a more favorable proposal; (3) the consents that would be required to be obtained prior to the closing; and (4) the other conditions to closing. The parties also focused on due diligence items, Gryphon’s financing commitments, and issues regarding our major stockholders and their potential opposition to the transaction, including the ongoing discussions between Gryphon and Dr. Melamed.

Beginning in May 2002 and during the period thereafter, we had been separately negotiating with our lenders regarding a forbearance agreement in light of the upcoming maturity of our outstanding debt on July 1, 2002. By late June, however, it became clear that our lenders were unwilling to proceed with their negotiations with us regarding a forbearance agreement. On June 24, 2002, Mr. Huston, members of our management team and our lenders met in Dallas to discuss Gryphon’s due diligence findings and the status of Gryphon’s negotiations with our lenders. Following this meeting, we received a letter from counsel to our lenders expressing their opposition to accepting any discount on the repayment of the outstanding debt under our credit facility upon the closing of the transaction. In light of our lenders’ opposition, at a telephonic meeting held on June 26, 2002, the special committee decided to let the exclusivity period with Gryphon, Bright Now! Dental and The 180° Group expire so that we could pursue other strategic alternatives. On June 28, 2002, the letter of intent with Gryphon, Bright Now! Dental and The 180° Group expired in accordance with its terms.

On July 1, 2002, our credit facility expired and the outstanding debt of approximately $63.1 million became due and payable. We did not repay the outstanding debt because we did not have sufficient funds to repay this entire amount.

From July through early September 2002, Banc of America Securities continued to pursue strategic alternatives on our behalf and contacted the previous bidders and several other potentially interested parties. During this period, we entered into five confidentiality agreements and received five offers from third parties. We conducted management presentations for several bidders and provided preliminary due diligence materials as requested by the bidders. Among the bidders were Messrs. Galloway and Knoll. Mr. Galloway agreed to enter into a confidentiality agreement with us, while Mr. Knoll refused to do so. We also continued our discussions with Gryphon, although on a non-exclusive basis, and Gryphon continued its negotiations with our lenders.

On August 6, 2002, we received a new proposal from Gryphon regarding a cash merger transaction at a price of $3.25 per share, which included a letter from our lenders consenting to a transaction with Gryphon, but requiring that we agree, among other things, to: (1) the payment of a forbearance fee in the amount of $150,000; (2) in the event the transaction did not close for any reason, the issuance of additional warrants equal to 5% of our outstanding common stock on a fully-diluted basis; and (3) the retention of a restructuring officer at our expense. Gryphon, Bright Now! Dental and The 180° Group requested that we enter into a new exclusivity agreement with them; however, the special committee decided not to grant any exclusivity, but to continue to pursue the other strategic alternatives being presented to our company.

By the middle of August, after discussions with its legal and financial advisors, the special committee determined that it had conducted a full process by which it had identified all potential bidders who were interested in pursuing strategic alternatives and that these persons had sufficient time to conduct due diligence and consider their interest in pursuing a transaction with us. Accordingly, the special committee instructed Banc of America Securities to inform the prospective bidders that they should submit their best and final offers by August 30, 2002 for the special committee’s consideration. On August 30, 2002, we received a revised proposal from Gryphon, Bright Now! Dental and The 180° Group which included the following material terms for a proposed transaction: (1) a cash merger structure; (2) a price of $5.00 per share; (3) the transaction not being conditioned on our lenders accepting a discount in the repayment of the outstanding debt under our credit facility; and (4) no other conditions being imposed by our lenders. The proposal also included financing commitment letters from both the Antares Group and Blackstone Mezzanine Partners, L.P. We also received four other offers from the prospective bidders solicited by Banc of America Securities over the summer.

On September 5, 2002, the special committee held a meeting in Dallas to discuss the five offers that it had received. After lengthy discussions, the special committee decided that the Gryphon proposal was in the best interests of our company and its stockholders and other constituencies and, as a result, determined to continue to pursue the Gryphon transaction and to enter into another exclusivity agreement with Gryphon. Among the factors considered by the special committee and deemed favorable were: (1) the firm financing commitments from the Antares Group and Blackstone; (2) the ability of Gryphon and Bright Now! Dental to consummate the transaction in a timely manner, given that their due diligence was substantially completed, the merger agreement was substantially negotiated, and their financing was already in place; (3) the proposed transaction providing cash consideration to our stockholders; (4) the $5.00 per share price to be paid to our stockholders, which was approximately 56.3% higher than the closing price of our common stock of $3.20 on September 4, 2002 and approximately $1.78 per share more than the next highest offer providing cash consideration to our stockholders; (5) the proposal not being conditioned upon our lenders accepting a discount in the repayment of the outstanding debt under our credit facility; and (6) the offer being for our company as an entirety and not the sale of selected assets.

Following the September 5, 2002 meeting of the special committee, we negotiated the terms of a letter of intent with Gryphon, Bright Now! Dental and The 180° Group. These negotiations focused on a variety of issues, including: (1) the circumstances in which a termination fee would be paid and the amount of that fee;  (2) the circumstances in which expenses would be reimbursed and the maximum amount of those expenses;  (3) the consents required to be obtained prior to the closing; (4) the condition to closing regarding the absence of any pending or threatened litigation; and (5) our ability to negotiate with our lenders regarding a forbearance agreement before entering into a definitive merger agreement. On September 12, 2002, we entered into this new letter of intent with Gryphon, Bright Now! Dental and The 180° Group, which included an exclusivity period through October 14, 2002.

On September 6, 2002, we issued a press release announcing that our lenders had demanded the immediate payment in full of all of the outstanding debt under our credit facility. Due to the financial uncertainty facing our company, which was compounded by the announcement of our receipt of the demand letter from our lenders, the special committee decided to publicly announce the execution of the letter of intent, and a press release to that effect was issued on September 12, 2002.

Also on September 12, 2002, the trading volume of our common stock increased significantly from historical levels. The trading volume on this day was 156,100 shares, which was more than the last 36 trading days combined. On September 13, 2002, Mr. Knoll filed an amendment to his Schedule 13D filings with the Securities and Exchange Commission reporting the purchase of 121,000 shares and stating his intention to purchase a majority of our outstanding common stock to gain control of our company and block the proposed transaction with Bright Now! Dental.

Based on these events and the public opposition to the proposed transaction by Messrs. Galloway and Knoll, on September 16, 2002, the special committee unanimously recommended the adoption of a shareholder rights plan to our full board, and our board thereafter approved the shareholder rights plan, with Dr. Melamed abstaining from the vote. Under the shareholder rights plan, our board declared a dividend distribution of one preferred stock purchase right for each outstanding share of our common stock to stockholders of record as of the close of business on September 17, 2002. The rights generally become exercisable if a person becomes an “acquiring person” by acquiring 15% or more of our common stock or if a person commences a tender offer that could result in that person owning 15% or more of our common stock. Stockholders who beneficially owned 15% or more of our total outstanding common stock were “grandfathered” at their percentage ownership as of the date of adoption of the plan (including Dr. Melamed and Messrs. Galloway and Knoll). If any of these persons were to acquire additional shares representing more than 0.5% of our outstanding common stock, that stockholder would become an “acquiring person” and trigger the provisions of the plan.

On September 17, 2002, we re-commenced negotiations with our lenders regarding the proposed transaction, the granting of forbearance, additional liquidity and related matters. These negotiations continued throughout September and October 2002. Because no agreement with our lenders had been obtained and we were continuing to negotiate the merger agreement with Gryphon and Bright Now! Dental, on October 14, 2002, the parties extended the letter of intent through October 28, 2002.

During October 2002, the parties and their respective counsel continued to negotiate the open issues in the merger agreement. On October 29, 2002, the merger agreement was substantially complete, and the parties issued a press release announcing that they had reached an agreement in principle regarding the proposed merger. Because no agreement with our lenders had been obtained, however, on October 28, 2002, the exclusivity period under the letter of intent was extended through November 12, 2002. The letter of intent provided that if we had reached an agreement with Gryphon and Bright Now! Dental on the terms of the definitive merger agreement, but we had not reached an agreement with our lenders regarding the proposed transaction, the granting of forbearance, and certain other matters, Gryphon and Bright Now! Dental, at their option, could extend the exclusivity period for up to two consecutive 15-day periods.

Also on October 29, 2002, we issued a press release announcing that our lenders had exercised their right of set-off and applied approximately $1.2 million from our cash accounts to offset a portion of the unpaid interest and certain professional fees due under our credit facility.

Following the extension of the letter of intent and in light of our lenders’ exercise of their set-off rights, we continued our negotiations with our lenders regarding the proposed transaction, a forbearance agreement, additional liquidity and related matters. On October 31, 2002, the special committee and members of our management team met with our lenders to discuss these issues, but were unable to reach an agreement. Following this meeting, we contacted Gryphon and Bright Now! Dental and informed them of our willingness to enter into a definitive merger agreement without having an agreement with our lenders. In response and with our consent, Gryphon and Bright Now! Dental decided to enter into negotiations with our lenders regarding the proposed transaction, the granting of forbearance, and other related matters.

On November 12, 2002, pursuant to the terms of the letter of intent, the exclusivity period was extended through November 27, 2002, because no agreement with our lenders had yet been obtained. Following this extension, Gryphon and Bright Now! Dental continued their negotiations with our lenders.

Also during November 2002, the discussions between Gryphon and Dr. Melamed continued without any agreement being reached. Gryphon and Bright Now! Dental continued discussions with Messrs. Galloway and Knoll regarding the possibility of these stockholders entering into stockholder support agreements with Bright Now! Dental with respect to the proposed merger. Gryphon and Bright Now! Dental had commenced discussions with Mr. Galloway in the summer of 2002, and Mr. Knoll in or around October 2002.

On November 26, 2002, the special committee held a telephonic meeting to consider the merger agreement, the merger and the related transactions. Legal counsel to the special committee made a presentation in which they reviewed the fiduciary duties of the directors in connection with the proposed transaction and summarized the terms of the definitive documentation, including the closing conditions, termination rights and termination fee. Representatives of Banc of America Securities then provided the special committee with a detailed and lengthy presentation concerning the terms of the merger and certain methods of valuation and financial analysis. Banc of America Securities then delivered its oral opinion (subsequently confirmed by delivery of a written opinion dated November 26, 2002) to the special committee that, as of that date, the consideration to be received by our stockholders in the proposed merger was fair from a financial point of view to our stockholders, but it expressed no opinion with respect to the consideration to be received by any stockholders who may enter into separate arrangements or agreements with Bright Now! Dental or any of its affiliates. The special committee discussed at length the terms of the proposed merger and considered the factors described below under the heading “Recommendations of Our Board of Directors and The Special Committee and Reasons for the Merger.” Based on these deliberations, the special committee unanimously recommended that our full board adopt and approve the merger agreement.

Immediately following the meeting of the special committee, our full board held a telephonic meeting to discuss the approval of the merger agreement. At the meeting, the special committee and its legal and financial advisors updated the board on recent events. Legal counsel to the board made a presentation in which they reviewed the fiduciary duties of the directors in connection with the proposed transaction and summarized the terms of the definitive documentation, including the closing conditions, termination rights and termination fee. Representatives of Banc of America Securities then provided our board with the detailed and lengthy presentation concerning the terms of the merger and certain methods of valuation and financial analysis that was given to the special committee. Banc of America Securities then delivered its oral opinion (subsequently confirmed by delivery of a written opinion dated November 26, 2002) to the board that, as of that date, the consideration to be received by our stockholders in the proposed merger was fair from a financial point of view to our stockholders, but it expressed no opinion with respect to the consideration to be received by any stockholders who may enter into separate arrangements or agreements with Bright Now! Dental or any of its affiliates. Our board discussed at length the terms of the proposed merger and considered the factors described below under the heading “Recommendations of Our Board of Directors and The Special Committee and Reasons for the Merger.” Based on these deliberations, our board unanimously adopted and approved the merger agreement.

On November 27, 2002, Bright Now! Dental completed its negotiations with our lenders and entered into an agreement with our lenders which provides, among other things, that the lenders will not file suit against our company, foreclose on any collateral, exercise self-help remedies with respect to any collateral, or set-off any of our cash accounts. The agreement will terminate upon the earliest of the closing of the merger, the termination of the merger agreement, a default by Bright Now! Dental under the agreement with our lenders, and April 1, 2003. The agreement will also terminate upon the failure to meet certain milestones in connection with this proxy statement and the special meeting. Under this agreement, our lenders also agreed, to the extent permitted by applicable law, to exercise their warrants prior to the record date for the special meeting and to transfer the shares to a Gryphon affiliate, without further consideration, after receiving the repayment of our debt upon the closing of the merger. By its terms, the agreement does not constitute a waiver by the lenders of any rights they may have with respect to us. We are not a party to the agreement and may not enforce its terms. The agreement between Bright Now! Dental and our lenders is described in more detail below under the heading “Arrangement Between Bright Now! Dental and Our Lenders.”

On the evening of November 27, 2002, the parties executed the definitive merger agreement and then issued a press release announcing the execution of this agreement.

Following this announcement and over the next several weeks, discussions between Gryphon, Bright Now! Dental and Messrs. Galloway and Knoll continued regarding the possibility of stockholder support agreements between these stockholders and Bright Now! Dental, pursuant to which the stockholders would agree to vote in favor of the adoption and approval of the merger agreement, as well as option agreements allowing these stockholders to decide whether or not to purchase from Gryphon, within 180 days following the closing of the merger, at the price paid in connection with the proposed merger by Gryphon, an amount of securities of Bright Now! Dental equal to the proceeds received by these stockholders in the proposed merger. In consideration for these stockholders agreeing to support the proposed merger, Bright Now! Dental proposed an increase in the consideration to be paid to all of our stockholders upon completion of the merger from $5.00 to $5.75 per share. The increase was also subject to our board amending our shareholder rights plan so that it would not apply or be triggered by the execution of the stockholder support agreements and the related documents and transactions and granting a waiver under Section 203 of the Delaware General Corporation Law.

Bright Now! Dental therefore requested that our board amend our shareholder rights plan and grant the Section 203 waiver, and amend the merger agreement to reflect the proposed increase in consideration. In connection with this request, the special committee asked for certain financial information with respect to Bright Now! Dental, so that the special committee and our full board could understand the potential value of the benefits being received by these stockholders in connection with entering into the stockholder support agreements and related documents. Bright Now! Dental, however, declined to provide us with any financial information because of its policy as a privately-held company of not releasing financial information, except in the most limited of circumstances, for competitive and other significant business reasons.

On December 9, 2002, the special committee held a telephonic meeting to consider Bright Now! Dental’s request for a Section 203 waiver, an amendment to our shareholder rights plan, and an amendment to the merger agreement to reflect the proposed increase in consideration. At this meeting, counsel to the special committee recounted efforts to persuade Bright Now! Dental to supply the requested information. The special committee reiterated its position that the receipt of the requested financial information was necessary for the special committee and the full board to understand the potential value of the benefits being received by these stockholders in connection with a decision by the special committee and the board whether to grant the Section 203 waiver and approve the amendment to our shareholder rights plan and whether to proceed with an amendment to the merger agreement. Following the meeting, the special committee sent a written request for financial information to Bright Now! Dental and Gryphon. The request for information was again declined because of Bright Now! Dental’s confidentiality policy.

On December 10, 2002, the special committee held a telephonic meeting to consider the proposed amendment to the merger agreement to increase the merger consideration from $5.00 to $5.75 per share and the related Section 203 waiver and amendment to our shareholder rights plan. At this meeting, the special committee discussed the refusal of Bright Now! Dental and Gryphon to provide the requested financial information. Following this discussion, legal counsel to the special committee made a presentation in which they reviewed the fiduciary duties of the directors and summarized the terms of the various proposed amendments and the agreements to be entered into by Messrs. Galloway and Knoll and their respective affiliates. Representatives of Banc of America Securities then provided the special committee with a detailed and lengthy presentation concerning the terms of the merger at the new price and certain methods of valuation and financial analysis. Banc of America Securities then delivered its oral opinion (subsequently confirmed by delivery of a written opinion dated December 10, 2002) to the special committee that, as of that date, the $5.75 per share consideration to be received by our stockholders in the proposed merger was fair from a financial point of view to our stockholders, but it expressed no opinion with respect to the consideration to be received by those stockholders who proposed to enter into agreements with Bright Now! Dental and its affiliates. The special committee discussed at length the terms of the proposed amendments and reconsidered the factors described below under the heading “Recommendations of Our Board of Directors and The Special Committee and Reasons for the Merger.” The special committee also discussed at length the pros and cons of proceeding without the requested financial information, including the concern that if our board did not agree to provide the Section 203 waiver and amend our shareholder rights plan, our stockholders could otherwise lose the opportunity to have the per share merger consideration increased to $5.75 per share. Based on these deliberations, the special committee unanimously recommended that our full board grant the Section 203 waiver, approve the amendment to our shareholder rights plan, and adopt and approve the amendment to the merger agreement.

Immediately following the meeting of the special committee, our full board held a telephonic meeting to discuss the approval of the amendment to the merger agreement to increase the merger consideration from $5.00 to $5.75 per share, the approval of the amendment to our shareholder rights plan, and the related Section 203 waiver. At the meeting, the special committee and its legal and financial advisors updated the board on recent events, including the refusal of Bright Now! Dental and Gryphon to provide the requested financial information. Following this discussion, legal counsel to the board made a presentation in which they reviewed the fiduciary duties of the directors and summarized the terms of the various proposed amendments and the agreements to be entered into by Messrs. Galloway and Knoll and their respective affiliates. Representatives of Banc of America Securities then provided our board with the detailed and lengthy presentation concerning the terms of the merger at the new price and certain methods of valuation and financial analysis that was given to the special committee. Banc of America Securities then delivered its oral opinion (subsequently confirmed by delivery of a written opinion dated December 10, 2002) to the board that, as of that date, the $5.75 per share consideration to be received by our stockholders in the proposed merger was fair from a financial point of view to our stockholders, but it expressed no opinion with respect to the consideration to be received by those stockholders who proposed to enter into agreements with Bright Now! Dental and its affiliates. Our board discussed at length the terms of the proposed amendments and reconsidered the factors described below under the heading “Recommendations of Our Board of Directors and The Special Committee and Reasons for the Merger.” Our board also discussed at length the pros and cons of proceeding without the requested financial information, including the concern that if our board did not agree to provide the Section 203 waiver and amend our shareholder rights plan, our stockholders could otherwise lose the opportunity to have the per share merger consideration increased to $5.75 per share. Based on these deliberations, our board unanimously adopted and approved the amendment to the merger agreement on the terms discussed at the meeting, approved the amendment to our shareholder rights plan and granted the Section 203 waiver.

On the evening of December 10, 2002, the parties executed the amendment to the merger agreement and Messrs. Galloway and Knoll and their respective affiliates executed the stockholder support agreements and related documents. On December 11, 2002, we issued a press release announcing the execution of the stockholder support agreements and the increase in the per share merger consideration from $5.00 to $5.75 per share.

Recommendations of Our Board of Directors and The Special Committee and Reasons for the Merger

Our full board of directors established the special committee, comprised of three disinterested directors, to review and evaluate potential strategic alternatives for our company. Our board formed the special committee because it believed that a strategic alternative or other business combination transaction, such as the merger, might present potential conflicts of interest for W. Barger Tygart, as part of our senior management, as well as Dr. Warren F. Melamed, who had in the past made proposals to acquire our company. The special committee unanimously determined that the merger agreement was fair to and in the best interests of our stockholders,  and recommended that our board adopt and approve the merger agreement. Following the unanimous recommendation of the special committee, our board unanimously determined that the merger agreement was fair to and in the best interests of our stockholders and recommended that our stockholders adopt and approve the merger agreement. In connection with the foregoing, the special committee and our board each considered the analysis of Banc of America Securities, our company’s financial advisor, in making their respective recommendations. See below under the heading “Opinion of Financial Advisor.” Our board and the special committee unanimously recommend that our stockholders vote “For” the adoption and approval of the merger agreement.

In reaching their determinations that the merger agreement was fair to and in the best interests of our stockholders, each of our board and the special committee consulted with our financial and legal advisors, drew on knowledge of the business, operations, properties, assets, financial condition, operating results, historical market prices and prospects of our company, and considered the following factors, each of which our board and the special committee deemed favorable:

•	Value of Merger Consideration as Compared to Historical and Recent Market Prices of Our Common Stock. The initial $5.00 per share merger consideration represented a premium of:

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35.5% over the closing price of our common stock of $3.69 on September 12, 2002, which was the last trading day prior to the public announcement of the execution of the letter of intent regarding the merger;

•	35.1% over the closing price of our common stock of $3.70 on November 25, 2002, which was the last trading day prior to the approval of the merger agreement by our board of directors; and

•	61.8% over the then 52 week average price of our common stock of $3.09.

The $5.75 per share merger consideration to be received by our stockholders represents a premium of:

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55.8% over the closing price of our common stock of $3.69 on September 12, 2002, which was the last trading day prior to the public announcement of the execution of the letter of intent regarding the merger;

•	26.4% over the closing price of our common stock of $4.55 on December 9, 2002, which was the last trading day prior to the approval of the amendment to the merger agreement by our board; and

•	81.4% over the then 52 week average price of our common stock of $3.17.

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Our Business, Financial Condition and Prospects.    Our board and the special committee believe that the merger represents a more desirable alternative for all of our constituencies than continuing to operate as an independent public company under our current business plan. We have been in default under the terms of our credit facility as a result of our breach of certain covenants and our failure to make timely payments of principal and interest. As a result, our lenders have the right, among other things, to foreclose upon our assets and/or apply the cash held in our bank accounts maintained with our lenders to the payment of our obligations under the credit facility, either of which could have the effect of forcing our company into bankruptcy. The financial uncertainty that this has brought to our company has adversely affected our operating results and has had a negative impact on our ability to expand our markets, recruit new dentists and other key personnel, and assist dental offices in increasing patient volume and fees. Given our operating results and current market conditions, we also have been unable to refinance the debt under our credit facility and to obtain additional funds that would be necessary to continue to operate our business under our current business plan. As a result of the merger with Bright Now! Dental, we will be able to eliminate our company’s financial uncertainty, while assuring continued quality management and administrative services to the dental group practices. The merger also provides our stockholders with liquidity for their investment at a stock price at which we would not likely trade as an independent public company for the foreseeable future.

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Other Strategic Alternatives Available to Us.    As indicated above under the heading “Background of the Merger,” the special committee of our board has been pursuing strategic alternatives for our company since the beginning of 2002. As a result of this process, our board and the special committee believe that the merger is the best offer reasonably available to all of our constituencies. Our board and the special committee believed that there were no other prospective buyers or investors who would be willing to pay an aggregate consideration greater than that to be paid by Bright Now! Dental in the merger. In particular, no other prospective buyer was willing to both repay the outstanding debt under our credit facility and offer liquidity to our stockholders at a premium price. In seeking to maximize value to our stockholders and other constituencies, we, along with our financial advisor, instituted a multi-step process pursuant to which we solicited the interest of numerous prospective buyers, executed confidentiality agreements with several of these prospective buyers, and then received indications of interest from several of these prospective buyers at various times. Bright Now! Dental’s proposal offered liquidity to our stockholders, the highest price on a per share basis, the payment of the outstanding debt under our credit facility without a significant discount, financing commitments to fund the transaction, and fewer conditions than the other proposals. In addition, we believe Bright Now! Dental’s knowledge and experience in our industry and ability to raise financing enables Bright Now! Dental to complete the merger more quickly and with a higher degree of certainty than other prospective buyers. For these reasons and others described in this proxy statement, our board and the special committee concluded that the merger agreement was fair to and in the best interest of our stockholders and other constituencies.

•	Financial Ability and Willingness of Bright Now! Dental to Consummate the Merger. Our board and the special committee considered the debt and equity commitments that Bright Now! Dental had obtained which would provide the financing necessary to consummate the merger, especially in light of the current weaknesses in the financial markets. Banc of America Securities also advised our board and the special committee that it believed the conditions to the financing commitment letters were customary and that Bright Now! Dental should be able to obtain the financing necessary for the proposed transactions. Based on the foregoing, our board and the special committee viewed as reasonable the risk that Bright Now! Dental would not be able to obtain the financing necessary to consummate the merger and repay the outstanding debt under our credit facility.

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Our Termination Rights in the Event of a Superior Proposal and Termination Fee.    The merger agreement permits our board to continue to receive unsolicited inquiries and proposals regarding other acquisition proposals, negotiate and give information to third parties, and subject to the satisfaction of certain conditions, in the exercise of its fiduciary duties, withdraw or modify its recommendation to our stockholders regarding the merger agreement or terminate the merger agreement in connection with a superior proposal, subject to the payment upon the consummation of another acquisition proposal of a $1.5 million termination fee to Bright Now! Dental and the reimbursement of up to $1.0 million of its reasonable out-of-pocket expenses in connection with the merger.

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Banc of America Securities LLC Analysis and Fairness Opinion.    Our board and the special committee considered as favorable to their determinations the opinions, analyses and presentations of Banc of America Securities described below under the heading “Opinion of Financial Advisor,” including the opinion of Banc of America Securities to the effect that, as of the date of its opinion, and based upon and subject to those matters stated in the opinion, the consideration to be received by holders of our common stock in the proposed merger was fair from a financial point of view to those stockholders, other than those stockholders who entered into agreements with Bright Now! Dental to vote in favor of the adoption and approval of the merger agreement. A copy of the December 10, 2002 fairness opinion is attached as Appendix B to this proxy statement.

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Informed Consent of Our Stockholders.    Our board and the special committee believe that the requirement to submit the merger agreement to our stockholders for approval permits our stockholders to make an informed vote on the merits of the transaction.

Our board and the special committee also considered the following factors, all of which they considered as mitigating factors, in their deliberations concerning the approval of the merger agreement:

•
Holders of Our Common Stock Unable to Share in Future Growth.    Our board and the special committee acknowledged that the merger would preclude the holders of our common stock from having the opportunity to participate in any future growth of our assets. They also considered the ability of certain large stockholders of our company to invest, at their option, in the combined company following the merger and the fact that this option was not available to all of our stockholders.

•
Our Limited Remedies if Financing is Unavailable.    In the event that Bright Now! Dental is unable to raise the necessary financing for the merger, our sole and exclusive remedy is to terminate the merger agreement.

•
No Forbearance Agreement with Our Lenders.    Our board and the special committee considered the potential consequences to our company of proceeding with the proposed merger without first negotiating a forbearance agreement with our lenders. In particular, our lenders have the right to foreclose upon our assets and/or set-off our cash accounts, which could have the effect of forcing our company into bankruptcy or otherwise preventing or delaying the completion of the merger. Although Bright Now! Dental has entered into an agreement with our lenders that provides for limited forbearance until the closing of the merger, we are not a party to that agreement and, thus, we cannot enforce its terms. If Bright Now! Dental were to breach the terms of this agreement or the merger agreement were to terminate for any reason, the agreement would terminate and our lenders would be able to exercise their rights under the credit agreement without violation, including their rights of foreclosure and set-off.

•
Tax Consequences to Our Stockholders.    Our board and the special committee acknowledged that the merger is a taxable transaction and, as a result, holders of our common stock will be required to pay taxes on any recognized gain as a result of the receipt of the cash merger consideration.

•
Significant Costs Involved.    Our board and the special committee considered the significant costs involved in connection with completing the merger, the substantial management time and effort required to effectuate the merger, and the related disruption to our operations. They also considered the potential consequences to our company if the merger were not to be completed for any reason.

Our board and the special committee also considered the other potential benefits to our directors and officers discussed in the section entitled “Interests of Certain Persons in the Merger,” including the severance payments to be paid to Lisa K. Peterson under her employment agreement, the stay bonus amounts to be paid to certain officers and key employees, and the acceleration of the vesting of all outstanding options to acquire our common stock.

In the opinion of our board and the special committee, the above factors represent the material potential adverse consequences which could occur as a result of the merger. In considering the merger agreement, our board and the special committee considered the impact of these factors on our stockholders and other constituencies.

In view of the wide variety of factors considered by our board and the special committee, our board and the special committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. Our board and the special committee viewed their positions and recommendations as being based on the totality of the information presented to and considered by them. After taking into consideration all of the factors set forth above, our board and the special committee determined that the potential benefits of the proposed merger outweighed the potential detriments associated with the merger.

In the event that the merger is not completed for any reason, we will continue to pursue:

•	negotiating a satisfactory forbearance agreement with our lenders;

•	refinancing the debt under our credit facility;

•	obtaining additional funds necessary to operate our business; and

•	evaluating other strategic alternatives.

There can be no assurance that we will be able to negotiate a favorable agreement with our lenders, refinance our debt, obtain additional funds, or consummate a strategic alternative. If the merger is not completed, our lenders may be more likely to exercise their remedies under the credit agreement, including foreclosing upon our assets and forcing our company into bankruptcy. Even if our lenders do not foreclose upon our assets, the financial uncertainty of our company, coupled with the public failure of the merger, will likely have a negative impact on our operations and financial condition. As a result, we may not have sufficient liquidity to continue to fund our operations.

After careful consideration, our board and the special committee have determined that the merger agreement is advisable and fair to and in the best interests of our stockholders. Accordingly, our board, based on the recommendation of the special committee, has unanimously approved the merger agreement and recommends that our stockholders vote “For” the adoption and approval of the merger agreement.

Opinion of Financial Advisor

On February 14, 2002, we retained Banc of America Securities as our sole financial advisor to provide financial advice and assistance with negotiations with regard to the merger and to render an opinion to the special committee and our board of directors as to the fairness, from a financial point of view, of the consideration to be received by our stockholders, other than those stockholders who proposed to enter into agreements with Bright Now! Dental and its affiliates (which agreements we refer to in this section as the stockholder agreements), in connection with the merger.

On November 26, 2002, at meetings of the special committee and our board held to evaluate the merger agreement, Banc of America Securities delivered to the special committee and our board its oral opinion, which opinion was subsequently confirmed by a written opinion dated November 26, 2002, that, as of that date and based upon and subject to various assumptions and limitations existing as of that date, the consideration to be received by our stockholders in the proposed merger was fair, from a financial point of view, to those stockholders, other than those stockholders who may enter into separate arrangements or agreements with Bright Now! Dental or any of its affiliates.

On December 10, 2002, at meetings of the special committee and our board held to evaluate the amendment to the merger agreement, Banc of America Securities delivered to the special committee and our board its oral opinion, which opinion was subsequently confirmed by a written opinion dated December 10, 2002, that, as of that date and based upon and subject to the various assumptions and limitations summarized below, the consideration to be received by our stockholders in the proposed merger was fair, from a financial point of view, to those stockholders, other than those stockholders who proposed to enter into the stockholder agreements.

The full text of Banc of America Securities’ written opinion to the special committee and our board, dated December 10, 2002, is attached as Appendix B to this proxy statement. This opinion sets forth the assumptions made, procedures followed, other matters considered and limits of the review undertaken. We incorporate the Banc of America Securities opinion in its entirety into this document and summary of the opinion by reference, and urge you to read the opinion carefully and in its entirety. This section is only a summary of the Banc of America Securities opinion and as a summary is qualified by reference to, and is not a substitute for, the full text of that opinion.

Banc of America Securities’ analyses and opinion were prepared for and addressed to the special committee and our board and are directed only to the fairness, from a financial point of view, of the consideration to be received by our stockholders, other than those stockholders who proposed to enter into the stockholder agreements, in the proposed merger, as of the date of the opinion and do not constitute an opinion as to the merits of the merger or a recommendation to any stockholder as to how to vote on the merger agreement. The amount of consideration to be paid in the merger was determined through negotiations between Monarch Dental and Bright Now! Dental and not pursuant to recommendations of Banc of America Securities.

In arriving at its opinion, Banc of America Securities:

•	reviewed certain publicly available financial statements and other business and financial information of Monarch Dental;

•	reviewed certain internal financial statements and other financial and operating data concerning Monarch Dental;

•	analyzed certain financial forecasts prepared by the management of Monarch Dental;

•
reviewed and discussed with senior executives of Monarch Dental information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of Monarch Dental;

•	discussed the past and current operations, financial condition and prospects of Monarch Dental with senior executives of Monarch Dental;

•	reviewed the reported prices and trading activity for Monarch Dental common stock;

•
compared the financial performance of Monarch Dental and the prices and trading activity of Monarch Dental common stock with that of certain other publicly traded companies Banc of America Securities deemed relevant;

•	compared certain financial terms to financial terms, to the extent publicly available, of certain other business combination transactions Banc of America Securities deemed relevant;

•	participated in discussions and negotiations among representatives of Monarch Dental and Bright Now! Dental and their financial and legal advisors;

•	reviewed the executed merger agreement, a December 9, 2002 draft of the amendment to the merger agreement and certain related documents;

•
reviewed December 5, 2002 drafts of (1) the stockholder support agreement by Bruce Galloway for  the benefit of Bright Now! Dental, (2) the letter agreement between Gryphon Partners II, L.P. and  Mr. Galloway, (3) the consulting agreement between Gryphon Investors, Inc. and Galloway Capital Management, LLC, (4) the release of claims and covenant not to sue between Mr. Galloway, Gryphon Investors and Bright Now! Dental, (5) the stockholder support agreement between Europa International, Inc. and Bright Now! Dental, (6) the letter agreement between Gryphon Partners and Fred Knoll, and  (7) the release of claims and covenant not to sue between Mr. Knoll, Europa International, Gryphon Investors and Bright Now! Dental; and

•	performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.

In conducting its review and arriving at its opinion, Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by Banc of America Securities for the purposes of the opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Banc of America Securities assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of Monarch Dental. Banc of America Securities did not make any independent valuation or appraisal of the assets or liabilities of Monarch Dental nor was Banc of America Securities furnished with any such appraisals. Banc of America Securities assumed that the merger would be consummated in all material respects upon the terms set forth in the merger agreement and the December 9, 2002 draft of the amendment to the merger agreement reviewed by Banc of America Securities and that the stockholder agreements would be entered into in all material respects upon the terms set forth in the December 5, 2002 drafts of the stockholder agreements reviewed by Banc of America Securities.

As is customary in the rendering of fairness opinions, Banc of America Securities based its opinion on financial, economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, December 9, 2002. It was understood that, although subsequent developments may affect Banc of America Securities’ opinion, Banc of America Securities does not have any obligation to update, revise or reaffirm its opinion. Banc of America Securities expressed no opinion as to whether any alternative transaction might produce consideration for Monarch Dental’s stockholders in an amount in excess of that contemplated in the merger. The opinion of Banc of America Securities expressed in its opinion letter was provided for the information of the special committee and our board. Banc of America Securities expressed no opinion or recommendation as to how our stockholders should vote with respect to the merger agreement.

In accordance with customary investment banking practice, Banc of America Securities employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Banc of America Securities utilized in providing its opinion. We have presented some of the summaries of financial analyses in tabular format. In order to understand the financial analyses used by Banc of America Securities more fully, you should read the tables together with the related text. The tables alone do not constitute a complete description of the financial analyses utilized by Banc of America Securities.

Analysis of Selected Publicly Traded Companies

Using publicly available and other information, Banc of America Securities compared selected historical and projected operating and financial data of Monarch Dental with similar data for selected publicly traded companies engaged in businesses that Banc of America Securities judged to be comparative to those of Monarch Dental. The purpose of this analysis was to provide information regarding the fairness from a financial point of view of the proposed cash consideration based upon a comparison of specific financial information of Monarch Dental with selected comparative public companies. These companies were:

•	American Dental Partners, Inc.;

•	Birner Dental Management Services, Inc.;

•	Castle Dental Centers, Inc.;

•	Coast Dental Services, Inc.;

•	InterDent, Inc; and

•	Orthodontic Centers of America, Inc.

Banc of America Securities selected these companies because they engage in businesses comparative to those of Monarch Dental, among other reasons. Based on public and other available information for each company, Banc of America Securities calculated enterprise value (which Banc of America Securities defined as equity value plus total debt, minority interest and preferred stock, less cash and cash equivalents) for each selected publicly traded company. Equity values were calculated based on closing stock prices on December 6, 2002. Estimated financial data for selected comparable companies were based on Wall Street research with respect to calendar years 2002 and 2003 revenue, earnings before interest, taxes, depreciation and amortization, or EBITDA, and earnings before interest and taxes, or EBIT. This analysis indicated the ranges and medians for enterprise value as a multiple of revenue for the latest twelve months, or LTM (and estimated revenue for calendar years 2002 and 2003), LTM EBITDA (and estimated EBITDA for calendar years 2002 and 2003), and LTM EBIT (and estimated EBIT for calendar years 2002 and 2003), as set forth below.

Range of Multiples for Selected Companies

Enterprise Value as a Multiple of:

	Revenue						EBITDA						EBIT
	LTM		2002E		2003P		LTM		2002E		2003P		LTM		2002E		2003P
High	1.44	x	1.37	x	1.21	x	6.3	x	4.4	x	3.4	x	10.9	x	5.2	x	3.9	x
Average	0.71		1.37		1.21		5.1		4.4		3.4		8.5		5.2		3.9
Median	0.69		1.37		1.21		5.1		4.4		3.4		9.1		5.2		3.9
Low	0.05		1.37		1.21		3.8		4.4		3.4		5.0		5.2		3.9

Banc of America Securities then selected a range of multiples for each of the selected financial performance benchmarks and applied these multiples to the respective operating statistics of Monarch Dental. This analysis yielded an implied enterprise value for Monarch Dental of approximately $60.0 million to $80.0 million, or from no value to $7.28 per share of Monarch Dental common stock.

Although the selected companies were used for comparative purposes, none of such companies is directly comparable to Monarch Dental. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the companies or Monarch Dental to which they are being compared.

Analysis of Selected Acquisitions

Banc of America Securities analyzed publicly available financial information relating to selected acquisitions in the dental practice management industry that Banc of America Securities deemed relevant in evaluating the transaction. Banc of America Securities analyzed the following transactions:

Announcement Date	Acquiror	Target
December 31, 2001	Bayview Capital Partners L.P.	Monarch Dental Corporation (Wisconsin Operations)
June 5, 2001	Mon Acquisition Corp.	InterDent, Inc. (East Coast Division)
May 17, 2001	Orthodontic Centers of America, Inc.	OrthAlliance, Inc.
November 30, 1999	OrthAlliance, Inc.	New Image Orthodontic Group, Inc.

Banc of America Securities reviewed, as of the announcement date of the transaction, the enterprise value of the target in each of these four acquisitions as a multiple of revenue, EBITDA and EBIT, in each case, for the latest twelve months, or LTM, for which data was publicly available at the time of the announcement date of the transaction. Based on these calculations, Banc of America Securities noted the ranges for and median of the multiples in each of the selected acquisitions as summarized below.

	Enterprise Value as a Multiple of LTM (Summary of Multiples)
	Revenue		EBITDA		EBIT
High	1.5	x	3.7	x	5.1	x
Average	1.0		3.4		4.8
Median	1.1		3.4		4.8
Low	0.4		3.0		4.4

Banc of America Securities then applied a range of selected multiples to LTM EBITDA. This analysis yielded an implied enterprise value for Monarch Dental of approximately $45.0 million to $68.0 million, or from no value to $1.94 per share of Monarch Dental common stock.

Although the selected transactions were used for comparative purposes, none of these transactions is directly comparable to the merger, and none of the companies in such transactions is directly comparable to Monarch Dental or Bright Now! Dental. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of the selected companies or Monarch Dental to which they are being compared.

Discounted Cash Flow Analysis

Banc of America Securities conducted a discounted cash flow analysis to determine the diluted equity value per share of Monarch Dental common stock by valuing Monarch Dental based on the present value of its projected free cash flow, assuming no debt obligations. In conducting this analysis, Banc of America Securities calculated the debt-free free cash flows that Monarch Dental was expected to generate during fiscal years 2003 through 2007.

Banc of America Securities calculated terminal values for Monarch Dental at the conclusion of a five-year period ending in 2007. In calculating this range of terminal values, Banc of America Securities applied multiples to Monarch Dental’s projected 2007 EBITDA, ranging from 4.5x to 5.5x. Banc of America Securities then discounted the free cash flows projected from 2003 through 2007 and the terminal values to present values using a range of discount rates from 20% to 25%. Based upon this analysis, Banc of America Securities identified a range of aggregate values, which were then reduced by Monarch Dental’s total debt and minority interest as of September 30, 2002, to calculate a range of equity values. These equity values were then divided by fully diluted shares to calculate implied equity values per share ranging from $1.71 to $6.17.

Leveraged Buyout Analysis

Banc of America Securities performed a leveraged buyout analysis on Monarch Dental to determine what a potential financial investor could afford to pay in order to acquire Monarch Dental. This analysis was based on assumed interest rates of 8% for bank debt, an approximately 20% return for subordinated debt and current acceptable debt coverage ratios. In calculating implied enterprise values for Monarch Dental, Banc of America Securities applied multiples to Monarch Dental’s projected 2007 EBITDA, ranging from 4.5x to 5.5x. In conducting this analysis, Banc of America Securities assumed that a financial investor would require a minimum internal rate of return, or IRR, of 25% to 35% over the term of its investment. Based upon these assumptions,

Banc of America Securities determined that a financial investor would be able to pay from $60.0 million to $70.0 million for Monarch Dental, or from no value to $2.86 per share of Monarch Dental common stock.

Premiums Paid Analysis

Banc of America Securities reviewed the premium of the consideration paid over the trading prices one trading day, one week and four weeks prior to the announcement date of 416 selected cash transactions announced since January 1, 1997, with transaction values up to $200 million. The following table sets forth the average and median premiums paid in these transactions.

	Premium One Day Prior to Announcement	Premium One Week Prior to Announcement	Premium Four Weeks Prior to Announcement
Average	37.8%	45.2%	53.6%
Median	32.9%	38.7%	46.5%

This analysis yielded an implied trading value for Monarch Dental common stock of approximately $4.25 to $5.25 per share.

Banc of America Securities also noted that the cash consideration to be paid in the merger implied a premium of 27.8% over Monarch Dental’s closing share price of $4.50 on December 6, 2002 and an 81.4% premium over Monarch Dental’s 52-week average share price of $3.17 as of December 6, 2002.

Although the selected transactions were used for comparative purposes, none of these transactions is directly comparable to the merger, and none of the companies in such transactions is directly comparable to Monarch Dental or Bright Now! Dental. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Monarch Dental to which they are being compared.

Stock Trading History

Banc of America Securities reviewed the historical market prices of Monarch Dental common stock for the 52-week period ended December 6, 2002. For the indicated period, the high and low closing prices of Monarch Dental common stock were $5.46 and $1.70, respectively. Banc of America Securities also reviewed the following closing prices of Monarch Dental common stock over the following periods prior to December 6, 2002 and the related premiums represented by the cash consideration to be received by holders of Monarch Dental common stock in the proposed merger:

Trading Period	Average Price	Implied Premium
Current Stock Price (December 6, 2002)	$4.50	27.8%
Previous Month	$4.02	43.0%
Previous Three Months	$4.07	41.3%
Previous Six Months	$3.57	61.1%
Last 12 Months	$3.17	81.4%

The summary set forth above does not purport to be a complete description of all the analyses performed by Banc of America Securities. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Banc of America Securities believes, and has advised the special committee and our board, that Banc of America Securities’ analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Banc of America Securities made numerous assumptions with respect to economic, market and other conditions in effect on, and the information made available to it as of, the date of its opinion, many of which are beyond the control of Monarch Dental. The analyses performed by Banc of America Securities are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and none of Monarch Dental, Banc of America Securities or any other person assumes responsibility if future results are materially different from those projected. As mentioned above, the analyses supplied by Banc of America Securities and its opinion were among the factors taken into consideration by the special committee and our board in making their respective decisions to recommend and approve the merger agreement and should not be considered as determinative of such decisions.

Banc of America Securities is a nationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We selected Banc of America Securities to act as our financial advisor and to render an opinion to the special committee and our board on the basis of Banc of America Securities’ experience and expertise in transactions similar to the merger, its reputation in the investment community and its historical investment banking relationship with us. In the past, Banc of America Securities or its affiliates have provided financial advisory and financing services to us and have received fees for rendering these services. An affiliate of Banc of America Securities, Bank of America, N.A., was the sole lead arranger and sole book manager under our April 2001, $80.2 million credit facility. Bank of America, N.A. currently serves as administrative agent and is also a lender under the credit facility. As discussed in greater detail elsewhere in this proxy statement, we are in default with the terms of our credit facility. In addition, in the ordinary course of their businesses, Banc of America Securities and its affiliates are engaged in a broad range of securities activities and financial services, including trading or otherwise effecting transactions in debt or equity securities of Monarch Dental for their own account or for the accounts of their customers and, accordingly, may at any time hold long or short positions in such securities.

Pursuant to a letter agreement, we have agreed to pay Banc of America Securities a fee of $250,000, which was contingent upon rendering the opinion, and an additional fee of $650,000 upon the consummation of the transaction. Regardless of whether a transaction is completed, and in addition to the compensation described above, we have agreed to reimburse Banc of America Securities, immediately upon its request, for all reasonable out-of-pocket expenses, including reasonable fees and disbursements of Banc of America Securities’ counsel, up to a maximum of $50,000, and have agreed to indemnify Banc of America Securities against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Banc of America Securities, which are customary in transactions of this nature, were negotiated at arm’s length between Monarch Dental and Banc of America Securities, and our board was aware of that arrangement, including the fact that a portion of Banc of America Securities’ fee was contingent upon delivery of the opinion.

Financing Arrangements

In connection with the merger agreement, Bright Now! Dental has obtained commitment letters from Antares Capital Corporation, Madison Capital Funding LLC, and The Royal Bank of Scotland plc, to provide collectively a $73.0 million senior secured credit facility to finance the merger and related transactions on the terms and conditions set forth in the commitment letters. We refer in this proxy statement to Antares Capital Corporation, Madison Capital Funding LLC, and The Royal Bank of Scotland plc as the Antares Group. Bright Now! Dental has also obtained a commitment letter from Blackstone Mezzanine Partners, L.P., or Blackstone, to purchase up to $27.0 million in Bright Now! Dental senior subordinated notes and warrants to finance the merger and related transactions on the terms and conditions set forth in the commitment letter. As of the date of this proxy statement, these commitment letters are in full force and effect and have not been terminated.

Bright Now! Dental also will obtain additional financing from Gryphon affiliates in the amount of $28.4 million. We have been informed that Gryphon has equity commitments from its limited partners in the aggregate amount of $28.4 million and that the general partner may call these commitments to fund a portion of the costs of the merger. As of the date of this proxy statement, all internal and other approvals necessary for Gryphon to obtain these equity commitments have been obtained and remain in full force and effect.

The aggregate amount of $28.4 million will be invested in Bright Now! Dental in exchange for 12.0% junior pay-in-kind subordinated notes with detachable warrants, or junior subnotes. The junior subnotes will be unsecured and will be subordinated only to the debt under the senior secured credit facility and the senior subordinated notes. Interest on the junior subnotes will be paid at a rate of 12.0% per year in additional notes. The junior subnotes will have no mandatory redemption date, but will be redeemable upon a liquidation event, including a sale of Bright Now! Dental or an initial public offering. The detachable warrants will represent the right to purchase 30.0% of the common stock of Bright Now! Dental on a fully diluted basis (excluding incentive options issued to management and warrants issued to the holders of the senior subordinated notes). Depending on the ultimate principal amount of the junior subnotes required to fund the merger and related transactions, the warrant percentage may be increased to not more than 40.0% in the aggregate. The warrants will be exercisable at a price of $0.01 per share and will be subject to anti-dilution provisions.

The Antares Group’s obligation to provide the senior secured credit facility is subject to a number of conditions, including, among others:

•	the satisfactory completion of due diligence;

•
the execution of definitive documentation for the senior secured credit facility in form and substance satisfactory to the Antares Group and the satisfaction of the conditions in the definitive documentation;

•
the determination by the Antares Group that there has been no material adverse change since March 31, 2002, in the business condition (financial or otherwise), operations, performance or prospects of any of Monarch Dental, Bright Now! Dental or Merger Subsidiary, and no change, development or event that has or would reasonably be expected to have a material adverse effect;

•	the receipt by the Antares Group of:

•	satisfactory projections from Monarch Dental and Bright Now! Dental for the period from 2002 to 2007;

•	a pro forma closing balance sheet, as adjusted to reflect the merger, that is satisfactory to the Antares Group;

•	unaudited financial statements for each monthly period from January 2002 through the most recent month ended prior to the closing date; and

•
the execution by Gryphon of an indemnification agreement for the benefit of Bright Now! Dental, and upon which the Antares Group may rely, providing for the payment of all amounts in excess of the merger consideration required to be paid as a result of the exercise of appraisal rights by our stockholders;

•	the procurement of all governmental, regulatory and other consents or approvals required to complete the merger and the financing, as reasonably determined by the Antares Group;

•	the absence of any order or injunction or pending litigation that has a reasonable possibility of having a material adverse effect on any of Monarch Dental, Bright Now! Dental or Merger Subsidiary;

•	the absence of any litigation seeking to enjoin or prevent the merger or any related transactions;

•	the junior subnotes, when combined with the existing equity in Bright Now! Dental of approximately $29.5 million, must equal at least 40.0% of the total capitalization of Bright Now! Dental;

•
senior debt to twelve-month pro forma EBITDA (generally, earnings before interest, taxes, depreciation and amortization) no greater than 2.1x and total debt to twelve-month pro forma EBITDA no greater than 3.1x at the closing; and

•	satisfactory corporate approval of the merger agreement and the financing, as well as the delivery of opinions from counsel satisfactory to the Antares Group.

Blackstone’s obligation to purchase the senior subordinated notes and warrants is subject to a number of conditions, including, among others:

•	the satisfactory completion of due diligence;

•
the execution of definitive documentation for the senior subordinated notes and warrants in form and substance satisfactory to Blackstone and the satisfaction of the conditions in the definitive documentation;

•	the final terms of the senior credit facility with the Antares Group being in form and substance satisfactory to Blackstone;

•
the receipt by Bright Now! Dental of $28.4 million from Gryphon affiliates in exchange for the junior subnotes, plus additional cash investments to the extent pro forma EBITDA on the closing date is less than $25.4 million (for this purpose, EBITDA means earnings before interest, taxes, depreciation and amortization for the then latest twelve-month period, exclusive of any expected synergies from the merger);

•	Blackstone’s execution of intercreditor and subordination agreements with the Antares Group and the holders of junior subnotes, containing terms satisfactory to Blackstone;

•	the total uses of funds in connection with the merger not exceeding $113.4 million;

•	the purchase by Bright Now! Dental of all of our outstanding common stock at a total price not to exceed $14.0 million;

•	the repayment of all indebtedness of Bright Now! Dental and Monarch Dental in connection with the merger;

•	the availability of at least $13.0 million under the proposed revolving credit line under the proposed senior secured credit facility on terms satisfactory to Blackstone;

•
the absence of any material adverse change since December 31, 2001, in the condition (financial or otherwise), business, rights, prospects, properties, assets or supplier, customer or employee relationships of Bright Now! Dental or Monarch Dental;

•	the absence of any material pending litigation or proceeding against Bright Now! Dental or Monarch Dental;

•	the receipt by Blackstone of:

•
at least 30 days prior to the closing date, a pro forma consolidated balance sheet and income statement, as adjusted to reflect the transaction, which shows total debt to EBITDA not to exceed 3.3x and total senior debt to EBITDA not to exceed 2.25x; and

•
the execution by Gryphon of an indemnification agreement for the benefit of Bright Now! Dental and upon which Blackstone may rely, providing for the payment of all amounts in excess of the merger consideration required to be paid as a result of the exercise of appraisal rights by our stockholders; and

•	the procurement of all governmental, regulatory and other consents and approvals required to complete the merger and the financing, as reasonably determined by Blackstone.

Bright Now! Dental and Merger Subsidiary have agreed in the merger agreement to use their reasonable best efforts to obtain the financing for the merger and to satisfy the conditions outlined above. Bright Now! Dental has represented in the merger agreement that, as of the date of the merger agreement, it has no reason to believe that any of these conditions that are entirely within its control cannot or will not be satisfied prior to the effective time of the merger.

We have the right to terminate the merger agreement upon receipt of notice from Bright Now! Dental that:

•	either the Antares Group or Blackstone has advised Bright Now! Dental that they are unable to provide the financing commitment amount; or

•	Bright Now! Dental has determined that it is unlikely that it will be able to satisfy the conditions in the commitment letters with the Antares Group or Blackstone.

Bright Now! Dental is obligated to inform us of the occurrence of either of the events listed above no later than 48 hours from the occurrence of the event.

As of the date of this proxy statement, Bright Now! Dental has not yet completed its financing, and no assurance can be given that its financing will be completed. Bright Now! Dental currently does not have any alternative financing commitments in the event that the financing with the Antares Group or Blackstone is not obtained. Both commitment letters will terminate in accordance with their terms unless definitive loan documents are executed on or before April 1, 2003.

Arrangement Between Bright Now! Dental and Our Lenders

In connection with the merger agreement, Bright Now! Dental has entered into an agreement with our lenders to pay at the closing of the merger approximately $63.1 million to our lenders, and our lenders have agreed to accept such amount in full satisfaction of all of our obligations under our credit facility. This amount represents the outstanding principal balance under our credit facility. Upon payment of this amount, Bright Now! Dental shall, and shall cause us to, release our lenders and each of their officers, directors, employees, agents, representatives and attorneys, and our lenders shall release Bright Now! Dental and its officers, directors, employees, agents, representatives and attorneys, from all claims, causes of action, or the like arising from or related to our credit facility.

In addition, if the merger does not close by February 28, 2003, Bright Now! Dental has agreed to pay an amount equal to the amount of interest accrued on the $63.1 million at an annual rate equal to the higher of the federal funds rate plus 0.5% or our lead lender’s prime rate for the number of days in the period commencing March 1, 2003 and ending on the closing date of the merger.

Under this agreement, our lenders have agreed to refrain from taking the following actions until the earliest of (1) the termination of the merger agreement, (2) any default by Bright Now! Dental of the terms of this agreement with our lenders, including the failure to meet any milestone under this agreement, (3) April 1, 2003, and (4) the closing of the merger:

•	filing suit against us in connection with our credit facility;

•	foreclosing or initiating a foreclosure action on any collateral under the credit facility;

•	exercising any self-help remedies with respect to the collateral under the credit facility;

•	imposing any fee, charge or expense not expressly provided for in the credit agreement;

•	assigning, selling or transferring our indebtedness to any other person, unless such party agrees to be bound by the terms of this agreement;

•
assigning, selling or transferring the warrants or the shares of our common stock issued upon exercise of the warrants, except in connection with the assignment, sale or transfer of our indebtedness as permitted above;

•	exercising remedies and collecting interest and fees;

•	interfering with our use of our cash by setting off any of our cash accounts against the debt owed to our lenders;

•	blocking, freezing or restricting our ability to access our cash accounts; or

•	dishonoring checks, transfers or payments drawn by us against sufficient collected funds.

Our lenders also agreed to take all required actions, to the extent permitted by applicable law, to exercise all of their warrants to purchase shares of our common stock in full prior to the record date for the special meeting and to transfer the shares of our common stock issued upon exercise of the warrants to a Gryphon affiliate, without further consideration, immediately upon the payment of the $63.1 million, plus any interest required to be paid, at the closing of the merger. The warrants were issued to our lenders in connection with prior amendments to our credit agreement. Our lenders exercised their warrants on December 27, 2002 by reducing the number of shares underlying the warrants by the number of shares having a fair market value equal to the exercise price of the warrants. On the record date, the resulting 174,245 warrant shares represented approximately 7.4% of our outstanding common stock.

This agreement also includes the following representations, warranties and covenants:

•	the closing of the merger shall occur on or prior to April 1, 2003;

•
the retention of a consultant by our lenders and at their expense, with the authority to investigate all aspects of our business, including all financial and business records and operations, and to make recommendations to our lenders regarding the enhancement of our operating performance;

•	the absence of any material breach of the merger agreement by any party prior to the closing, unless such breach has been waived;

•
Bright Now! Dental’s representation and warranty that its financing commitments will provide sufficient funds to consummate the merger, including the payment of the $63.1 million principal amount, plus any interest required to be paid, upon the closing of the merger;

•
Bright Now! Dental’s representation and warranty that it has no reason to believe that any of the conditions in its financing commitment letters that are entirely within its control cannot or will not be satisfied prior to the effective time of the merger; and

•	the completion of certain milestones in connection with the merger, including the following:

•	filing the preliminary proxy statement by December 27, 2002;

•
filing the definitive proxy statement within five days from the date we are notified by the Securities and Exchange Commission that they will not review the proxy statement, or within 20 days after we receive comments from the Securities and Exchange Commission, if the proxy statement is reviewed by the Securities and Exchange Commission;

•
mailing the proxy statement to our stockholders within 10 days from the date that we are notified that the proxy statement will not be reviewed by the Securities and Exchange Commission, or within 25 days after we receive comments from the Securities and Exchange Commission, if the proxy statement is reviewed by the Securities and Exchange Commission; and

•
holding the special meeting within 55 days after the date that we are notified that the proxy statement will not be reviewed by the Securities and Exchange Commission, if the proxy statement is not reviewed by the Securities and Exchange Commission, or within 70 days after we receive comments from the Securities and Exchange Commission, if the proxy statement is reviewed by the Securities and Exchange Commission.

We are not a party to this agreement and, thus, we cannot enforce its terms. If Bright Now! Dental breaches this agreement or the merger agreement terminates for any reason, our lenders may exercise their rights under the credit agreement without violation, including their rights of set-off and foreclosure, which could have the effect of delaying or preventing the merger or forcing our company into bankruptcy.

Arrangements Between Bright Now! Dental and Our Major Stockholders

Stockholder Support Agreements

Bruce Galloway and Europa International, Inc. (an affiliate of Fred Knoll), who are two of our largest stockholders and who collectively with their affiliates own approximately 23.1% of the outstanding shares of our common stock, entered into stockholder support agreements with Bright Now! Dental in connection with the proposed merger. The material terms of the stockholder support agreements are set forth below.

Under the terms of the stockholder support agreements, these stockholders agreed to vote all of their shares of our common stock:

•	in favor of the adoption and approval of the merger agreement and any other matter necessary to consummate the transactions contemplated by the merger agreement;

•
against any other merger agreement or merger, consolidation, combination, sale of substantial assets, sale of securities, reorganization, recapitalization, liquidation or winding up of our company or any other similar transaction involving our company; and

•	against any corporate action the consummation of which would frustrate the purposes or impede, prevent, nullify or delay the completion of the transactions contemplated by the merger agreement.

Mr. Galloway also agreed to vote his shares against any amendment to our certificate of incorporation or by-laws or any other action or agreement that would result in a breach of any of our representations, warranties, agreements or other obligations under the merger agreement or which could result in any of the conditions to our obligations under the merger agreement not being fulfilled.

Also under the stockholder support agreements, Mr. Galloway and Europa International agreed not to:

•	offer to sell, sell, assign, transfer, pledge, encumber or otherwise dispose of any of their shares of our common stock;

•	deposit any of their shares of our common stock into a voting trust or enter into a voting agreement or arrangement with respect to these shares;

•	grant any proxy or power of attorney with respect to their shares of our common stock;

•
enter into any contract, option, agreement or other arrangement with respect to any sale, assignment, transfer or other disposition of or transfer of any interest in or the voting of any of their shares of our common stock or other securities of our company; or

•	exercise any appraisal rights under Delaware law.

Each of Mr. Galloway and Europa International also agreed not to, and not to permit any of their respective affiliates, or any director, officer, employee, partner, member, investment banker, attorney or other advisor or representative of such stockholder or such stockholder’s affiliates to:

•	solicit, initiate or encourage the submission of an acquisition proposal with respect to our company;

•	participate in any discussions or negotiations regarding an acquisition proposal;

•	furnish to any person any information with respect to an acquisition proposal; or

•	take any other action to facilitate any inquiries or the making of a proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal.

The stockholder support agreements will terminate upon the earliest to occur of:

•	the effective time of the merger;

•	any termination of the merger agreement;

•
any material amendment to the merger agreement not agreed to in writing by Mr. Galloway or Europa International, as applicable, including any amendment or waiver that would result in such stockholder receiving less than $5.75 per share in cash upon completion of the merger; and

•	the 180th day following the December 10, 2002 execution date of the stockholder support agreements.

The stockholder support agreements provide for Mr. Galloway and Europa International to be reimbursed by Bright Now! Dental for documented legal fees incurred by them in connection with the merger and the other transactions contemplated by the stockholder support agreements. The reimbursement of legal fees is limited to an aggregate of $35,000 for Mr. Galloway and $60,000 for Europa International. Bright Now! Dental is obligated to reimburse these fees immediately following the completion of the merger, but no later than two business days following the adoption and approval of the merger agreement by our stockholders. If the applicable stockholder is not paid this amount within the prescribed time period, the stockholder support agreement with that stockholder will become null and void and be of no further force and effect.

Mutual Releases

In connection with entering into the stockholder support agreements, the parties to these agreements, including their respective affiliates, also entered into mutual releases and covenants not to sue with respect to all prior claims, including claims which were asserted or could have been asserted in connection with the transactions contemplated by the merger agreement or which could arise out of any action taken in connection with the merger agreement. The stockholder parties also released, and agreed not to sue with respect to, any claims related to matters occurring at or prior to the completion of the merger which relate to the transactions contemplated by the merger agreement. The releases exclude any claims arising out of or related to any breach of the releases, as well as the letter agreements or the consulting agreement described below, or any breach of the merger agreement.

The stockholder releases, but not the covenants not to sue, are effective only upon the completion of the merger and only if the merger consideration is not less than $5.75 per share. The stockholder releases and covenants not to sue terminate if the applicable stockholder is not reimbursed for legal fees as provided in the relevant stockholder support agreement. The releases and covenants not to sue made by the stockholders are also in favor of Monarch Dental, and the releases and covenants not to sue made by Bright Now! Dental are also made on behalf of Monarch Dental at such time as our company is controlled by Bright Now! Dental.

Options to Invest in Bright Now! Dental Following the Merger

In connection with the execution of the stockholder support agreements, Messrs. Galloway and Knoll entered into letter agreements with Gryphon Partners II, L.P. that provide each of them with the option to purchase from Gryphon Partners within 180 days following the completion of the merger, an amount of securities in Bright Now! Dental having an aggregate purchase price equal to the proceeds that they each receive in the merger. As part of the financing for the merger, Gryphon Partners intends to provide financing by purchasing securities of Bright Now! Dental, specifically 12.0% junior pay-in-kind subordinated notes with detachable warrants, or junior subnotes. The warrants will be exercisable at a price of $0.01 per share and will be subject to anti-dilution provisions. Any investment in the junior subnotes by Messrs. Galloway and Knoll would be at the same price as the purchase by Gryphon Partners.

Set forth below is a table which indicates the potential ownership interests of Messrs. Galloway and Knoll in the combined company under certain assumptions, including the full exercise of their respective options. The amounts set forth below assume that Gryphon affiliates purchase $28.4 million principal amount of junior subnotes in the transaction, with the shares of Bright Now! Dental common stock issuable upon exercise of the accompanying warrants representing 30.0% of the fully diluted common stock of Bright Now! Dental immediately following the transaction (excluding incentive options issued to management and warrants issued to the holders of Bright Now! Dental’s senior subordinated notes). In the event the principal amount of the junior subnotes issued for purposes of funding the merger and related transactions exceeds $28.4 million, the number of warrants accompanying the junior subnotes could increase, but the common stock subject to the warrants would not, in any event, represent more than 40.0% of the fully diluted common stock of Bright Now! Dental. In the event the principal amount of the junior subnotes issued by Bright Now! Dental exceeds $28.4 million, the percentage interests of the stockholders in those subnotes would decrease proportionately. In addition, if the number of warrants accompanying the junior subnotes is increased as a result of an increase in the principal amount of the junior subnotes issued, the percentage of the fully diluted Bright Now! Dental common stock represented by warrants held by the stockholders would increase.

Stockholder	Number of Shares of Monarch Dental Common Stock Beneficially Owned	Proceeds to be Received in Merger ($5.75 per share)	Percentage of Total Principal Amount of Junior Subnotes Subject to Option	Percentage of Fully Diluted Bright Now! Dental Common Stock Represented by Warrants Subject to Option
Fred Knoll	403,900	$2,322,425	8.2%	2.5%
Bruce Galloway	139,399	$ 801,544	2.8%	0.8%

Messrs. Galloway and Knoll may elect to make the investment at any time following the completion of the transaction up to and including the 180th day following the completion of the merger, following receipt of a disclosure document from Bright Now! Dental regarding the junior subnotes. The option election period will be extended by one day for each additional day between the 60th day following the closing of the merger and the date of delivery of the disclosure document.

Consulting Agreement

Gryphon Investors, Inc. also entered into a consulting agreement, effective upon the completion of the merger, with Galloway Capital Management, LLC, an affiliate of Mr. Galloway. Under the consulting agreement, Galloway Capital agreed to provide Gryphon with a right of first offer with respect to all new transaction ideas that Galloway Capital generates in connection with public company going-private transactions. For these services, Galloway Capital will receive a fee of $150,000 per year.

Gryphon retained Galloway Capital to render these consulting services to Gryphon for a one-year period beginning on the closing date of the merger. If during the initial one-year consulting period, however, Gryphon or any of its affiliated entities substantially completes negotiations with respect to a definitive agreement, including related documentation, for a transaction originated by Galloway Capital, then the consulting period will be automatically extended for one additional year on similar terms. The additional one-year consulting period will not be subject to further extension.

Structure of the Merger

In the merger, Merger Subsidiary will merge with and into our company, and Monarch Dental will be the surviving corporation. As a result, we will become a wholly-owned subsidiary of Bright Now! Dental. In the merger, each share of our common stock outstanding immediately prior to the effective time of the merger will be canceled, retired and converted into the right to receive the merger consideration (other than shares as to which appraisal rights have been demanded and not withdrawn or lost).

Certain Effects of the Merger

If the merger is completed, holders of shares of our common stock will not have an opportunity to continue their equity interest in the surviving corporation as an ongoing corporation and, therefore, will not have the opportunity to share in its future earnings, dividends or growth, if any. In addition, upon completion of the merger, our common stock will no longer be listed on NASDAQ and our company will cease to be registered with the Securities and Exchange Commission.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

The special meeting will be held at the Hotel Inter-Continental, Crystal I Ballroom, 15201 Dallas Parkway, Addison, Texas, on Wednesday, February 12, 2003, at 10:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, you will be asked to consider and vote on the following proposals:

•	to adopt and approve the merger agreement, which provides for the merger of Merger Subsidiary, a wholly-owned subsidiary of Bright Now! Dental, with and into our company; and

•	to act upon any other business that may properly come before the special meeting or any adjournment or postponement of that meeting.

Record Date

Our board of directors has fixed the close of business on January 2, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, 2,348,634 shares of our common stock were outstanding and entitled to vote. Our shares were held of record by approximately 557 stockholders. The common stock is our only outstanding class of stock. Stockholders of record on the record date will be entitled to one vote per share of common stock on any matter that properly comes before the special meeting and any adjournment or postponement of that meeting.

Quorum

Our charter and by-laws and Delaware law require the presence, in person or by duly executed proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the special meeting in order to constitute a quorum. If a quorum is not present, we expect to adjourn or postpone the special meeting to solicit additional proxies and intend to vote any proxies we have at the time in favor of an adjournment or postponement.

Vote Required

Our charter and by-laws and Delaware law require the affirmative vote of holders of a majority of the shares of our common stock outstanding and entitled to vote at the special meeting to approve the merger agreement. Holders of approximately 23.1% of these shares have agreed with Bright Now! Dental to vote in favor of the adoption and approval of the merger agreement. Also, on the record date, our directors and executive officers owned 378,370 shares of our common stock, or approximately 16.1% of our total outstanding shares. On the record date, Bright Now! Dental owned no shares of our common stock.

Abstentions and Broker Non-Votes

For purposes only of determining the presence or absence of a quorum for the transaction of business at the special meeting, we intend to count abstentions as present at the special meeting. Abstentions and broker non-votes are not, however, counted as favorable votes and, therefore, have the same effect as a vote against the adoption and approval of the merger agreement. Broker non-votes are proxies from brokers or other nominees indicating that the person has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. If you fail to vote or abstain from voting, it will have the effect of a vote against the proposal.

The actions proposed in this proxy statement are not matters that can be voted on by brokers holding shares for beneficial owners without the owners’ specific instructions. Accordingly, we urge you to return the enclosed proxy card marked to indicate your vote or to give your broker proper instructions.

Proxies, Voting and Revocation

You are requested to complete, date and sign the accompanying proxy card and promptly return it to us. All properly executed proxies received prior to taking the vote at the special meeting and not revoked, will be voted as instructed on the proxy card. If the proxy card is signed and returned without indicating any voting instructions, the shares represented by that proxy will be voted “For” the adoption and approval of the merger agreement and in the discretion of the individuals named as proxies as to any other matter that may come before the special meeting, including, among other things, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies. No proxy which is voted against the proposal will be voted in favor of any adjournment or postponement of the meeting.

You may revoke your proxy at any time before it is voted at the special meeting by:

•	delivering to our secretary at the address listed below a written notice of revocation bearing a later date than the proxy;

•
duly executing, dating and delivering to our secretary at the address listed below a new proxy card, dated later than the first proxy card, which will automatically replace any earlier dated proxy card that you returned; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

You should send any notice of revocation of your proxy card to:

Monarch Dental Corporation
Tollway Plaza II
15950 North Dallas Parkway,
Suite 825
Dallas, Texas 75248
Attention: Lisa K. Peterson, Secretary

If your broker holds shares in “street name,” your broker will vote your shares only if you provide instructions on how to vote. Your broker will provide directions regarding how to instruct your broker to vote your shares. Please note, however, that if the holder of record of your shares is your broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from your broker, bank or other nominee confirming that you are the beneficial owner of the shares.

Solicitation of Proxies and Expenses

We will bear the entire cost of solicitation of proxies from our stockholders. We have retained D. F. King & Co., Inc. to assist in soliciting proxies and will pay approximately $12,500, plus reasonable out-of-pocket expenses, in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of common stock owned by others to forward to those beneficial owners. We will reimburse persons representing beneficial owners of the shares of common stock for their expenses in forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to our directors, officers or other regular employees for these services.

The matters to be considered at the special meeting are of great importance to you. Accordingly, we urge you to read and carefully consider the information presented in this proxy statement and to complete, sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope.

Appraisal Rights

In connection with the proposal to adopt and approve the merger agreement you may, under certain circumstances and by following procedures prescribed by Delaware law, exercise appraisal rights and receive cash equal to the fair value of your shares of our common stock. The failure of a stockholder seeking an appraisal of his or her shares to follow the appropriate procedures may result in the termination or waiver of these rights. See the section of this proxy statement entitled “Appraisal Rights” beginning on page 47 for a summary of your appraisal rights and the procedures to follow to assert these rights. In addition, a copy of Section 262 of the Delaware General Corporation Law, which governs appraisal rights, is attached as Appendix C to this proxy statement. If you wish to demand an appraisal of your shares, you must strictly comply with the statutory requirements.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

As you consider the recommendations of our board of directors and the special committee with respect to the merger agreement, you should be aware that some of our directors and officers may have interests in the merger and participate in arrangements that are different from, or are in addition to, those of our stockholders generally. Our board and the special committee are aware of these interests and considered them, among other matters, when they approved the merger agreement. These interests include the following:

Severance Payments to Officers and Employees

Lisa K. Peterson, our Chief Financial and Administrative Officer, has an employment agreement that provides for certain benefits if her employment is terminated, whether by our company or Ms. Peterson, for any reason except termination for cause. As a result, upon the termination of her employment, Ms. Peterson will be entitled to receive a cash payment equal to her annual base salary and bonus for the prior year ($231,000). Furthermore, if Ms. Peterson would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, she would also be entitled to an additional payment, referred to as a gross-up payment, so that the new amount retained by Ms. Peterson after paying any excise tax, would equal the intended cash severance payment. In addition, for the twelve-month period following the termination of her employment, Ms. Peterson will be entitled to the continuation of health benefits coverage at a premium payable in the same proportion as in effect prior to Ms. Peterson’s termination, and outplacement services not to exceed $20,000 in the aggregate. Ms. Peterson will also be entitled to receive a stay bonus in the amount of $110,000, if the merger is completed on or prior to March 31, 2003.

The employment agreement between Monarch Dental and Ms. Peterson is the only severance agreement that currently exists between Monarch Dental and any of our employees.

Stay Bonus Agreements

When the special committee authorized the pursuit of a sale of Monarch Dental, it determined that the potential sale of our company could create an atmosphere of uncertainty and insecurity among our employees, and may result in the departure of valuable employees, to the detriment of our company and our stockholders. As a result of that determination, we entered into stay bonus agreements with certain key officers and employees to induce them to continue their employment with us. In exchange for the employee’s promise to continue to perform his or her duties as an employee through the date of the merger or other specified dates, we agreed to pay these employees cash bonuses, of varying amounts, as more fully described below.

We have entered into stay bonus agreements with the executive officers listed in the table below. The table lists for each executive officer the stay bonus amount granted and the timing of that payment.

Name	Stay Bonus Amount	Payable if the merger closes on or prior to:
W. Barger Tygart	$225,000	March 31, 2003
Lisa K. Peterson	$110,000	March 31, 2003
Dr. Roy D. Smith, III	$102,500	March 31, 2003
Timothy J. Kriske	$97,500	March 31, 2003
Thurman Brown	$90,000	March 31, 2003

In addition, we entered into stay bonus agreements with six other key employees who may receive up to $354,500 in the aggregate upon the completion of the merger or at other specified dates if they remain as employees in good standing. In accordance with the terms of the stay bonus agreements, we paid $126,500 of this aggregate amount to these key employees for the continuation of their employment with us through December 31, 2002.

Stock Options of Our Directors and Executive Officers

In connection with the merger, all of our outstanding stock options will become fully vested and exercisable. In full settlement of these options, Bright Now! Dental will make a cash payment to each option holder as of the closing equal to the difference between the merger consideration that would be payable with respect to each share of common stock underlying that option and the applicable option exercise price.

As a result, our officers and directors holding options will receive cash payments at closing in the approximate amounts (before withholding) indicated in the following table.

Name	Number of Option Shares	Option Shares Exercise Price	Option Settlement Amount
W. Barger Tygart	75,000	$2.91	$213,000
	8,333	$5.0625	$5,729
Allan S. Huston	3,333	$1.3128	$14,789
	500	$2.45	$1,650
Glenn E. Hemmerle	1,000	$2.45	$3,300
Dr. John E. Maupin, Jr.	1,000	$2.45	$3,300
Dr. Warren F. Melamed	1,000	$2.45	$3,300

Total			$245,068

Our directors and executive officers hold additional stock options which will become fully vested and exercisable in connection with the merger. The exercise prices of these options, however, exceed the $5.75 per share merger consideration. The options listed in the table above constitute all of the in-the-money options held by our directors, officers and other employees.

Indemnification of Our Directors and Executive Officers

In addition, under the terms of the merger agreement, our directors and executive officers will be entitled to indemnification in specified circumstances, as more fully described in the section below entitled “The Merger Agreement—Indemnification.”

THE MERGER AGREEMENT

The terms of and conditions to the merger are contained in the merger agreement, a copy of which is attached to this proxy statement as Appendix A and incorporated in this document by reference. Set forth below is a description of the material terms and conditions of the merger agreement. This description is qualified in its entirety by, and made subject to, the more complete information set forth in the merger agreement. You should read the merger agreement carefully and in its entirety.

Structure

The merger agreement provides that Merger Subsidiary will be merged with and into Monarch Dental, with Monarch Dental being the surviving corporation. We will cease to exist as a separate company and our common stock will no longer be listed on NASDAQ or registered with the Securities and Exchange Commission. After the merger, we will be a wholly-owned subsidiary of Bright Now! Dental.

Effective Time

The merger will become effective when the certificate of merger has been filed with the Secretary of State of the State of Delaware and become effective in accordance with the Delaware General Corporation Law. We expect the merger to become effective as soon as practicable after the special meeting and the satisfaction or waiver of all other conditions to closing the merger. The parties will not be required under the merger agreement, however, to complete the merger until two business days after all of the conditions to closing the merger described in the merger agreement are satisfied or waived.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock (other than shares as to which appraisal rights have been demanded and not withdrawn or lost) will be converted into the right to receive $5.75 in cash, without interest. We expect that the merger will be completed during the first calendar quarter of 2003.

Rights of Holders of Our Common Stock at the Effective Time of the Merger

At the effective time of the merger, holders of our common stock will cease to be, and will have no rights, as our stockholders, other than the right to receive the merger consideration (unless you demand an appraisal of your shares and such demand is not withdrawn or lost). After the merger occurs, there will be no transfers on our stock transfer books of any shares of our common stock.

Exchange of Stock Certificates

Bright Now! Dental has designated Mellon Investor Services LLC to act as the exchange agent in the merger. Promptly after the effective time of the merger, the exchange agent will mail a letter of transmittal and instructions for use in surrendering your shares of our common stock in exchange for the merger consideration. The letter of transmittal and instructions will specify that delivery will be effected and risk of loss and title to stock certificates will pass only upon proper delivery of the stock certificate to the exchange agent and will specify how to properly surrender your stock certificates for payment. You should not submit your stock certificates for exchange until you receive the letter of transmittal and instructions referred to above.

When you deliver your stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, subject to any required withholding of taxes, you will receive the merger consideration to which you are entitled under the merger agreement for each share of common stock previously represented by your stock certificate, and the stock certificate will be canceled.

You are not entitled to receive any interest on the merger consideration. The exchange agent will only issue a check for the merger consideration in a name other than the name in which a surrendered stock certificate is registered if the stock certificate surrendered is properly endorsed, or otherwise in proper form for transfer, and you show that you paid any applicable stock transfer taxes. Until surrendered in accordance with the provisions stated above, each certificate will, after the effective time of the merger, represent only the right to receive the merger consideration.

After the effective time of the merger, there will be no transfers of certificates that previously represented common stock on our stock record books. If, after the effective time, stock certificates are presented to the surviving corporation or the exchange agent for payment, they will be canceled and exchanged for the merger consideration, without interest. However, no holder of a stock certificate will have any greater rights against the surviving corporation than may be accorded to general creditors of the surviving corporation under applicable law.

Our Conduct of Business Prior to Completing the Merger

Under the merger agreement, we have agreed that, until the effective time of the merger, we will conduct our operations only in the ordinary and usual course of business consistent with past practice, and we will use our reasonable best efforts to keep available the services of our current officers, key employees and consultants and to preserve the current relationships with our customers, suppliers and other persons with which we have a significant business relation as is reasonably necessary to preserve substantially intact our business organization.

In addition, the merger agreement specifically prohibits us, without Bright Now! Dental’s prior written consent, from taking any of the following actions:

•	amending or otherwise changing our organizational documents;

•	issuing, selling, pledging, disposing of or authorizing the issuance, sale, pledge or disposition of any of our securities, options, warrants or rights to acquire those securities;

•
selling, pledging, transferring or otherwise disposing of or authorizing the sale, pledge, transfer or disposition of any of our property or assets, other than as required under existing agreements or in the ordinary course of business consistent with past practice;

•	entering into any commitment or transaction outside the ordinary course of business consistent with past practice, other than transactions with our wholly-owned subsidiaries;

•	declaring, making or paying any dividend or other distribution on our capital stock or entering into any voting agreement involving our capital stock;

•	reclassifying, combining, splitting, or redeeming, purchasing or otherwise acquiring any of our capital stock or other equity interests;

•
acquiring any interest in any other business or any assets, other than in the ordinary course of business consistent with past practice and not in excess of $100,000 individually or $250,000 in the aggregate;

•
incurring any indebtedness or issuing any debt securities other than in the ordinary course of business or other indebtedness with a maturity of not more than one year and in a principal amount not in excess of $250,000 in the aggregate;

•	terminating, canceling or requesting any material change in our material contracts, other than in the ordinary course of business consistent with past practice;

•
making or authorizing any capital expenditure in excess of our budget (including maintenance capital expenditures in excess of $100,000 per month), other than capital expenditures that are not in the aggregate in excess of $75,000;

•
amending or modifying the existing terms of our benefit plans to increase the compensation payable to our directors, officers or employees (except for increases in accordance with past practices in salaries or wages of our employees which are not across-the-board increases), to grant any rights to severance or termination pay, or to amend or waive any vesting or performance criteria;

•	prepaying any long-term debt or paying, discharging or satisfying claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice;

•
accelerating or delaying the collection of notes or accounts receivable in advance of or beyond their due dates or the dates when they would have been collected in the ordinary course of business consistent with past practice;

•
delaying in excess of 15 days or accelerating the payment of accounts payable in advance of their due date or the date the liability would have been paid in the ordinary course of business consistent with past practice;

•	varying our inventory practices in any material respect from our past practices;

•
making any changes to our accounting policies or procedures, other than in the ordinary course of business consistent with past practice or as required by generally accepted accounting principles, or GAAP, or applicable law;

•
waiving, releasing or settling any material claims or any material litigation or arbitration, other than where the settlement (after giving effect to insurance proceeds actually received) does not exceed $50,000 individually or $150,000 in the aggregate;

•
making or changing any tax elections, adopting or changing any accounting method in respect of taxes (other than as required by law), entering into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settling or compromising any claim, notice, audit report or assessment in respect of taxes, or consenting to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

•	amending, modifying or changing our shareholder rights agreement;

•	modifying, amending, terminating or waiving any rights or material claims with respect to any confidentiality or standstill agreement to which we are a party;

•
writing up, writing down or writing off the book value of our assets in an amount individually or in the aggregate in excess of $100,000, except in accordance with GAAP and any impairment charge pursuant to Statement of Financial Accounting Standards No. 142;

•	taking any action to exempt any other person from any state anti-takeover law or our shareholder rights agreement; or

•	authorizing or entering into any agreement or otherwise making a commitment to take any of the actions described above.

The agreements relating to the conduct of our business in the merger agreement are complicated and not easily summarized. You are urged to carefully read Section 5.1 of the merger agreement attached to this proxy statement as Appendix A.

Conditions to the Merger

The obligations of Monarch Dental and Bright Now! Dental to complete the merger are subject to the satisfaction of the following conditions, which generally cannot be waived:

•	the adoption and approval of the merger agreement by the requisite vote of our stockholders;

•	the absence of any law, order or injunction prohibiting or restricting the completion of the merger; and

•	the receipt of all required governmental consents or approvals.

Our obligation to complete the merger is subject to the satisfaction of the following additional conditions, any of which can be waived by us:

•
each of the representations and warranties of Bright Now! Dental and Merger Subsidiary contained in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and the effective time of the merger, except to the extent those representations and warranties speak as of an earlier date or for changes expressly contemplated by the merger agreement, and all changes and conditions that constitute exceptions to Bright Now! Dental and Merger Subsidiary representations and warranties made as of the effective time (except to the extent those representations and warranties speak as of an earlier date, then as of that date), disregarding in each case all references to any materiality qualifications, will not constitute a material adverse effect on Bright Now! Dental and Merger Subsidiary; and

•	Bright Now! Dental and Merger Subsidiary must perform in all material respects all of their respective obligations under the merger agreement.

The obligations of Bright Now! Dental and Merger Subsidiary to complete the merger are subject to the satisfaction of the following additional conditions, any of which can be waived by Bright Now! Dental:

•
each of our representations and warranties contained in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and the effective time of the merger, except to the extent those representations and warranties speak as of an earlier date or for changes expressly contemplated by the merger agreement, and all changes and conditions that constitute exceptions to our representations and warranties made as of the effective time (except to the extent those representations and warranties speak as of an earlier date, then as of that date), disregarding in each case all references to any materiality qualifications, will not constitute a material adverse effect on our company;

•	we must have performed in all material respects all of our obligations under the merger agreement;

•	we must have obtained all of the required consents and approvals from any third parties, other than governmental entities;

•
the absence of any material adverse change on Monarch Dental, except any material adverse change that primarily results from the announcement or pendency of the merger, that generally affects our industry and does not affect us in a disproportionate manner (other than changes in laws or regulations), or that is related to a general drop in stock prices in the Unites States that does not affect us in a disproportionate manner;

•
the absence of any action seeking damages or equitable relief in connection with the merger, with respect to which Bright Now! Dental believes in good faith, after consulting with its legal counsel, that a material risk exists that the plaintiff will prevail and the damages which the plaintiff would reasonably be expected to be awarded would either exceed $2.5 million or, to the extent that equitable relief is sought, would rescind the merger; and

•	Bright Now! Dental shall have received the proceeds of its financing commitments.

Representations and Warranties

In the merger agreement, we made representations and warranties, subject to exceptions which were disclosed to Bright Now! Dental, concerning our business and assets. The representations and warranties must be true and correct in all material respects at the effective time of the merger or Bright Now! Dental will not be required to complete the merger. These representations and warranties include, among others, that:

•	we have complied with our organizational documents including our charter and by-laws;

•
we and our subsidiaries are validly existing and in good standing and that the issued and outstanding shares of our capital stock and the capital stock of any of our subsidiaries are fully paid, nonassessable and free of preemptive rights;

•	our board of directors authorized the signing and performance of the merger agreement;

•
we and our subsidiaries possess all authorizations, licenses, permits, certificates, approvals and clearances from any governmental entity necessary for us or our subsidiaries to own, lease and operate our properties and carry on our business;

•	neither we nor our subsidiaries have any undisclosed liabilities or obligations of any nature that would be required to be reflected on a balance sheet prepared in accordance with GAAP;

•	we are not subject to any pending or threatened controversies by any of our current or former employees that if decided adversely would have a material adverse effect on us;

•
there are no suits or actions filed or threatened against us or any of our subsidiaries that would reasonably be expected to have a material adverse effect on our assets, liabilities, financial condition or results of operations;

•	we and our subsidiaries have timely filed all tax returns, which were complete and correct, and neither we nor our subsidiaries have any unpaid taxes that exceed our reserve for tax liabilities;

•	neither we nor our subsidiaries are subject to any audits, assessments or other administrative or court proceedings with regard to our taxes or tax returns; and

•
each of our leases has been properly authorized and executed by us, is in full force and effect, constitutes a legal, valid and binding obligation of ours and does not require any consent or approval in connection with the merger.

We have also made representations and warranties with respect to the professional corporations that operate the dental offices and with which we have administrative services agreements.

The merger agreement also contains representations and warranties of Bright Now! Dental and Merger Subsidiary relating to various aspects of their business, including, among others, that:

•	Bright Now! Dental and its subsidiaries are validly existing and in good standing and that Bright Now! Dental owns all of the issued and outstanding shares of Merger Subsidiary;

•	Bright Now! Dental’s and Merger Subsidiary’s boards of directors authorized the signing and performance of the merger agreement;

•
there are no suits or actions filed or threatened against Bright Now! Dental or any of its subsidiaries that would result in a material adverse effect on the assets, liabilities, financial condition or results of operations of Bright Now! Dental;

•
Bright Now! Dental has provided to us true, complete and correct copies of its financing commitment letters and that, as of the date of the merger agreement, Bright Now! Dental has no reason to believe that any of the conditions set forth in the financing commitment letters will not be satisfied prior to the effective time of the merger; and

•	Bright Now! Dental has provided to us true, complete and correct copies of its financial statements prepared in accordance with GAAP.

The representations and warranties included in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles 3 and 4 of the merger agreement attached to this proxy statement as Appendix A.

Solicitation of Proposals from Other Parties

We have agreed that, until the termination of the merger agreement or the effective time of the merger, neither we nor any of our subsidiaries will take any action, or authorize or permit any of our directors, officers, employees, accountants, consultants, legal counsel, advisors and agents, or other representatives to take any action, to knowingly encourage, solicit, initiate or facilitate or enter into any agreement, arrangement or understanding or participate in any discussions or negotiations with, or furnish information to, any third party or take any action to knowingly facilitate any inquiries or making of a proposal that constitutes, or would reasonably be expected to lead to, any of the following:

•	a merger, consolidation, business combination or similar transaction involving us or any of our subsidiaries;

•
a sale, lease or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, joint venture, or otherwise, of 50% or more of our assets on a consolidated basis with our subsidiaries;

•
the issuance, sale or other disposition, including by merger, consolidation, business combination, share exchange, joint venture, or otherwise, of our securities representing 50% or more of our voting power;

•
a transaction in which any person acquires beneficial ownership or the right to acquire beneficial ownership of, or any group forms which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of our common stock; or

•	any combination of the above.

If we receive an unsolicited proposal concerning any of the transactions mentioned above, however, and our board of directors determines, in good faith, after consultation with outside legal counsel, that failing to take any of the actions listed below would be inconsistent with its fiduciary duties to our stockholders, then we may, in response to an acquisition proposal that our board, after consultation with our financial advisor, determines is reasonably likely to lead to a transaction that is more favorable to our stockholders, from a financial viewpoint, than the proposed merger, take any of the following actions:

•
furnish information to the person making the acquisition proposal so long as that party enters into a customary confidentiality agreement no more favorable to that person than the one entered into by Bright Now! Dental; and

•	participate in discussions or negotiations concerning the acquisition proposal.

We must notify Bright Now! Dental as promptly as practicable, and in any event within 48 hours, of any inquiry that we receive relating to an acquisition proposal and of the material terms of any acquisition proposal or inquiry.

Under the merger agreement, we agreed that neither our board nor the special committee would:

•	withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Bright Now! Dental, its approval or recommendation of the merger agreement;

•	approve or recommend, or propose publicly to approve or recommend, any other acquisition proposal; or

•	cause us to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any other acquisition proposal.

However, if our board determines, in good faith, after consultation with outside legal counsel, that failing to do so would be inconsistent with its fiduciary duties to our stockholders, then it may, upon five days prior written notice to Bright Now! Dental, withdraw or modify its recommendation of the merger agreement or terminate the merger agreement in connection with accepting a superior proposal. Under these circumstances, we will be required to pay Bright Now! Dental a $1.5 million termination fee upon the completion of the alternative business combination and to reimburse Bright Now! Dental’s reasonable out-of-pocket expenses in an aggregate amount of up to $1.0 million.

Termination of the Merger Agreement

Either Bright Now! Dental or Monarch Dental may terminate the merger agreement if any of the following occurs:

•	the parties mutually agree in writing to terminate the merger agreement by action of their respective boards of directors;

•
the merger is not completed by the later of (a) May 31, 2003 or (b) the first business day following the special meeting if the date of the special meeting has been postponed or rescheduled or the special meeting has been adjourned in accordance with the terms of the merger agreement (we refer to this later date throughout this proxy statement as the outside meeting date), provided that Bright Now! Dental may extend such date to July 31, 2003, upon written notice to us if certain regulatory conditions have been or are capable of being satisfied by July 31, 2003;

•	any governmental entity issues an order, decree or ruling, or takes any action that permanently enjoins or prohibits the merger, and the order, decree or ruling becomes final and nonappealable; or

•	our stockholders do not vote to adopt and approve the merger agreement.

In addition, Bright Now! Dental has the right to terminate the merger agreement if:

•	our board withdraws or adversely modifies its recommendation to our stockholders that they vote in favor of the merger agreement;

•	our board determines to recommend to our stockholders that they approve another acquisition proposal or determines to accept a superior proposal;

•
a tender offer or exchange offer that would result in any person becoming a beneficial owner of 50% or more of our outstanding shares of common stock is commenced and our board fails to recommend to our stockholders that they not tender or exchange their shares;

•	we fail to hold the special meeting by the outside meeting date;

•
there is any event or development that has had or would reasonably be expected to have a material adverse effect on our assets, liabilities, financial condition or results of operation, which is not cured within 10 days; or

•	any material breach of the merger agreement by us exists or any of our representations or warranties becomes untrue, in either case, which is not cured within 10 days.

We have the right to terminate the merger agreement if:

•
our board determines to accept a superior proposal and, five days prior to terminating the merger agreement, we notify Bright Now! Dental of our intent to terminate and specify the material terms of the superior proposal;

•
any material breach of the merger agreement by Bright Now! Dental or Merger Subsidiary exists or any of Bright Now! Dental’s or Merger Subsidiary’s representations or warranties becomes untrue, in either case, which is not cured within 10 days;

•
Bright Now! Dental notifies us that either the Antares Group or Blackstone has advised Bright Now! Dental that they are unable to provide the financing set forth in their respective commitment letters; or

•	Bright Now! Dental has determined that it is likely that it will be unable to satisfy any one of the conditions in the commitment letters with the Antares Group or Blackstone.

Termination Fee; Expenses

Termination Fee

We must pay Bright Now! Dental a termination fee of $1.5 million if the merger agreement is terminated because:

•
our board of directors withdraws or adversely modifies its recommendation to our stockholders to vote in favor of the merger agreement and, prior to the date of termination, another acquisition proposal is made;

•	our board determines to recommend to our stockholders that they approve another acquisition proposal;

•
our board fails to recommend to our stockholders that they not tender or exchange their shares in a tender offer or exchange offer that would result in any person becoming a beneficial owner of 50% or more of our outstanding shares of common stock; or

•	our board determines to accept an acquisition proposal that the board has determined, in good faith, to be more favorable to our stockholders than the proposed merger.

In addition, if any of the above actions occurs, we must reimburse Bright Now! Dental’s reasonable out-of-pocket expenses in an aggregate amount of up to $1.0 million.

We will be required to pay the termination fee and related expenses to Bright Now! Dental on the consummation of the alternative acquisition proposal or the completion of the tender offer.

Expenses

Generally, each party must pay all fees, costs and expenses incurred by it in connection with the merger agreement and the merger. However, if either party terminates the merger agreement because of a breach of a representation, warranty, covenant or agreement by the other party, which breach is incapable of being cured within 10 days, then the breaching party must reimburse the non-breaching party for 50% of its reasonable out-of-pocket expenses incurred in connection with the merger up to $500,000 in the aggregate.

Shareholder Rights Plan

In September 2002, our board of directors adopted a shareholder rights plan. Under the merger agreement, we have agreed not to:

•	redeem the related rights;

•	amend the shareholder rights agreement; or

•	take any action which would allow another person to acquire beneficial ownership of 15% or more of our outstanding shares of common stock without triggering the plan.

The merger with Bright Now! Dental and the stockholder support agreements with Bruce Galloway and Europa International, Inc. have been exempted from the operation of the plan. At the effective time of the merger, our shareholder rights plan and the related rights will terminate.

Treatment of Stock Options and Warrants

As of the closing of the merger, all of our outstanding stock options and warrants will become fully vested and exercisable. Upon completion of the merger, all of our outstanding stock options will be canceled and, in full settlement of these options, Bright Now! Dental will pay each holder an amount of cash equal to the number of shares of common stock underlying the stock option multiplied by the difference between the merger consideration and the exercise price applicable to that option. The cash payment will be net of any applicable tax and will be treated as compensation. If, however, the exercise price of any stock option exceeds the merger consideration, no cash will be paid to the holder. At the effective time of the merger, all outstanding options to purchase our common stock will automatically be canceled.

The merger agreement provides that our outstanding warrants will similarly be canceled upon the completion of the merger and, in full settlement of the warrants, Bright Now! Dental will pay each holder an amount of cash equal to the number of shares of common stock underlying the warrant multiplied by the difference between the merger consideration and the exercise price applicable to the warrant. Our only outstanding warrants were the warrants held by our lenders to purchase shares of our common stock at a price of $0.01 per share. Notwithstanding the terms of the merger agreement, the agreement between Bright Now! Dental and our lenders provided that our lenders, to the extent permitted by applicable law, take all required action to exercise their warrants in full prior to the record date for the special meeting. Our lenders exercised their warrants on December 27, 2002, and received an aggregate of 174,245 shares of our common stock upon such exercise. Upon the payment of the amounts due to our lenders under the agreement at the closing of the merger, the shares issued upon exercise of the warrants will be transferred to a Gryphon affiliate without further consideration.

Termination of Employee Stock Purchase Plan

Prior to the execution of the merger agreement, our board of directors authorized the termination of our employee stock purchase plan as of the effective time, and we have taken all actions necessary to cause the termination of that plan.

Employee Benefits

If our employees participate in any employee benefit plan of Bright Now! Dental after the effective time, each employee will be given credit under the employee benefit plan for all service with us prior to the effective time of the merger for purposes of vacation, severance, vesting eligibility and participation, but not for purposes of benefit accrual. To the extent that Bright Now! Dental elects to provide health, life or disability benefits to our employees under its benefit plans after the effective time, Bright Now! Dental will:

•	waive all waiting periods, pre-existing conditions or requirements for evidence of insurability; and

•
give credit under its benefit plans for all deductibles, co-pays and out-of-pocket expense limitations for each of our employees and their eligible dependents; provided that the covered employee gives Bright Now! Dental evidence of the year-to-date deductibles paid and out-of-pocket expenses incurred by the covered employee and eligible dependents.

Indemnification

Under the merger agreement, Bright Now! Dental has agreed that the indemnification provisions, including the advancement of expenses, provided in our charter and by-laws prior to the effective time will survive the merger and will not, for a period of six years after the effective time of the merger, be amended, repealed or otherwise modified in any manner that would adversely affect the rights of any individual who on or prior to the effective time was a director, officer, trustee, fiduciary or agent of Monarch Dental or any of our subsidiaries, or who served at our request as a director, officer, trustee, partner, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise. In addition, Bright Now! Dental has agreed to indemnify and hold harmless and advance expenses to our present or former officers and directors for any acts or omissions occurring prior to the effective time to the extent provided in any indemnification agreements between us and such officers and directors.

In the event of any threatened or actual claim or proceeding, whether civil, criminal or administrative, in which any person who is or has been a director, officer, employee, fiduciary or agent of Monarch Dental or any of our subsidiaries is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to, the fact that the person was a director, officer, employee, fiduciary or agent of Monarch Dental or any of our subsidiaries, or the negotiation, execution or performance of the merger agreement or the transactions contemplated by that agreement, Bright Now! Dental will indemnify and hold harmless that person to the full extent permitted by applicable law against any liability or expense incurred in connection with any of these claims or proceedings. Bright Now! Dental further agreed under the merger agreement to promptly pay the expenses of these indemnified parties in advance of a final disposition, subject to that person undertaking to reimburse the advances in the event of a final non-appealable determination by a court of competent jurisdiction that the person is not entitled to the payment of expenses. The merger agreement further provides that Bright Now! Dental will cause the persons serving as our officers and directors immediately prior to the merger to be covered for a period of at least six years following the effective time by our directors’ and officers’ liability insurance policy, so long as the cost of that extended policy does not exceed $1.5 million.

Amendment and Waiver

At any time prior to the effective time of the merger and the approval of the merger agreement by our stockholders, the parties may:

•	extend the time for the performance of any of the obligations or other acts of the other party set forth in the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

Any waiver of the conditions set forth in the merger agreement must be in writing and signed by the party providing the waiver. The merger agreement may be amended by the parties in writing by action of their respective boards of directors at any time prior to the effective time of the merger. After our stockholders approve the merger agreement, however, no amendment or waiver may be made which requires stockholder approval under any applicable law or the rules of any relevant stock exchange without obtaining such further stockholder approval.

APPRAISAL RIGHTS

If the merger is completed, holders of shares of our common stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, provided that they strictly comply with the conditions established by Section 262.

Section 262 is reprinted in its entirety as Appendix C to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. This discussion and Appendix C should be reviewed carefully by any stockholder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to strictly comply with the procedures set forth in this section of the proxy statement or Section 262 will result in the loss of appraisal rights. To assist you in your determination as to whether to exercise appraisal rights in connection with the proposed merger, we have attached to this proxy statement as Appendix D and Appendix E, copies of our annual report on Form 10-K for the year ended December 31, 2001 and our quarterly report on Form 10-Q for the quarterly period ended September 30, 2002, both as filed with the Securities and Exchange Commission (excluding non-financial exhibits). These reports contain financial statements for our company and other information that you may find helpful in making this determination. In addition, other information contained in this proxy statement, including the information under the headings “The Merger and Related Transactions—Background of the Merger” and “—Opinion of Financial Advisor,” may be relevant to your determination.

A record holder of shares of our common stock:

•	who makes the demand described below with respect to those shares;

•	who continuously is the record holder of those shares through the effective time of the merger;

•	who otherwise complies with the statutory requirements of Section 262; and

•	who neither votes in favor of the merger agreement nor consents to such approval in writing,

will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares of our common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of our common stock” are to the record holder or holders of shares of our common stock. Except as set forth in this section, our stockholders will not be entitled to appraisal rights in connection with the merger.

Under Section 262, where a merger agreement is to be submitted for approval at a meeting of stockholders, such as the special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement shall constitute that notice to the record holders of our common stock.

Holders of shares of our common stock who desire to exercise their appraisal rights must not vote in favor of the merger agreement, and must deliver a separate written demand for appraisal to us prior to the vote by our stockholders on the merger agreement at the special meeting. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform us of the identity of the stockholder of record and that such stockholder intends to demand appraisal of his or her shares of our common stock. A proxy or vote against the merger agreement will not by itself constitute such a demand. Within 10 days after the effective time of the merger, we must provide notice of the effective time of the merger to all stockholders who have complied with Section 262 and have not voted in favor of or consented to the merger.

A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to the attention of our secretary at our offices located at Tollway Plaza II, 15950 North Dallas Parkway, Suite 825, Dallas, Texas 75248.

A person having a beneficial interest in shares of our common stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized in this section properly and in a timely manner to perfect appraisal rights. If the shares of our common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of our common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of our common stock as a nominee for several beneficial owners, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of our common stock outstanding in the name of that record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedure for the making of a demand for appraisal by such a nominee.

Within 120 days after the effective time of the merger, either we or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on our part to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that we will file such a petition or that we will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of our common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the effective time of the merger, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our common stock not voting in favor of the merger agreement and with respect to which demands for appraisal were received by us and the number of holders of such shares. This statement must be mailed by the later of:

•	within 10 days after the written request for this statement has been received by us; or

•	within 10 days after the expiration of the period for the delivery of demands as described above.

If a petition for an appraisal is timely filed and a copy of that petition is served upon us, we will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all of our stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates of stock to the Delaware Register in Chancery for notation on those certificates of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares of our common stock owned by those stockholders, determining the fair value of those shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our common stock is less than the merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the combined company. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof, as of the date of the merger and not the product of speculation, may be considered.”

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Court deems equitable in the circumstances. However, costs do not include legal and expert witness fees. Each dissenting stockholder is responsible for his or her legal and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by a dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable legal fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any holder of shares of our common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to that demand or to receive payment of dividends or other distributions on those shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the merger consideration. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, our stockholders’ rights to appraisal shall cease, and all holders of shares of our common stock will be entitled to receive the merger consideration. Since we have no obligation to file such a petition, and we have no present intention to do so, any holder of shares of our common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw his or her demand for appraisal by delivering to us a written withdrawal of the demand for appraisal and acceptance of the merger consideration, except:

•	that any such attempt to withdraw made more than 60 days after the effective time of the merger will require our written approval; and

•
that no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Failure to follow the steps required by Section 262 for perfecting appraisal rights will result in the loss of those rights.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain material U.S. federal income tax considerations of the merger generally relevant to holders of our capital stock, assuming that the merger is completed as contemplated by this proxy statement. This discussion is based upon interpretations of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated under the Code, judicial decisions and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. federal income tax consequences or any state, local or foreign tax consequences of the merger. The tax treatment of our stockholders may vary depending upon each stockholder’s particular situation. Also, stockholders subject to special treatment, including:

•	dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks and thrifts;

•	insurance companies;

•	persons that hold our capital stock as part of a “straddle,” a “hedge,” a “constructive sale” transaction or a “conversion transaction;”

•	U.S. persons that have a “functional currency” other than the U.S. dollar; and

•	investors in pass-through entities,

may be subject to special rules not discussed below. This discussion also does not address the U.S. federal income tax consequences of the merger to holders of our capital stock that do not hold such stock as a capital asset.

This discussion of certain material U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your own tax advisor with respect to the particular U.S. federal income tax consequences to you of the merger, including any special considerations related to your particular situation, as well as the applicability and effect of any state, local, foreign or other tax laws and changes in any applicable tax laws.

A U.S. stockholder is:

•	a U.S. citizen or resident as defined within the Code;

•
a corporation (including any entity treated as a corporation for U.S. tax purposes) or partnership (including any entity treated as a partnership for U.S. tax purposes) created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

•	an estate, the income of which is includable in its gross income for U.S. federal income tax purposes without regard to its source; or

•
a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (2) if it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A non-U.S. stockholder is any stockholder that is not a U.S. stockholder.

If a partnership or other entity taxable as a partnership holds our capital stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership which holds our capital stock, you should consult your tax advisor as to tax consequences of the merger to you.

Consequences to U.S. Stockholders

For U.S. stockholders, the merger will be treated as a taxable sale of our capital stock in exchange for the merger consideration. As a result, each U.S. stockholder will recognize capital gain or loss with respect to our capital stock, measured by the difference between the tax basis in our capital stock exchanged and the amount of cash received in the merger. If a stockholder acquired our capital stock by purchase, the stockholder’s adjusted tax basis in our capital stock will generally equal the amount the stockholder paid for the stock, less any returns of capital that he or she might have received with regard to the stock. In the case of stockholders who hold multiple blocks of our capital stock (i.e., our capital stock acquired separately at different times and/or prices), gain or loss must be calculated and accounted for separately for each block.

The gain or loss on the sale of our common stock will constitute long-term capital gain or loss if that capital stock had been held for more than one year as of the effective time of the merger. If a stockholder receiving long- term capital gain is an individual, then the capital gain will generally be subject to tax at a maximum rate of 20%. A stockholder’s ability to deduct capital losses may be limited, deductible only to the extent that the stockholder has capital gains in a given tax year, plus $3,000 for individual stockholders.

Consequences to Non-U.S. Stockholders

Generally, a non-U.S. stockholder’s gain or loss from the merger will be determined in the same manner as that of a U.S. stockholder. As discussed above, the merger will be treated as a taxable sale of our capital stock by stockholders in exchange for the merger consideration. For U.S. federal income tax purposes, non-U.S. stockholders should not be subject to U.S. federal income taxation on capital gain or loss on that sale, unless:

•
that gain is effectively connected with a U.S. trade or business of the non-U.S. stockholder and, if a tax treaty applies, attributable to a U.S. permanent establishment maintained by such non-U.S. stockholder;

•	that stockholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are satisfied; or

•
our capital stock constitutes a “U.S. real property interest” by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger and the non-U.S. stockholder’s holding period for our capital stock.

We do not expect that we will be considered a “U.S. real property holding company” as defined in Section 897(c)(2) of the Code, and so we do not expect that our capital stock will constitute a “U.S. real property interest” within the meaning of the Code.

Unless an applicable treaty provides otherwise, gain effectively connected with a U.S. trade or business of a non-U.S. stockholder will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally and, for corporate holders under certain circumstances, the branch profits tax, but will generally not be subject to withholding. Gain of a non-U.S. stockholder who has been present in the United States for 183 days or more during the taxable year of disposition and satisfies certain other conditions will be subject to a flat 30% U.S. federal income tax, which may be offset by U.S. source capital losses. Non-U.S. stockholders should consult any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Unless a U.S. stockholder complies with certain reporting and certification procedures or is an exempt recipient under applicable provisions of the Code and the Treasury regulations promulgated under the Code, the stockholder may be subject to information reporting and backup withholding tax at a rate of up to 30%. Backup withholding may apply if the U.S. stockholder:

•	fails to furnish a taxpayer identification number, or TIN, or to establish an exemption from backup withholding;

•	furnishes an incorrect TIN;

•	is notified by the Internal Revenue Service that it is subject to backup withholding; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that it is not subject to backup withholding.

Some stockholders, including corporations and certain tax-exempt organizations, are generally not subject to information reporting and backup withholding.

For non-U.S. stockholders, cash payments received pursuant to the merger generally will be subject to information reporting or backup withholding only if the non-U.S. stockholder fails to certify as to its non-U.S. status under penalties of perjury or otherwise to establish an exemption from information reporting and backup withholding, unless the payer has actual knowledge or reason to know that the stockholder is a U.S. person or that the conditions of any other exemption are not satisfied.

If backup withholding applies, the amount withheld is not an additional tax but is credited against the stockholder’s U.S. federal income tax liability. Taxpayers may use these amounts as credits against their U.S. federal income tax or may claim a refund of these amounts, provided that the required information is furnished to the Internal Revenue Service on a timely basis.

Stockholders are urged to consult their own tax advisors regarding the applicable information reporting requirements and to ensure compliance with these procedures.

REGULATORY AND OTHER APPROVALS

There are no federal or state regulatory requirements which remain to be complied with in order to complete the merger, other than the filing of the certificate of merger with the Secretary of State of the State of Delaware.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth as of January 2, 2003, information regarding the beneficial ownership, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of our common stock for:

•	beneficial holders of more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers for which compensation information is required to be disclosed in our proxy statement for our annual meeting; and

•	all of our directors and executive officers as a group.

This information is based on filings received by us under the Securities Exchange Act of 1934, as supplemented by additional information provided to us. Unless otherwise indicated, the beneficial owner has sole voting power and dispositive power with respect to the shares of common stock beneficially owned.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Common Stock Owned (2)
Knoll Capital Management, L.P. (3) Europa International, Inc. 200 Park Avenue, Suite 3900 New York, New York 10166	403,900	17.2%

Dr. Warren F. Melamed (4) 17723 Cedar Creek Canyon Road Dallas, Texas 75252	383,821	16.0%

Lenders constituting our bank group and/or their affiliates (5) c/o Bank of America, N.A. 901 Main Street, 11th Floor Dallas, Texas 75202	174,245	7.4%

Bruce Galloway (6) (on behalf of various accounts under his management or control) c/o Burnham Securities 1235 Avenue of the Americas, 26th Floor New York, New York 10019	139,399	5.9%

W. Barger Tygart (7)	82,716	3.4%
Dr. Roy D. Smith, III (8)	19,083	*
Lisa K. Peterson (9)	13,456	*
Timothy J. Kriske (10)	6,703	*
Glenn E. Hemmerle (11)	6,332	*
Allan S. Huston (12)	3,833	*
Dr. John E. Maupin, Jr. (13)	3,666	*
All executive officers and directors as a group (9 persons) (14)	523,183	21.0%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each person is c/o Monarch Dental Corporation, Tollway Plaza II, 15950 North Dallas Parkway, Suite 825, Dallas, Texas 75248.

(2)
Percentage of beneficial ownership is based on 2,348,634 shares of common stock outstanding as of January 2, 2003. In addition, for the purposes of computing the percentage of outstanding common stock held by each person, any common stock which that person has the right to acquire pursuant to the exercise of a stock option or warrant within 60 days following January 2, 2003, is deemed to be outstanding, but is not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(3)	The information reported is based upon a Schedule 13D/A filed with the Securities and Exchange Commission and delivered to Monarch Dental reporting beneficial ownership as of September 13, 2002.
(4)
The information reported is based upon a Schedule 13D/A filed with the Securities and Exchange Commission and delivered to Monarch Dental reporting beneficial ownership as of December 18, 2000. Includes 43,666 shares subject to options exercisable within 60 days. Does not include 48,305 shares held by irrevocable trusts for the benefit of members of Dr. Melamed’s family of which Dr. Melamed is not a trustee, as to which shares Dr. Melamed disclaims beneficial ownership.

(5)
Includes 174,245 shares of common stock held by Blue Ridge Investments, LLC, an affiliate of Bank of America, N.A. (82,153 shares), FSC Corp., an affiliate of Fleet National Bank (49,782 shares), and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. (42,310 shares). These shares were issued upon the exercise of warrants held by the banks party to our credit facility.

(6)	The information reported is based upon a Schedule 13D/A filed with the Securities and Exchange Commission and delivered to Monarch Dental reporting beneficial ownership as of December 11, 2002.
(7)	Includes 70,999 shares subject to options exercisable within 60 days. Excludes 20,000 shares subject to options not exercisable within 60 days.
(8)	Includes 4,998 shares subject to options exercisable within 60 days. Excludes 834 shares subject to options not exercisable within 60 days.
(9)	Includes 7,290 shares subject to options exercisable within 60 days. Excludes 1,042 shares subject to options not exercisable within 60 days.
(10)	Includes 3,122 shares subject to options exercisable within 60 days. Excludes 1,042 shares subject to options not exercisable within 60 days.
(11)	Includes 3,666 shares subject to options exercisable within 60 days.
(12)	Includes 3,833 shares subject to options exercisable within 60 days.
(13)	Includes 3,666 shares subject to options exercisable within 60 days.
(14)	Includes 144,813 shares subject to options exercisable within 60 days.

STOCKHOLDER PROPOSALS

If our stockholders do not adopt the merger agreement at the special meeting or the merger is not completed for any other reason, our board of directors will later establish the date for the 2003 annual meeting of stockholders. Our by-laws provide that any stockholder of record wishing to have a stockholder proposal that is not included in our proxy statement considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation, as set forth in our by-laws, to our secretary at our principal executive office not less than 75 days or more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting. In the event, however, that the annual meeting is scheduled to be held more than 30 days before the anniversary date or more than 60 days after the anniversary date, notice must be so delivered not later than:

•	the 15th day after the date of public disclosure of the date of the meeting; or

•	the 75th day prior to the scheduled date of the meeting.

Any proposals must be in conformity with all applicable legal provisions and our by-laws. Proxies solicited by our board will confer discretionary voting authority on the proxy holders with respect to these proposals, subject to the rules of the Securities and Exchange Commission governing the exercise of this authority.

Any stockholder proposal should be mailed to: Secretary, Monarch Dental Corporation, Tollway Plaza II, 15950 North Dallas Parkway, Suite 825, Dallas, Texas 75248.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information filing requirements of the Securities Exchange Act of 1934 and, in accordance with that Act, are obligated to file with the Securities and Exchange Commission periodic reports, proxy statements and other information relating to our business, financial condition and other matters. These reports, proxy statements and other information may be inspected at the Commission’s office at the public reference facilities of the Commission, which are located at Room 1024, Judiciary Plaza, at 450 Fifth Street, NW, Washington, D.C. 20549, and are also available for inspection at the regional offices of the Commission located at Northeast Regional Office, 233 Broadway, New York, New York 10279. Copies of these materials can be obtained, upon payment of the Commission’s customary charges, by writing to the Commission’s principal office at 450 Fifth Street, NW, Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. Bright Now! Dental is not subject to the information filing requirements of the Securities Exchange Act of 1934.

You should rely only on the information contained in this document to vote your shares of our common stock at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated January 7, 2003.

You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

IMPORTANT

YOUR VOTE IS IMPORTANT. REGARDLESS OF THE NUMBER OF SHARES OF MONARCH DENTAL CORPORATION YOU OWN, PLEASE VOTE AS RECOMMENDED BY MONARCH DENTAL’S BOARD OF DIRECTORS BY SIGNING, DATING AND PROMPTLY MAILING THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Instructions for “Street Name” Stockholders:

If you own your shares in the name of a brokerage firm or bank, only your broker or bank can vote your shares on your behalf and only after receiving your specific instructions. Please call your broker or bank and instruct your contact to execute a proxy card on your behalf. You should also promptly sign, date and mail your card when you receive it from your broker. Please do so for each separate account you maintain.

PLEASE RETURN YOUR PROXY CARD AT ONCE.

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, OR NEED ADDITIONAL COPIES OF THIS PROXY STATEMENT OR THE ACCOMPANYING PROXY CARD, PLEASE CALL:

D. F. KING & CO., INC.
77 Water Street, 20th Floor
New York, New York 10005

Call Toll-Free 1-800-488-8075

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BRIGHT NOW! DENTAL, INC.,

MILKWEED, INC.

AND

MONARCH DENTAL CORPORATION

DATED AS OF NOVEMBER 27, 2002

A-i

A-ii

This AGREEMENT AND PLAN OF MERGER, dated as of November 27, 2002 (this “Agreement”), is entered into by and among Bright Now! Dental, Inc., a Washington corporation (“Parent”), Milkweed, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Monarch Dental Corporation, a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that this Agreement is in the best interest of their respective stockholders;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1.

THE MERGER

SECTION 1.1    The Merger.    Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.2    Effective Time.    As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6 (but in any event no later than the second Business Day after satisfaction or waiver of such conditions), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing being the “Effective Time”).

SECTION 1.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4    Certificate of Incorporation; By-laws.    At the Effective Time, the Certificate of Incorporation and the By-laws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and the By-laws of Merger Sub (except for those provisions naming the incorporator and the initial directors of Merger Sub, if any, which shall not be included in such amendments), each as in effect immediately prior to the Effective Time, as the same may be amended in accordance with Section 5.11.1 hereof.

SECTION 1.5    Directors and Officers.    The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE 2.

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.1    Conversion of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

SECTION 2.1.1    Conversion Generally.    Each share of common stock, par value $.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.2 and any shares of Company Common Stock which are held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Shareholders”)), including the associated rights of the Company (the “Company Rights”) pursuant to the Rights Agreement, dated September 16, 2002, between the Company and Mellon Investor Services LLC, as Rights Agent (the “Company Rights Agreement”) shall be converted, subject to Section 2.2.4, into the right to receive $5.00 in cash, payable to the holder thereof, without interest (the “Merger Consideration”). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration therefor. Certificates previously representing shares of Company Common Stock shall be exchanged for the Merger Consideration upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest.

SECTION 2.1.2    Cancellation of Certain Shares.    Each share of Company Common Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

SECTION 2.1.3    Merger Sub.    Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

SECTION 2.1.4    Change in Shares.    If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

SECTION 2.2    Exchange of Certificates.

SECTION 2.2.1    Exchange Agent.    As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange through the Exchange Agent in accordance with this Article 2, cash in U.S. dollars in an amount sufficient to pay the Merger Consideration as provided herein (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration to be paid pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

SECTION 2.2.2    Exchange Procedures.    Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender.

SECTION 2.2.3    No Further Rights in Company Common Stock.    Subject to the provisions of Section 2.3 hereof, the Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to shares of Company Common Stock.

SECTION 2.2.4    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the Merger Consideration, without any interest thereon.

SECTION 2.2.5    No Liability.    Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

SECTION 2.2.6    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without any interest thereon.

SECTION 2.2.7    Withholding.    Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement to holders of Company Common Stock such amounts as may be permitted to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holder of Company Common Stock.

SECTION 2.3    Dissenters’ Rights.    Notwithstanding anything in this Agreement to the contrary, if any Dissenting Shareholder shall demand to be paid the “fair value” of such holder’s shares of Company Common Stock, as provided in Section 262 of the DGCL, such shares shall not be converted into or exchangeable for the right to receive the Merger Consideration except as provided in this Section 2.3, and the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Common Stock held by such Dissenting Shareholder shall thereupon be treated as though such shares had been converted into the right to receive the Merger Consideration pursuant to Section 2.1. Parent and Merger Sub hereby expressly acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, in no event shall their respective obligations to consummate the Merger hereunder be affected by any such demands for payment by Dissenting Shareholders.

SECTION 2.4    Stock Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law.

SECTION 2.5    Stock Options.    Prior to the Effective Time, the Board of Directors of the Company (the “Company Board”) (or, if appropriate, any committee thereof) shall take all actions necessary and appropriate to provide that, at the Effective Time, each unexpired and unexercised option or similar rights to purchase Company Common Stock (the “Company Options”), under any stock option plan of the Company, including the 1999 Stock Option and Grant Plan, the 1996 Stock Option and Incentive Plan, and the 1996 Equity Acquisition Plan (the “Company Stock Option Plans”), whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall receive, in consideration of the cancellation of such Company Option and in full settlement therefor, a payment in cash (subject to any applicable withholding or other taxes required by applicable Law to be withheld) of an amount for each share of Company Common Stock with respect to which the Company Option would have been exercisable at the Effective Time (including, without limitation, as a result of any acceleration of vesting under the Company Stock Option Plans and any agreements issued thereunder due to the transactions contemplated hereby) (the “Vested Option Share”) equal to the excess, if any, of the Merger Consideration over the exercise price of the Company Option to acquire the respective Vested Option Share (such amounts payable hereunder being referred to as the “Option Payment”). From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to receive the Option Payment, and the Company will use its reasonable best efforts to obtain all necessary consents to ensure that former holders of Company Options will have no rights other than the right to receive the Option Payment. After the Effective Time, all Company Stock Option Plans shall be terminated and no further Company Options shall be granted thereunder.

SECTION 2.6    Warrants.    Prior to the Effective Time, the Company Board shall take all actions necessary and appropriate to provide that, at the Effective Time, each unexpired and unexercised warrant or similar rights to purchase Company Common Stock (the “Company Warrants”), whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Warrant shall be entitled to receive, in consideration of the cancellation of such Company Warrant and in settlement therefor, a payment in cash (subject to any applicable withholding or other taxes required by applicable Law to be withheld) of an amount for each share of Company Common Stock with respect to which the Company Warrant would have been exercisable as of the Effective Time (including, without limitation, as a result of any acceleration of vesting under the Company Warrant or the applicable warrant agreement due to the transactions contemplated hereby) (the “Vested Company Warrant Share”) equal to the excess, if any, of the Merger Consideration over the exercise price of the Company Warrant to acquire the respective Vested Warrant Share (such amounts payable hereunder being referred to as the “Warrant Payment”). From and after the Effective Time, any such cancelled Company Warrant shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to receive the Warrant Payment, and the Company will use its reasonable best efforts to obtain all necessary consents to ensure that former holders of Company Warrants will have no rights other than the right to receive the Warrant Payment.

SECTION 2.7    Employee Stock Purchase Plan.    The Company shall take appropriate action to provide that the Company’s 1997 Employee Stock Purchase Plan (the “Stock Purchase Plan”) shall be terminated effective as of the Effective Time. From the date hereof through the Effective Time, the Company shall take no action to re-institute the Stock Purchase Plan.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent as follows:

SECTION 3.1    Organization and Qualification; Subsidiaries.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each subsidiary of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) has been duly organized, and is validly existing and, except as set forth in Section 3.1 of the Company Disclosure Schedule, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of the Company and each Company Subsidiary has the requisite corporate, partnership or limited liability company power, as the case may be, and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Except as set forth in Section 3.1 of the Company Disclosure Schedule, each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Company Subsidiaries. Except as set forth in Section 3.1 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary holds a direct or indirect Equity Interest in any other person.

SECTION 3.2    Certificate of Incorporation and By-laws; Corporate Books and Records.    The copies of the Company’s Restated Certificate of Incorporation (together with the Certificate of Designations (the “Certificate of Designations”) filed by the Company with the Secretary of State of the State of Delaware on September 18, 2002, the “Company Certificate”) and Second Amended and Restated By-laws (the “Company By-laws”) that are listed as exhibits to the Company’s Form 10-K for the year ended December 31, 2001 (the “Company Form 10-K”) are complete and correct copies thereof as in effect on the date hereof, except for the Certificate of Designations. The Company is not in violation of any of the provisions of the Company Certificate or the Company By-laws. Except as set forth in Section 3.2 of the Company Disclosure Schedule, true and complete copies of all minute books of the Company have been made available by the Company to Parent.

SECTION 3.3    Capitalization.    The authorized capital stock of the Company consists of fifty million (50,000,000) shares of Company Common Stock and two million (2,000,000) shares of preferred stock, par value $.01 per share (the “Company Preferred Stock”). As of the date hereof, 25,000 shares of Company Preferred Stock are designated as Series A Junior Participating Cumulative Preferred Stock, and no shares of Company Preferred Stock are issued or outstanding. As of the date hereof, (A) 2,175,867 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) no shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, (C) 231,310 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date, and (D) 174,580 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Warrants outstanding as of such date. Except for Company Options to purchase not more than 231,310 shares of Company Common Stock, Company Warrants to purchase not more than 174,580 shares of Company Common Stock, Company Rights outstanding under the Company Rights Agreement and arrangements and agreements set forth in Section 3.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. The Company has previously provided Parent with a true and complete list, as of the date hereof, of the prices at which outstanding Company Options may be exercised under the applicable Company Stock Option Plan, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options for each employee or consultant of the Company. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Company has previously provided Parent with a true and complete list, as of the date hereof, of the prices at which outstanding Company Warrants may be exercised, the number of Company Warrants outstanding at each such price and the vesting schedule of the Company Warrants for each holder thereof. All shares of Company Common Stock subject to issuance pursuant to Company Warrants, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Except as set forth in Section 3.3 of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. Except as set forth in Section 3.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than guarantees by the Company of any indebtedness or other obligations of any Company Subsidiary.

SECTION 3.4    Authority.

SECTION 3.4.1    The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by the Company, subject to the approval of this Agreement by the Company’s stockholders as provided in Section 3.19. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby other than, with respect to the approval of this Agreement, as provided in Section 3.19. The Company Board has approved this Agreement and each Ancillary Agreement, declared advisable the transactions contemplated hereby and thereby and has directed that this Agreement and each Ancillary Agreement be submitted to the Company’s stockholders for approval at a meeting of such stockholders. This Agreement and each Ancillary Agreement have been duly authorized and validly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

SECTION 3.4.2    Assuming the truth and accuracy of the representations of Parent and Merger Sub set forth in Section 4.9, the Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the stockholders or the Company Board. True and complete copies of all resolutions of the Company Board reflecting such actions have been previously provided to Parent. No other state takeover statute or similar statute or regulation is applicable to the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

SECTION 3.4.3    The Company Rights Agreement has been amended so that: (A) Parent, Merger Sub and each Parent Subsidiary are exempt from the definition of “Acquiring Person” contained in the Company Rights Agreement, and no “Stock Acquisition Date” or “Distribution Date” or “Triggering Event” (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or any Ancillary Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement and (B) the Company Rights Agreement will terminate and the Company Rights will expire at the Effective Time. The Company Rights Agreement, as so amended, has not been further amended or modified. True and complete copies of the Company Rights Agreement and of all amendments thereto through the date hereof have been previously provided to Parent.

SECTION 3.5    No Conflict; Required Filings and Consents.

SECTION 3.5.1    Except as set forth in Section 3.5.1 of the Company Disclosure Schedule and assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all registrations, declarations, filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired, the execution and delivery of this Agreement and each Ancillary Agreement by the Company does not, and the performance of this Agreement by the Company will not, (A) (assuming the stockholder approval set forth in Section 3.19 is obtained) conflict with or violate any provision of the Company Certificate or Company By-laws, (B) conflict with or violate in any material respect any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (C) result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit or other instrument or obligation, except, with respect to clause (C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Company or any Company Subsidiary of any of its material obligations under this Agreement or any Ancillary Agreement or (3) have a Company Material Adverse Effect.

SECTION 3.5.2    Except as set forth in Section 3.5.2 of the Company Disclosure Schedule, the execution and delivery of this Agreement and each Ancillary Agreement by the Company does not, and the performance of this Agreement and each Ancillary Agreement by the Company will not, require any consent, approval, license, order, authorization or permit of, or registration, declaration, filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, Securities Act, any applicable Blue Sky Law, rules and regulations of the Exchange, HSR Act, and the filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, licenses, orders, authorizations or permits, or to make such registrations, declarations, filings or notifications, would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Company or any Company Subsidiary of any of their material obligations under this Agreement or any Ancillary Agreement or (3) have a Company Material Adverse Effect.

SECTION 3.6    Permits; Compliance With Law.    Except as set forth in Section 3.6 of the Company Disclosure Schedule, each of the Company, each Company Subsidiary, each Material Company P.C. and, to the Company’s knowledge, each other Company P.C. is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company, each Company Subsidiary and each Company P.C. to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date hereof, except where such non-possession would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the “Company Permits”), and all such Company Permits are valid, and in full force and effect. Section 3.6 of the Company Disclosure Schedule sets forth all Company Permits issued or granted to the Company or any Company Subsidiary that are necessary for the operation or conduct of the Company’s business. None of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. is or, since January 1, 2001, has been in conflict with, or in default or violation of, (x) any Law applicable to the Company, any Company Subsidiary or any Company P.C. or by which any property or asset of the Company, any Company Subsidiary or any Company P.C. is bound or affected or (y) any Company Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.6 of the Company Disclosure Schedule, no Company Permit is subject to termination as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 3.6.1    Except as set forth in Section 3.6.1 of the Company Disclosure Schedule, as of the date hereof, the Company has received no written notice of any investigation by any Governmental Entity with respect to the Company or any Company Subsidiary nor, to the knowledge of the Company, is any such investigation pending or threatened. Except as set forth in Section 3.6.1 of the Company Disclosure Schedule, as of the date hereof, none of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. is subject to any judgment, consent decree, compliance order or administrative order with respect to any law or has received any written request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any such law.

SECTION 3.6.2    None of the Company or any Company Subsidiaries is required to make filings under any insurance holding company or similar state statute, or to be licensed or authorized as an insurance holding company in any jurisdiction in order to conduct its business as presently conducted. Except as set forth in Section 3.6.2 of the Company Disclosure Schedule, none of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. has received any written notification from any Governmental Entity to the effect that any permit from such Governmental Entity is needed to be obtained by it in order to conduct its business which has not been duly obtained.

SECTION 3.6.3    Except as set forth in Section 3.6.3 of the Company Disclosure Schedule, as of the date hereof, the Company has no knowledge of any legislation, rule or regulation which shall either (i) have been proposed and be in its reasonable judgment reasonably likely to be adopted in any of the states in which it presently conducts operations, in the foreseeable future, or (ii) have been adopted in any of the states in which it presently conducts operations in either case that would be, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect.

SECTION 3.7    SEC Filings; Financial Statements.

SECTION 3.7.1    Except as set forth in Section 3.7.1 of the Company Disclosure Schedule, the Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, since January 1, 1998 (collectively, the “Company SEC Filings”). Each Company SEC Filing (A) as of its date, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and (B) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

SECTION 3.7.2    Except as set forth in Section 3.7.2 of the Company Disclosure Schedule, each of the consolidated financial statements (including, in each case, any notes thereto) (the “Company Financial Statements”) contained in the Company SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect). Except as set forth in Section 3.7.2 of the Company Disclosure Schedule, the books and records of the Company and each Company Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements.

SECTION 3.7.3    Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2001 included in the Company Form 10-K for the year ended December 31, 2001, including the notes thereto (the “Company Balance Sheet”), or in Section 3.7.3 of the Company Disclosure Schedule, none of the Company or any consolidated Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for (i) liabilities or obligations incurred in the ordinary course of business since December 31, 2001 that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (ii) liabilities disclosed in the Company SEC Filings for periods ending after December 31, 2001.

SECTION 3.7.4    The Company has previously provided or made available to Parent a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC pursuant to the Exchange Act since December 31, 2001.

SECTION 3.8    Disclosure Documents.

SECTION 3.8.1    The Proxy Statement and any Other Filings, and any amendments or supplements thereto, when filed by the Company with the SEC, or when distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Laws.

SECTION 3.8.2    (A) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on approval of this Agreement, and at the Effective Time and (B) any Other Filings or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof, in each case, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.8.2 will not apply to statements or omissions included in the Proxy Statement or any Other Filings based upon information furnished in writing to the Company by or on behalf of Parent or Merger Sub specifically for use therein.

SECTION 3.9    Absence of Certain Changes or Events.    Between December 31, 2001 and the date of this Agreement, except as specifically contemplated by, or as disclosed in, this Agreement, the Company SEC Filings or in Section 3.9 of the Company Disclosure Schedule, the Company and each Company Subsidiary has conducted its businesses in the ordinary course consistent with past practice and, between such dates, there has not been (A) any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (B) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any Ancillary Agreement by the Company.

SECTION 3.10    Employee Benefit Plans

SECTION 3.10.1    Section 3.10.1 of the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate (as defined below), which are now, or were within the past three years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). For purposes of this Section 3.10, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code. None of the Company or, to the knowledge of the Company, any other person or entity, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

With respect to each Company Benefit Plan, the Company has delivered or made available to Parent true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (D) the most recent actuarial report or other financial statement, if any, relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, and (F) all filings made during the immediately preceding three-year period with any Governmental Entity, including but not limited to any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

SECTION 3.10.2    Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement. With respect to the Company Benefit Plans, to the knowledge of the Company, no event has occurred and there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

SECTION 3.10.3    Except as disclosed in Section 3.10.3 of the Company Disclosure Schedule: (A) each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination or opinion letter from the IRS as to its qualified status or the remedial amendment period for such Company Benefit Plan has not yet expired, and to the Company’s knowledge, each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company’s knowledge, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (B) to the Company’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or an ERISA Affiliate, (C) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than liability for ordinary administrative expenses typically incurred in a termination event), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (E) neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502, (F) all Tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and (G) all contributions and payments to such Company Benefit Plan intended to be deductible under Code Sections 162 or 404 are so deductible.

SECTION 3.10.4    No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and, during the immediately preceding six-year period, neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA.

SECTION 3.10.5    Except as forth in Section 3.10.5 of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement by any employee, officer or director of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

SECTION 3.10.6    Except as required by Law or as set forth in Section 3.10.6 of the Company Disclosure Schedule, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Company and each ERISA Affiliate are in material compliance with (A) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the regulations (including proposed regulations) thereunder and any similar state law and (B) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

SECTION 3.10.7    Except as set forth in Section 3.10.7 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary maintains, sponsors, contributes or has any liability with respect to any employee benefit plan program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

SECTION 3.11    Labor and Other Employment Matters

SECTION 3.11.1    None of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Section 3.11.1 of the Company Disclosure Schedule, none of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company, any Company Subsidiary or any Company P.C., and no collective bargaining agreement or other labor union contract is being negotiated by the Company, any Company Subsidiary, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. There is no labor dispute, strike, slowdown or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. No labor union or similar organization has otherwise been certified to represent any persons employed by the Company, any Company Subsidiary, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. or has applied to represent such employees or, to the knowledge of the Company, is attempting to organize so as to represent such employees. None of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. has committed any unfair labor practices in connection with the operation of the respective businesses of the Company, any Company Subsidiary or any Company P.C., and there is no charge or complaint against the Company, any Company Subsidiary, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. by the National Labor Relations Board or any comparable state agency pending or, to the knowledge of the Company, threatened, except where such unfair labor practice, charge or complaint would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Each of the Company, each Company Subsidiary, each Material Company P.C. and, to the Company’s knowledge, each other Company P.C. has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Except as set forth in Section 3.11.1 of the Company Disclosure Schedule, there are no material pending claims against the Company, any Company Subsidiary, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. under any workers’ compensation plan or policy or for long term disability. Except as set forth in Section 3.11.1 of the Company Disclosure Schedule, there are no controversies pending or, to the knowledge of the Company, threatened, between the Company, any Company Subsidiary or any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. and any of their current or former employees, which, if decided adversely against the Company or any Company Subsidiary or any Company P.C., would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. To the Company’s knowledge, no employee of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. is in any material respect in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Company Subsidiary or such Company P.C. because of the nature of the business conducted by it or to the use of trade secrets or proprietary information of others.

SECTION 3.11.2    The Company has identified in Section 3.11.2 of the Company Disclosure Schedule and has made available to Parent true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to the Company, any Company Subsidiary or any

Material Company P.C.; (B) all severance programs and policies of the Company and each Company Subsidiary and each Material Company P.C. with or relating to its employees; and (C) all plans, programs, agreements and other arrangements of the Company, each Company Subsidiary and each Material Company P.C. with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 3.11.2 of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. from the Company or any Company Subsidiary or Company P.C. under any Company Benefit Plan, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits under any Company Benefit Plan. As of the date hereof, no individual who is a party to an employment agreement listed in Section 3.11.2 of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, in either case under circumstances that have given rise to a severance obligation on the part of the Company under such agreement.

SECTION 3.11.3    There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts thereunder which would reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the PBGC, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

SECTION 3.12    Contracts; Debt Instruments.    Except as filed as exhibits to the Company SEC Filings filed prior to the date of this Agreement, or as disclosed in Section 3.12 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by any contract, agreement or arrangement

(A)  any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or the value of any of the benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or

(B)  which, as of the date hereof, (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) involves aggregate expenditures of or imposes any liability or obligation of the Company or any Company Subsidiary in excess of $2,500,000, (3) involves annual expenditures in excess of $500,000 and is not cancelable within one year, (4) contains any non-compete or exclusivity provisions with respect to the business of or geographic area with respect to the Company, any Company Subsidiary, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. or any of the Company’s affiliates, or which restricts the conduct of the business, any Company Subsidiary, any Company P.C. or any of the Company’s affiliates or any geographic area in which the Company, any Company Subsidiary, any Company P.C. or any of the Company’s affiliates may conduct business, in each case in any material respect, (5) is an agreement or arrangement with the Company or any Company Subsidiary on the one hand, and any Material Company P.C. on the other hand, (6) is a contract, agreement or other arrangement with any Governmental Entity, insurance company, third party fiscal intermediary or carrier administering any Medicaid state program, Medicare program, any clinic or other in-patient health care facility, dental health or health maintenance organization, preferred provider organization, dental insurance company, managed dental care plan or other dental benefits provider, self-insured employer or other third-party payor which, during the year ended December 31, 2001, accounted for more than $2 million of consolidated revenues or, if such contract, agreement or other arrangement was in effect for a period less than the full year ended December 31, 2002, would account for more than $2 million of consolidated revenues on a projected annual basis, (7) involves minimum annual purchase or expenditure requirements in excess of $100,000, or (8) would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement.

Each contract of the type described in Section 3.12, whether or not set forth in Section 3.12 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” Each Company Material Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, and in full force and effect, and the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Except as set forth in Section 3.12 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract.

SECTION 3.13    Litigation.    Except as set forth in Section 3.13 of the Company Disclosure Schedule, (A) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. or for which the Company, any Company Subsidiary, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. is contractually obligated or obligated under law to indemnify a third party that (1) has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, other than any suit, claim, action proceeding or investigation which challenges the validity or propriety, or seeks to prevent or materially delay consummation of the Merger, as to which this representation is made only as of the date hereof, or (2) as of the date hereof, challenges the validity or propriety, or seeks to prevent or materially delay consummation of the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement and (B) none of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding which has had or would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.14    Environmental Matters.    Except as set forth in Section 3.14 of the Company Disclosure Schedule:

SECTION 3.14.1    The Company and each Company Subsidiary (A) is in compliance with all, and is not subject to any liability, in each case with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations and (C) is in compliance with their respective Environmental Permits, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.14.2    None of the Company or any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law.

SECTION 3.14.3    None of the Company or any Company Subsidiary (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened in writing with respect thereto, (B) has a contractual indemnification obligation or indemnification obligation under law in connection with any claim pending or, to the knowledge of the Company, threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; or (C) has entered into any agreement with any Person pursuant to which the Company has assumed responsibility for, or otherwise agreed to contribute to the investigation, assessment or remediation of conditions resulting from a release of Hazardous Materials into the indoor or outdoor environment related to the handling of Hazardous Materials.

SECTION 3.13.4    None of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof, or any similar state list of sites requiring investigation or cleanup.

SECTION 3.15    Intellectual Property.    For purposes of this Section 3.15, “Company Parties” shall mean the Company and each Company Subsidiary.

SECTION 3.15.1    Generally.    Section 3.15.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all United States and foreign: (i) trademarks, service marks, trade names, logos and slogans, each of which is (a) registered with the U.S. Patent and Trademark Office or in any similar office or agency anywhere in the world and/or (b) material to the business of the Company Parties as currently conducted (collectively, “Trademarks”); (ii) patents and patent applications (including any continuations, continuations-in-part, divisionals, reissues, renewals and applications for any of the foregoing) (collectively “Patents”); (iii) copyrights and mask works, each of which is (a) registered with the U.S. Copyright Office or in any similar office or agency anywhere in the world and/or (b) material to the business of the Company Parties as currently conducted (collectively “Copyrights”); and (iv) Internet domain names (collectively, “Domain Names”), in each case owned by any of the Company Parties, in whole or in part, including jointly with others (such schedule specifying if such Intellectual Property is owned jointly).

SECTION 3.15.2    Trademarks.    All Trademarks of Company Parties for which an application for trademark registration has been filed by the Company are currently in compliance with all legal requirements, other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise adversely affect the use, priority or enforceability of the Trademark in question.

SECTION 3.15.3    Patents and Copyrights.    The Company Parties own no Patents and no registered Copyrights.

SECTION 3.15.4    Trade Secrets.    The Company has taken all reasonable steps in accordance with normal industry practice to protect its rights in its confidential information and proprietary information that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (collectively, “Trade Secrets”). The Company enforces a policy of requiring each relevant employee, consultant and contractor with access to Trade Secrets to execute confidentiality agreements. Except under written Non-disclosure or Confidentiality Agreements, there has been no disclosure by the Company of its Trade Secrets.

SECTION 3.15.5    License Agreements.    Section 3.15.5 of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting to Company Parties any right to use or practice any rights under any Intellectual Property (other than commercially available third-party software available for a license fee of no more than Twenty Five Thousand Dollars ($25,000)) (collectively, the “Company Inbound License Agreements”), indicating for each the title and the parties thereto. There is no outstanding or, to Company’s knowledge, threatened dispute or disagreement with respect to any Company Inbound License Agreement. Correct and complete executed copies of all Company Inbound License Agreements have been made available to Purchaser.

SECTION 3.15.6    Domain Names.    The Company Parties are the sole owner of the Domain Names, and all such Domain Names are currently registered by Company Parties, as sole owner, with an ICANN accredited registrar, and the registration fees are paid through the date(s) listed on Schedule 3.15.6. To the knowledge of the Company, there do not exist any facts or circumstances which could reasonably form the basis of a challenge relating to the Parent’s unencumbered use of the Domain Names.

SECTION 3.15.7    Ownership; Sufficiency of Intellectual Property Assets.    Except as set forth in Section 3.15.7 of the Company Disclosure Schedule, Company Parties own or possess adequate licenses or other rights to use the Intellectual Property and Unregistered IP (as defined below) used in the business of the Company Parties as currently conducted, free and clear of Liens (except in the case of licenses, the interests of the licensing party). Except as set forth in Section 3.15.7 of the Company Disclosure Schedule, the Company has not received any written notice or claim or to its knowledge, any oral notice or claim, that the Company has violated any rights of others in any Intellectual Property or Unregistered IP. The Intellectual Property identified in Section 3.15.1 of the Company Disclosure Schedule, together with (a)Trade Secrets, (b) any trademark, service mark, trade name, logo and/or slogan owned by the Company Parties and used in the operation of the Company’s businesses as currently conducted but which is not (i) registered with the U.S. Patent and Trademark Office or in any similar office or agency anywhere in the world and (ii) material to the business of the Company Parties as currently conducted, (c) any other copyright owned by the Company Parties and used in the operation of Company’s businesses as currently conducted but which is not (i) registered with the U.S. Copyright Office or in any similar office or agency anywhere in the world and (ii) material to the business of the Company Parties as currently conducted, (d) intellectual property in the public domain and (e) Intellectual Property and/or any other of the Company Parties’ rights granted to them under the Company Inbound License Agreements (collectively, (a)-(e), inclusive shall be referred to herein as “Unregistered IP”), constitute all the Intellectual Property and Company Inbound License Agreements used in the operation of the Company’s businesses as currently conducted and are all such Intellectual Property rights and Company Inbound License Agreements necessary to operate such business after the Effective Time in substantially the same manner as such businesses have been operated by Company during the six months prior to the Effective Time.

SECTION 3.15.8    Assignment; Change of Control.    The execution, delivery and performance by Company of this Agreement and each of the other documents contemplated hereby to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of Company’s rights (i) to own and use any of its Intellectual Property, (ii) to own or use the Unregistered IP, or (iii) under any Company Inbound License Agreement, nor require the consent of any third party in respect of any such Intellectual Property, Unregistered IP or Company Inbound License Agreement.

SECTION 3.16    Taxes.    Except as disclosed in Section 3.16 of the Company Disclosure Schedule:

SECTION 3.16.1    Each of the Company and the Company Subsidiaries has timely filed all material Tax Returns with the appropriate taxing authority required to be filed through the date hereof, taking into account any extensions of time within which to file such Tax Returns. All such Tax Returns, and all Tax Returns not timely filed with the appropriate taxing authority, were complete and correct, subject only to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Taxes that are shown as due on all filed Tax Returns have been paid. The unpaid Taxes of the Company and each Company Subsidiary (whether or not shown as being due on any Tax Returns) does not exceed the reserve for Tax Liability (any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company’s most recent consolidated balance sheet contained in their financial statements (rather than in any notes thereto) filed with the SEC as of the date hereof, as adjusted for operations through the Effective Time, subject to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is the beneficiary of any extension of time within which to file any Tax Return. No material claim has been made in writing to the Company or a Company Subsidiary by an authority in a jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that the Company or a Company Subsidiary, respectively, is or may be subject to taxation by that jurisdiction.

SECTION 3.16.2    No deficiencies for Taxes of the Company or any Company Subsidiary have been claimed, proposed or assessed in writing by any Tax authority, subject to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened audits, assessments or other administrative or court proceedings with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary, and none of the Company or any Company Subsidiary has received a written notice or announcement of any audits or proceedings, subject to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Audits of federal, state and local Tax Returns by the relevant taxing authorities with respect to the Company or any Company Subsidiary have been completed for the periods set forth in Schedule 3.16.2 of the Company Disclosure Schedule and, except as set forth in such Schedule, none of the Company, any Company Subsidiary or any predecessor to any such entity has been notified in writing that any Tax authority intends to audit a Tax Return for any other period. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local Tax Returns of each of the Company, the Company Subsidiaries and their predecessors for the years ended December 31, 1998, 1999 and 2000, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company, any Company Subsidiary or any predecessor to any such entity since December 31, 1996. No requests for waivers of time to assess any Taxes are pending and none of the Company or any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

SECTION 3.16.3    There are no Tax liens upon any property or assets of the Company or any Company Subsidiary, except liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings, subject to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.16.4    Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, subject to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.16.5    None of the Company or any Company Subsidiary is responsible for the Taxes of any other person (other than Taxes of the Company or a Company Subsidiary) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, which would reasonably be expected to give rise to a Company Material Adverse Effect.

SECTION 3.16.6    None of the Company or any Company Subsidiary has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by it; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required, to treat any asset as owned by another person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) adopted an impermissible method of accounting for Tax purposes; (v) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (vi) made or will make a consent dividend election under Section 565 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

SECTION 3.16.7    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

SECTION 3.16.8    (i) Neither the Company nor any Company Subsidiary is party to any Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any Company Subsidiary or the assets of any such entity; and (ii) after the Effective Time, none of the Company or any Company Subsidiary or the assets of any such entity shall be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Effective Time.

SECTION 3.16.9    No facts exist, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, that would cause any of the interest payable by the Company or any Company Subsidiary under outstanding indebtedness to be nondeductible under Section 163 of the Code or to be treated as interest on corporate acquisition indebtedness under Section 279 of the Code.

SECTION 3.17    Insurance.    The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance). Except as disclosed in Section 3.17 of the Company Disclosure Schedule, there is no claim by the Company, any Company Subsidiary, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. pending under any such policies which (i) have been denied or disputed by the insurer and (ii) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.17 of the Company Disclosure Schedule, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

SECTION 3.18    Opinion of Financial Advisors.    Banc of America Securities LLC (the “Company Financial Advisor”) has delivered to the Special Committee of the Company Board its written opinion that, on November 26, 2002, the Merger Consideration to be received by the Company’s stockholders, other than those stockholders who may enter into separate arrangements or agreements with Parent or an affiliate thereof, in the Merger is fair from a financial point of view to Company’s stockholders, other than those stockholders who may enter into separate arrangements or agreements with Parent or an affiliate thereof.

SECTION 3.19    Vote Required.    The affirmative vote of the holders of a majority of the outstanding Company Common Stock is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to adopt and approve this Agreement and the Merger.

SECTION 3.20    Brokers.    No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

SECTION 3.21    Real Property.    Except as set forth in Section 3.21 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary owns any real property. All of the real property leased by Company, the Company Subsidiaries or Material Company P.C.s (“Company Leased Real Property”) is identified in Section 3.21 of the Company Disclosure Schedule.

SECTION 3.21.1    Leases.    Except as set forth in Section 3.21.1 of the Company Disclosure Schedule, each of the leases of Company Leased Real Property has been duly authorized and executed by the Company, Company Subsidiary, or Material Company P.C. which is a party to the lease and, to the knowledge of the Company, is in full force and effect and constitutes the legal, valid and binding obligation of the Company, the Company Subsidiary or Material Company P.C., as the case may be, and is enforceable in accordance with its respective terms. Except as set forth in Section 3.21.1 of the Company Disclosure Schedule, none of the Company, any Company Subsidiaries, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. party to any lease has received written notice of any material default under any of such leases which has not been cured, nor has any event occurred which, individually or in the aggregate, would reasonably be expected to give rise to a default which results in a Company Material Adverse Effect. Except as set forth in Section 3.21.1 of the Company Disclosure Schedule, to the knowledge of Company, the other party to each of such leases is not in material default under any of said leases.

SECTION 3.21.2    Consents.    Except as set forth in Section 3.21.2 of the Company Disclosure Schedule, no consent or approval is required with respect to the transactions contemplated by this Agreement or any Ancillary Agreement under any lease of Company Leased Real Property.

SECTION 3.21.3    Condition of Real Property.    Except as set forth in Section 3.21.3 of the Company Disclosure Schedule, the Company has maintained the Company Leased Real Property and the improvements and fixtures thereon and furniture and other appurtenances thereto consistent with customary standards of practice in the industry.

SECTION 3.21.4    Real Estate Tax Deficiencies and Assessments.    Except as set forth in Section 3.21.4 of the Company Disclosure Schedule, none of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. has received any written notice from any governmental authority of any violation of any law, ordinance, regulation, or Company Permit issued with respect to any Company Leased Real Property that has not been heretofore corrected and to the knowledge of Company no such violation exists, which in either case would be, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect on the operation or value of any Company Leased Real Property. Except as set forth in Section 3.21.4 of the Company Disclosure Schedule, none of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. has received any written notice of any real estate tax deficiency or assessment nor does the Company have knowledge of any proposed deficiency, claim or assessment with respect to any of the Company Leased Real Property, or any pending or threatened condemnation thereof.

SECTION 3.22    Personal Property.    Except as set forth in Section 3.22 of the Company Disclosure Schedule or in the Company Financial Statements or Company Balance Sheet (as described in Sections 3.7.2 and 3.7.3 hereof), the Company and each Company Subsidiary possesses good and valid title to all personal property owned by it. To the knowledge of the Company, all such personal property, including, without limitation, all machinery, equipment, furniture, furnishings and vehicles, of the Company or any Company Subsidiary that are used or held for use in the operation or conduct of the business is owned free and clear of any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge (collectively, “Liens”) except (i) Liens disclosed in Section 3.22 of the Company Disclosure Schedule or in the Company Financial Statements or Company Balance Sheet, (ii) Liens for non-delinquent taxes and non-delinquent statutory Liens arising other than by reason of default, (iii) statutory or contractual Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due, (iv) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security, (v) purchase money Liens and (vi) Liens that do not materially detract from the value or use of such personal property. The Company Balance Sheet reflects all personal property of the Company and Company Subsidiaries as of the date thereof. Except as set forth in Section 3.22 of the Company Disclosure Schedule, all material items of leasehold improvements, furnishings, machinery, equipment and other personal property of any kind or nature of the Company and the Company Subsidiaries are in good repair (ordinary wear and tear excepted), have been well maintained, and are in good working order.

SECTION 3.23    Customer Relationships and Dental Plans.    As of the date hereof, no dental insurance plan, managed care plan, similar plan or other similar payor entity which accounted for more than 2% of the consolidated revenues of Company for the fiscal year ended December 31, 2001 has canceled or otherwise terminated its relationship or arrangement with Company, any Company Subsidiary or, to the Company’s knowledge, any Company P.C., or has materially decreased or reduced its usage or purchase of the services or products of the Company, any Company Subsidiary, any Material Company P.C. or, to the Company’s knowledge, any other Company P.C. As of the date hereof, except as set forth in Section 3.23 of the Company Disclosure Schedule, no such plan or supplier has, to the knowledge of the Company, any plan or intention to terminate, to cancel or otherwise materially and adversely change its relationship with the Company, any Company Subsidiary, any Material Company P.C. or any other Company P.C. and the Company has not received any notice or information of such intent.

SECTION 3.24    Transactions with Certain Persons.    Except as set forth in Section 3.24 of the Company Disclosure Schedule, no officer, director or employee of the Company or any Company Subsidiaries nor any member of any such officer’s or director’s immediate family is presently a party to any agreement with the Company or any Company Subsidiaries.

SECTION 3.25    No Other Agreements.    The Company does not have any legal obligation, absolute or contingent, to any other person to sell, directly or indirectly, the Company or any Company Subsidiary or to effect any merger, share exchange, consolidation, business combination, recapitalization, liquidation or other reorganization of the Company or any Company Subsidiary or to enter into any agreement with respect thereto.

SECTION 3.26    Records.    The Company and each Company Subsidiary have made and kept (and given Parent access to) Records, which, in reasonable detail, accurately and fairly reflect the Company’s business in all material respects.

SECTION 3.27    Indemnification Agreements.    Set forth in Section 3.27 of the Company Disclosure Schedule is a list of all indemnification agreements between the Company and any present and former officers and directors of the Company in effect on the date hereof, and true and correct copies of such agreements have been provided to Parent.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 4.1    Organization and Qualification; Subsidiaries.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the States of Washington and Delaware, respectively, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.2    Authority.    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by it. The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action (other than approval by Parent as the sole stockholder of the Merger Sub), and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or any such Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and each Ancillary Agreement to which Parent or the Merger Sub is a party have been duly authorized and validly executed and delivered by Parent and Merger Sub, as applicable, and constitute a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms.

SECTION 4.3    No Conflict; Required Filings and Consents.

SECTION 4.3.1    Assuming that all consents, approvals, authorizations and permits described in Section 4.3.2 of the Parent Disclosure Schedule have been obtained and all registrations, declarations, filings and notifications described in Section 4.3.2 of the Parent Disclosure Schedule have been made and any waiting periods thereunder have terminated or expired, the execution and delivery of this Agreement and each Ancillary Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not (A) conflict with or violate any provision of the organizational documents of Parent or Merger Sub, (B) conflict with or violate in any material respect any Law applicable to Parent or Merger Sub or any other subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected or (C) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, other instrument or obligation, except, with respect to clause (C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement or (3) have a Parent Material Adverse Effect.

SECTION 4.3.2    The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance hereof and thereof by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity or other person, except (A) under the Exchange Act, Securities Act, any applicable Blue Sky Laws, the rules and regulations of the Exchange, the HSR Act, filing and recordation of the Certificate of Merger as required by the DGCL and as otherwise set forth in Section 4.3.2 of the Parent Disclosure Schedule and (B) where failure to obtain such consents, approvals, licenses, orders, authorizations or permits, or to make such registrations, declarations, filings or notifications, would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement or (3) have a Parent Material Adverse Effect.

SECTION 4.4    Litigation.    As of the date hereof, (A) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or Merger Sub and (B) neither Parent nor Merger Sub is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity which, in the case of (A) or (B), would, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 4.5    Disclosure Documents.    The information with respect to Parent and the Merger Sub that Parent or the Merger Sub or any of their respective representatives furnishes to the Company specifically for use in the Proxy Statement or any Other Filings will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (A) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on approval of this Agreement, and at the Effective Time and (B) in the case of any Other Filings, or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof.

SECTION 4.6    Ownership of Merger Sub; No Prior Activities.

SECTION 4.6.1    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.

SECTION 4.6.2    Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and each Ancillary Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

SECTION 4.7    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the Merger based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

SECTION 4.8    Financing.    Attached hereto as Schedule 4.8 are true and correct copies of a letter, including all exhibits, schedules or amendments thereto (the “Senior Financing Letter”) dated November 22, 2002, from Antares Capital Corporation, Madison Capital Funding, LLC and The Royal Bank of Scotland pursuant to which the parties thereto have committed, subject to the terms and conditions set forth therein, to provide or cause to be provided senior financing of up to $73 million in connection with the Merger and a copy of a letter, including all exhibits, schedules or amendments thereto (the “Mezzanine Financing Letter”) dated September 11, 2002, together with Amendment No. 1 thereto dated November 22, 2002, from the Blackstone Mezzanine Group (“Blackstone”) pursuant to which Blackstone has committed, subject to the terms and conditions set forth therein, to provide or cause to be provided mezzanine financing of up to $27 million in connection with the Merger. As of the date hereof, the Senior Financing Letter and the Mezzanine Financing Letter are in full force and effect and have not been terminated. The financing pursuant to the Senior Financing Letter and the Mezzanine Financing Letter, together with the Fund Financing referenced below (together, the “Financing Commitment”) will provide sufficient funds to consummate the Merger, refinance existing indebtedness of the Company and pay related fees and expenses (collectively, the “Acquisition Costs”). As of the date hereof, Parent has no reason to believe that any conditions set forth in the Financing Commitment that are entirely within the Equity Sponsors’ and Parent’s control cannot or will not be satisfied prior to the Effective Time. Parent has been informed that Gryphon Dental Partners, L.P. and Gryphon Partners II, L.P. have equity commitments from their limited partners and members in the aggregate amount of at least $26.4 million (such aggregate amounts being collectively referred to herein as the “Fund Financing”). Parent has been informed that the General Partner of Gryphon Dental Partners, L.P. and the General Partner of Gryphon Partners II, L.P. (together, the “Equity Sponsors”) may each, in its sole discretion, call such portion of the Fund Financing to fund a portion of the Acquisition Costs. Parent has been informed that none of the Fund Financing has been pledged or is subject to any material lien, security interest or other encumbrance. All internal and other approvals necessary for the Equity Sponsors to obtain the Fund Financing have been obtained and remain in full force and effect.

SECTION 4.9    Takeover Laws.    Neither Parent nor Merger Sub was, immediately prior to the execution of this Agreement, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

SECTION 4.10    Financial Statements.    Set forth in Section 4.10 of the Parent Disclosure Schedule are the consolidated financial statements as of and for the nine month period ended September 30, 2002 (the “Parent Financial Statements”). The Parent Financial Statements were prepared in accordance with GAAP (except that they contain no footnotes and except as may be indicated on the Parent Disclosure Schedule), and presented fairly in all material respects the consolidated financial position, results of operations and cash flows of Parent and Parent’s consolidated subsidiaries as of the date thereof and for the period indicated therein (subject, to normal year-end adjustments which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect).

ARTICLE 5.

COVENANTS

SECTION 5.1    Conduct of Business by the Company Pending the Closing.    The Company agrees that, between the date of this Agreement and the Effective Time, except for the matters set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing: the Company will, and will cause each Company Subsidiary to, (A) conduct its operations only in the ordinary and usual course of business consistent with past practice and (B) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with such of the customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

SECTION 5.1.1    amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

SECTION 5.1.2    (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any Company Subsidiary, other than the issuance of shares of Company Common Stock (and the related Company Rights and related shares of Company Preferred Stock) upon the exercise of Company Options or Company Warrants outstanding as of the date hereof in accordance with their terms (or, if a Triggering Event (as defined in the Company Rights Agreement) by a party other than Parent or Merger Sub shall occur, the Company Rights and related shares of Preferred Stock) or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any Company Subsidiary, except pursuant to existing contracts or commitments or the sale or purchase of goods or lease of property in the ordinary course of business consistent with past practice, or (C) enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned Company Subsidiary and the Company or another wholly-owned Company Subsidiary;

SECTION 5.1.3    declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

SECTION 5.1.4    reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities except for cancellation of Company Options pursuant to agreements issued under the Company Option Plans and in effect as of the date hereof;

SECTION 5.1.5    (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that is individually not in excess of $100,000, or in the aggregate, not in excess of $250,000 for the Company and the Company Subsidiaries taken as a whole with the prior written consent of Parent, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Company Subsidiary) for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business, or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $250,000 for the Company and the Company Subsidiaries taken as a whole, (C) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, (D) make or authorize any capital expenditure in excess of the Company’s budget attached to Section 5.1 of the Company Disclosure Schedule, other than capital expenditures that are not, in the aggregate, in excess of $75,000 for the Company and the Company Subsidiaries taken as a whole, or (E) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1.5;

SECTION 5.1.6    except as may be required by Law, amend or modify the existing terms of any Company Benefit Plan or collective bargaining agreement, other contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.10 of the Company Disclosure Schedule to: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary which are not across-the-board increases); (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan.

SECTION 5.1.7    (A) except as otherwise permitted by this Section 5.1, pre-pay any long-term debt, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (C) delay in excess of fifteen (15) days or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice, or (D) vary the Company’s inventory practices in any material respect from the Company’s past practices;

SECTION 5.1.8    make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP, by applicable law or by a Governmental Entity;

SECTION 5.1.9    waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration, other than settlements or compromises of claims, litigation or arbitration where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $50,000 individually or $150,000 in the aggregate;

SECTION 5.1.10    make or change any election in respect of Taxes, adopt or change any material accounting method in respect of Taxes except as required by applicable law, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

SECTION 5.1.11    amend or modify, or change in any respect, the Company Rights Agreement;

SECTION 5.1.12    modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

SECTION 5.1.13    write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, in excess of $100,000, except for depreciation and amortization in accordance with GAAP consistently applied and any impairment charge pursuant to Statement of Financial Accounting Standards No. 142;

SECTION 5.1.14    take any action to exempt from or make not subject to (A) the provisions of Section 203 of the DGCL, (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (C) the Company Rights Agreement, any person or entity (other than Parent, Merger Sub and any Parent Subsidiary or any of their affiliates) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; or

SECTION 5.1.15    authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

SECTION 5.2    Cooperation.     The Company and Parent shall coordinate and cooperate in connection with (A) the preparation of the Proxy Statement and any Other Filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger and (C) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers.

SECTION 5.3    Proxy Statement.    As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the meeting of the Company’s stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”). In addition, the Company shall prepare and file with the SEC, any Other Filings as and when required or requested by the SEC. The Company, after consultation with Parent, will use all reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any Other Filings. Parent shall furnish all information concerning it and the holders of its capital stock as the Company may reasonably request in connection with the preparation of the Proxy Statement and any Other Filings. As promptly as practicable after the clearance of the Proxy Statement by the SEC, the Company shall mail the Proxy Statement to its stockholders. The Proxy Statement shall (subject to the last sentence of Section 5.6.3 hereof) include the recommendation of the Company Board that approval of this Agreement by the Company’s stockholders is advisable and that the Company Board has determined that the Agreement is in the best interests of the Company’s stockholders.

Subject to the last sentence of Section 5.6.3 hereof and except as otherwise required by applicable Law, no amendment or supplement (other than pursuant to Rule 425 of the Securities Act or Rule 14a-12 of the Exchange Act with respect to releases made in compliance with Section 5.9 of this Agreement) to the Proxy Statement or any Other Filings will be made by the Company without the approval of Parent (which approval shall not be unreasonably withheld or delayed). The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

If at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, Parent shall promptly inform the Company.

If at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, the Company shall promptly inform Parent.

SECTION 5.4    Stockholders’ Meetings.    Subject to Section 5.6, as soon as practicable after the date on which the Proxy Statement is cleared by the SEC, the Company shall (i) mail the Proxy Statement to its stockholders and (ii) set a date for a meeting of its stockholders for the purpose of voting upon the approval of this Agreement (the “Company Stockholders Meeting”), which date will be no later than forty-five days from the date on which the Proxy Statement is cleared by the SEC. Unless required by applicable law or by a court of competent jurisdiction, without the consent of Parent, the Company shall not (i) postpone or reschedule the date of the Company Stockholders Meeting once it has been fixed by the Board of Directors as set forth in the preceding sentence or (ii) adjourn the Company Stockholders Meeting without taking a vote with respect to the Merger. In the event that following the taking of a vote with respect to the approval of this Agreement at the Company Stockholders Meeting, additional time is required to count the proxies and ballots submitted at the Company Stockholders Meeting, the Company Stockholders Meeting may be adjourned solely for the purpose of counting proxies and ballots submitted at the Company Stockholders Meeting and announcing the final results of the voting on the Merger Agreement. In the event the Company postpones, reschedules or adjourns the Company Stockholders Meeting in a manner permitted by the preceding sentences, the Company shall convene or reconvene, as the case may be, the Company Stockholders Meeting as soon as practicable thereafter. As used in this Agreement, the term “Meeting Date Deadline” shall mean the date of the Company Stockholders Meeting as convened or reconvened in accordance with the provisions of this Section 5.4.

SECTION 5.5    Access to Information; Confidentiality

SECTION 5.5.1    Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party (which such person shall use its reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, “Company Representatives”) to: (A) provide to Parent and Merger Sub, their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”) and a consultant of the Senior Lenders (the “Lenders’ Consultant”) access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives or the Lenders’ Consultant may reasonably request. No investigation conducted pursuant to this Section 5.5 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

SECTION 5.5.2    With respect to the information disclosed pursuant to Section 5.5.1, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement previously executed by the Company and Parent and, as applicable, the Confidentiality Agreements previously executed by the Company and the Equity Sponsors (collectively, the “Confidentiality Agreements”).

SECTION 5.6    No Solicitation of Transactions

SECTION 5.6.1    None of the Company or any Company Subsidiary shall, directly or indirectly, take (and the Company shall not authorize or permit the Company Representatives to take) any action to (A) knowingly encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (B) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person (other than Parent, Merger Sub and the Parent Representatives) in connection with, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the obtaining of the Company’s stockholders’ approval of this Agreement and, so long as neither the Company nor any Company Subsidiary nor any Company Representatives shall have breached any of the provisions of this Section 5.6.1, the Company Board determines in good faith, after consultation with outside counsel, that failing to take such action would be inconsistent with its fiduciary duties to stockholders, the Company may, in response to an Acquisition Proposal that the Company Board, after consultation with the Company Financial Advisor, determines is reasonably likely to lead to a Superior Proposal and subject to the Company’s compliance with Section 5.6.2, (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Acquisition Proposal pursuant to a customary confidentiality agreement the benefits of the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with Parent and (y) participate in discussions or negotiations with respect to such Acquisition Proposal. Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned or destroyed.

SECTION 5.6.2    The Company shall, as promptly as practicable (and in no event later than 48 hours after receipt thereof), advise Parent of any inquiry received by it relating to any Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person (and, to the extent known by the Company, its affiliates) making the same, that it may receive in respect of any such Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Merger Sub a copy of any such proposal or inquiry, if it is in writing, or an oral summary of any such proposal or inquiry, if it is not in writing, and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

SECTION 5.6.3    Neither the Company Board nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or such committee of the approval of this Agreement, (B) other than the Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (C) other than the Merger, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal (other than a confidentiality agreement described in Section 5.6.1). Nothing contained in this Section 5.6.3 shall prohibit the Company from (x) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (y) making any disclosure required by Rule 14a-9 promulgated under the Exchange Act or (z) notwithstanding anything to the contrary contained herein, in the event that a Superior Proposal is made and the Company Board determines in good faith, after consultation with outside counsel, that failing to take such action would be inconsistent with its fiduciary duty to stockholders, (i) withdrawing or modifying its recommendation of this Agreement no earlier than five days following the day of delivery of written notice to Parent of its intention to do so (unless the Company Board concludes that its duty to disclose such information under applicable law requires it to publicly disclose such action prior to the expiration of such five day period), so long as the Company continues to comply with all other provisions of this Agreement, or (ii) terminating this Agreement in accordance with Section 7.1.6 in connection with entering into a definitive agreement with respect to such Superior Proposal.

SECTION 5.7    Appropriate Action; Consents; Filings

SECTION 5.7.1    The Company and Parent shall use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary under any applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and each Ancillary Agreement as promptly as practicable, (B) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated herein and therein, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and each Ancillary Agreement and the Merger required under (x) the Exchange Act, and any other applicable federal or state securities Laws, (y) the HSR Act and (z) any other applicable Law; provided, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith and, provided, however, that nothing in this Section 5.7.1 shall require Parent or the Company to agree to (AA) the imposition of any material conditions, (BB) the requirement of divestiture of assets or property or (CC) the requirement of expenditure by Parent or the Company in excess of $50,000 in the aggregate to Governmental Entities in exchange for any consents (excluding any filing fees required to be paid to the SEC in connection with the filing of the Proxy Statement). The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement and each Ancillary Agreement.

SECTION 5.7.2    The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable efforts to obtain any third party consents, (A) necessary to consummate the transactions contemplated in this Agreement and each Ancillary Agreement, (B) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or (C) otherwise referenced in Section 6.1.3 or Section 6.2.3, provided, however, that nothing in this Section 5.7.2 shall require expenditure by the Company in excess of $50,000 in the aggregate to third parties in exchange for any such consents. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.7.2, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which would reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

SECTION 5.7.3    From the date of this Agreement until the Effective Time, each of Parent and the Company shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (A) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock into the Merger Consideration pursuant to the Merger or (B) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or any Parent Subsidiary to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary.

SECTION 5.8    Certain Notices.    From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be reasonably likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied or (B) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

SECTION 5.9    Public Announcements.    Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or the applicable rules of the Exchange.

SECTION 5.10    Employee Benefit Matters.    With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary (collectively, the “Parent Benefit Plans”) in which any director, officer or employee of the Company, any Company Subsidiary or, to the extent permitted under applicable law, any Company P.C. (the “Company Employees”) will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, for purposes of vacation, severance, vesting, eligibility and participation in, but not for purposes of benefit accrual, in any Parent Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time. To the extent that Parent elects to provide health, life or disability benefits to Company Employees under Parent Benefit Plans after the Effective Date, then Parent shall take appropriate action to (i) waive all waiting periods, pre-existing conditions or requirements for evidence of insurability and (ii) give credit under such Parent Benefit Plans for all deductibles co-pays and out-of-pocket expense limitations for each Company Employee and their eligible dependents who were covered by a similar Company Benefit Plan immediately prior thereto. However, Parent shall only be required to give credit as provided in clause (ii) of the immediately preceding sentence only if the Company or a Company Employee (through a third party administrator or otherwise) first provides Parent with evidence of the year-to-date deductibles paid and out-of-pocket expenses incurred by such Company Employee and their covered dependents under the similar Company Benefit Plans. Prior to the Effective Time and to the extent applicable, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Company Common Stock or options to acquire Company Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

SECTION 5.11    Indemnification of Directors and Officers

SECTION 5.11.1    Parent and the Surviving Corporation agree that the indemnification and advancement of expenses obligations set forth in the Company Certificate and the Company By-laws shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Certificate of Incorporation and By-laws of Merger Sub to contain such provisions) and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time (provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the final disposition of such claim) in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any Company Subsidiary or who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by Law. From and after the Effective Time, Parent and the Surviving Corporation also agree to indemnify and hold harmless and advance expenses to the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any indemnification agreements between the Company and such officers and directors in effect on the date hereof.

SECTION 5.11.2    In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company or any of the Company Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made against a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee or agent of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the Company (before the Effective Time) and the Surviving Corporation and the Parent (after the Effective Time) agree to use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and the Surviving Corporation and Parent after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, subject to the provision of such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event that such Indemnified Party is not entitled to such amounts, (B) the Company, or the Surviving Corporation and Parent after the Effective Time, shall retain one counsel on behalf of the Indemnified Parties, and the Company, and the Surviving Corporation and Parent after the Effective Time, shall pay all fees and expenses of such counsel, and (C) the Company and the Surviving Corporation and Parent (after the Effective Time) shall use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that none of the Company, the Surviving Corporation or Parent shall be liable and shall have no obligation in connection with any claim (i) for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); (ii) if the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law; (iii) to the extent that payment is actually made to the Indemnified Party under a valid, enforceable and collectible insurance policy; (iv) to the extent that the Indemnified Party is indemnified and actually paid otherwise than pursuant to this Agreement; (v) in connection with a judicial action by or in the right of the Company or the Surviving Corporation after the Effective Time, in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company or the Surviving Corporation after the Effective Time unless and only to the extent that any court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper; (vi) if it is proved by final judgment in a court of law or other final adjudication to have been based upon or attributable to the Indemnified Party’s in fact having gained any personal profit or advantage to which he was not legally entitled; (vii) for a disgorgement of profits made from the purchase and sale by the Indemnitee of securities pursuant to Section 16(b) of the Exchange Act or similar provisions of any state statutory law or common law; or (viii) brought about or contributed to by the dishonesty of the Indemnitee seeking payment hereunder; however, notwithstanding the foregoing, the Indemnified Party shall be protected under this Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication thereof adverse to the Indemnified Party shall establish that he committed (x) acts of active and deliberate dishonesty, (y) with actual dishonest purpose and intent, (z) which acts were material to the cause of action so adjudicated. Any Indemnified Party wishing to claim indemnification under this Section 5.11.2, upon learning of any such claim, action, suit, demand, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation and Parent, thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent such failure to notify materially prejudices such party.

SECTION 5.11.3    Prior to the Effective Time, the Company shall enter into an agreement to purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time, for events occurring prior to the Effective Time, of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost for such insurance is not in excess of $1.5 million. The Company agrees to cooperate in good faith with Parent in order to obtain the lowest cost for such coverage. In the event that $1.5 million is insufficient for such coverage, the Company may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, take the action necessary to maintain such policy (including the payment of policy premiums in accordance with the terms of such policy) in full force and effect for the period specified above, and continue to honor the obligations thereunder. The obligations under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.11 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.11 applies shall be third party beneficiaries of this Section 5.11 and shall be entitled to enforce the covenants contained herein).

SECTION 5.11.4    In the event Parent or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person in a single transaction or a series of related transactions, then, and in each such case, Parent shall make or cause to be made proper provisions so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.11.

SECTION 5.12    FIRPTA Certificate.    The Company shall deliver to Parent, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the consummation of the Merger.

SECTION 5.13    Financing.    Each of Parent and Merger Sub hereby agrees to use its reasonable best efforts to arrange the Financing Commitment and to satisfy the conditions set forth in the Senior Financing Letter and the Mezzanine Financing Letter. Parent and Merger Sub shall keep the Company informed of the status of their financing arrangements for the Merger and the other transactions contemplated hereby, including, without limitation, providing written notification to the Company as promptly as possible (but in any event within 48 hours) (i) that any lender has advised Parent that it is unable to provide the Financing Commitment as contemplated by the Senior Financing Letter or the Mezzanine Financing Letter or (ii) that Parent has determined that it is likely that Parent or Merger Sub will be unable to satisfy any of the conditions set forth in the Senior Financing Letter or the Mezzanine Financing Letter (the “Financing Notice”). Following the receipt of the Financing Notice, the Company may terminate this Agreement in accordance with Section 7.1.9.

SECTION 5.14    Resignations.    The Company shall use its reasonable best efforts to obtain resignations of each of its directors and officers effective as of the Effective Time.

SECTION 5.15    Tax Returns.    Prior to the Effective Time, the Company shall provide to Parent, prior to the filing thereof, drafts of any material tax return for the Company and any Company Subsidiary, and shall discuss with representatives of Parent the contents thereof.

SECTION 5.16    Company Rights Agreement.    The Company covenants and agrees that it will not (a) redeem the Company Rights, (b) amend the Company Rights Agreement or (c) take any action which would allow any person (as defined in the Company Rights Agreement) other than Parent, Merger Sub or any Parent Subsidiary to acquire beneficial ownership (for purposes of this Section 5.16, as defined in the Company Rights Agreement) of 15% or more of the outstanding shares of Company Common Stock without causing a Distribution Date or a Triggering Event (as each such term is defined in the Company Rights Agreement) to occur. The Company Board shall not make a determination that Parent, Merger Sub or any of their respective affiliates or associates, directors, officers or employees is an “Acquiring Person” for purposes of the Company Rights Agreement.

SECTION 5.17    Company Credit Facility.    Immediately following the Effective Time, Parent shall cause the Senior Lenders to be paid in accordance with the terms of the Bank Agreement.

ARTICLE 6.

CLOSING CONDITIONS

SECTION 6.1    Conditions to Obligations of Each Party Under This Agreement.    The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

SECTION 6.1.1    Stockholder Approval.    This Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company.

SECTION 6.1.2    No Order.    No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger.

SECTION 6.1.3    Consents and Approvals.    All consents, approvals and authorizations of any Governmental Entity set forth in Section 3.5.2 of the Company Disclosure Schedule or Section 4.3.2 of the Parent Disclosure Schedule shall have been obtained, in each case, without (A) the imposition of any material conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure by Parent or the Company in excess of $50,000 in the aggregate to Governmental Entities in exchange for any consents (excluding filing fees required to be paid to the SEC in connection with the filing of the Proxy Statement).

SECTION 6.1.4    HSR Act.    Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition laws of any other applicable jurisdiction shall have expired or been terminated.

SECTION 6.2    Additional Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

SECTION 6.2.1    Representations and Warranties.    (i) Each of the representations and warranties of the Company contained in this Agreement and each Ancillary Agreement that is qualified by materiality or Company Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), (ii) all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date), and (iii) all changes and conditions that constitute exceptions to the foregoing representations and warranties of the Company (other than such exceptions set forth in the Company Disclosure Schedule), disregarding in each case all references to Company Material Adverse Effect or other materiality qualification set forth therein, shall not, in the aggregate, constitute a Company Material Adverse Effect as of the date of this Agreement or as of the Effective Time (except that, for purposes of the foregoing, those representations and warranties which address matters only as of a particular date shall only be deemed to be made as of that date). Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect.

SECTION 6.2.2    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

SECTION 6.2.3    Consents and Approvals.    All consents, approvals and authorizations listed on Schedule 6.2.3 attached hereto, shall have been obtained in each case, without (A) the imposition of material conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of money by Parent or the Company in excess of $50,000 in the aggregate to third parties in exchange for such consents, except for any fees required to be paid to the Company’s bank group.

SECTION 6.2.4    Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that any such Company Material Adverse Effect or other event or development (i) that primarily results from the announcement or pendency of this Agreement or the Merger, (ii) that generally affects the industry in which the Company operates and does not affect the Company in a materially disproportionate manner (other than changes or proposed changes in laws or regulations) or (iii) related to a general drop in stock prices in the United States that does not affect the Company in a materially disproportionate manner shall, for the purpose of this Section 6.2.4, be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

SECTION 6.2.5    Court Proceedings.    No action seeking damages or equitable relief in connection with the Merger shall be pending with respect to which Parent believes in good faith, after consulting with legal counsel, that there is a material risk that the plaintiff would prevail in such action, and (AA) to the extent that damages (whether rescissory or otherwise) are sought, the amount of uninsured damages which the plaintiff would reasonably be expected to be awarded in the event the plaintiff prevailed in such action would exceed $2.5 million and (BB) to the extent that equitable relief is sought, the form of relief would be to rescind the Merger.

SECTION 6.2.6    Financing.    Parent shall have received the proceeds of the financing pursuant to the Financing Commitment in the amount, on the terms and subject to the conditions set forth therein.

SECTION 6.3    Additional Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

SECTION 6.3.1    Representations and Warranties.    (i) Each of the representations and warranties of Parent contained in this Agreement and each Ancillary Agreement that is qualified by materiality or Parent Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), (ii) all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date), and (iii) all changes and conditions that constitute exceptions to the foregoing representations and warranties of Parent (other than such exceptions set forth in the Parent Disclosure Schedule), disregarding in each case all references to Parent Material Adverse Effect or other materiality qualification set forth therein, shall not, in the aggregate, constitute a Parent Material Adverse Effect as of the date of this Agreement or as of the Effective Time (except that, for purposes of the foregoing, those representations and warranties which address matters only as of a particular date shall only be deemed to be made as of that date). The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to the foregoing effect.

SECTION 6.3.2    Agreements and Covenants.    Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

ARTICLE 7.

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1    Termination.    This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

SECTION 7.1.1    By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

SECTION 7.1.2    By either the Company or Parent if the Merger shall not have been consummated prior to the later of (i) May 31, 2003 or (ii) the first business day following the Meeting Date Deadline if (a) the Proxy Statement is cleared by the SEC within forty-five days prior to May 31, 2003 or (b) the date of the Company Stockholders Meeting has been postponed or rescheduled, or the Company Stockholders Meeting has been adjourned, as contemplated by Section 5.4 of this Agreement; provided, however, that such date may, from time to time, be extended by Parent (by written notice thereof to the Company) up to and including July 31, 2003 in the event all conditions to effect the Merger other than those set forth in Section 6.1.2, Section 6.1.3 and Section 6.1.4 (the “Regulatory Conditions”) have been or are capable of being satisfied at the time of each such extension and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to July 31, 2003 (such date, as it may be so extended, shall be referred to herein as the “Outside Date”); provided further that the right to terminate this Agreement or extend any date under this Section 7.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

SECTION 7.1.3    By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.7);

SECTION 7.1.4    By either Parent or the Company if the approval by the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof;

SECTION 7.1.5    By Parent if (A) the Company Board shall have withdrawn or adversely modified its recommendation of the Merger or this Agreement (or determined to do so), (B) the Company Board shall have determined to recommend to the shareholders of the Company that they approve an Acquisition Proposal other than that contemplated by this Agreement or shall have determined to accept a Superior Proposal, (C) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 50% or more of the outstanding shares of Company Common Stock, is commenced (other than by Parent or an affiliate of Parent) and the Company Board fails to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer, or (D) for any reason the Company fails to call or hold the Company Stockholders’ Meeting by the Outside Date;

SECTION 7.1.6    By the Company, if the Company Board determines to accept a Superior Proposal; provided that, at least five days prior to any such termination, the Company shall deliver written notice to Parent of its intention to do so, specifying the material terms and conditions of such Superior Proposal; and provided further that the Company’s right to terminate this Agreement under this Section 7.1.6 shall not be available if the Company is then in breach of Section 5.6.1.

SECTION 7.1.7    By Parent, if since the date of this Agreement, (i) (A) there shall have been any event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) such Company Material Adverse Effect is not cured within 10 days after written notice thereof, and (C) such Company Material Adverse Effect would cause the condition set forth in Section 6.2.4 not to be satisfied (giving effect to the proviso set forth therein) or if (ii) (A)(1) there shall be breached in any material respect any covenant or agreement on the part of the Company set forth in this Agreement or any Ancillary Agreement, (2) any representation or warranty of the Company set forth in this Agreement or any Ancillary Agreement that is qualified as to materiality or Material Adverse Effect shall have become untrue or (3) any representation or warranty of the Company set forth in this Agreement or any Ancillary Agreement that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within 10 days after written notice thereof and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied (a “Terminating Company Breach”);

SECTION 7.1.8    By the Company, if (A)(1) Parent has breached in any material respect any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement, (2) any representation or warranty of Parent or Merger Sub set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall have become untrue or (3) any representation or warranty of Parent or Merger Sub that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within 10 days after written notice thereof and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 not to be satisfied (a “Terminating Parent Breach”); or

SECTION 7.1.9    By the Company, following receipt of the Financing Notice.

SECTION 7.2    Effect of Termination.

SECTION 7.2.1    Limitation on Liability.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except (A) with respect to Section 5.5, Section 5.9, this Section 7.2 and Article 8 and (B) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or any Ancillary Agreement.

SECTION 7.2.2    Parent Expenses.    Parent and the Company agree that (A) if this Agreement is terminated pursuant to 7.1.5(A) (and, prior to the date of termination, an Acquisition Proposal shall have been made), Section 7.1.5(B), Section 7.1.5(C), or Section 7.1.6, in each case after the date which is twenty (20) days following the date of this Agreement, then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses not to exceed $1 million in the aggregate upon consummation of the Acquisition Proposal, Superior Proposal or tender or exchange offer, as the case may be, and (B) if this Agreement is terminated pursuant to Section 7.1.7(ii), then the Company shall pay Parent an amount (up to, but not in excess of, $500,000 in the aggregate) equal to fifty percent (50%) of the sum of Parent’s Expenses. The parties hereto acknowledge that payment of expenses pursuant to this Section 7.2.2 shall not be Parent’s exclusive remedy and shall be in addition to any other rights or remedies to which Parent may be entitled as a result of a breach of any such representation, warranty, covenant or agreement.

SECTION 7.2.3    Company Expenses.    Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.8, then Parent shall pay to the Company an amount (up to, but not in excess of, $500,000 in the aggregate) equal to fifty percent (50%) of the sum of the Company’s Expenses. The parties hereto acknowledge that payment of expenses pursuant to this Section 7.2.3 shall not be the Company’s exclusive remedy and shall be in addition to any other rights or remedies to which the Company may be entitled as a result of a breach of any such representation, warranty, covenant or agreement.

SECTION 7.2.4    Payment of Expenses.    Payment of Expenses pursuant to Section 7.2.2 or Section 7.2.3 shall be made not later than two business days after delivery to the other party of notice of demand for payment pursuant to Section 7.2.2 or Section 7.2.3 and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 90th day after such party delivers such notice of demand for payment).

SECTION 7.2.5    Termination Fee.    In addition to any payment required by the foregoing provisions of this Section, in the event that this Agreement is terminated pursuant to Section 7.1.5(A)(and, prior to the date of termination, an Acquisition Proposal shall have been made), Section 7.1.5(B), Section 7.1.5(C), or Section 7.1.6, then the Company shall pay to Parent a termination fee of $1,500,000 upon consummation of such Acquisition Proposal, Superior Proposal or tender or exchange offer, as the case may be.

SECTION 7.2.6    All Payments.    All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

SECTION 7.3    Amendment.    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of this Agreement by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 7.4    Waiver.    At any time prior to the Effective Time, any party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (C) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

SECTION 7.5    Fees and Expenses.    Subject to Section 7.2.2 and Section 7.2.3 of this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

ARTICLE 8.

GENERAL PROVISIONS

SECTION 8.1    Non-Survival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. Except as expressly set forth in this Agreement or any instrument delivered pursuant to this Agreement, there are no representations or warranties of any party hereto, express or implied.

SECTION 8.2    Notices.    Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Steven Bilt
President and Chief Executive Officer
Bright Now! Dental, Inc.
201 E. Sandpointe, Suite 200
Santa Ana, California 92707
Tel: (714) 668-1300
Fax: (714) 428-1330

with a mandated copy to:

Latham & Watkins
505 Montgomery Street, Suite 1900
San Francisco, California 94111
Tel: (415) 391-0600
Fax: (415) 395-8095
Attention: Jerry Peters

If to the Company, addressed to it at:

Monarch Dental Corporation
Tollway Plaza II
15950 North Dallas Parkway, Suite 825
Dallas, Texas 75248
Attention: W. Barger Tygart,
         Chairman and CEO

with a mandated copy to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, Massachusetts 02109
Tel: (617) 570-1633
Fax: (617) 523-1231
Attention: Joseph L. Johnson III, P.C.

SECTION 8.3    Certain Definitions.    For purposes of this Agreement, the term:

“Acquisition Costs” shall have the meaning set forth in Section 4.8;

“Acquisition Proposal” means any offer or proposal concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company or any Company Subsidiary, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any Company Subsidiary representing 50% or more of the consolidated assets of the Company and the Company Subsidiaries, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 50% or more of the voting power of the Company, (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the outstanding voting capital stock of the Company or (E) any combination of the foregoing (other than the Merger);

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person;

“Agreement” shall have the meaning set forth in the Preamble;

“Ancillary Agreements” none;

“Bank Agreement” means that certain Agreement between Parent, the Senior Lenders and Bank of America, N.A., a national banking association dated November 27, 2002.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act;

“Blue Sky Laws” means state securities or “blue sky” laws;

“Business Day” shall mean any day other than a day on which the SEC shall be closed;

“Certificate of Designations” shall have the meaning set forth in Section 3.2;

“Certificate of Merger” shall have the meaning set forth in Section 1.2;

“Certificates” shall have the meaning set forth in Section 2.2.2;

“Code” means the Internal Revenue Code of 1986, as amended;

“Company” shall have the meaning set forth in the Preamble;

“Company Balance Sheet” shall have the meaning set forth in Section 3.7.3;

“Company Benefit Plan” shall have the meaning set forth in Section 3.10.1;

“Company Board” shall have the meaning set forth in Section 3.10.1;

“Company By-laws” shall have the meaning set forth in Section 3.2;

“Company Certificate” shall have the meaning set forth in Section 3.2;

“Company Common Stock” shall have the meaning set forth in Section 2.1.1;

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement which identifies exceptions, by specific section reference, to the Company’s representations and warranties set forth in Article 3 of this Agreement;

“Company Employees” shall have the meaning set forth in Section 5.10;

“Company Financial Advisor” shall have the meaning set forth in Section 3.18;

“Company Financial Statements” shall have the meaning set forth in Section 3.7.2;

“Company Form 10-K” shall have the meaning set forth in Section 3.2;

“Company Inbound License Agreements” shall have the meaning set forth in Section 3.15.6;

“Company Material Adverse Effect” means a material adverse effect on the assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole;

“contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, commitments, understandings, policies, purchase and sales orders, and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

“Company Material Contract” shall have the meaning set forth in Section 3.12;

“Company Options” shall have the meaning set forth in Section 2.5;

“Company P.C.” means each professional corporation with which the Company or any Company Subsidiary has entered into a management services agreement;

“Company Permits” shall have the meaning set forth in Section 3.6;

“Company Preferred Stock” shall have the meaning set forth in Section 3.3;

“Company Representatives” shall have the meaning set forth in Section 5.5.1;

“Company Rights” shall have the meaning set forth in Section 2.1.1;

“Company Rights Agreement” shall have the meaning set forth in Section 2.1.1;

“Company SEC Filings” shall have the meaning set forth in Section 3.7.1;

“Company Stock Option Plans” shall have the meaning set forth in Section 2.5;

“Company Stockholders’ Meeting” shall have the meaning set forth in Section 5.4;

“Company Subsidiary” shall have the meaning set forth in Section 3.1;

“Company Warrants” shall have the meaning set forth in Section 2.6;

“Confidentiality Agreements” shall have the meaning set forth in Section 5.5.2;

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

“Copyrights” shall have the meaning set forth in Section 3.15.1;

“DGCL” shall have the meaning set forth in the Recitals;

“Dissenting Shareholders” shall have the meaning set forth in Section 2.1.1;

“Domain Names” shall have the meaning set forth in Section 3.15.1;

“Effective Time” shall have the meaning set forth in Section 1.2;

“Environmental Laws” means any federal, state or local statute, law, ordinance, regulation, rule, code, or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the indoor or outdoor environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or contamination;

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law;

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor;

“Equity Sponsors” shall have the meaning set forth in Section 4.8;

“ERISA” shall have the meaning set forth in Section 3.10.1;

“ERISA Affiliate” shall have the meaning set forth in Section 3.10.1;

“Exchange” means the NASDAQ Stock Market SmallCap Market;

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Exchange Agent” shall have the meaning set forth in Section 2.2.1;

“Exchange Fund” shall have the meaning set forth in Section 2.2.1;

“Expenses” includes all reasonable documented out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby;

“Financing Commitment” shall have the meaning set forth in Section 4.8;

“Fund Financing” shall have the meaning set forth in Section 4.8;

“GAAP” means generally accepted accounting principles as applied in the United States;

“Governmental Entity” means domestic governmental, administrative, judicial or regulatory authority;

“group” is defined as in the Exchange Act, except where the context otherwise requires;

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder;

“Indemnified Parties” shall have the meaning set forth in Section 5.11.2;

“Intellectual Property” means, collectively, Trademarks, Patents, Copyrights, Domain Names and Trade Secrets, as those terms are defined in Section 3.15;

“IRS” means the United States Internal Revenue Service;

“knowledge” will be deemed to be (i) in the case of Parent, the actual (and not the constructive or imputed) knowledge of David Andrews, Kurt Kaull, David Perskie, Steven Bilt, Brad Schmidt and Alan Sechrest and (ii) in the case of the Company, the actual (and not the constructive or imputed) knowledge of W. Barger Tygart, Lisa K. Peterson, Brett Cormier, Roy D. Smith III, Timothy J. Kriske, Thurman Brown, Victoria Butler, Gary Samberson, Jim Little, Mark Merriweather, Kevin Cahoon, Robert Melman and Victor Press;

“Law” means any domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding;

“Lenders’ Consultant” shall have the meaning set forth in Section 5.5.1;

“Material Company P.C.s” means the following professional corporations: Modern Dental Professionals, P.C.; Modern Dental Professionals Arizona, P.C. ; Dental Professionals—Quinn, P.C.; Modern Dental Professionals, Indiana, P.C.; Dworkin & Clemens, D.D.S., P.A.; Allan M. Dworkin, D.D.S. (Frederick), P.C.; Lawrence J. Paul, D.D.S. & Associates, P.A.; Craig S. Abramowitz D.D.S. & Associates, P.A.; Modern Dental Professionals—Utah, P.C. and Mazin Alayssami, D.M.D., P.C.;

“Merger” shall have the meaning set forth in the Recitals;

“Merger Consideration” shall have the meaning set forth in Section 2.1.1;

“Merger Sub” shall have the meaning set forth in the Preamble;

“Mezzanine Financing Letter” shall have the meaning set forth in Section 4.8;

“Multiemployer Plan” shall have the meaning set forth in Section 3.10.4;

“Option Payment” shall have the meaning set forth in Section 2.5;

“Other Filings” means all filings made by, or required to be made by, the Company with the SEC other than the Proxy Statement;

“Outside Date” shall have the meaning set forth in Section 7.1.2;

“Parent” shall have the meaning set forth in the Preamble;

“Parent Benefit Plans” shall have the meaning set forth in Section 5.10;

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement which identifies exceptions, by specific section reference, to the representations and warranties of Parent set forth in Article 4 of this Agreement;

“Parent Material Adverse Effect” means a material adverse effect on the assets, liabilities, financial condition or results of Parent;

“Parent Representatives” shall have the meaning set forth in Section 5.5.1;

“Parent Subsidiary” shall have the meaning set forth in Section 4.3.1;

“Patents” shall have the meaning set forth in Section 3.15.1;

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

“Proxy Statement” shall have the meaning set forth in Section 5.3;

“Records” means all books of account, ledgers, financial and accounting records, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, financial and tax records relating to the Company’s business that form part of general ledger of the Company or any Company Subsidiary that are used primarily in, or that arise primarily out of, the conduct or operation of their business;

“Regulatory Conditions” shall have the meaning set forth in Section 7.1.2;

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder;

“SEC” means the Securities and Exchange Commission;

“Section 16” shall have the meaning set forth in Section 5.10;

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Senior Financing Letter” shall have the meaning set forth in Section 4.8;

“Senior Lenders” means Fleet National Bank, a national banking association, Cooperatieve Centrale Raiffeisen-Boerenleenbank, B.A., “Rabobank Nederland,” New York Branch, and Bank of America, N.A., or their permitted successors or assigns pursuant to the provisions of the Bank Agreement.

“subsidiary” or “subsidiaries” of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

“Superior Proposal” means a bona fide Acquisition Proposal made by a third party which was not solicited by the Company, any Company Subsidiary or any Company Representatives and which, in the good faith judgment of the Company Board, taking into account, to the extent deemed appropriate by the Company Board, the various legal, financial and regulatory aspects of the proposal and the person making such proposal (A) if accepted, is reasonably likely to be consummated, and (B) if consummated would, based upon advice of the Company’s financial advisor, result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the transactions contemplated by this Agreement;

“Surviving Corporation” shall have the meaning set forth in Section 1.1;

“Tax Liability” means a liability for any Tax;

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, escheat liability or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not;

“Trade Secrets” shall have the meaning set forth in Section 3.15.4;

“Trademarks” shall have the meaning set forth in Section 3.15.1;

“Treasury Regulations” means the Treasury regulations promulgated under the Code;

“Vested Company Option Share” shall have the meaning set forth in Section 2.5;

“Vested Company Warrant Share” shall have the meaning set forth in Section 2.6;

“Warrant Payment” shall have the meaning set forth in Section 2.6;

SECTION 8.4    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.5    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.6    Entire Agreement.    This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto), each Ancillary Agreement and the Confidentiality Agreements constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

SECTION 8.7    Assignment.    This Agreement shall not be assigned by operation of law or otherwise.

SECTION 8.8    Parties in Interest.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.10 and Section 5.11, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 8.9    Mutual Drafting.     Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

SECTION 8.10    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

SECTION 8.10.1    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

SECTION 8.10.2    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.10.3    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.3.

SECTION 8.11    Disclosure.    Any matter disclosed in any section of a party’s Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a party’s Disclosure Schedule. The fact that any matter or event is disclosed in a party’s Disclosure Schedule does not necessarily mean that it is material to that party and its subsidiaries, whether considered individually or in combination with other matters or events disclosed therein. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

SECTION 8.12    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 8.13    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BRIGHT NOW! DENTAL, INC.

By:	/S/ STEVEN C. BILT
a duly authorized signatory

MILKWEED, INC.

By:	/S/ STEVEN C. BILT
a duly authorized signatory

MONARCH DENTAL CORPORATION

By:	/S/ W. BARGER TYGART
a duly authorized signatory

AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (this “Agreement”), dated as of December 10, 2002, is entered into by and among Bright Now! Dental, Inc., a Washington corporation (“Parent”), Milkweed, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Monarch Dental Corporation, a Delaware corporation (the “Company”).

WITNESSETH

WHEREAS, Parent, Merger Sub and the Company have entered into that certain Agreement and Plan of Merger dated as of November 27, 2002 (the “Merger Agreement”); and

WHEREAS, the parties hereto wish to amend the Merger Agreement for the purpose of increasing the Merger Consideration from $5.00 per share to $5.75 per share;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each party hereto hereby agrees as follows:

1.    Definitions.    Capitalized terms used in this Agreement without definition shall have the meanings ascribed to them in the Merger Agreement.

2.    Amendments.

(a)    The first sentence of Section 2.1.1 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Each share of common stock, par value $.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.2 and any shares of Company Common Stock which are held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Shareholders”)), including the associated rights of the Company (the “Company Rights”) pursuant to the Rights Agreement, dated September 16, 2002, between the Company and Mellon Investor Services LLC, as Rights Agent (the “Company Rights Agreement”) shall be converted, subject to Section 2.2.4, into the right to receive $5.75 in cash, payable to the holder thereof, without interest (the “Merger Consideration”).”

(b)    Section 4.8 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“Attached hereto as Schedule 4.8 are true and correct copies of a letter, including all exhibits, schedules or amendments thereto (the “Senior Financing Letter”) dated November 22, 2002, from Antares Capital Corporation, Madison Capital Funding, LLC and The Royal Bank of Scotland pursuant to which the parties thereto have committed, subject to the terms and conditions set forth therein, to provide or cause to be provided senior financing of up to $73 million in connection with the Merger and a copy of a letter, including all exhibits, schedules or amendments thereto (the “Mezzanine Financing Letter”) dated September 11, 2002, together with an amendment thereto dated November 22, 2002 and a second amendment thereto dated December 10, 2002, from the Blackstone Mezzanine Group (“Blackstone”) pursuant to which Blackstone has committed, subject to the terms and conditions set forth therein, to provide or cause to be provided mezzanine financing of up to $27 million in connection with the Merger. As of the date hereof, the Senior Financing Letter and the Mezzanine Financing Letter are in full force and effect and have not been terminated. The financing pursuant to the Senior Financing

Letter and the Mezzanine Financing Letter, together with the Fund Financing referenced below (together, the “Financing Commitment”) will provide sufficient funds to consummate the Merger, refinance existing indebtedness of the Company and pay related fees and expenses (collectively, the “Acquisition Costs”). As of the date hereof, Parent has no reason to believe that any conditions set forth in the Financing Commitment that are entirely within the Equity Sponsors’ and Parent’s control cannot or will not be satisfied prior to the Effective Time. Parent has been informed that Gryphon Dental Partners, L.P. and Gryphon Partners II, L.P. have equity commitments from their limited partners and members in the aggregate amount of at least $28.4 million (such aggregate amounts being collectively referred to herein as the “Fund Financing”). Parent has been informed that the General Partner of Gryphon Dental Partners, L.P. and the General Partner of Gryphon Partners II, L.P. (together, the “Equity Sponsors”) may each, in its sole discretion, call such portion of the Fund Financing to fund a portion of the Acquisition Costs. Parent has been informed that none of the Fund Financing has been pledged or is subject to any material lien, security interest or other encumbrance. All internal and other approvals necessary for the Equity Sponsors to obtain the Fund Financing have been obtained and remain in full force and effect.”

(c)    Schedule 4.8 of the Merger Agreement is hereby amended to add thereto the second amendment, dated December 10, 2002, (“Blackstone Second Amendment”) to the letter from Blackstone, dated September 11, 2002, as amended, referenced in Section 4.8 of the Merger Agreement. A true and correct copy of the Blackstone Second Amendment is attached to this Agreement as Exhibit A.

(d)    Except as expressly provided herein, the Merger Agreement is unchanged and remains in full force and effect.

3.    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BRIGHT NOW! DENTAL, INC.

By:	/s/ STEVEN C. BILT

a duly authorized signatory

MILKWEED, INC.

By:	/s/ STEVEN C. BILT

a duly authorized signatory

MONARCH DENTAL CORPORATION

By:	/s/ LISA PETERSON

a duly authorized signatory

Appendix B

Banc of America Securities LLC 9 West 57th Street New York, NY 10019

Tel 212.583.8000

December 10, 2002

Special Committee of the Board of Directors
Monarch Dental Corporation
4201 Spring Valley Road, Suite 320
Dallas, Texas 75244

Members of the Special Committee of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Monarch Dental Corporation (the “Company”), other than those stockholders who propose to enter into the Stockholder Agreements (as hereinafter defined), of the consideration proposed to be received by such stockholders in connection with the proposed merger (the “Merger”) of the Company with a wholly owned subsidiary of Bright Now! Dental, Inc. (the “Purchaser”). Pursuant to the Agreement and Plan of Merger, dated November 27, 2002 (the “Original Agreement”), as amended by Amendment No. 1 thereto, proposed to be entered into on December 10, 2002 (the “Amended Agreement”), among the Company, the Purchaser and Milkweed, Inc. (“Acquisition Sub”), the Company will become a wholly owned subsidiary of the Purchaser, and stockholders of the Company, other than those stockholders who propose to enter into the Stockholder Agreements, will receive for each share of Common Stock, par value $.01 per share, of the Company (the “Company Common Stock”), held by them, other than shares held in treasury or held by the Purchaser or any affiliate of the Purchaser or as to which dissenters’ or appraisal rights have been perfected, cash consideration equal to $5.75 per share. In connection with the Merger, stockholders of the Company holding in the aggregate approximately 543,299 shares of Company Common Stock propose to enter into the Stockholder Agreements, pursuant to which, among other things, such stockholders will agree to vote in favor of the Merger. The terms and conditions of the Merger are more fully set out in the Amended Agreement.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of the Company;

Special Committee of the Board of Directors
December 10, 2002

(ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company;

(iii)	analyzed certain financial forecasts prepared by the management of the Company;

(iv)	reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Company;

(v)	discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

(vi)	reviewed the reported prices and trading activity for the Company Common Stock;

(vii)	compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly traded companies we deemed relevant;

(viii)	compared certain financial terms to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(ix)	participated in discussions and negotiations among representatives of the Company and the Purchaser and their financial and legal advisors;

(x)	reviewed the Original Agreement and the December 9, 2002 draft of the Amended Agreement (the “Draft Amended Agreement”) and certain related documents;

(xi)
reviewed December 5, 2002 drafts of the Stockholder Support Agreement by Bruce Galloway for the benefit of the Purchaser, the letter agreement between Gryphon Partners II, L.P. and Bruce Galloway, the Consulting Agreement by and between Gryphon Partners II, L.P. and Galloway Capital Management, LLC, the Release of Claims and Covenant Not to Sue by and between Bruce Galloway, Gryphon Investors, Inc. and the Purchaser, the Stockholder Support Agreement by and between Europa International, Inc. and the Purchaser, the letter agreement between Gryphon Partners II, L.P. and Fred Knoll, and the Release of Claims and Covenant Not to Sue by and between Fred Knoll, Europa International, Inc., Gryphon Investors, Inc. and the Purchaser (together, the “Stockholder Agreements”); and

(xi)	performed such other analyses and considered such other factors as we have deemed appropriate.

Special Committee of the Board of Directors
December 10, 2002

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Amended Agreement, and that the Stockholder Agreements will be entered into, without material alteration thereof.

We express no opinion as to whether any alternative transaction might produce consideration for the Company’s stockholders in an amount in excess of that contemplated in the Merger.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and participated in certain of the negotiations leading to the Agreement. We will receive a fee for rendering this opinion letter and an additional fee for our services that is contingent upon the consummation of the Merger. In the past, Banc of America Securities LLC or its affiliates have provided financial advisory and financing services to the Company and have received fees for the rendering of these services. Our affiliate, Bank of America, N.A. was the sole lead arranger and sole book manager under the Company’s April 2001, $80,150,000 credit facility (the “Credit Facility”). Bank of America, N.A. currently serves as administrative agent under the Credit Facility. The Company is in default with the terms of the Credit Facility. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company for our own account or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities.

It is understood that this letter is for the benefit and use of the Special Committee and the Board of Directors of the Company in connection with and for purposes of its evaluation of the Merger and is not on behalf of, and shall not confer rights or remedies upon, any person other than the Special Committee and the Board of Directors. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise, or reaffirm this opinion. In addition, we express no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting held in connection with the Merger.

Special Committee of the Board of Directors
December 10, 2002

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the consideration to be received by the Company’s stockholders, other than those stockholders who propose to enter into the Stockholder Agreements, in the proposed Merger is fair from a financial point of view to the Company’s stockholders, other than those stockholders who propose to enter into the Stockholder Agreements.

Very truly yours,

/s/    BANC OF AMERICA SECURITIES LLC

BANC OF AMERICA SECURITIES LLC

Appendix C
DELAWARE GENERAL CORPORATION LAW

§262    APPRAISAL RIGHTS.—(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)     After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining, the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix D

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the year ended December 31, 2001

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from             to

Commission file number: 0-22835

MONARCH DENTAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	51-0363560
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

MONARCH DENTAL CORPORATION
Tollway Plaza II
15950 North Dallas Parkway, Suite 825
Dallas, TX 75248
(Address of principal executive offices)

(972) 361-8420
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12 (b) of the Act:

None

Securities registered pursuant to Section 12 (g) of the Act:

Common Stock, $.01 par value
(Title of class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes    ☒            No    ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    ☒

The aggregate market value of the shares of the Registrant’s Common Stock held by non-affiliates of the Registrant on March 19, 2002 was approximately $2,867,500 based upon the closing price per share of the Registrant’s Common Stock as reported on the Nasdaq SmallCap Market on March 19, 2002. Shares of Common Stock held by each officer and director and by each person who owns 5% or more of the outstanding Common Stock have been excluded in that such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes. As of March 19, 2002, there were 2,170,867 outstanding shares of the Registrant’s Common Stock.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the following documents are incorporated by reference into the Parts of this Report on Form 10-K indicated below:

(1)	The Annual Report to Stockholders for fiscal year ended December 31, 2001 (Part II).

(2)	The Company’s definitive proxy statement dated April 12, 2002 for the Annual Meeting of Stockholders to be held on May 8, 2002 (Part III).

STATEMENTS MADE OR INCORPORATED INTO THIS ANNUAL REPORT INCLUDE A NUMBER OF FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. FORWARD LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS CONTAINING THE WORDS “ANTICIPATES,” “BELIEVES,” “EXPECTS,” “INTENDS,” “FUTURE” AND WORDS OF SIMILAR IMPORT WHICH EXPRESS MANAGEMENT’S BELIEF, EXPECTATIONS OR INTENT REGARDING THE COMPANY’S FUTURE PERFORMANCE. THE COMPANY’S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, AMONG OTHERS, RISKS ASSOCIATED WITH THE COMPANY’S RELIANCE ON CERTAIN PERSONNEL, HIGH LEVELS OF INDEBTEDNESS, THE COMPANY’S DEFAULT UNDER ITS CREDIT FACILITY AND THE POSSIBILITY THAT THE COMPANY’S LENDERS WILL FORECLOSE ON THE COMPANY’S ASSETS OR TAKE OTHER ACTIONS ADVERSE TO THE COMPANY, POSSIBLE VOLATILITY OF THE COMPANY’S COMMON STOCK PRICE AND COMPETITION. THESE AND OTHER FACTORS ARE DESCRIBED IN ITEM 7 OF PART II OF THIS FORM 10-K UNDER THE CAPTION “CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS.”

MONARCH DENTAL CORPORATION

INDEX TO
ANNUAL REPORT ON FORM 10-K

*	Incorporated by reference to the Registrant’s Annual Report to Stockholders for fiscal year ended December 31, 2001.
**	Incorporated by reference to the Company’s definitive proxy statement dated April 12, 2002 for the Annual Meeting of Stockholders to be held on May 8, 2002.

PART I

Item 1.    Business

The information contained in this report is provided as of December 31, 2001, unless otherwise indicated.

The Company provides management and administrative services to dental group practices in selected markets, located in Texas, Colorado, Utah, Arizona, New Mexico, Arkansas, Indiana, Ohio, New Jersey, Pennsylvania, Virginia, Georgia and Florida. The Company provides the services to dental group practices under long-term administrative services agreements (the “Administrative Services Agreements”). The Administrative Services Agreements represent the Company’s right to provide these services to the Dental Offices during the term of the agreement. The Administrative Services Agreements cannot be terminated by the related professional corporation without cause, consisting primarily of bankruptcy or material default.

Dentists practicing at the Company’s dental offices (the “Dental Offices”) provide general dentistry services such as examinations, cleanings, fillings, bonding, placing crowns and fitting and placing fixed or removable prostheses. At many of the Company’s Dental Offices, dentists also provide specialty dental services such as orthodontics, oral surgery, endodontics, periodontics and pediatric dentistry. The Company seeks to build geographically dense networks of dental providers by expanding within its existing markets. On December 31, 2001, the Company sold its Wisconsin operations consisting of 26 Dental Offices, which decreased the number of Dental Offices the Company provided management and administrative services to 158. Of the 158 Dental Offices, 29 were internally developed and 147 were acquired (eighteen of these offices were subsequently closed) by the Company. At December 31, 2001, after giving effect to the sale of the Wisconsin operations, 317 full-time dentists and 81 part-time dentists practiced at the Company’s Dental Offices. The Company was incorporated under the laws of Delaware on December 28, 1994.

Dental Services

Dentists practicing at the Dental Offices provide general dentistry services such as examinations, cleanings, fillings, bonding, placing crowns and fitting and placing fixed or removable prostheses. At many of the Company’s Dental Offices, dentists also provide specialty dental services such as orthodontics, oral surgery, endodontics, periodontics and pediatric dentistry. Specialty dental services are typically offered by teams which rotate through several Dental Offices in a particular market. This enables the dental professional corporations and associations (the “P.C.s”) to whom the Company provides administrative services to capture revenue from services that would otherwise be referred to independent specialists.

Dental services provided at the Dental Offices are provided by or under the supervision of licensed dentists employed by or under independent contracts with the P.C.s. The Company typically owns or leases all of the operating assets of each of the Dental Offices, including inventory, equipment, leases and leasehold improvements. The Company seeks to equip its Dental Offices with state-of-the-art clinical and diagnostic equipment such as fiber optic handpieces, intraoral video cameras and panoramic and cephalometric X-ray equipment.

The following table shows the principal areas in which the Company provides administrative services, the number of Dental Offices and dentists in each area at December 31, 2001, the year that each practice was established and the effective date of each practice’s affiliation with the Company:

Dental Group Practice / Market	Number of Dental Offices	Number of Dentists (1)	Date Founded	Effective Date of Acquisition
Monarch, Dallas-Fort Worth	29	76	1983	N/A
MacGregor Dental Centers, Houston	16	28	1962	February 1996
Convenient Dental Care, Arkansas	1	4	1982	November 1996
Arkansas Dental Health, Arkansas	2	3	1984	January 1997
United Dental Care, Arkansas	8	13	1990	April 1997
Dental Centers of Indiana, Indiana	12	13	1980	August 1997
J.B. Hays, Arkansas	1	1	1994	October 1997
Three Peaks Dental Health, Colorado	6	10	1990	November 1997
Press Family Dental, San Antonio	7	15	1971	November 1997
Dental America, Midland—Odessa	3	5	1994	December 1997
Dental Care One, Ohio	8	9	1979	March 1998
Managed Dental Care Centers, New Mexico	3	6	1995	June 1998
Valley Forge Dental Associates, Various	52	117	1995	September 1998
Talbert Dental, Arizona and Utah	10	17	1973	September 1998

(1)	Includes full-time general dentists and specialists employed by or under contract with the applicable P.C.

The attributes of the Dental Offices vary from market to market. In urban and suburban areas a Dental Office may have, for example, 15 or more single-chair operatories, a multi-chair specialty bay, several full-time general dentists, several dental hygienists and dental assistants, a business manager and a receptionist. In more rural markets, a Dental Office may have, for example, only three or four single chair operatories, and be staffed by one general dentist, one hygienist or dental assistant and a receptionist. One general dentist, designated as the Dental Director, oversees professional matters at each Dental Office.

Advertising and Marketing

The Company seeks to increase patient volume at the Dental Offices through various forms of advertising and other marketing techniques. The Company has developed these techniques over the past 15 years in its Dallas-Fort Worth operations and adapts them for use in its other markets as appropriate. The Company’s advertising emphasizes regional brand name recognition of its affiliated Dental Offices, quality of care, comprehensive specialty services, affordable payment plans for more complex procedures and patient satisfaction. The Company operates as “MonarchTM Dental” or under established regional brand names, such as “ProDentSM” in Philadelphia, depending on the nature and requirements of the relevant market. The Company believes the brand name recognition by consumers and managed dental care payors generated by its advertising programs has contributed to its growth.

The Company complements its advertising and marketing programs in Dallas-Fort Worth and certain other markets with a regional call center for the Dental Offices located in that market. The Company’s advertising and marketing support activities also include the offering of convenient office hours, selecting favorable locations for its Dental Offices, offering same-day emergency care and introducing or expanding additional, higher-margin specialty services at the Dental Offices.

Payor Mix

Third-party payment arrangements from which the Company derives revenue directly or through the P.C.s include indemnity insurance, preferred provider plans and capitated managed dental care plans. Under indemnity insurance plans, the patient or the patient’s employer pays insurance premiums and the insurance company reimburses the dentist for all or a portion of the dentist’s usual and customary fee, with the patient paying the portion not covered by insurance. Under preferred provider plans, dentists agree to provide dental services to plan members on a discounted fee-for-service basis. Capitated managed dental care plans typically pay dental group practices that agree to provide services to plan members a fixed monthly amount for each plan member covered for a specified schedule of services regardless of the quantity or cost of services to the participating dental group practice obligated to provide them. This arrangement shifts the risk of utilization to the dental group practice that provides the dental services. Because the Company assumes responsibility under the Administrative Services Agreements for all aspects of the operation of the dental practices (other than the practice of dentistry) and thus bears all costs of the P.C.s associated with the provision of dental services at the Dental Offices (other than compensation and benefits of dentists and hygienists), the risk of over-utilization of dental services at the Dental Offices under capitated managed dental care plans is effectively shifted to the Company. In addition, members of capitated managed dental care plans pay the P.C.s or the Company, as applicable, additional amounts as co-payments for more complex procedures. The relative size of capitation payments and co-payments varies in accordance with the level of benefits provided and plan design.

The Company seeks to assist the Dental Offices in optimizing the revenue mix between revenue from fee-for-service business and revenue from capitated managed dental care plans. The Company focuses on fee-for-service business, which includes fees paid by indemnity insurers, fees from preferred provider plans and direct patient billings. The Company seeks to assist the Dental Offices in increasing fee-for-service business by expanding its operations within existing markets and advertising.

The Company also seeks to assist the Dental Offices in supplementing fee-for-service business with revenue derived from contracts with capitated managed dental care plans. Capitated managed dental care relationships with the Company and the P.C.s increase dentist productivity and facility utilization. These relationships also provide increased co-payment revenue, referrals of additional fee-for-service patients and opportunities for dentists practicing at the Dental Offices to educate patients about the benefits of elective dental procedures that may not be covered by the patients’ capitated managed dental care plans.

The following table sets forth information regarding the sources of revenue of the Company for the years ended December 31, 2001, 2000 and 1999:

	Year Ended December 31,
	2001		2000		1999
Revenue Source	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total
	(dollars in thousands)
Fee-for-Service (1)	$127,562	60.2%	$123,054	58.2%	$121,387	59.5%
Managed Dental Care:
Capitation	42,043	19.8%	42,090	19.9%	41,942	20.6%
Co-payment	42,262	20.0%	46,195	21.9%	40,741	19.9%

Total	$211,867	100.0%	$211,339	100.0%	$204,070	100.0%

(1)	Constitutes revenue derived from indemnity dental plans, preferred provider plans and direct payments by patients not covered by any third party payor.

Operations

The Company seeks to achieve operational efficiencies based on the best practices identified in its affiliated dental groups. The Company adapts and implements these practices throughout its provider networks, when appropriate, to (i) reduce purchasing and administrative expenses, (ii) improve operational efficiencies in such areas as scheduling, billing and personnel management, and (iii) introduce and standardize patient record keeping, treatment protocols and technique utilization. The Company establishes and maintains geographically dense networks of dentists in each of its markets. The Company believes that these provider networks offer preferred provider and capitated managed dental care plans the ability to enter the markets served by the networks more quickly and comprehensively and to service their plan members more efficiently than contracting through solo or smaller group practices. The Company believes these networks provide it with advantages in establishing and maintaining relationships with capitated managed dental care plans and other third-party payors, including greater leverage than that of solo or smaller group practices when negotiating provider agreements.

Recruiting

Establishing geographically dense networks of providers by effective recruiting of qualified dentists is an important element of the Company’s business strategy. In the Company’s experience, many dentists in the early stages of their careers have incurred substantial student loans. As a result they face significant financial constraints to starting their own practices or buying into existing practices, especially in view of the capital-intensive nature of modern dentistry. The Company believes that practices in its network of Dental Offices offers both recently graduated dentists and more experienced dentists without their own practices advantages over a solo or smaller group practice, including relief from the burden of administrative and management responsibilities and the resulting ability to focus almost exclusively on practicing dentistry. Advantages to dentists may also include, depending upon the market involved, compensation which rewards productivity, employee benefits such as health insurance, paid vacation, continuing education, payment of professional membership fees and malpractice insurance, and, for affiliated specialists, the prospect of a steadier stream of referrals than a specialist practicing independently. In markets in which it is difficult to recruit and retain dentists, such as certain rural areas, the Company may seek to establish partnerships in which these dentists retain a portion of the equity interest in the practice.

The Company believes that hygienists, dental assistants and office staff are critical to attracting and retaining patients. Accordingly, the Company actively recruits such staff by offering salaries and benefits which it believes are generally superior to those offered by many solo or smaller group practices.

Call Centers; Scheduling

The Company maintains regional call centers in Dallas-Fort Worth and Houston. The call centers’ staffs field calls, schedule patient visits, answer patient questions and initiate contact with patients for follow-up of ongoing treatment programs.

The Company utilizes a centralized management information system in the call centers to schedule patient appointments. The Company sends patients to the Dental Office that is most convenient for the patient in terms of timing and location. The Company’s centralized scheduling systems provide the Company with better control over patient scheduling, resulting in increased productivity, as well as the ability to analyze and assist in controlling the revenue mix at the Dental Offices by balancing fee-for-service and capitated managed dental care patients. This also enables the staff at each Dental Office to focus on patient care and customer service by eliminating a significant number of incoming calls.

Purchasing

The integration of the Dental Offices enables the Company to take advantage of economies of scale that are generally not available to solo or smaller group practices. The Company is able to purchase dental supplies, laboratory services, insurance, office furniture, equipment, information systems and advertising at reduced costs. The Company also can contract for employee benefits at a lower cost than solo or smaller group practices can typically obtain for themselves and their employees.

Management Information Systems

The Company has licensed for use at its Dental Offices a management information system for dental practice management. The majority of the Dental Offices are currently utilizing this information system and the Company is continuing its efforts to standardize the system throughout its national network of Dental Offices. The Company uses the information system to track data related to each Dental Office’s operations and financial performance. The information system can provide each of the Dental Offices with data such as patient and practitioner scheduling information, insurance coverage information, clinical record keeping and revenue and collection data (including credit history). Within each market, the Company uses the information system to manage billing and collections, including electronic insurance claims processing, and to provide information for case management and outcome related research.

Quality Assurance

The Company requires the dentists and hygienists at each of its Dental Offices to develop and implement clinical management procedures and treatment protocols, as well as uniform business and administrative standards under which dental services are provided. These procedures, protocols and standards vary from region to region and are determined by the Dental Directors in each region in consultation with and under the guidance of a committee of the Regional Dental Directors. The protocols include treatment planning, diagnostic screening, radiographic records, record keeping, specialty referrals and dental hygiene protocols. State licensing authorities require dentists to undergo annual training. The dentists and hygienists practicing at the Dental Offices can obtain some of the required continuing education training through the Company’s internal training programs in each regional market, certain of which have been accredited by the Academy of General Dentistry.

Affiliation Structure

Relationship with P.C.s

The Company derives all of its revenue from its Administrative Services Agreements with the P.C.s. Under each of the Administrative Services Agreements, the Company typically receives a management fee equal to the Company’s costs plus the lower of (i) 30% of the P.C.’s net revenues or (ii) the P.C.’s net pre-tax income. The Company’s costs include all direct and indirect costs, overhead and expenses relating to the Company’s provision of services to the P.C.s under the Administrative Services Agreements, such that substantially all costs associated with the provision of dental services at the Dental Offices are borne by the Company, other than the compensation and benefits of the dentists and hygienists who are employed by or are independent contractors of the P.C.s. Under the Administrative Services Agreements, the Company provides the P.C.s with, among other things, the facilities, administrative personnel and supplies, as well as numerous services, including administrative, accounting, cash management, financial statements and reports, budgeting, including capital expenditures, recruiting, insurance, litigation management, negotiation of managed dental care contracts (which are entered into by the Company and the P.C.s), management information systems, billing and collection services. Each Administrative Services Agreement is for a term of between 10 and 40 years, with automatic renewal thereafter. Further, each Administrative Services Agreement generally may be terminated by the P.C. only for cause, which includes an uncured breach of the agreement by the Company, or upon the P.C.’s bankruptcy or voluntary dissolution and may be terminated by the Company as of any anniversary date of the Administrative Services Agreement. In addition to the Administrative Services Agreements, the Company has a contractual right to designate or approve the licensed dentists who own each P.C.’s capital stock. Because the Company establishes a “controlling financial interest” under the Administrative Services Agreements, the Company consolidates the dental group practices.

Employment Agreements

Dentists practicing at the Dental Offices have entered into employment agreements, or independent contractor agreements through their professional corporations, with the P.C.s. Such agreements typically contain a non-competition agreement for up to three years following their termination within a specified geographic area, usually a specified number of miles from the relevant Dental Office. The employment agreements with dentists who have sold their practices to the Company generally are for a specified initial term of up to five years. Under each agreement, the dentist assigns billing and collection rights to the P.C., with the P.C. in turn assigning such rights to the Company under the terms of the applicable Administrative Services Agreement. In return, the dentist receives either a fixed salary or collections-based compensation, which may have a minimum guarantee, and a package of benefits which varies from region to region. The dentists’ compensation and benefits are paid by the relevant P.C. with whom the dentist has entered into an employment agreement.

Current Events

The Company has a Credit Facility with a bank syndicate, which expires by its terms on July 1, 2002. At December 31, 2001, the Company had $67.3 million outstanding under the Credit Facility. The amounts outstanding under the Credit Facility bear interest at the lead lender’s prime rate plus three percent with interest payments due on a monthly basis. The Credit Facility requires the Company to repay principal based on a schedule whereby monthly payments are made aggregating $2.0 million and $2.3 million in the first quarter of 2002 and two months ended May 31, 2002, respectively. An additional principal payment will be required on April 30, 2002 if the Company exceeds certain cash flow levels. A $500,000 fee is due on April 30, 2002 if a specified threshold above the required amortization is not met. Additionally, the lenders will receive warrants to purchase shares of the Company’s Common Stock at an exercise price of $0.01 per share (per the Warrant Agreement dated April 1, 2001), equal to 5% of the outstanding shares of the Company’s Common Stock as of July 1, 2002, if all outstanding debt is not paid in full by July 1, 2002. The Credit Facility prohibits the Company from incurring additional indebtedness, incurring liens, disposing of assets, making investments or making acquisitions without bank approval, and requires the Company to maintain certain financial covenants. These covenants require the Company to maintain minimum total net worth of $66.5 million as of December 31, 2001; minimum EBITDA, on a trailing three month basis, of $6.0 million as of December 31, 2001; and a limit on capital expenditures of $3.0 million from April 1, 2001 through December 31, 2001. All covenants are measured monthly and minimum thresholds for the minimum total net worth and minimum EBITDA covenants fluctuate in future periods. The Credit Facility is secured by all of the assets of the Company.

At December 31, 2001, the Company was in default with the terms of the Credit Facility under the minimum EBITDA and minimum net worth covenants. Revenue declines in the Company’s Houston, Philadelphia, Georgia, New Jersey and Colorado markets, which resulted in lower than expected EBITDA levels, contributed to the defaults. Although the Company is attempting to negotiate an amendment to its Credit Agreement and to secure a waiver of the defaults and an extension of the Credit Facility, there can be no assurance that the Company’s lenders will grant a waiver or agree to an amendment on terms acceptable to the Company or at all. The Company has made all required principal and interest payments related to its Credit Agreement. However, the Company agreed to make the monthly principal amounts described above prior to the sale of its Wisconsin operations. The loss of the cash flow from the Wisconsin operations has adversely affected the Company’s ability to make these payments and avoid a payment default under the Credit Facility. It is unclear whether the Company’s remaining operations will provide sufficient cash flow to make these payments on a timely basis.

On February 7, 2002, the Company’s lenders notified the Company that they were exercising their option to impose the default interest rate under the Credit Agreement, which is equal to the lead lender’s prime rate plus six percent, for the remaining duration of the Company’s default. The default rate will significantly increase the Company’s interest payments under the Credit Facility and will negatively impact the Company’s liquidity. Moreover, for as long as the Company remains in default, the Company’s lenders have the right to accelerate the maturity of the Company’s debt under the Credit Facility and to use cash balances in the Company’s bank accounts to set off a portion of the debt. The Company does not have cash available to pay off its total indebtedness under the Credit Facility and its financial condition and results of operations would be materially and adversely affected by the lenders’ use of its available cash to set off a portion of the debt.

The Company believes that cash generated from operations will be sufficient to fund its core operations. However, it is unclear whether the Company will be able to make its April and May principal payments described above that were agreed to prior to the sale of its Wisconsin operations due to the Company’s lower monthly cash flow. The Credit Facility expires by its terms on July 1, 2002, and all of the Company’s debt thereunder will then be due. The Company will not generate sufficient cash flow by July 1, 2002 to repay all or a substantial portion of its debt under the Credit Facility, raising substantial doubt about its ability to continue as a going concern. In this regard, the Company has engaged Bank of America Securities LLC to explore strategic alternatives such as a sale of the Company, an equity investment in the Company, the issuance of debt securities or a sale of all or a portion of the Company’s assets. However, there can be no assurance that the Company will be successful in entering into an agreement to consummate any strategic alternative or that the Company’s lenders will agree to any strategic alternative on terms acceptable to the Company or at all.

In the event the Company is unable to refinance this indebtedness before July 1, 2002, its lenders may foreclose on the Company’s assets or force the Company into bankruptcy upon maturity of the existing indebtedness, in which circumstances the Company’s equity holders may experience a loss equal to the amount of their investment in the Company’s Common Stock. In the event the Company is unable to refinance the indebtedness on terms as favorable as the terms of the existing indebtedness, the Company is likely to experience a material and adverse effect on its financial condition and results of operations.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This statement establishes accounting and reporting standards for certain financial instruments, including interest rate swap agreements. The Company has participated in interest rate hedging agreements to manage its interest rate exposure. The Company adopted SFAS No. 133 on January 1, 2001 and its existing interest rate hedges were designated as cash flow hedges. The effective portion of the gain or loss on a cash flow hedge must be reported as a component of other comprehensive income and be reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. The ineffective portion, if any, of the gain or loss on a cash flow hedge must be recognized currently in earnings. The Company paid $925,000 in connection with its interest rate hedging agreements during 2001 due to decreases in the prime lending rate throughout the year. The interest rate hedging agreements expired on December 31, 2001.

Competition

The dental services industry is highly fragmented, consisting primarily of solo and smaller group practices. The business of providing general dental, orthodontic and other specialty dental services is highly competitive in the markets in which the Company operates. The Company believes it competes with other providers of dental and specialty services on the basis of factors such as brand name recognition, convenience, cost and the quality and range of services provided. Competition may include practitioners who have more established practices and reputations. The Company’s affiliated dental practices also compete in the retention and recruitment of general dentists, specialists and clinical staff. If the availability of dentists begins to decline in the Company’s markets, it may become more difficult to attract qualified dentists to staff the Dental Offices sufficiently or to expand them. The Dental Offices may not be able to compete effectively against other existing practices or against new single or multi-specialty dental practices that enter its markets, or to compete against such other practices in the recruitment of qualified dentists.

Government Regulation

The practice of dentistry is regulated at both the state and federal levels. There can be no assurance that the regulatory environment in which the Company or P.C.s operate will not change significantly in the future. The laws and regulations of all states in which the Company operates impact the Company’s operations but do not currently materially restrict the Company’s operations in those states. In addition, state and federal laws regulate health maintenance organizations and other managed care organizations for which dentists may be providers. In general, regulation of health care related companies is increasing. In connection with its operations in existing markets, the Company may become subject to additional laws, regulations and interpretations or enforcement actions. The ability of the Company to operate profitably will depend in part upon the ability of the Company and the P.C.s to operate in compliance with applicable health care regulations.

State Regulation

The laws of many states, including all of the states in which the Company currently operates, permit a dentist to conduct a dental practice only as an individual, a member of a partnership or an employee of a professional corporation, limited liability company or limited liability partnership. These laws typically prohibit, either by specific provision or as a matter of general policy, non-dental entities, such as the Company, from practicing dentistry, from employing dentists and, in certain circumstances, hygienists or dental assistants, or from otherwise exercising control over the provision of dental services. Because under the Administrative Services Agreements the Company bears all costs associated with the provision of dental services by the P.C.s at the Dental Offices other than compensation and benefits of dentists and hygienists and determines annual budgets for the P.C.s, the Company is effectively able to manage the profitability of the Dental Offices. Under the Administrative Services Agreements, however, the P.C.s control all clinical aspects of the practice of dentistry and the provision of dental services at the Dental Offices, including the exercise of independent professional judgment regarding the diagnosis or treatment of any dental disease, disorder or physical condition. Under the Administrative Services Agreements, persons to whom dental services are provided at the Dental Offices are patients of the P.C.s and not of the Company and the Company does not have or exercise any control or direction over the manner or methods in which dental services are performed nor does the Company interfere in any way with the exercise of professional judgment by the dentists who are employees or independent contractors of the P.C.s.

Many states in which the Company’s Dental Offices presently are located have fraud and abuse laws which are similar to the federal fraud and abuse law described below, and which in many cases apply to referrals for items or services reimbursable by any insurer, not just by Medicare and Medicaid. A number of states, including all of the states in which Dental Offices are currently located, also impose significant penalties for submitting false claims for dental services. Many states, including all of the states in which the Dental Offices are currently located, either prohibit or require disclosure of self-referral arrangements and impose penalties for the violation of these laws. Many states also prohibit dentists from splitting fees with non-dentists.

Many states limit the ability of a person other than a licensed dentist to own or control equipment or offices used in a dental practice. Some of these states allow leasing of equipment and office space to a dental practice, under a bona fide lease, if the equipment and office remain under the control of the dentist. Some states prohibit the advertising of dental services under a trade or corporate name. Other states, including Arkansas, require all advertisements to be in the name of the dentist. A number of states also regulate the content of advertisements of dental services and the use of promotional gift items. In addition, many states impose limits on the tasks that may be delegated by dentists to hygienists and dental assistants. A few states (none in which the Company currently operates) require entities designated as “clinics” to be licensed, and may define clinics to include dental practices that are owned or controlled in whole or in part by non-dentists. These laws and their interpretations vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion.

In addition, there are certain regulatory risks associated with the Company’s role in negotiating and administering managed care contracts. The application of state insurance laws to third-party payor arrangements, other than fee-for-service arrangements, is an unsettled area of law with little guidance available. As the Company or the P.C.s contract with third-party payors, on a capitation or other basis under which the Company or the relevant P.C. assumes financial risk, the Company or the P.C.s may become subject to state insurance laws. Specifically, in some states, regulators may determine that the Company or the P.C.s are engaged in the business of insurance, particularly if they contract on a financial-risk basis directly with self-insured employers or other entities that are not licensed to engage in the business of insurance. To the extent that the Company or the P.C.s are determined to be engaged in the business of insurance, the Company may be required to change the method of payment from third-party payors and the Company’s revenue may be materially and adversely affected.

Federal Regulation

Many of the federal laws regulating the provision of dental care apply only to dental services which are reimbursed under the Medicare or Medicaid programs. Because very little dental care is currently provided by Medicare and Medicaid, the Company derives very little revenue from these programs. Therefore, the current impact of these laws is negligible. However, there can be no assurance that the reach of these laws will not be expanded in the future to cover services reimbursable by any payor. If these laws were to be expanded in such a manner, they could have a material adverse effect upon the Company.

The federal fraud and abuse statute prohibits, subject to certain safe harbors, the payment, offer, solicitation or receipt of any form of remuneration in return for, or in order to induce, (i) the referral of a person for service, (ii) the furnishing or arranging for the furnishing of items or services or (iii) the purchase, lease or order or the arrangement or recommendation of a purchase, lease or order of any item or service which is, in each case, reimbursable under Medicare or Medicaid. The statute reflects the federal government’s policy of increased scrutiny of joint ventures and other transactions among health care providers in an effort to reduce potential fraud and abuse related to Medicare and Medicaid costs. Because dental services are covered under various government programs, including Medicare and Medicaid, this federal law applies to dentists and the provision of dental services.

Significant prohibitions against dentist self-referrals for services covered by Medicare and Medicaid programs were enacted, subject to certain exceptions, by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, commonly known as Stark II, amended prior physician and dentist self-referral legislation known as Stark I (which applied only to clinical laboratory referrals) by dramatically enlarging the list of services and investment interests to which the self-referral prohibitions apply. Effective January 1, 1995, Stark II prohibits a physician or dentist, or a member of his or her immediate family, from making referrals for certain “designated health services” to entities in which the physician or dentist has an ownership or investment interest, or with which the physician or dentist has a compensation arrangement. “Designated health services” include, among other things, clinical laboratory services, radiology and other diagnostic services, radiation therapy services, durable medical equipment, prosthetics, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. Stark II prohibitions include referrals within the physician’s or dentist’s own group practice (unless such practice satisfies the “group practice” exception) and referrals in connection with the physician’s or dentist’s employment arrangements with the P.C. (unless the arrangement satisfies the employment exception). Stark II also prohibits billing the Medicare or Medicaid programs for services rendered following prohibited referrals. Noncompliance with, or violation of, Stark II can result in exclusion from the Medicare and Medicaid programs and civil and criminal penalties. The Company believes that its operations as presently conducted do not pose a material risk under Stark II, primarily because the Company does not provide “designated health services.” Even if the Company were deemed to provide “designated health services,” the Company believes its activities would be protected under the employment and group practice exceptions to Stark II. Nevertheless, there can be no assurance that Stark II will not be interpreted or hereafter amended in a manner that has a material adverse effect on the Company’s operations as presently conducted.

Proposed federal regulations also govern physician incentive plans associated with certain managed care organizations that offer risk-based Medicare or Medicaid contracts. These regulations define physician incentive plans to include any compensation arrangement (such as capitation arrangements, bonuses and withholds) that may directly or indirectly have the effect of reducing or limiting services furnished to patients covered by the Medicare or Medicaid programs. Direct monetary compensation which is paid by a managed care plan, dental group or intermediary to a dentist for services rendered to individuals covered by the Medicare or Medicaid programs is subject to these regulations, if the compensation arrangement places the dentist at substantial financial risk. When applicable, the regulations generally require disclosure to the federal government or, upon request, to a Medicare beneficiary or Medicaid recipient regarding such financial incentives, and require the dentist to obtain stop-loss insurance to limit the dentist’s exposure to such financial risk. The regulations specifically prohibit physician incentive plans which involve payments made to directly induce the limitation or reduction of medically necessary covered services. A recently enacted federal law specifically exempts managed care arrangements from the application of the federal anti-kickback statute (the principal federal health care fraud and abuse law), but there is a risk this exemption may be repealed. It is unclear how the Company will be affected in the future by the interplay of these laws and regulations.

The Company may be subject to Medicare rules governing billing agents. These rules prohibit a billing agent from receiving a fee based on a percentage of Medicare collections and may require Medicare payments for the services of dentists to be made directly to the dentist providing the services or to a lock box account opened in the name of the applicable P.C.

Federal regulations also allow state licensing boards to revoke or restrict a dentist’s license in the event such dentist defaults in the payment of a government-guaranteed student loan, and further allow the Medicare program to offset such overdue loan payments against Medicare income due to the defaulting dentist’s employer. The Company cannot assure compliance by dentists with the payment terms of their student loans, if any.

Revenues of the P.C.s or the Company from all insurers, including governmental insurers, are subject to significant regulation. Some payors limit the extent to which dentists may assign their revenues from services rendered to beneficiaries. Under these “reassignment” rules, the Company may not be able to require dentists to assign their third-party payor revenues unless certain conditions are met such as acceptance by dentists of assignment of the payor receivables from patients, reassignment to the Company of the sole right to collect the receivables, and written documentation of the assignment. In addition, governmental payment programs such as Medicare and Medicaid limit reimbursement for services provided by dental assistants and other ancillary personnel to those services which were provided “incident to” a dentist’s services. Under these “incident to” rules, the Company may not be able to receive reimbursement for services provided by certain members of the Company’s Dental Office staff unless certain conditions are met such as requirements that services must be of a type commonly furnished in a dentist’s office and must be rendered under the dentist’s direct supervision and that clinical Dental Office staff must be employed by the dentist or the P.C. The Company does not currently derive a significant portion of its revenue under such programs.

The operations of the Dental Offices are also subject to compliance with regulations promulgated by the Occupational Safety and Health Administration (“OSHA”), relating to such matters as heat sterilization of dental instruments and the usage of barrier techniques such as masks, goggles and gloves. The Company incurs expenses on an ongoing basis relating to OSHA monitoring and compliance.

Although the Company believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the Company’s contractual arrangements will not be successfully challenged as violating applicable fraud and abuse, self-referral, false claims, fee-splitting, insurance, facility licensure or certificate-of-need laws or that the enforceability of such arrangements will not be limited as a result of such laws. In addition, there can be no assurance that the business structure under which the Company operates, or the advertising strategy the Company employs, will not be deemed to constitute the unlicensed practice of dentistry or the operation of an unlicensed clinic or health care facility. The Company has not sought judicial or regulatory interpretations with respect to the manner in which it conducts its business. There can be no assurance that a review of the business of the Company and the P.C.s by courts or regulatory authorities will not result in a determination that could materially and adversely affect their operations or that the regulatory environment will not change so as to restrict the Company’s existing or future operations. In the event that any legislative measures, regulatory provisions or rulings or judicial decisions restrict or prohibit the Company from carrying on its business or from expanding its operations to certain jurisdictions, structural and organizational modifications of the Company’s organization and arrangements may be required, which could have a material adverse effect on the Company, or the Company may be required to cease operations.

Insurance

The Company maintains professional malpractice and general liability insurance for itself and maintains professional liability insurance covering dentists and dental hygienists at the Dental Offices. The Company maintains $2.0 million per occurrence and $4.0 million in the aggregate for general liability coverage with $10.0 million umbrella coverage. The Company maintains malpractice coverage of $1.0 million per occurrence and $3.0 million in the aggregate with $10.0 million umbrella coverage. Certain types of risks and liabilities are not covered by insurance, however, and there can be no assurance that coverage will continue to be available upon terms satisfactory to the Company or that the coverage will be adequate to cover losses. Malpractice insurance, moreover, can be expensive and varies from state to state. Successful malpractice claims asserted against the dentists, the P.C.s or the Company may have a material adverse effect on the Company’s business, financial condition and operating results. While the Company believes its insurance policies are adequate in amount and coverage for its current operations, there can be no assurance that the coverage maintained by the Company will be sufficient to cover all future claims or will continue to be available in adequate amounts or at a reasonable cost.

Employees

As of December 31, 2001, after giving effect to the sale of the Wisconsin operations, the Company had approximately 1,500 employees, excluding the 398 dentists and 236 hygienists employed by or contracting with the P.C.s. The Company is not party to any collective bargaining agreement with a labor union and considers its relations with its employees to be satisfactory.

Item 2.    Properties

The Company’s corporate headquarters are located at Tollway Plaza II, 15950 North Dallas Parkway, Dallas, Texas, in approximately 4,000 square feet occupied under a lease that expires on December 31, 2004.

The Company also leases real estate at the location of each Dental Office. For the year ended December 31, 2001, the Company had lease costs of approximately $9.1 million.

Item 3.    Legal Proceedings

The Company is engaged in various legal proceedings incidental to its business activities. Management does not believe the resolution of such matters individually or in the aggregate will have a material adverse effect on the Company’s financial position, results of operations or liquidity.

Item 4.    Submission of Matters to a Vote of Security Holders

No matters were submitted to a vote of security holders during the fourth quarter of fiscal year 2001.

PART II

Item 5.    Market for Registrant’s Common Equity and Related Stockholder Matters

Market Information

The Common Stock of the Company is traded on the Nasdaq SmallCap Market under the symbol “MDDS”. The Company effected a one-for-six reverse stock split at the commencement of trading on June 19, 2001. The following table sets forth the high and low sale prices for the Common Stock during the periods indicated. All prices for periods prior to the one-for-six reverse stock split effected on June 19, 2001 have been adjusted to give effect to such reverse stock split.

Period	High ($)	Low ($)
2000
First Quarter	19.686	10.878
Second Quarter	26.814	13.128
Third Quarter	20.250	10.128
Fourth Quarter	10.314	2.628
2001
First Quarter	5.814	1.314
Second Quarter	2.600	1.314
Third Quarter	4.000	2.300
Fourth Quarter	2.650	2.040

On March 19, 2002, the closing price of the Common Stock was $1.95.

Holders

There were 611 record holders of the Company’s Common Stock on March 19, 2002. The Company believes the number of beneficial owners of the Company’s Common Stock at that date was substantially greater.

Dividends

The Company has not declared or paid any cash dividends on its Common Stock since it became a C corporation for tax purposes in February 1996. The Company currently intends to use its earnings to reduce its debt obligations and finance future operations and, therefore, does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company’s Board of Directors after taking into account various factors, including the Company’s financial condition, operating results and current and anticipated cash needs. In addition, under the terms of the Company’s Credit Facility, the payment of cash dividends is currently prohibited without the consent of the lender.

Item 6.    Selected Financial Data

The information set forth in “Selected Consolidated Financial Information” on page 6 of the Annual Report to Stockholders for the fiscal year ended December 31, 2001 is incorporated herein by reference.

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on pages 7 through 22 of the Annual Report to Stockholders for the fiscal year ended December 31, 2001 is incorporated herein by reference.

Item 8.    Financial Statements and Supplementary Data

The consolidated financial statements of the Company set forth on pages 23 through 38 of the Annual Report to Stockholders for the fiscal year ended December 31, 2001 are incorporated herein by reference.

Item 9.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

PART III

Item 10.    Directors and Executive Officers of the Registrant

The information appearing under the captions “Information Regarding Directors,” “Executive Officers” and “Compliance with 16(a) of the Securities Exchange Act of 1934” in the registrant’s definitive proxy statement dated April 12, 2002 relating to the Annual Meeting of Stockholders to be held on May 8, 2002 is incorporated herein by reference.

Item 11.    Executive Compensation

The information appearing under the caption “Executive Compensation” in the registrant’s definitive proxy statement dated April 12, 2002 relating to the Annual Meeting of Stockholders to be held on May 8, 2002 is incorporated herein by reference.

Item 12.    Security Ownership of Certain Beneficial Owners and Management

The information appearing under the caption “Principal and Management Stockholders” in the registrant’s definitive proxy statement dated April 12, 2002 relating to the Annual Meeting of Stockholders to be held on May 8, 2002 is incorporated herein by reference.

Item 13.    Certain Relationships and Related Transactions

The information appearing under the caption “Certain Transactions” in the registrant’s definitive proxy statement dated April 12, 2002 relating to the Annual Meeting of Stockholders to be held on May 8, 2002 is incorporated herein by reference.

PART IV

Item 14.    Exhibits, Financial Statement Schedules, and Reports Filed on Form 8-K

(a)	Documents Filed as Part of this Annual Report on Form 10-K:

1.
Financial Statements: The following Consolidated Financial Statements of Monarch Dental Corporation and Report of Independent Public Accountants, are incorporated by reference to pages 23 through 38 of the Registrant’s 2001 Annual Report to Stockholders:

Report of Independent Public Accountants

Consolidated Balance Sheets at December 31, 2001 and 2000

Consolidated Statements of Income for the Years Ended December 31, 2001, 2000 and 1999

Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2001, 2000 and 1999

Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, 2000 and 1999

Notes to Consolidated Financial Statements

2.
Financial Statement Schedules: The following financial statement schedule for Monarch Dental Corporation is filed as part of this Annual Report by reference and should be read in conjunction with the Consolidated Financial Statements of Monarch Dental Corporation:

Schedule II—Valuation and Qualifying Accounts

Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto.

3.	Exhibits:

The Exhibits listed on the accompanying Exhibit Index immediately following the financial statement schedules are filed as part of, or incorporated by reference into, this Annual Report.

(b)	Reports on Form 8-K.

The Company filed a Form 8-K, dated December 31, 2001, reporting the sale of its Wisconsin operations.

(c)	Exhibits

The Company hereby files as part of this Annual Report on Form 10-K the Exhibits listed in the attached Exhibit Index pages of this Annual Report.

(d)	Financial Statement Schedules

The Company hereby files as part of this Annual Report on Form 10-K the financial statement schedule listed in Item 14 (a) 2 as set forth above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MONARCH DENTAL CORPORATION

Date: April 1, 2002	By:	/s/ W. BARGER TYGART
W. Barger Tygart Chief Executive Officer

Date: April 1, 2002	By:	/s/ LISA K. PETERSON
Lisa K. Peterson Chief Financial and Administrative Officer

Date: April 1, 2002	By:	/s/ CURTIS R. RIPPEE
Curtis R. Rippee Vice President of Finance and Administration

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints W. Barger Tygart and Lisa K. Peterson, joint and severally, his or her attorneys-in-fact, each with the power of substitution, for such person in any and all capacities, to sign any amendments to this Report on Form 10-K, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities and Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ W. BARGER TYGART W. Barger Tygart	Chairman of the Board, Chief Executive Officer, President and Director	April 1, 2002

/s/ LISA K. PETERSON Lisa K. Peterson	Chief Financial and Administrative Officer (principal financial officer and principal accounting officer)	April 1, 2002

/s/ CURTIS R. RIPPEE Curtis R. Rippee	Vice President of Finance and Administration	April 1, 2002

/s/ GLENN E. HEMMERLE Glenn E. Hemmerle	Director	April 1, 2002

/s/ ALLAN S. HUSTON Allan S. Huston	Director	April 1, 2002

/s/ JOHN E. MAUPIN, JR., D.D.S. John E. Maupin, Jr., D.D.S	Director	April 1, 2002

/s/ WARREN F. MELAMED, D.D.S. Warren F. Melamed, D.D.S.	Director	April 1, 2002

Report of Independent Public Accountants

To the Stockholders of Monarch Dental Corporation:

We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements included in Monarch Dental Corporation’s annual report to stockholders incorporated by reference in this Form 10-K and have issued our report thereon dated March 9, 2002, which contains an explanatory paragraph with respect to the Company’s ability to continue as a going concern. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The schedule of Valuation and Qualifying Accounts is the responsibility of the Company’s management and is presented for the purpose of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Dallas, Texas,
March 9, 2002

Schedule II

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31, 2001, 2000 and 1999
(In thousands)

Classification	Balance at Beginning of Period	Additions Charged to Costs and Expenses		Additions from Acquired Companies	Dispositions	Deductions		Balance at End of Period
December 31, 2001:
Allowance for Uncollectibles	$12,246	$17,973	(a)	$—	$(205)	$(19,830)	(b)	$10,184
Accumulated Amortization of Intangible Assets	15,527	5,552		—	(1,094)	—		19,985

Total Reserves and Allowances	$27,773	$23,525		$—	$(1,299)	$(19,830)		$30,169

December 31, 2000:
Allowance for Uncollectibles	$12,678	$15,613	(a)	$19	$—	$(16,064)	(b)	$12,246
Accumulated Amortization of Intangible Assets	9,938	5,589		—	—	—		15,527

Total Reserves and Allowances	$22,616	$21,202		$19	$—	$(16,064)		$27,773

December 31, 1999:
Allowance for Uncollectibles	$9,419	$13,598	(a)	$630	$—	$(10,969)	(b)	$12,678
Accumulated Amortization of Intangible Assets	4,622	5,316		—	—	—		9,938

Total Reserves and Allowances	$14,041	$18,914		$630	$—	$(10,969)		$22,616

This schedule should be read in conjunction with the Company’s audited consolidated financial statements and related notes thereto.

(a)	Includes bad debt expense and contractual and other adjustments

(b)	Write-off of uncollectible receivables, net of recoveries.

EXHIBIT INDEX

Exhibit Number	Exhibit

3.1	Restated Certificate of Incorporation (4)

*3.2	Certificate of Amendment of Restated Certificate of Incorporation

3.3	Second Amended and Restated By-Laws (4)

4.1	Specimen certificate for Shares of Common Stock, $.01 par value, of the Registrant (2)

10.1	Monarch Dental Corporation 1996 Stock Option and Incentive Plan, as amended (2)

10.2	Monarch Dental Corporation 1997 Employee Stock Purchase Plan (1)

10.3	Monarch Dental Corporation 1996 Equity Acquisition Option Plan (2)

10.4
Amended and Restated Stockholders’ Agreement dated as of August 29, 1996 by and among the Registrant, the TA Investors (as defined), the MacGregor Investors (as defined), the Monarch Investors (as defined) and the Hehli Investors (as defined) (2)

10.5	Amended and Restated Non-Competition Agreement dated as of July 1, 1997 by and between the Registrant and Warren F. Melamed, D.D.S. (3)

10.6	Management Agreement by and between Modern Dental Professionals, P.C. and Monarch Dental Associates, L.P. (2)

10.7	Management Agreement by and between Modern Dental Professionals, P.C. and MacGregor Dental Associates, L.P. (2)

10.8	Management Agreement by and between Modern Dental Professionals—Girlinghouse, P.A. and Convenient Dental Care, Inc. (2)

10.9	Management Agreement by and between Modern Dental Professionals—Beavers, P.A. and Arkansas Dental Health Associates, Inc. (2)

10.10	Management Agreement by and between Modern Dental Professionals / UDC—Girlinghouse, P.A. and United Dental Care, Inc. (2)

10.11	Management Agreement by and between William T. Harris and Associates, a Professional Dental Corporation and United Dental Care, Inc. (2)

10.12	Management Agreement by and between United Dental Care Tom Harris, D.D.S. & Associates and United Dental Care, Inc. (2)

10.13	Management Agreement by and between Modern Dental Professionals—Indiana, P.C. and Dental Centers of Indiana (Monarch), Inc. (4)

10.14	Management Agreement by and between Modern Dental Professionals—Colorado, P.C. and Three Peaks Dental Management, Inc. (4)

10.15
Primary Care Dentist Agreement effective April 1, 1997 by and between Prudential Dental Maintenance Organization, Inc. and Modern Dental Professionals, P.C. and Monarch Dental Associates, L.P. (excluding certain portions which have been omitted as indicated based upon a request for confidential treatment, but which have been separately filed with the Commission) (2)

10.16
Dental Service Agreement dated January 1, 1995 by and between Compcare Health Services Insurance Corporation and Advance Dental Management, Inc. (excluding certain portions which have been omitted as indicated based upon a request for confidential treatment, but which have been separately filed with the Commission) (2)

10.17	Form of Director Indemnification Agreement (1)

10.18	Sublease Agreement dated as of March 7, 1996 by and between Old American Country Mutual Fire Insurance Company and Oral Health Concepts Inc. (1)

Exhibit Number	Exhibit

10.19	Office Lease Agreement dated as of September 6, 1996 by and between Government Employees Insurance Company and Monarch Dental Associates, L.P. (1)

10.20	Monarch Dental Corporation 1999 Stock Option and Grant Plan (5)

10.21	Indemnification Agreement dated as of May 8, 2000 by and between Monarch Dental Corporation and Lisa K. Peterson (8)

10.22	Employment Agreement dated as of October 18, 2000 by and between Monarch Dental Corporation and W. Barger Tygart (9)

10.23	Second Amended and Restated Employment Agreement dated as of October 27, 2000 by and between Monarch Dental Corporation and Lisa K. Peterson (9)

10.24	Third Amended and Restated Loan Agreement dated as of April 1, 2001 among Monarch Dental Corporation and Bank of America, N.A and Other Entities Designated Herein (7)

10.25
Warrant Agreement dated January 4, 2000 among Monarch Dental Corporation, Bank of America, N.A., Fleet National Bank, and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,“Rabobank Nederland”, New York Branch (6)

10.26
Warrant Agreement dated April 1, 2001 among Monarch Dental Corporation, Bank of America, N.A., Fleet National Bank, and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,“Rabobank Nederland”, New York Branch (7)

10.27
Non-Competition Agreement by and among Monarch Dental Corporation, Midwest Dental, Inc., Midwest Dental Management, Inc., Midwest Dental Care, Mondovi, Inc., Midwest Dental Care, Sheboygan, Inc. and Midwest Dental Plan, Ltd. dated December 31, 2001 (10)

*11.1	Statement re: Computation of net loss per share

*13.1
Annual Report to Stockholders for the fiscal year ended December 31, 2001 (such report, except for those portions thereof which are expressly incorporated by reference in this filing, is furnished for the information of the Commission and is not deemed “filed” as part hereof)

*21.1	Subsidiaries of the Registrant

*23.1	Consent of Arthur Andersen LLP

*23.2	Representation of Arthur Andersen LLP

*24.1	Powers of Attorney (included on signature page hereto)

*	Filed herewith

(1)
Filed as an exhibit to the Registrant’s Pre-Effective Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-24409) filed with the Securities and Exchange Commission on May 20, 1997 and incorporated herein by reference thereto.

(2)
Filed as an exhibit to the Registrant’s Pre-Effective Amendment No. 2 to its Registration Statement on Form S-1 (File No. 333-24409) filed with the Securities and Exchange Commission on June 23, 1997 and incorporated herein by reference thereto.

(3)
Filed as an exhibit to the Registrant’s Pre-Effective Amendment No. 3 to its Registration Statement on Form S-1 (File No. 333-24409) filed with the Securities and Exchange Commission on July 17, 1997 and incorporated herein by reference thereto.

(4)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 1998 and incorporated herein by reference thereto.
(5)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 1999 and incorporated herein by reference thereto.
(6)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2000 and incorporated herein by reference thereto.

(7)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 30, 2001 and incorporated herein by reference thereto.
(8)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2000 and incorporated herein by reference thereto.
(9)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2000 and incorporated herein by reference thereto.
(10)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 2002 and incorporated herein by reference thereto.

EXHIBIT 11.1
MONARCH DENTAL CORPORATION AND SUBSIDIARIES
COMPUTATION OF NET LOSS PER SHARE
(Dollars in thousands, except per share data)
	Year Ended December 31,
	2001	2000
Net loss	$(3,786)	$(482)

Weighted average common shares outstanding	2,164	2,146
Weighted average common equivalent shares outstanding	—	—

Weighted average common and common equivalent shares outstanding	2,164	2,146

Net loss per common share:
Net loss	$(1.75)	$(0.22)

Net loss per share—assuming dilution:
Net loss	$(1.75)	$(0.22)

EXHIBIT 13.1

Item 6.    Selected Financial Data

The selected consolidated statement of income data for the years ended December 31, 2001, 2000, 1999, 1998 and 1997, and the selected consolidated balance sheet data at December 31, 2001, 2000, 1999, 1998 and 1997, have been derived from the Consolidated Financial Statements of Monarch Dental Corporation (the “Company”) that have been audited by Arthur Andersen LLP, independent public accountants. The following selected consolidated financial information should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company.

	Years Ended December 31,
	2001	2000	1999	1998	1997
	(in thousands, except per share data)
Consolidated Statement of Income Data:
Patient revenue, net	$211,867	$211,339	$204,070	$129,601	$68,619
Operating expenses:
Provider salaries and benefits	72,933	70,484	67,089	40,283	21,179
Clinical and other salaries and benefits	57,083	56,657	53,195	36,556	18,803
Dental supplies	10,744	10,534	10,386	6,898	4,282
Laboratory fees	11,312	11,068	9,888	5,954	2,902
Occupancy	10,507	10,265	10,066	7,265	3,709
Advertising	2,037	2,684	3,073	2,436	1,781
Other operating expenses	27,623	24,693	22,031	17,855	7,944
Strategic alternative costs	317	2,347	—	—	—
Depreciation and amortization	11,516	11,110	10,549	9,863	2,938

	204,072	199,842	186,277	127,110	63,538

Operating income	7,795	11,497	17,793	2,491	5,081
Interest expense, net	10,187	10,527	7,687	2,872	1,545
Minority interest in consolidated subsidiaries	127	278	225	12	46
Loss on sale of subsidiary	1,067	—	—	—	—

Income (loss) before income taxes and extraordinary item	(3,586)	692	9,881	(393)	3,490
Income taxes	200	1,174	3,300	31	1,355

Income (loss) before extraordinary item	(3,786)	(482)	6,581	(424)	2,135
Extraordinary loss on early extinguishment of debt, net of applicable tax benefit of $167	—	—	—	—	(264)

Net income (loss)	$(3,786)	$(482)	$6,581	$(424)	$1,871

Net income (loss) per common share(1):
Income (loss) before extraordinary item	$(1.75)	$(0.22)	$3.16	$(0.24)	$2.01
Extraordinary item	—	—	—	—	(0.25)

Net income (loss)	$(1.75)	$(0.22)	$3.16	$(0.24)	$1.76

Net income (loss) per common share—assuming dilution(1):
Income (loss) before extraordinary item	$(1.75)	$(0.22)	$3.16	$(0.24)	$1.53
Extraordinary item	—	—	—	—	(0.19)

Net income (loss)	$(1.75)	$(0.22)	$3.16	$(0.24)	$1.34

Weighted average common shares outstanding—basic	2,164	2,146	2,084	1,801	1,061
Weighted average common and common equivalent shares outstanding—diluted	2,164	2,146	2,086	1,801	1,391

(1)	Computed on the basis described in Note 2 of Notes to Consolidated Financial Statements.

	December 31,
	2001	2000	1999	1998	1997
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,811	$3,000	$4,843	$3,993	$2,975
Working capital (deficit)	(58,518)	2,614	(7,525)	(13,902)	1,337
Total assets	148,930	171,696	179,866	167,418	64,592
Long-term debt, less current maturities	180	76,967	77,183	71,328	11,200
Total stockholders’ equity	63,761	67,508	66,594	57,463	41,966

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Annual Report on Form 10-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements under “Liquidity and Capital Resources” regarding the ability to renegotiate its loan agreement on acceptable terms or maintain sufficient liquidity to fund future operations,the risk that the Company will not receive a waiver of its current defaults under its Credit Facility and the related risks that the Company’s lenders will accelerate the maturity of its indebtedness or apply the Company’s cash balances to debt repayment and under “Critical Accounting Policies” regarding the Company’s expectation that it will record a significant impairment charge related to certain of its markets following the completion of its initial impairment review in the second quarter of 2002. The Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include, among others, risks associated with the Company’s high levels of short-term indebtedness, reliance on certain personnel, acquisition strategy and expansion within existing markets, possible volatility of stock price, competition and other risks detailed in the Company’s Securities and Exchange Commission filings. These and other risk factors are listed below under the caption “Certain Factors That May Affect Future Results.”

Overview

The Company provides management and administrative services to dental group practices in selected markets located in Texas, Colorado, Utah, Arizona, New Mexico, Arkansas, Indiana, Ohio, New Jersey, Pennsylvania, Virginia, Georgia and Florida. The dental group practices are comprised of dental facilities (each, a “Dental Office” and collectively, the “Dental Offices”) that provide general dentistry services such as examinations, cleanings, fillings, bonding, placing crowns and fitting and placing fixed or removable prostheses. Many of the Dental Offices also provide specialty dental services such as orthodontics, oral surgery, endodontics, periodontics and pediatric dentistry. The Dental Offices focus on fee-for-service dentistry, supplementing this business with revenue from contracts with capitated managed dental care plans.

The Company seeks to build geographically dense networks of dental providers by expanding within its existing markets. The Company seeks to generate growth within its existing markets by assisting the Dental Offices in increasing patient volume and fees in existing Dental Offices, either on a per-patient or per-procedure basis, by increasing the physical space of existing Dental Offices and by opening Dental Offices on a de novo basis. Historically, the Company has entered selected markets by acquiring dental group practices. The Company has used the acquired dental group practice as a “pedestal” from which to expand within the newly entered market.

Since 1998, the Company’s acquisition activity has decreased significantly due to financing constraints and the Company’s focus on improving operations at its existing Dental Offices. Under the terms of the Company’s Credit Facility, the Company is prohibited from making acquisitions without bank approval. The Company’s current growth strategy is to strengthen the Company’s presence in its existing markets by acquiring dental practices in existing markets and opening Dental Offices on a de novo basis when opportunities arise and financial constraints permit. In December 2001, the Company sold its Wisconsin operations consisting of 26 Dental Offices and used proceeds from the sale to repay indebtedness of approximately $9.3 million under its existing Credit Facility. The Company currently provides management and administrative services to 158 Dental Offices in 17 markets. The number of Dental Offices the Company provides management and administrative services to, including the opening of de novo Dental Offices, acquisitions and Dental Offices that were closed or sold during the last five years is shown in the table below:

	2001	2000	1999	1998(1)	1997
Offices at beginning of period	189	190	192	99	53
De novo offices	—	1	—	7	7
Acquired offices	—	1	7	88	39
Closed offices	(4)	(3)	(7)	(2)	—
Sold offices	(27)	—	(2)	—	—

Offices at end of period	158	189	190	192	99

(1)	Includes two less acquired offices due to two office closings prior to the Valley Forge Dental Associates, Inc. acquisition.

The Company’s 2001 results of operations were materially affected by two items recorded in the fourth quarter, which in the aggregate decreased net income $1.7 million, or $0.80 per share. The two items included a $1.1 million loss on sale of subsidiary resulting from the sale of the Company’s Wisconsin operations in December 2001 and a pre-tax charge of $1.0 million for uncollectible unbilled orthodontic receivables. This charge originated due to programming enhancements made to the Company’s clinical management system during the fourth quarter of 2001 that have enabled the Company to more accurately track its orthodontic contracts. The Company recognized the $1.0 million charge in the fourth quarter of 2001 as a change in the accounting estimate when the information became known. Additionally, the Company recorded strategic alternative costs of $317,000 on a pre-tax basis, or $0.10 per share, during the first half of 2001 resulting primarily from legal, investment banking and other professional fees incurred from efforts to explore strategic alternatives in order to maximize shareholder value.

The Company’s 2000 results of operations were materially affected by strategic alternative costs discussed above of $2.3 million on a pre-tax basis, or $0.72 per share. In addition, the Company also recorded a non-recurring pre-tax expense of $1.0 million, or $0.31 per share, in the fourth quarter of 2000 consisting of severance payments made to a former executive of the Company.

The Company’s 1999 results of operations were materially affected by two items recorded in the second quarter and two items recorded in the fourth quarter, which in the aggregate increased net income $2.3 million, or approximately $1.10 per share. In the second quarter, a $1.0 million pre-tax charge was recorded related to the settlement of a dispute with the former shareholders of an acquired company. This amount was offset by a $1.0 million pre-tax reduction in liabilities related to a favorable outcome of a dispute with a former owner of an acquired dental practice. In the fourth quarter, a non-taxable $2.9 million credit, net of related legal expenses, was recorded in conjunction with a settlement of a dispute with the sellers of an affiliated dental practice. This credit was offset by an income tax adjustment of $588,000 relating to goodwill amortization that is not deductible for tax purposes.

Acquisitions.    Since 1999, as a result of its limited availability of additional capital, the Company significantly decreased its acquisition activity. Per the terms of the Company’s Credit Facility, the Company is prohibited from making acquisitions without bank approval. The majority of the Company’s acquisitions occurred prior to 2000. Moreover, the Company sold its Wisconsin operations consisting of 26 Dental Offices in December 2001. The acquired dental practices to which the Company currently provides management and administrative services are listed below:

Dental Group Practice / Market	Number of Dental Offices	Number of Dentists(1)	Date Founded	Effective Date of Acquisition
1996 existing market acquisitions	1	1	1981	October 1996
1997 existing market acquisitions	4	4	Various	Various
1998 existing market acquisitions	6	6	Various	Various
1999 existing market acquisitions	4	6	Various	Various
MacGregor Dental Centers, Houston	15	42	1962	February 1996
Convenient Dental Care, Arkansas	1	6	1982	November 1996
Arkansas Dental Health, Arkansas	3	7	1984	January 1997
United Dental Care, Arkansas	9	15	1990	April 1997
Dental Centers of Indiana, Indiana	11	14	1980	August 1997
J.B. Hays, Arkansas	1	6	1994	October 1997
Three Peaks Dental Management, Colorado	6	10	1990	November 1997
Press Family Dental, San Antonio	3	14	1971	November 1997
Dental America, Midland-Odessa	2	4	1994	December 1997
Dental Care One, Ohio	8	14	1979	March 1998
Managed Dental Care Centers, Austin & New Mexico	9	10	1995	June 1998
Valley Forge Dental Associates, Various	55	130	1995	September 1998
Talbert Dental, Arizona and Utah	10	32	1973	September 1998

(1)	Includes full-time general dentists and specialists employed by or under contract with the applicable professional corporation.

Existing Market Development.    The Company commenced operations in 1983 with a group dental practice in Dallas. From its founding in 1983 through December 31, 2001, the Company opened 28 additional Dental Offices on a de novo basis (21 in Dallas-Fort Worth, three in Houston, two in San Antonio and one each in Indiana and Atlanta.) The Company completed its first acquisition of a solo practice in an existing market (Dallas-Fort Worth) in October 1996. The Company purchased four solo practices in existing markets (three in Dallas-Fort Worth and one in Houston) in 1997. The Company purchased seven solo practices in existing markets (one in Dallas-Fort Worth, two in Indiana, two in San Antonio, one in Wisconsin and one in Midland-Odessa) in 1998. The Company purchased seven solo practices in existing markets (three in Dallas-Fort Worth, three in Wisconsin and one in Georgia) in 1999 and in 2000 purchased one solo practice in the Wisconsin market. In September 2001 one of the solo practices purchased in the Company’s Dallas-Fort Worth market during 1999 was closed and the patient base was transferred to other Dental Offices. Of the five solo practices acquired in the Company’s former Wisconsin market, one was sold to a former owner in May 2001 and the remaining four were sold in December 2001 to a company formed by the investment firm of Bayview Capital Partners LP and the former management personnel of the Wisconsin market.

Patient revenue, net from the Company’s Dallas-Fort Worth operations increased $12.3 million, or 36.9%, to $45.7 million in 1999, increased $4.8 million, or 10.5%, to $50.5 million in 2000 and increased $1.8 million, or 3.6%, to $52.3 million in 2001. Operating income for the Company’s Dallas-Fort Worth operations increased $3.3 million, or 63.2%, to $8.5 million in 1999, increased $2.2 million, or 25.4%, to $10.7 million in 2000 and decreased $253,000, or 2.4%, to $10.4 million, excluding a charge for uncollectible unbilled orthodontic receivables, in 2001.

The average investment by the Company in the seventeen de novo Dental Offices opened since January 1, 1996 was approximately $267,000, which includes the cost of equipment, leasehold improvements and working capital associated with the initial operations. Twelve de novo Dental Offices opened since January 1, 1996 began contributing operating income to the Company within three months of opening. The remaining five de novo Dental Offices opened since January 1, 1996 began contributing operating income to the Company within four, five, five, seven and fifteen months, respectively, of opening. Future de novo Dental Offices, however, may require a greater investment by the Company and may not begin contributing operating income to the Company within that period of time. Furthermore, financial constraints may limit the Company’s ability to open de novo Dental Offices in the future. The Company expenses operating costs (other than costs related to fixed assets) in connection with the establishment of a de novo Dental Office as these costs are incurred.

Components of Revenue and Expenses

The Company provides management and administrative services to dental group practices under long-term administrative services agreements (the “Administrative Services Agreements”). The Administrative Services Agreements represent the Company’s right to provide these services to the Dental Offices during the 40-year term of the agreement. The Administrative Services Agreements cannot be terminated by the related professional corporation without cause, consisting primarily of bankruptcy or material default.

Under the Administrative Services Agreements, the Company assumes responsibility for providing all management and administrative services to the dental group practices’ business (including all operating expenses consisting of the expenses incurred by the Company in connection with managing the Dental Offices, including salaries and benefits for personnel other than dentists and hygienists, dental supplies, dental laboratory fees, occupancy costs, equipment leases, management information systems and other expenses related to the dental practice operations) other than the provision of dental services and retains a 100% residual interest in the net income of the dental group practices. The Company receives a management fee equal to the Company’s costs plus the lower of (i) 30% of the professional dental corporations and associations (the “P.C.s”) net revenues or (ii) the P.C.’s net pre-tax income. If net pre-tax income exceeds 30% of the P.C.’s net revenues, the P.C. would retain the amount of pre-tax income over 30% of the P.C.’s net revenues. The Company’s net revenue and operating results are significantly dependent upon the revenue of the dental group practices. The Company has no material commitments or guarantees to the dental group practices under the Administrative Services Agreements.

Under the Administrative Services Agreements, the Company establishes a “controlling financial interest” as defined by EITF 97-2, “Application of FASB No. 94 and APB No. 16 to Physician Practice Management Entities and Certain Other Entities under Contractual Management Arrangement” (“EITF 97-2”). In addition, the Company has nominee shareholder arrangements with certain of the dental group practices as defined by EITF 97-2. For these reasons, the Company consolidates the financial statements of the dental group practices.

Patient revenue, net (“Revenue”) represents the revenue of the P.C.s to whom the Company provides management and administrative services or of the Company (in states in which ownership of dental practices by the Company is permitted) reported at estimated realizable amounts, received from third-party payors and patients for dental services rendered at the Dental Offices. Operating expenses consist of the expenses incurred by the Company or the P.C.s in connection with the operation and management of the Dental Offices. These include salaries and benefits paid to dentists and hygienists by the P.C.s or by the Company in states in which ownership of dental practices by the Company is permitted (Wisconsin only), salaries and benefits for personnel other than dentists and hygienists, dental supplies, dental laboratory fees, occupancy costs, advertising, equipment leases, management information systems and other expenses related to dental practice operations, as well as depreciation and amortization expense.

Revenue is derived principally from fee-for-service Revenue and Revenue from capitated managed dental care plans. Fee-for-service Revenue consists of Revenue of the P.C.s or the Company (with respect to the former Wisconsin operations) received from indemnity dental plans, preferred provider plans and direct payments by patients not covered by any third-party payment arrangement. Managed dental care Revenue consists of Revenue of the P.C.s or the Company received from capitated managed dental care plans, including capitation payments and patient co-payments.

Capitated managed dental care contracts are between dental benefits organizations, the Company and the P.C.s (except with respect to the former Wisconsin operations). Under the Administrative Services Agreements, the Company negotiates and administers these contracts on behalf of the P.C.s. Under a capitated managed dental care contract, the dental group practice provides dental services to the members of the dental benefits organization and receives a fixed monthly capitation payment for each plan member covered for a specific schedule of services regardless of the quantity or cost of services to the participating dental group practice obligated to provide them. This arrangement shifts the risk of utilization of these services to the dental group practice providing the dental services. Because the Company assumes responsibility under the Administrative Services Agreements for all aspects of the operation of the dental practices (other than the practice of dentistry) and thus bears all costs of the P.C.s associated with the provision of dental services at the Dental Offices (other than compensation and benefits of dentists and hygienists), the risk of over-utilization of dental services at the Dental Offices under capitated managed dental care plans is effectively shifted to the Company. In addition, dental group practices participating in a capitated managed dental care plan often receive co-payments for more complicated or elective procedures. In contrast, under traditional indemnity insurance arrangements, the insurance company pays a percentage of reasonable charges that are billed by the dental group practice for the dental services provided.

The Company seeks to assist the Dental Offices in increasing fee-for-service business by increasing the size of existing offices and advertising. The Company then seeks to assist the Dental Offices to supplement this fee-for-service business with Revenue from contracts with capitated managed dental care plans. Fee-for-service Revenue accounted for 60.2%, 58.2% and 59.5% of the Company’s total Revenue for 2001, 2000 and 1999, respectively, and managed dental care Revenue accounted for 39.8%, 41.8% and 40.5% in 2001, 2000 and 1999, respectively. As the Company has increased capacity by expanding within its existing markets and into new markets, managed dental care Revenue has contributed to overall higher utilization of the Company’s facilities. Thus, although the Company’s fee-for-service business generally is more profitable than its capitated managed dental care business on a per-patient and per-procedure basis, capitated managed dental care business serves to increase facility utilization and dentist productivity.

The relative percentage of the Company’s Revenue derived from fee-for-service business and capitated managed dental care contracts varies from market to market depending on the availability of capitated managed dental care contracts in any particular market and the Company’s ability to negotiate favorable terms in such contracts. In addition, the profitability of managed dental care Revenue varies from market to market depending on the level of capitation payments and co-payments in proportion to the level of benefits required to be provided.

Results of Operations

The following table sets forth the percentages of Revenue represented by certain items reflected in the Company’s consolidated statements of income. The information that follows should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

	Years Ended December 31,
	2001	2000	1999
Patient revenue, net	100.0%	100.0%	100.0%
Operating expenses:
Provider salaries and benefits	34.4	33.3	32.9
Clinical and other salaries and benefits	26.9	26.8	26.1
Dental supplies	5.1	5.0	5.1
Laboratory fees	5.3	5.2	4.8
Occupancy	5.0	4.9	4.9
Advertising	1.0	1.3	1.5
Other operating expenses	13.1	11.7	10.8
Strategic alternative costs	0.1	1.1	—
Depreciation and amortization	5.4	5.3	5.2

	96.3	94.6	91.3

Operating income	3.7	5.4	8.7
Interest expense, net	4.8	5.0	3.8
Minority interest in consolidated subsidiaries	0.1	0.1	0.1
Loss on sale of subsidiary	0.5	—	—

Income (loss) before income taxes	(1.7)	0.3	4.8
Income taxes	0.1	0.5	1.6

Net income (loss)	(1.8)%	(0.2)%	3.2%

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Patient revenue, net.    Revenue increased to $211.9 million for 2001 from $211.3 million for 2000, an increase of $528,000, or 0.2%. Management changes and high dentist turnover in the Company’s Houston, Philadelphia, Georgia, New Jersey and Colorado markets negatively impacted Revenue growth for 2001. The combined Revenue of these markets for 2001 decreased $6.0 million, or 11.6%, compared to 2000. The Company’s remaining thirteen markets experienced an increase in Revenue of $6.5 million, or 4.1%, for 2001 compared to 2000 primarily as a result of fee schedule increases and additional fee-for-service patient volume.

Fee-for-service revenue (i.e., revenue derived from indemnity dental plans, preferred provider plans and direct payments by patients not covered by any third-party payor) increased to $127.6 million for 2001 from $123.1 million for 2000, an increase of $4.5 million, or 3.7%. This increase resulted primarily from fee schedule increases and additional fee-for-service patient volume at the Dental Offices. Managed dental care revenue (i.e., revenue from capitated managed dental care plans, including capitation payments and patient co-payments) decreased to $84.3 million for 2001 from $88.2 million for 2000, a decrease of $3.9 million, or 4.5%. This decrease resulted primarily from the elimination of several less profitable managed care plans partially offset by fee increases in the remaining managed care plans. As a percentage of Revenue, fee-for-service revenue increased to 60.2% for 2001 from 58.2% for 2000.

Provider salaries and benefits.    Provider salaries and benefits expense represents compensation, benefits and related payroll costs for patient service providers including dentists and hygienists. This expense increased to $72.9 million for 2001 from $70.5 million for 2000, an increase of $2.4 million, or 3.5%. This increase resulted primarily from higher dentist and hygienist compensation in several markets and to a lesser extent from overall increases in employee benefit costs. In general, the dentists employed by the P.C.’s are compensated based on a percentage of the cash collections related to their dental treatment production. However, prior to converting to this payment method, it is the Company’s normal practice to pay new dentists a fixed salary for the first three to six months of their employment. Due to the high dentist turnover, particularly in the markets referred to in the Patient revenue, net discussion above, the fixed salary expense is relatively high when compared against the amount of collectible Revenue produced by the dentist. The Company believes that it is necessary to incur this fixed salary expense in order to attract quality dentists.

Clinical and other salaries and benefits.    Clinical and other salaries and benefits expense represents compensation, benefits and related payroll costs for all Dental Office staff, excluding dentists and hygienists, and corporate employees. This expense increased to $57.1 million for 2001 from $56.7 million for 2000, an increase of $427,000, or 0.8%. Excluding severance payments totaling $1.0 million that were made to a former executive of the Company in 2000, the increase was $1.4 million, or 2.6%. This increase resulted primarily from annual merit increases and to a lesser extent increased employee benefit costs. As a percent of Revenue, clinical and other salaries and benefits expense increased slightly to 26.9% for 2001 from 26.8% for 2000.

Dental supplies.    Dental supplies expense represents all direct supply costs used in patient treatment programs. This expense increased to $10.7 million for 2001 from $10.5 million for 2000, an increase of $210,000, or 2.0%. This increase resulted primarily from increased supply costs. As a percent of Revenue, dental supplies expense increased slightly to 5.1% for 2001 from 5.0% for 2000.

Laboratory fees.    Laboratory fee expense represents all external lab work required for patient treatment programs. The Company currently operates two internal labs in its Arkansas and Cleveland markets. This expense increased to $11.3 million for 2001 from $11.1 million for 2000, an increase of $244,000, or 2.2%. This increase resulted primarily from increased dental procedures requiring the use of a laboratory and increased material costs used in the production of crowns. As a percent of Revenue, laboratory fee expense increased slightly to 5.3% for 2001 from 5.2% for 2000.

Occupancy.    Occupancy expense represents operating leases and utilities associated with the Company’s Dental Offices and corporate office. This expense increased to $10.5 million for 2001 from $10.3 million for 2000, an increase of $241,000, or 2.4%. This increase resulted primarily from higher costs associated with certain lease renewals and was partially offset by five Dental Office closures during 2001. The Company relocated its corporate office in September 2001 and expects to realize a lease expense reduction of approximately $200,000 per year beginning in 2002 relating to this relocation. As a percent of Revenue, occupancy expense increased slightly to 5.0% for 2001 from 4.9% for 2000.

Advertising.    Advertising expense represents marketing efforts to communicate the multiple treatment programs available at the Company’s Dental Offices. The Company primarily uses direct mailing to potential customers within a certain distance of its Dental Offices and periodically uses television and radio advertisements in its larger markets. This expense decreased to $2.0 million for 2001 from $2.7 million for 2000, a decrease of $647,000, or 24.1%. This decrease resulted from cost control initiatives implemented to reduce marketing costs. As a percent of Revenue, advertising expense decreased to 1.0% for 2001 from 1.3% for 2000.

Other operating expenses.    Other operating expenses represents professional services (other than dentistry), travel, bank fees, insurance, bad debt expense, telephone, office supplies, local taxes and other miscellaneous expenses incurred at the Dental Offices and corporate office. These expenses increased to $27.6 million for 2001 from $24.7 million for 2000, an increase of $2.9 million, or 11.9%. This increase resulted primarily from higher legal fees incurred in connection with management changes and high dentist turnover in the five markets referred to in the Patient revenue, net discussion above and the sale of the Company’s Wisconsin operations in December 2001 and computer conversions in certain markets in a continued effort to standardize the Company’s clinical management system throughout its national network of Dental Offices. In addition to the computer conversions discussed above, expanded capabilities within the Company’s clinical management system have enabled the Company to more accurately track its orthodontic contracts. In connection with these expanded capabilities, the Company recorded a pre-tax charge of $1.0 million related to the write-off of unbilled orthodontic receivables in the fourth quarter of 2001. As a percent of Revenue, other operating expenses increased to 13.1% for 2001 from 11.7% for 2000.

Strategic alternative costs.    Strategic alternative costs were $317,000 for 2001 and $2.3 million for 2000 and consist primarily of legal and professional fees incurred from efforts to explore strategic alternatives in order to maximize shareholder value.

Depreciation and amortization.    Depreciation and amortization expense increased to $11.5 million for 2001 from $11.1 million for 2000, an increase of $406,000, or 3.7%. This increase resulted primarily from a goodwill impairment expense of $421,000 associated with one dental office closure in the Company’s Dallas-Fort Worth market in 2001.

Operating income.    Operating income decreased to $7.8 million for 2001 from $11.5 million for 2000, a decrease of $3.7 million, or 32.2%. This decrease resulted primarily from the negative impact of management changes and high dentist turnover in the Company’s Houston, Philadelphia, Georgia, New Jersey and Colorado markets. The combined operating income of these markets for 2001 decreased $4.5 million, or 137.4%, compared to 2000. Additionally, operating income was negatively impacted by the increased cost of labor in certain of the Company’s markets and by higher legal fees and computer conversion costs. As a percent of Revenue, operating income decreased to 3.7% for 2001 from 5.4% for 2000. This decrease was due principally to higher provider salaries and benefits expense and other operating expenses and to a lesser extent slightly higher clinical and other salaries and benefits expense, dental supplies expense, laboratory fee expense, occupancy and depreciation and amortization expense as a percentage of Revenue partially offset by lower advertising and strategic alternative costs as a percentage of Revenue.

Interest expense, net.    Interest expense, net decreased to $10.2 million for 2001 from $10.5 million for 2000, a decrease of $339,000, or 3.2%. The Company had lower average outstanding debt balances and lower interest rates for 2001 compared to 2000. Average debt outstanding under the Credit Facility totaled $79.0 million for 2001 compared to average debt outstanding of $81.5 million for 2000. The average interest rate for 2001 was approximately 9.6% compared to a rate of approximately 10.3% for 2000. The decrease in interest expense would have been greater for 2001 but was negatively impacted by interest rate hedges entered into by the Company prior to the decrease in the prime lending rate during 2001.

Minority interest in consolidated subsidiaries.    Minority interest in consolidated subsidiaries decreased to $127,000 for 2001 from $278,000 for 2000, a decrease of $151,000, or 54.1%. This decrease resulted from lower net income in markets that are not wholly owned by the Company for 2001 compared to 2000. During 2001, the Company purchased the remaining 6.25% of its Georgia market.

Loss on sale of subsidiary.    On December 31, 2001, the Company sold its Wisconsin operations, including one office located in Minnesota, to Midwest Dental, Inc., a company formed by the investment firm of Bayview Capital Partners LP, of Minneapolis, Minnesota and the Company’s former management personnel for the Wisconsin operations. In connection with the sale the Company recorded a $1.1 million loss, which is not recognized for tax purposes.

Income taxes.    Income tax expense decreased to $200,000 for 2001 from $1.2 million for 2000, a decrease of $974,000, or 83.0%. This decrease resulted from lower income (loss) before income taxes, which decreased to a loss before income taxes of $3.6 million for 2001 from net income before income taxes of $692,000 for 2000, a decrease of $4.3 million, or 618.2%.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

Patient revenue, net.    Revenue increased to $211.3 million for 2000 from $204.1 million for 1999, an increase of $7.2 million, or 3.6%. This increase resulted primarily from same store revenue growth generated by the implementation of revenue enhancement initiatives in 2000 including patient focused marketing programs and the expansion or relocation of twenty existing Dental Offices and to a lesser extent the opening of one de novo Dental Office and the acquisition of one dental practice. The revenue initiatives were partially offset by severe winter weather experienced in many of the Company’s markets in December 2000, which resulted in several offices being closed for up to five business days during the month.

Fee-for-service Revenue (i.e., revenue derived from indemnity dental plans, preferred provider plans and direct payments by patients not covered by any third-party payor) increased to $123.1 million for 2000 from $121.4 million for 1999, an increase of $1.7 million, or 1.4%. This increase resulted primarily from same store revenue growth generated by the implementation of revenue enhancement initiatives in 2000 including patient focused marketing programs and the expansion or relocation of twenty existing Dental Offices and to a lesser extent the opening of one de novo Dental Office and the acquisition of one dental practice. The revenue initiatives were partially offset by severe winter weather experienced in many of the Company’s markets in December 2000, which resulted in several offices being closed for up to five business days during the month. Managed dental care Revenue (i.e., revenue from capitated managed dental care plans, including capitation payments and patient co-payments) increased to $88.2 million for 2000 from $82.7 million for 1999, an increase of $5.5 million, or 6.8%. This increase resulted primarily from several new managed care contracts, which had more favorable capitated payments and co-payments as compared with previous contracts. As a percent of Revenue, fee-for-service Revenue decreased to 58.2% for 2000 from 59.5% for 1999.

Provider salaries and benefits.    Provider salaries and benefits expense increased to $70.5 million for 2000 from $67.1 million for 1999, an increase of $3.4 million, or 5.1%. This increase resulted primarily from increased dentist and hygienist compensation due to a higher level of production at the Dental Offices and to a lesser extent the expansion or relocation of twenty existing Dental Offices, the opening of one de novo Dental Office and the acquisition of one dental practice. As a percent of Revenue, provider salaries and benefits expense increased to 33.3% for 2000 from 32.9% for 1999. This increase was due principally to increased dentist compensation as a percentage of revenue in several of the Company’s markets.

Clinical and other salaries and benefits.    Clinical and other salaries and benefits expense increased to $56.7 million for 2000 from $53.2 million for 1999, an increase of $3.5 million, or 6.5%. This increase resulted primarily from annual merit increases, increased costs related to employee benefits and $1.0 million in severance payments made to a former executive of the Company and to a lesser extent the expansion or relocation of twenty existing Dental Offices, the opening of one de novo Dental Office and the acquisition of one dental practice. As a percent of Revenue, clinical and other salaries and benefits expense increased to 26.8% for 2000 from 26.1% for 1999. This increase was due primarily to $1.0 million in severance payments made to a former executive of the Company and to a lesser extent due to the higher costs of employee benefits.

Dental supplies.    Dental supplies expense increased to $10.5 million for 2000 from $10.4 million for 1999, an increase of $148,000, or 1.4%. This increase resulted primarily from increased production at the Dental Offices and to a lesser extent the expansion or relocation of twenty existing Dental Offices, the opening of one de novo Dental Office and the acquisition of one dental practice. As a percent of Revenue, dental supplies expense decreased slightly to 5.0% for 2000 from 5.1% for 1999.

Laboratory fees.    Laboratory fee expense increased to $11.1 million for 2000 from $9.9 million for 1999, an increase of $1.2 million, or 11.9%. This increase resulted primarily from increased production at the Dental Offices, increased use of higher quality crowns as well as an increase in material costs used in the production of crowns and to a lesser extent the expansion or relocation of twenty existing Dental Offices, the opening of one de novo Dental Office and the acquisition of one dental practice. As a percent of Revenue, laboratory fee expense increased to 5.2% for 2000 from 4.8% for 1999. This increase was due primarily to increased usage of higher quality, more costly crowns as well as an increase in material costs used in the production of crowns.

Occupancy.    Occupancy expense increased to $10.3 million for 2000 from $10.1 million for 1999, an increase of $199,000, or 2.0%. The expense associated with the opening of one de novo Dental Office, the expansion or relocation of twenty existing Dental Offices and the acquisition of one dental practice was partially offset by three Dental Office closures during 2000. As a percent of Revenue, occupancy expense remained constant at 4.9% for 2000 and 1999.

Advertising.    Advertising expense decreased to $2.7 million for 2000 from $3.1 million for 1999, a decrease of $389,000, or 12.7%. This decrease resulted primarily from cost control initiatives that included the use of lower cost advertising. A greater emphasis was placed on direct mailings and other types of print advertising as opposed to the more expensive television and radio advertising. As a percent of Revenue, advertising expense decreased to 1.3% for 2000 from 1.5% for 1999. This decrease resulted from the use of lower cost advertising and the leveraging of advertising expense against increased revenue.

Other operating expenses.    Other operating expenses increased to $24.7 million for 2000 from $22.0 million for 1999, an increase of $2.7 million, or 12.1%. This increase resulted primarily from a $2.9 million credit recorded in the fourth quarter of 1999 representing the settlement of a dispute with the sellers of an affiliated dental practice. As a percent of Revenue, other operating expenses increased to 11.7% for 2000 from 10.8% for 1999. This increase was due principally to the $2.9 million credit recorded in the fourth quarter of 1999.

Strategic alternative costs.    Strategic alternative costs were $2.3 million for 2000 resulting primarily from legal, investment banking and other professional fees incurred from efforts to explore strategic alternatives in order to maximize shareholder value. These efforts included exploring potential strategic transactions, such as the possible sale or merger of the Company or a subordinated debt transaction.

Depreciation and amortization.    Depreciation and amortization expense increased to $11.1 million for 2000 from $10.5 million for 1999, an increase of $562,000, or 5.3%. This increase resulted primarily from additional goodwill amortization and depreciation expense on fixed assets associated with the expansion or relocation of twenty existing Dental Offices, the opening of one de novo Dental Office and the acquisition of one dental practice.

Operating income.    Operating income decreased to $11.5 million for 2000 from $17.8 million for 1999, a decrease of $6.3 million, or 35.4%. This decrease resulted primarily from a $2.9 million credit recorded in the fourth quarter of 1999 representing the settlement of a dispute with the sellers of an affiliated dental practice, $2.3 million in strategic alternative costs in 2000 incurred from efforts to explore strategic alternatives, $1.0 million in severance payments made to a former executive of the Company in the fourth quarter of 2000 and increased salary and laboratory costs at the dental offices. As a percent of Revenue, operating income decreased to 5.4% for 2000 from 8.7% for 1999. This decrease was due principally to the items discussed above.

Interest expense, net.    Interest expense, net increased to $10.5 million for 2000 from $7.7 million for 1999, an increase of $2.8 million, or 36.9%. This increase resulted primarily from amortization expense related to capitalized loan fees which includes the amortization of warrants awarded to the Company’s bank syndicate in conjunction with an amendment to the Company’s loan agreement associated with its Credit Facility. Additionally, the Company had higher average outstanding debt balances and higher interest rates in 2000 than in 1999. Average debt outstanding under the Credit Facility totaled $81.5 million for 2000 compared to average debt outstanding of $78.5 million for 1999. The average interest rate for 2000 was approximately 10.3% compared to a rate of approximately 8.7% in 1999.

Minority interest in consolidated subsidiaries.    Minority interest in consolidated subsidiaries increased to $278,000 for 2000 from $224,000 for 1999, an increase of $54,000, or 24.1%. This increase resulted from higher net income in markets that are not wholly-owned by the Company in 2000 compared to 1999.

Income taxes.    Income tax expense decreased to $1.2 million for 2000 from $3.3 million for 1999, a decrease of $2.1 million, or 64.5%. This decrease resulted from lower income before income taxes, which decreased to $692,000 for 2000 from $9.9 million for 1999, a decrease of $9.2 million, or 93.0%.

Quarterly Consolidated Financial Information (unaudited)

The following table sets forth unaudited quarterly consolidated operating results for each of the Company’s last eight quarters ended December 31, 2001. This information has been prepared by the Company on a basis consistent with the Company’s audited consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) that management considers necessary for a fair presentation of the data. These quarterly consolidated results are not necessarily indicative of future consolidated results of operations. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

	Quarters Ended
	Dec. 31, 2001(1)	Sept. 30, 2001	June 30, 2001	Mar. 31, 2001	Dec. 31, 2000(2)	Sept. 30, 2000	June 30, 2000	Mar. 31, 2000
	(dollars in thousands, except per share data)
Patient revenue, net	$51,646	$51,721	$53,685	$54,814	$50,167	$51,979	$54,170	$55,023
Operating expenses:
Provider salaries and benefits	18,071	17,933	18,327	18,602	17,068	17,411	18,077	17,928
Clinical and other salaries and benefits	13,771	14,005	14,421	14,886	15,409	13,819	13,844	13,585
Dental supplies	2,775	2,598	2,705	2,666	2,582	2,423	2,561	2,968
Laboratory fees	2,790	2,778	2,853	2,891	2,757	2,825	2,622	2,864
Occupancy	2,489	2,743	2,602	2,672	2,549	2,609	2,524	2,583
Advertising	425	414	585	613	680	758	579	667
Other operating expenses	8,560	6,569	6,572	5,921	6,270	6,165	5,868	6,390
Strategic alternative costs	—	—	58	260	1,288	586	473	—
Depreciation and amortization	3,222	2,757	2,773	2,765	2,883	2,755	2,757	2,715

	52,103	49,797	50,896	51,276	51,486	49,351	49,305	49,700

Operating income (loss)	(457)	1,924	2,789	3,538	(1,319)	2,628	4,865	5,323
Interest expense, net	2,517	2,604	2,504	2,562	2,694	2,688	2,564	2,582
Minority interest in consolidated subsidiaries	9	25	20	73	33	77	81	87
Loss on sale of subsidiary	1067	—	—	—	—	—	—	—

Income (loss) before income taxes	(4,050)	(705)	265	903	(4,046)	(137)	2,220	2,654
Income taxes (benefit)	(437)	(39)	174	502	(1,037)	16	1,001	1,193

Net income (loss)	$(3,613)	$(666)	$91	$401	$(3,009)	$(153)	$1,219	$1,461

Net income (loss) per common share	$(1.67)	$(0.31)	$0.04	$0.19	$(1.40)	$(0.07)	$0.57	$0.68

Net income (loss) per common share— assuming dilution	$(1.67)	$(0.31)	$0.04	$0.18	$(1.40)	$(0.07)	$0.55	$0.66

Weighted average number of common shares outstanding	2,167	2,167	2,160	2,160	2,151	2,151	2,141	2,140

Weighted average number of common and common equivalent shares outstanding	2,167	2,167	2,226	2,225	2,151	2,151	2,229	2,219

(1)	Includes the effect of approximately $1.0 million (pre-tax) related to the write-off of unbilled orthodontic receivables.
(2)	Includes the effect of approximately $1.0 million (pre-tax) in severance payments made to a former executive of the Company.

	Quarters Ended
	Dec. 31, 2001(1)	Sept. 30, 2001	June 30, 2001	Mar. 31, 2001	Dec. 31, 2000(2)	Sept. 30, 2000	June 30, 2000	Mar. 31, 2000
	Percentage of Revenue
Patient revenue, net	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Operating expenses:
Provider salaries and benefits	35.0	34.7	34.1	33.9	34.0	33.5	33.4	32.6
Clinical and other salaries and benefits	26.7	27.1	26.9	27.2	30.7	26.6	25.5	24.7
Dental supplies	5.4	5.0	5.0	4.9	5.1	4.7	4.7	5.4
Laboratory fees	5.4	5.4	5.3	5.3	5.5	5.4	4.8	5.2
Occupancy	4.8	5.3	4.8	4.9	5.1	5.0	4.7	4.7
Advertising	0.8	0.8	1.1	1.1	1.4	1.4	1.1	1.2
Other operating expenses	16.6	12.7	12.3	10.7	12.5	11.9	10.8	11.6
Strategic alternative costs	—	—	0.1	0.5	2.6	1.1	0.9	—
Depreciation and amortization	6.2	5.3	5.2	5.0	5.7	5.3	5.1	4.9

	100.9	96.3	94.8	93.5	102.6	94.9	91.0	90.3

Operating income (loss)	(0.9)	3.7	5.2	6.5	(2.6)	5.1	9.0	9.7
Interest expense, net	4.8	5.1	4.7	4.7	5.4	5.2	4.7	4.7
Minority interest in consolidated subsidiaries	—	—	—	0.2	0.1	0.2	0.2	0.2
Loss on sale of subsidiary	2.1	—	—	—	—	—	—	—

Income (loss) before income taxes	(7.8)	(1.4)	0.5	1.6	(8.1)	(0.3)	4.1	4.8
Income taxes (benefit)	(0.8)	(0.1)	0.3	0.9	(2.1)	—	1.8	2.1

Net income (loss)	(7.0%)	(1.3%)	0.2%	0.7%	(6.0%)	(0.3%)	2.3%	2.7%

(1)	Includes the effect of approximately $1.0 million (pre-tax) related to the write-off of unbilled orthodontic receivables.
(2)	Includes the effect of approximately $1.0 million (pre-tax) in severance payments made to a former executive of the Company.

Liquidity and Capital Resources

Because the Company’s Credit Facility terminates on July 1, 2002 and the Company is currently in default with the terms of the Credit Facility under the minimum EBITDA and minimum net worth covenants, the Company was required to reclassify the entire outstanding amount under the Credit Facility to current liabilities from long-term debt. This reclassification resulted in the Company having a $58.5 million working capital deficit at December 31, 2001. The Company is actively engaged in finding a long-term solution to the financial covenant defaults. In this regard, the Company has engaged Bank of America Securities to explore strategic alternatives such as a sale of the Company, an equity investment in the Company, the issuance of debt securities or a sale of all or a portion of the assets of the Company. However, there can be no assurance that the Company will be successful in entering into an agreement to consummate any strategic alternative or that the Company’s lenders will agree to any strategic alternative on terms acceptable to the Company or at all. Current liabilities consisted of $2.0 million in accounts payable, $2.5 million in accrued payroll, $3.8 million in accrued liabilities, $4.9 million in amounts payable to affiliated dental group practices as consideration for accounts receivable acquired from such group practices and $67.6 million in current maturities of notes payable and capital lease obligations. Current liabilities were partially offset by current assets of $22.3 million, consisting of $3.8 million in cash and cash equivalents, $14.5 million in accounts receivable, net of allowances, prepaid expenses and other current assets of $3.5 million and an income tax receivable of $513,000. The Company’s principal sources of liquidity as of December 31, 2001 consisted of cash and cash equivalents and net accounts receivable.

For 2001 and 2000, cash provided by operations was $12.1 million and $11.3 million, respectively.

Cash provided by investing activities was $5.6 million for 2001. Cash used in investing activities was $8.7 million for 2000. For 2001, the Company received $9.0 million from the sale of its Wisconsin operations, net of deal costs and required escrow amounts. This amount was partially offset by $393,000 utilized to meet contingent payments for acquisitions completed in prior periods, $199,000 used to purchase the remaining 6.25%

of the Company’s Georgia market and $2.8 million invested in the purchase of additional property and equipment. For 2000, $4.7 million was utilized to meet contingent payments for acquisitions completed in prior periods, $751,000 was utilized for acquisitions, $3.1 million was invested in the purchase of additional property and equipment and $154,000 was utilized for other investing activities.

For 2001, cash used in financing activities was $16.9 million primarily comprised of the repayment of $16.8 million in outstanding debt. For 2000, cash used in financing activities was $4.5 million primarily comprised of the repayment of $6.8 million in outstanding debt offset by $2.7 million in net borrowings.

The Company has a Credit Facility with a bank syndicate, which expires by its terms on July 1, 2002. At December 31, 2001, the Company had $67.3 million outstanding under the Credit Facility. The amounts outstanding under the Credit Facility bear interest at the lead lender’s prime rate plus three percent with interest payments due on a monthly basis. The Credit Facility requires the Company to repay principal based on a schedule whereby monthly payments are made aggregating $2.0 million and $2.3 million in the first quarter of 2002 and two months ended May 31, 2002, respectively. An additional principal payment will be required on April 30, 2002 if the Company exceeds certain cash flow levels. A $500,000 fee is due on April 30, 2002 if a specified threshold above the required amortization is not met. Additionally, the lenders will receive warrants to purchase shares of the Company’s Common Stock at an exercise price of $0.06 per share, equal to 5% of the outstanding shares of the Company’s Common Stock as of July 1, 2002, if all outstanding debt is not paid in full by July 1, 2002. The Credit Facility prohibits the Company from incurring additional indebtedness, incurring liens, disposing of assets, making investments or making acquisitions without bank approval, and requires the Company to maintain certain financial covenants. These covenants require the Company to maintain minimum total net worth of $66.5 million as of December 31, 2001; minimum EBITDA, on a trailing three month basis, of $6.0 million as of December 31, 2001; and a limit on capital expenditures of $3.0 million from April 1, 2001 through December 31, 2001. All covenants are measured monthly and minimum thresholds for the minimum total net worth and minimum EBITDA covenants fluctuate in future periods. The Credit Facility is secured by all of the assets of the Company.

At December 31, 2001, the Company was in default with the terms of the Credit Facility under the minimum EBITDA and minimum net worth covenants. Revenue declines in the Company’s Houston, Philadelphia, Georgia, New Jersey and Colorado markets, which resulted in lower than expected EBITDA levels, contributed to the defaults. Although the Company is attempting to negotiate an amendment to its Credit Agreement and to secure a waiver of the defaults and an extension of the Credit Facility, there can be no assurance that the Company’s lenders will grant a waiver or agree to an amendment on terms acceptable to the Company or at all. The Company has made all required principal and interest payments related to its Credit Agreement. However, the Company agreed to make the monthly principal amounts described above prior to the sale of its Wisconsin operations. The loss of the cash flow from the Wisconsin operations has adversely affected the Company’s ability to make these payments and avoid a payment default under the Credit Facility. It is unclear whether the Company’s remaining operations will provide sufficient cash flow to make these payments on a timely basis.

On February 7, 2002, the Company’s lenders notified the Company that they were exercising their option to impose the default interest rate under the Credit Agreement, which is equal to the lead lender’s prime rate plus six percent, for the remaining duration of the Company’s default. The default rate will significantly increase the Company’s interest payments under the Credit Facility and will negatively impact the Company’s liquidity. Moreover, for as long as the Company remains in default, the Company’s lenders have the right to accelerate the maturity of the Company’s debt under the Credit Facility and to use cash balances in the Company’s bank accounts to set off a portion of the debt. The Company does not have cash available to pay off its total indebtedness under the Credit Facility and its financial condition and results of operations would be materially and adversely affected by the lenders’ use of its available cash to set off a portion of the debt.

The Company believes that cash generated from operations will be sufficient to fund its core operations. However, it is unclear whether the Company will be able to make its April and May principal payments described above that were agreed to prior to the sale of its Wisconsin operations due to the Company’s lower monthly cash flow. The Credit Facility expires by its terms on July 1, 2002, and all of the Company’s debt thereunder will then be due. The Company will not generate sufficient cash flow by July 1, 2002 to repay all or a substantial portion of its debt under the Credit Facility, raising substantial doubt about its ability to continue as a going concern. In this regard, the Company has engaged Bank of America Securities LLC to explore strategic alternatives such as a sale of the Company, an equity investment in the Company, the issuance of debt securities or a sale of all or a portion of the Company’s assets. However, there can be no assurance that the Company will be successful in entering into an agreement to consummate any strategic alternative or that the Company’s lenders will agree to any strategic alternative on terms acceptable to the Company or at all.

In the event the Company is unable to refinance this indebtedness before July 1, 2002, its lenders may foreclose on the Company’s assets or force the Company into bankruptcy upon maturity of the existing indebtedness, in which circumstances the Company’s equity holders may experience a loss equal to the amount of their investment in the Company’s Common Stock. In the event the Company is unable to refinance the indebtedness on terms as favorable as the terms of the existing indebtedness, the Company is likely to experience a material and adverse effect on its financial condition and results of operations.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This statement establishes accounting and reporting standards for certain financial instruments, including interest rate swap agreements. The Company has participated in interest rate hedging agreements to manage its interest rate exposure. The Company adopted SFAS No. 133 on January 1, 2001 and its existing interest rate hedges were designated as cash flow hedges. The effective portion of the gain or loss on a cash flow hedge must be reported as a component of other comprehensive income and be reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. The ineffective portion, if any, of the gain or loss on a cash flow hedge must be recognized currently in earnings. The Company paid $925,000 in connection with its interest rate hedging agreements during 2001 due to decreases in the prime lending rate throughout the year. The interest rate hedging agreements expired on December 31, 2001.

Critical Accounting Policies

In December 2001, the SEC requested that all registrants list their most “critical accounting policies” in “Managements Discussions and Analysis of Financial Condition and Results of Operations.” The SEC indicated that a “critical accounting policy”: is one that is both important to the portrayal of the company’s financial condition and results of operations and requires management’s most difficult, subjective or complex judgements, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The process of preparing financial statements in conformity with accounting principles generally accepted in the United States requires the Company to use estimates and assumptions to determine certain of the Company’s assets, liabilities, revenues and expenses. The Company bases these estimates and assumptions upon the best information available during the period in which the Company accounts for its results. These estimates and assumptions could change materially as conditions within and beyond the Company’s control change or as further information becomes available. Accordingly, actual results could differ from estimates. The most significant estimates made by management include:

•	contractual and bad debt allowances; and

•	valuation of long-lived and intangible assets and goodwill.

The following is a discussion of the Company’s critical accounting policies and the related management estimates and assumptions necessary in determining the value of related assets or liabilities. A full description of all significant accounting policies is included in Note 2 to the Consolidated Financial Statements included in this Form 10-K.

Contractual and Bad Debt Allowances

Management must make estimates of contractual allowances related to current period Revenue. Management analyzes historical collection adjustment experience, current economic trends, client negotiation trends and changes in client billing procedures when evaluating the adequacy of the sales allowances. Significant management judgements and estimates must be made and used in connection with establishing the sales allowances in any accounting period. Material differences could result in the amount and timing of the Company’s Revenue for any period if management made different judgement or utilized different estimates. The provision for sales allowances amounted to $5.1 million in 2001. Similarly, management must make estimates of the uncollectibility of accounts receivable. Management specifically analyzes accounts receivable and analyzes historical billing adjustments, collections and bad debts, customer concentrations, customer credit-worthiness, current economic trends and challenges in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. The Company’s accounts receivable balance was $14.4 million, net of sales allowances of $10.2 million as of December 31, 2001.

Valuation of the Long-Lived and Intangible Assets and Goodwill

The Company assesses the impairment of long-lived and intangible assets and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could trigger an impairment review include the following:

•	Significant underperformance relative to expected historical or projected future operating results;

•	Significant changes in the manner of the use of the acquired assets or the strategy for the Company’s overall business;

•	Significant negative industry or economic trends; and

•	Significant decline in estimated market capitalization relative to net book value.

Generally accepted accounting principles requires a write down of intangible assets if such assets are determined to be impaired. Under current accounting standards, an impairment of a long-lived asset is considered to have occurred when the estimated undiscounted future cash flows related to the assets are less than the carrying value of the asset. Estimates of future cash flows involve consideration of numerous factors, depending upon the specific asset being assessed. When the Company determines that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, it measures any impairment based upon a projected discounted cash flow method using a discounted rate determined by the Company’s management to be commensurate with the risk inherent in the Company’s current business model. Net identifiable intangible assets and goodwill were assessed at $114.6 million as of December 31, 2001. The value of these projected discounted cash flows could be subjected to change based on differences in the assumptions noted above.

In June 2001 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 prescribes the accounting for intangible assets acquired individually or with a group of other assets. The amortization of existing goodwill ceased as of December 31, 2001. Any goodwill resulting from future acquisitions will not be amortized. SFAS No. 142 also establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. The adoption of SFAS No. 142 will result in the Company’s discontinuation of amortization of its goodwill. The Company is currently assessing the impact of SFAS No. 142 and has not yet determined the full effect this statement will have on its consolidated financial position or results of operations. However, had SFAS No. 142 been utilized beginning January 1, 2001, the Company’s pre-tax income would have been increased by $5.6 million for the year ended December 31, 2001, excluding an impairment charge of $421,000 in connection with a Dental Office closure in the Company’s Dallas-Fort Worth market, which was the amortization expense charged to earnings under current accounting standards. The Company will be required to test its goodwill for impairment under the new standard beginning January 1, 2002. The Company expects to complete its initial review during the second quarter of 2002. The Company expects to record a significant impairment charge related to certain of its markets upon completion of the initial impairment review. All goodwill tests subsequent to January 1, 2002 that result in an impairment to goodwill would have an adverse effect on the Company’s results of operations.

Certain Factors That May Affect Future Results

Risks Associated with High Levels of Indebtedness

The Company is subject to all of the risks normally associated with incurring high levels of indebtedness relative to available cash flow from operations, including the risk that the Company’s cash flow will be insufficient to meet required payments of principal and interest. At December 31, 2001, the Company had $67.3 million of outstanding indebtedness under its Credit Facility. This indebtedness matures on July 1, 2002 and there is a significant risk that the existing indebtedness will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness. Additionally, at December 31, 2001, the Company was in default with the terms of the Credit Facility under the minimum EBITDA and minimum net worth covenants and on February 7, 2002, the Company’s lenders notified the Company that they were exercising their option to impose the default interest rate under the Credit Agreement, which is equal to the lead lender’s prime rate plus six percent, for the remaining duration of the Company’s default. The default rate will significantly increase the Company’s interest payments under the Credit Facility and will negatively impact the Company’s liquidity. Moreover, for as long as the Company remains in default, the Company’s lenders have the right to accelerate the maturity of the Company’s debt under the Credit Facility and foreclose on the Company’s assets and to use cash balances in the Company’s bank accounts to set off a portion of the debt. The Company does not have cash available to pay off its debt under the Credit Facility and its financial condition and results of operations would be materially and adversely affected by the lenders’ use of its available cash to set off a portion of the debt.

The Company believes that cash generated from operations will be sufficient to fund its core operations. However, it is unclear whether the Company will be able to make its April and May principal payments described above that were agreed to prior to the sale of its Wisconsin operations due to the Company’s lower monthly cash flow. The Credit Facility expires by its terms on July 1, 2002, and all of the Company’s debt thereunder will then be due. The Company will not generate sufficient cash flow by July 1, 2002 to repay all or a substantial portion of its debt under the Credit Facility, raising substantial doubt about its ability to continue as a going concern. In this regard, the Company has engaged Bank of America Securities to explore strategic alternatives such as a sale of the Company, an equity investment in the Company, the issuance of debt securities or a sale of all or a portion of the assets of the Company. However, there can be no assurance that the Company will be successful in entering into an agreement to consummate any strategic alternative or that the Company’s lenders will agree to any strategic alternative on terms acceptable to the Company or at all.

In the event the Company is unable to refinance this indebtedness before July 1, 2002, its lenders may foreclose on the Company’s assets or force the Company into bankruptcy upon maturity of the existing indebtedness, in which circumstances the Company’s equity holders may experience a loss equal to the amount of their investment in the Company’s Common Stock. In the event the Company is unable to refinance the indebtedness on terms as favorable as the terms of the existing indebtedness, the Company is likely to experience a material and adverse effect on its financial condition and results of operations.

Reliance on Certain Personnel

The success of the Company, including its ability to continue to integrate past acquisitions, depends on the continued services of a relatively limited number of members of the Company’s senior management. The loss of the services of one or more members of the Company’s senior management or the failure to add qualified management personnel could have a material adverse effect on the Company’s business, financial condition and operating results.

Risks Associated with Expansion within Existing Markets

The Company seeks to assist the Dental Offices in increasing revenue and profitability in existing markets by physically expanding the existing Dental Offices to add more general dentists, specialists and hygienists and by improving the efficiency of the Dental Offices. The Company’s success will be dependent, in part, upon increasing the revenue from existing Dental Offices. The Company is subject to risks associated with this growth strategy, including the risk that the Company will be unable to successfully expand existing Dental Offices, or increase efficiency through its management of the existing Dental Offices.

Possible Volatility of Stock Price

The trading price of the Company’s Common Stock began a major decline in 1999 triggered by the Company’s failure to meet the expectations of securities analysts and investors for the fourth quarter and year ended December 31, 1998. This decline led to the Company effecting a one-for-six reverse stock split at the commencement of trading on June 19, 2001 in order to attempt to maintain the listing of the Company’s Common Stock on the Nasdaq SmallCap Market. At December 31, 2001, the closing price of the Company’s Common Stock was $2.27 per share. The Company cannot provide any assurance that the trading price of the Company’s Common Stock will not experience a further decline.

In addition, if the Company’s lenders foreclose on the Company’s assets or force the Company into bankruptcy upon maturity of the existing indebtedness, holders of the Company’s Common Stock are unlikely to receive any return on their investment. Moreover, the trading price of the Company’s Common Stock could be subject to additional fluctuations in response to quarter-to-quarter variations in the Company’s operating results, material announcements by the Company or its competitors, governmental regulatory action, conditions in the health care industry generally or in the dental services industry specifically, or other events or factors, many of which are beyond the Company’s control.

Availability of Dentists

Dentists practicing at the Dental Offices have entered into employment agreements individually or through their dental professional corporations (the “P.C.s”) or independent contractor agreements through their P.C.s. Such agreements typically contain a non-competition agreement for up to three years following termination of the agreement within a specified geographic area, usually a specified number of miles from the relevant Dental Office. The agreements with dentists who have sold their practices to the Company generally are for a specified initial term of up to five years. Although the Company will endeavor to renew agreements with affiliated dentists or their professional corporations, in the event that many of the Company’s affiliated dentists terminate or do not renew their agreements or in the event the non-competition agreements are determined to be unenforceable or more limited in scope than their terms, the Company’s business, financial condition and operating results could be materially and adversely affected. The Company has historically experienced difficulty at times in retaining dentists in some of its markets, which has adversely affected the Company’s financial condition and operating results. There can be no assurance that the Company will not experience further difficulty in retaining dentists in the future and that the Company’s financial results will not be adversely affected as a result. In addition, the Company’s growth strategy is dependent on the availability and successful recruitment of dentists. The Company may not be able to successfully recruit new dentists for its existing Dental Offices, which may have a material adverse effect on the Company’s business, financial condition and operating results.

Risks Associated with Cost Containment Initiatives

The health care industry, including the dental services market, is experiencing a trend toward cost containment, as third-party and government payors seek to impose lower reimbursement rates upon providers. The Company believes that this trend will continue and will increasingly affect dental services. This may result in a reduction in per-patient and per-procedure revenue from historic levels. Significant reductions in payments to dentists or other changes in reimbursement by third-party payors for dental services may have a material adverse effect on the Company’s business, financial condition and operating results.

Risks Associated with Capitated Payment Arrangements

Part of the Company’s growth strategy involves obtaining capitated managed dental care contracts. Capitated managed dental care contracts are between dental benefits organizations, the Company and the P.C.s. The Company negotiates and administers these contracts on behalf of the P.C.s pursuant to management agreements with the P.C.s (the “Management Agreements”). Because the Company assumes responsibility under such Management Agreements for all aspects of the operation of the dental practices (other than the practice of dentistry) and thus bears all costs of the P.C.s associated with the provision of dental services at the Dental Offices (other than compensation and benefits of dentists and hygienists), the risk of over-utilization of dental services at the Dental Offices under the capitated managed dental care plans is effectively shifted to the Company. In contrast, under traditional indemnity insurance arrangements, the insurance company pays a percentage of reasonable charges that are billed by the dental group practice for the dental services provided.

There can be no assurance that the Company will be able to negotiate future capitation arrangements on behalf of itself or the P.C.s, as applicable, on satisfactory terms or at all, or that the fees offered in current capitation arrangements will not be reduced to levels unsatisfactory to the Company. Moreover, to the extent that costs incurred by the Company’s affiliated dental practices in providing services to patients covered by capitated managed dental care contracts exceed the revenue under such contracts, the Company’s business, financial condition and operating results may be materially and adversely affected.

Geographic Concentration

The geographic concentration of the Company’s operations in markets such as the Dallas-Fort Worth, Houston, Arkansas and Virginia markets increases the risk to the Company of adverse economic or regulatory developments or action within these markets. The Company’s strategy of focused expansion within selected markets increases the risk to the Company that adverse economic or regulatory developments in one or more of these markets may have a material adverse effect on the Company’s business, financial condition and operating results.

Government Regulation

The practice of dentistry is regulated at both the state and federal levels. There can be no assurance that the regulatory environment in which the Company or P.C.s operate will not change significantly in the future. In addition, state and federal laws regulate health maintenance organizations and other managed care organizations for which dentists may be providers. In general, regulation of health care-related companies is increasing. In connection with its operations in existing markets, the Company may become subject to additional laws, regulations and interpretations or enforcement actions. The ability of the Company to operate profitably will depend in part upon the ability of the Company and the P.C.s to operate in compliance with applicable health care regulations.

Although the Company believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the Company’s contractual arrangements will not be successfully challenged as violating applicable fraud and abuse, self-referral, false claims, fee-splitting, insurance, facility licensure or certificate-of-need laws or that the enforceability of such arrangements will not be limited as a result of such laws. In addition, there can be no assurance that the business structure under which the Company operates, or the advertising strategy the Company employs, will not be deemed to constitute the unlicensed practice of dentistry or the operation of an unlicensed clinic or health care facility. The Company has not sought judicial or regulatory interpretations with respect to the manner in which it conducts its business. There can be no assurance that a review of the business of the Company and the P.C.s by courts or regulatory authorities will not result in a determination that could materially and adversely affect their operations or that the regulatory environment will not change so as to restrict the Company’s existing or future operations. In the event that any legislative measures, regulatory provisions or rulings or judicial decisions restrict or prohibit the Company from carrying on its business or from expanding its operations to certain jurisdictions, structural and organizational modifications of the Company’s organization and arrangements may be required, which could have a material adverse effect on the Company, or the Company may be required to cease operations.

Risks Arising From Health Care Reform

There can be no assurance that the laws and regulations of the states in which the Company operates will not change or be interpreted in the future either to restrict or adversely affect the Company’s relationships with dentists or the operation of Dental Offices. Federal and state governments periodically consider various types of health care initiatives and revisions to the health care and health insurance system. Such initiatives and revisions could, if adopted, have a material adverse effect on the Company’s business, financial condition and operating results. It is uncertain what legislative programs, if any, will be adopted in the future, or what actions Congress or state legislatures may take regarding health care reform proposals or legislation. In addition, changes in the health care industry, such as the growth of managed care organizations and provider networks, may result in lower payments for the services of the Company’s affiliated dental practices.

Possible Exposure to Professional Liability

In recent years, dentists have become subject to an increasing number of lawsuits alleging malpractice and related legal theories. Some of these lawsuits involve large claims and significant defense costs. Any suits involving the Company or dentists at the Dental Offices, if successful, could result in substantial damage awards that may exceed the limits of the Company’s insurance coverage.

Competition

The dental services industry is highly fragmented, consisting primarily of solo and smaller group practices. The business of providing general dental, orthodontic and other specialty dental services is highly competitive in the markets in which the Company operates. The Company believes it competes with other providers of dental and specialty services on the basis of factors such as brand name recognition, convenience, cost and the quality and range of services provided. Competition may include practitioners who have more established practices and reputations. The Company’s affiliated dental practices also compete in the retention and recruitment of general dentists, specialists and clinical staff. If the availability of dentists begins to decline in the Company’s markets, it may become more difficult to attract qualified dentists to staff the Dental Offices sufficiently or to expand them. The Dental Offices may not be able to compete effectively against other existing practices or against new single or multi-specialty dental practices that enter its markets, or to compete against such other practices in the recruitment of qualified dentists.

Risks Associated with Intangible Assets

The Company’s acquisition of dental practices has resulted in the Company accumulating a significant level of intangible assets relating to goodwill. In the event of any sale or liquidation of the Company or a portion of its assets (including the possible sale of assets to meet amortization requirements under the Company’s Credit Facility), there can be no assurance that the value of the Company’s intangible assets will be realized. In addition, the Company continually evaluates whether events and circumstances have occurred indicating that any portion of the remaining balance of the amount allocable to the Company’s goodwill may not be recoverable. When factors indicate that the amount allocable to the Company’s goodwill should be evaluated for possible impairment, the Company may be required to reduce the carrying value of such assets. Based on such an assessment, the Company was required to write off $3.3 million in impaired goodwill in the quarter ended December 31, 1998.

In June 2001 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 prescribes the accounting for intangible assets acquired individually or with a group of other assets. The amortization of existing goodwill will cease on December 31, 2001. Any goodwill resulting from acquisitions completed after June 30, 2001 will not be amortized. SFAS No. 142 also establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. The adoption of SFAS No. 142 will result in the Company’s discontinuation of amortization of its goodwill. The Company is currently assessing the impact of SFAS No. 142 and has not yet determined the full effect this statement will have on its consolidated financial position or results of operations. However, had SFAS No. 142 been utilized beginning January 1, 2001, the Company’s pre-tax income would have been increased by $5.6 million, excluding an impairment charge of $421,000 in connection with a Dental Office closure, which was the amortization expense charged to earnings under current accounting standards. The Company will be required to test its goodwill for impairment under the new standard beginning January 1, 2002. The Company expects to complete its initial review during the second quarter of 2002. The Company expects to record a significant impairment charge related to certain of its markets upon completion of the initial impairment review. All goodwill tests subsequent to January 1, 2002 that result in an impairment to goodwill would have an adverse effect on the Company’s results of operations.

Dependence on Management Agreements, the P.C.s and Affiliated Dentists

The Company receives fees for services provided to the P.C.s under a Management Agreement. The Company typically owns all of the operating assets of the Dental Offices, but does not employ or contract with dentists, employ hygienists or control the provision of dental care at the Dental Offices. The Company’s revenue is dependent on the revenue generated by the P.C.s at the Dental Offices. Therefore, effective and continued performance of dentists providing services for the P.C.s is essential to the Company’s long-term success. Under each Management Agreement, the Company pays substantially all of the operating and nonoperating expenses associated with the provision of dental services except for the salaries and benefits of the dentists and hygienists. Any material loss of revenue by the P.C.s would have a material adverse effect on the Company’s business, financial condition and operating results, and any termination of a Management Agreement (which typically is permitted in the event of a bankruptcy or dissolution or material breach by either the P.C. or the Company, or notice by the Company) could have such an effect. In the event of a breach of a Management Agreement by a P.C., there can be no assurance that the legal remedies available to the Company will be adequate to compensate the Company for its damages resulting from such breach. The P.C.s are owned by dentists who are licensed to practice dentistry in the relevant state. The Company has entered into a succession agreement with the respective stockholders of the P.C.s whereby upon termination of such stockholder’s affiliation with the Company by the Company or such stockholder for any reason, the stockholder is required to sell his or her ownership in the P.C. for a nominal amount to a licensed dentist designated by the Company.

Report of Independent Public Accountants

To The Stockholders Of Monarch Dental Corporation:

We have audited the accompanying consolidated balance sheets of Monarch Dental Corporation (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Monarch Dental Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

The 2001 consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in default with the terms of its Credit Facility, which expires by its terms on July 1, 2002 and all of the Company’s debt thereunder will then be due. As a result of the default, the Company’s lenders have the right to accelerate the maturity of the Company’s debt under the Credit Facility and to use cash balances in the Company’s bank account to set-off a portion of the debt. The Company does not have cash available, nor will it generate sufficient cash flow to repay all of its debt under the Credit Facility, raising substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The 2001 consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts (including goodwill) or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

ARTHUR ANDERSEN LLP

Dallas, Texas,
March 9, 2002

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2001	2000
ASSETS
Current assets:
Cash and cash equivalents	$3,811,092	$3,000,013
Accounts receivable, net of allowances of approximately $10,184,000 and $12,246,000 in 2001 and 2000, respectively	14,443,921	17,873,979
Prepaid expenses and other current assets	3,537,678	3,085,466
Income tax receivable	513,416	1,830,335

Total current assets	22,306,107	25,789,793
Property and equipment, net of accumulated depreciation of approximately $22,276,000 and $19,787,000 in 2001 and 2000, respectively	11,712,842	16,949,128
Goodwill, net of accumulated amortization of approximately $19,985,000 and $15,527,000 in 2001 and 2000, respectively	114,581,375	128,176,854
Other assets	329,721	780,398

Total assets	$148,930,045	$171,696,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,010,146	$4,237,847
Accrued payroll	2,490,966	3,634,797
Accrued liabilities	3,841,014	5,835,219
Accrued restructuring charges	—	211,715
Payable to affiliated dental group practices	4,903,853	4,816,856
Current maturities of notes payable and capital lease obligations, net of fair value of unamortized warrants of approximately $112,000 and $448,000 in 2001 and 2000, respectively	67,578,602	4,439,553

Total current liabilities	80,824,581	23,175,987
Deferred income taxes	1,854,537	1,113,864
Notes payable, net of fair value of unamortized warrants of approximately $112,000 in 2000	80,833	76,571,358
Capital lease obligations	99,197	395,705
Other liabilities	1,851,026	2,450,152

Total liabilities	84,710,174	103,707,066
Minority interest in consolidated subsidiaries	459,124	480,770
Commitments and contingencies
Stockholders’ equity:
Preferred Stock, $.01 par value, 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, $.01 par value, 50,000,000 shares authorized; 2,166,910 and 2,150,911 shares issued and outstanding in 2001 and 2000, respectively	21,669	21,509
Additional paid-in capital	67,522,281	67,483,858
Retained earnings (deficit)	(3,783,203)	2,970

Total stockholders’ equity	63,760,747	67,508,337

Total liabilities and stockholders’ equity	$148,930,045	$171,696,173

The accompanying notes are an integral part of these consolidated financial statements.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2001	2000	1999
Patient revenue, net	$211,866,820	$211,338,687	$204,069,657
Operating expenses:
Provider salaries and benefits	72,932,809	70,483,859	67,089,126
Clinical and other salaries and benefits	57,082,991	56,656,344	53,195,318
Dental supplies	10,743,614	10,533,829	10,385,867
Laboratory fees	11,312,208	11,068,194	9,888,105
Occupancy	10,506,730	10,265,129	10,065,790
Advertising	2,036,516	2,684,003	3,072,988
Other operating expenses	27,622,856	24,692,722	22,031,181
Strategic alternative costs	317,447	2,347,350	—
Depreciation and amortization	11,516,456	11,110,359	10,548,650

	204,071,627	199,841,789	186,277,025

Operating income	7,795,193	11,496,898	17,792,632
Interest expense, net	10,187,099	10,526,580	7,687,174
Minority interest in consolidated subsidiaries	127,340	278,532	224,474
Loss on sale of subsidiary	1,067,053	—	—

Income (loss) before income taxes	(3,586,299)	691,786	9,880,984
Income taxes	199,874	1,173,612	3,300,363

Net income (loss)	$(3,786,173)	$(481,826)	$6,580,621

Net income (loss) per common share	$(1.75)	$(0.22)	$3.16

Net income (loss) per common share—assuming dilution	$(1.75)	$(0.22)	$3.16

Weighted average number of common shares outstanding	2,163,502	2,145,678	2,084,431

Weighted average number of common and common equivalent shares outstanding	2,163,502	2,145,678	2,085,584

The accompanying notes are an integral part of these consolidated financial statements.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 1999, 2000, and 2001

	Common Stock
	Shares	Amount	Common Stock to be issued	Additional Paid-In Capital	Retained Earnings (Deficit)	Total Stockholders’ Equity
Balance, December 31, 1998	1,997,042	$19,970	$—	$63,538,976	$(6,095,825)	$57,463,121
Net income	—	—	—	—	6,580,621	6,580,621
Issuance of Common Stock	123,772	1,238	100,000	2,449,474	—	2,550,712

Balance, December 31, 1999	2,120,814	21,208	100,000	65,988,450	484,796	66,594,454
Net loss	—	—	—	—	(481,826)	(481,826)
Issuance of Common Stock	30,097	301	(100,000)	1,495,408	—	1,395,709

Balance, December 31, 2000	2,150,911	21,509	—	67,483,858	2,970	67,508,337
Net loss	—	—	—	—	(3,786,173)	(3,786,173)
Issuance of Common Stock	15,999	160	—	38,423	—	38,583

Balance, December 31, 2001	2,166,910	$21,669	$—	$67,522,281	$(3,783,203)	$63,760,747

The accompanying notes are an integral part of these consolidated financial statements.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2001	2000	1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(3,786,173)	$(481,826)	$6,580,621
Adjustments to reconcile net income (loss) to net cash provided by operating activities—
Depreciation and amortization	11,516,456	11,110,359	10,548,650
Amortization of bank warrants	448,141	636,319	—
Minority interest in consolidated subsidiaries	127,340	278,532	224,474
Loss on sale of subsidiary	1,067,053	—	—
Changes in assets and liabilities, net of effects from acquisitions—
Accounts receivable, net	1,555,910	(436,490)	(2,677,201)
Prepaid expenses and other current assets	2,747,017	(139,961)	(529,610)
Income tax receivable/payable	1,323,876	(1,406,223)	812,620
Other noncurrent assets	(1,721,541)	1,829,221	(272,128)
Accounts payable and accrued expenses	(1,438,386)	(982,061)	(4,666,972)
Accrued restructuring charges	(211,715)	(597,260)	(3,547,409)
Other liabilities	(264,053)	83,167	(3,231,253)
Deferred income taxes	740,673	1,454,863	1,741,319

Net cash provided by operating activities	12,104,598	11,348,640	4,983,111

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(2,787,926)	(3,093,971)	(5,100,907)
Cash paid for dental group practices, including related costs, net of cash acquired	(591,888)	(5,476,083)	(8,801,908)
Net proceeds from sale of subsidiary	8,957,808	—	—
Other investing activities	—	(154,189)	—

Net cash provided by (used in) investing activities	5,577,994	(8,724,243)	(13,902,815)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable, net of issuance costs	1,200,000	2,700,000	16,750,000
Payments for debt issuance costs	(1,163,311)	(242,856)	(1,607,615)
Payments on notes payable, capital lease obligations and other	(16,824,234)	(6,821,559)	(5,252,895)
Distributions to stockholders/partners	(122,551)	(274,843)	(432,797)
Issuance of Common Stock	38,583	171,559	313,481

Net cash provided by (used in) financing activities	(16,871,513)	(4,467,699)	9,770,174

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	811,079	(1,843,302)	850,470
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	3,000,013	4,843,315	3,992,845

CASH AND CASH EQUIVALENTS, END OF YEAR	$3,811,092	$3,000,013	$4,843,315

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$9,512,760	$8,278,392	$8,212,850

Cash paid (received) for taxes	$(1,893,250)	$1,171,964	$788,010

Cash paid for strategic alternative costs	$515,829	$1,533,008	$—

Non-cash issuance of Common Stock	$—	$1,224,150	$2,237,231

Equipment acquired under capital leases	$—	$193,834	$—

Debt assumed through acquisitions	$—	$—	$150,000

Non-cash reduction of other liabilities	$—	$—	$3,368,000

The accompanying notes are an integral part of these consolidated financial statements.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Description of Business and Current Operating Environment:

Monarch Dental Corporation, a Delaware corporation, and subsidiaries (collectively, the “Company”), provide management and administrative services to dental group practices in selected markets. At December 31, 2001, the Company provided management and administrative services to 158 dental group practices in Texas, Colorado, Utah, Arizona, New Mexico, Arkansas, Indiana, Ohio, New Jersey, Pennsylvania, Virginia, Georgia and Florida (each a “Dental Office” and collectively, the “Dental Offices”). Although the acquisition activity has decreased significantly over the last three years due to the limited availability of additional capital and the Company’s focus on improving operations in its existing Dental Offices, the Company has added 105 Dental Offices to which it provides management and administrative services since the end of 1996. Under the terms of the Company’s Credit Facility, the Company is prohibited from making acquisitions without bank approval.

The Company has a Credit Facility with a bank syndicate, which expires by its terms on July 1, 2002.

At December 31, 2001, the Company was in default with the terms of the Credit Facility under the minimum EBITDA and minimum net worth covenants. Revenue declines in the Company’s Houston, Philadelphia, Georgia, New Jersey and Colorado markets, which resulted in lower than expected EBITDA levels, contributed to the defaults. Although the Company is attempting to negotiate an amendment to its Credit Agreement and to secure a waiver of the defaults and an extension of the Credit Facility, there can be no assurance that the Company’s lenders will grant a waiver or agree to an amendment on terms acceptable to the Company or at all. The Company has made all required principal and interest payments related to its Credit Agreement. However, the Company agreed to make the monthly principal amounts described above prior to the sale of its Wisconsin operations. The loss of the cash flow from the Wisconsin operations has adversely affected the Company’s ability to make these payments and avoid a payment default under the Credit Facility. It is unclear whether the Company’s remaining operations will provide sufficient cash flow to make these payments on a timely basis.

On February 7, 2002, the Company’s lenders notified the Company that they were exercising their option to impose the default interest rate under the Credit Agreement, which is equal to the lead lender’s prime rate plus six percent, for the remaining duration of the Company’s default. The default rate will significantly increase the Company’s interest payments under the Credit Facility and will negatively impact the Company’s liquidity. Moreover, for as long as the Company remains in default, the Company’s lenders have the right to accelerate the maturity of the Company’s debt under the Credit Facility and to use cash balances in the Company’s bank accounts to set off a portion of the debt. The Company does not have cash available to pay off its total indebtededness under the Credit Facility and its financial condition and results of operations would be materially and adversely affected by the lenders’ use of its available cash to set off a portion of the debt.

The Company believes that cash generated from operations will be sufficient to fund its core operations. However, it is unclear whether the Company will be able to make its April and May principal payments described above that were agreed to prior to the sale of its Wisconsin operations due to the Company’s lower monthly cash flow. The Credit Facility expires by its terms on July 1, 2002, and all of the Company’s debt thereunder will then be due. The Company will not generate sufficient cash flow by July 1, 2002 to repay all or a substantial portion of its debt under the Credit Facility, raising substantial doubt about its ability to continue as a going concern. In this regard, the Company has engaged Bank of America Securities LLC to explore strategic alternatives such as a sale of the Company, an equity investment in the Company, the issuance of debt securities or a sale of all or a portion of the assets of the Company. However, there can be no assurance that the Company will be successful in entering into an agreement to consummate any strategic alternative or that the Company’s lenders will agree to any strategic alternative on terms acceptable to the Company or at all.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the event the Company is unable to refinance this indebtedness its lenders may foreclose on the Company’s assets or force the Company into bankruptcy, in which circumstances the Company’s equity holders may experience a loss equal to the amount of their investment in the Company’s Common Stock. In the event the Company is unable to refinance the indebtedness on terms as favorable as the terms of the existing indebtedness, the Company is likely to experience a material and adverse effect on its financial condition and results of operations.

Since the beginning of 1999, as a result of its focus on internal operations and the limited availability of additional capital, the Company significantly reduced its acquisition activity. Under the terms of the Company’s Credit Facility, the Company is prohibited from making acquisitions without bank syndicate approval.

The 2001 consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in default with the terms of its Credit Facility, which expires by its terms on July 1, 2002 and all of the Company’s debt thereunder will then be due. As a result of the default, the Company’s lenders have the right to accelerate the maturity of the Company’s debt under the Credit Facility and to use cash balances in the Company’s bank account to set-off a portion of the debt. The Company does not have cash available, nor will it generate sufficient cash flow to repay all of its debt under the Credit Facility, raising substantial doubt about its ability to continue as a going concern. The 2001 consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts (including goodwill) or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

2.    Significant Accounting Policies:

Basis of Presentation / Basis of Consolidation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting. All intercompany accounts and transactions have been eliminated in the consolidation.

The Company provides management and administrative services to dental group practices under long-term administrative services agreements (the “Administrative Services Agreements”). The Administrative Services Agreements represent the Company’s right to provide these services to the Dental Offices during the 40-year term of the agreement. The Administrative Services Agreements cannot be terminated by the related professional dental corporation or association (the “P.C.’s”) without cause, consisting primarily of bankruptcy or material default. Under the Administrative Services Agreements, the Company assumes responsibility for providing all management and administrative services to the dental group practices’ business (including all operating expenses consisting of the expenses incurred by the Company in connection with managing the Dental Offices, including salaries and benefits for personnel other than dentists and hygienists, dental supplies, dental laboratory fees, occupancy costs, equipment leases, management information systems and other expenses related to the dental practice operations) other than the provision of dental services and retains a 100% residual interest in the net income of the dental group practices. The Company receives a management fee equal to the Company’s costs plus the lower of (i) 30% of the P.C.’s net revenues or (ii) the P.C.’s net pre-tax income. If net pre-tax income exceeds 30% of the P.C.’s net revenues, the P.C. would retain the amount of pre-tax income over 30% of the P.C.’s net revenues. The Company’s net revenue and operating results are significantly dependent upon the revenue of the dental group practices. The Company has no material commitments or guarantees to the dental group practices under the Administrative Services Agreements.

Under the Management Agreements, the Company establishes a “controlling financial interest” as defined by EITF 97-2, “Application of FASB No. 94 and APB No. 16 to Physician Practice Management Entities and

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Certain Other Entities under Contractual Management Arrangement” (“EITF 97-2”). In addition, the Company has nominee shareholder arrangements with certain of the dental group practices as defined by EITF 97-2. For these reasons, the Company consolidates the financial statements of the dental group practices.

Patient Revenue, Net

Patient revenue, net represents the revenue of the Dental Offices reported at the estimated realizable amounts from third-party payors and patients for services rendered, net of contractual and other adjustments. In certain states, dental services are billed and collected by the Company in the name of the P.C.in accordance with the Management Agreements. Roy D. Smith, III, D.D.S. is an employee of the Company and sole shareholder of Modern Dental Professional, P.C. (“Modern Dental”), the professional corporation in Texas which employs the dentists and other licensed personnel. Patient revenue, net generated by Modern Dental approximated 37%, 37% and 35%, of total patient revenue, net in 2001, 2000 and 1999, respectively. No other dental group practices provided more than 10% of patient revenue, net.

Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. There are no material claims, disputes or other unsettled matters that exist to management’s knowledge concerning third-party reimbursements.

During 2001, 2000 and 1999, the Company estimates that approximately 39.8%, 41.8% and 40.5%, respectively, of patient revenue, net was received under capitated managed dental care plan agreements with payors. The remainder of patient revenue, net for these periods was earned under fee-for-service arrangements. Approximately 10% of the Company’s patient revenue, net during 2001, 2000 and 1999 was derived from a contract with Aetna/Prudential Dental Maintenance Organization, Inc. This contract continues until terminated by either party upon 60 to 90 days’ prior written notice, and the material economic terms can be renegotiated periodically. The renegotiated terms could have a positive or adverse effect on the Company’s patient revenue, net. Since the Company is required to provide only basic dental services under these contracts, there are no significant future losses anticipated under these contracts. There were no other contracts with payors comprising more than 10% of patient revenues, net during 2001, 2000 or 1999.

Advertising

The costs of advertising, promotion and marketing are expensed in the year incurred.

Strategic Alternative Costs

During 2001 and 2000, the Company incurred strategic alternative costs resulting primarily from legal, investment banking and other professional fees from efforts to explore strategic alternatives in order to maximize shareholder value. These efforts included exploring potential strategic transactions, such as the possible sale or merger of the Company or a subordinated debt transaction.

Cash and Cash Equivalents

Cash and cash equivalents include money market accounts and all highly liquid investments with original maturities of three months or less.

Accounts Receivable

Accounts receivable represent receivables from patients and other third-party payors for dental services provided. Such amounts are reported net of contractual allowances and estimated bad debts. The Dental Offices

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

grant credit without collateral to their patients, most of whom are local residents and are insured under third-party payor agreements. Periodically, the Dental Offices transfer the patient receivables to the Company under the terms of the Administrative Services Agreements. Amounts collected on behalf of and payable to the Dental Offices are reflected as payable to affiliated dental group practices in the accompanying consolidated balance sheets. These amounts are unsecured and consist primarily of salary and benefits expense of the dental group practices. Management continually monitors and periodically adjusts its allowances associated with these receivables based on estimated collection and payment rates. Any adjustments to these estimates are made in the period that they become known and quantifiable.

Included in accounts receivable at December 31, 2001 and 2000 are credit balances of $4.2 million and $2.7 million, respectively. These amounts represent prepayments for dental procedures, unallocated payments from patients and third party payors and refunds due to patients and third party payors that have not yet been remitted. The Company is currently in the process of quantifying the total amount that is due to patients and third party payors. At the completion of this analysis, the Company will likely record a reclassification from accounts receivable to accounts payable for the amount due to patients and third party payors.

Bad debt expense was $5,105,257, $4,779,033 and $4,790,246 for 2001, 2000 and 1999, respectively. During the fourth quarter of 2001, the Company recorded a $1.0 million charge for uncollectible unbilled orthodontic receivables. This charge originated due to programming enhancements made to the Company’s clinical management system during the fourth quarter of 2001 that have enabled the Company to more accurately track its orthodontic contracts. The Company recognized the $1.0 million charge in the fourth quarter of 2001 as a change in the accounting estimate when the information became known.

Property and Equipment

Property and equipment are stated at cost or fair market value at dates of acquisition, net of accumulated depreciation. Property and equipment are depreciated using the straight-line method over the following useful lives:

Years
Leasehold improvements	Remaining life of lease
Furniture and fixtures	5-8
Dental equipment	5-7
Computer equipment and software	5
Building	40

Equipment held under capital lease obligations is amortized on a straight-line basis over the shorter of the lease term or estimated life of the asset.

The Company evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of an asset may not be recoverable. The assessment of possible impairment is based on whether the carrying amount of the asset exceeds its fair value. The fair value of impaired assets is estimated based on quoted market prices, if available, or the expected total value of the cash flows, on a discounted basis.

In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses the accounting treatment for the impairment or disposal of long-lived assets. The impact of this new accounting standard has not yet been determined.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill

The Company’s acquisitions involve the purchase of tangible and intangible assets and the assumption of certain liabilities of the acquired dental group practices. As part of the purchase price allocation, the Company allocates the purchase price to the tangible assets acquired and liabilities assumed, based on estimated fair market values. Costs of acquisition in excess of the net estimated fair value of tangible assets acquired and liabilities assumed are allocated first to identifiable intangibles and the remainder to goodwill. The Company amortizes goodwill over twenty-five years using the straight-line method.

The Company reviews the recorded amount of goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If this review indicates that the carrying amount of the asset may not be recoverable, as determined based on the estimated undiscounted cash flows of the operations acquired over the remaining amortization periods, the carrying value of the asset is reduced to fair value. Among the factors that the Company continually evaluates are unfavorable changes in each Dental Office’s relative market share and local market competitive environment, current period and forecasted operating results, cash flow levels of the Dental Offices and the impact on the net revenue earned by the Company, and legal factors governing the practice of dentistry. In the event of any sale or liquidation of the Company, or a portion of its assets, there can be no assurance that the value of the Company’s intangible assets will be realized. The Company did not record any impairment charges in 2001, 2000 or 1999 related to its existing Dental Offices, however, the Company recorded an impairment charge of $421,000 in connection with a Dental Office closure in its Dallas-Fort Worth market in 2001.

In June 2001 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 prescribes the accounting for intangible assets acquired individually or with a group of other assets. The amortization of existing goodwill will cease on December 31, 2001. Any goodwill resulting from acquisitions completed after June 30, 2001 will not be amortized. SFAS No. 142 also establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. The adoption of SFAS No. 142 will result in the Company’s discontinuation of amortization of its goodwill. The Company is currently assessing the impact of SFAS No. 142 and has not yet determined the full effect this statement will have on its consolidated financial position or results of operations. However, had SFAS No. 142 been utilized beginning January 1, 2001, the Company’s pre-tax income would have been increased by $5.6 million, excluding an impairment charge of $421,000 in connection with a Dental Office closure, which was the amortization expense charged to earnings under current accounting standards. The Company will be required to test its goodwill for impairment under the new standard beginning January 1, 2002. The Company expects to complete its initial review during the second quarter of 2002. The Company expects to record a significant impairment charge related to certain of its markets upon completion of the initial impairment review. All goodwill tests subsequent to January 1, 2002 that result in an impairment to goodwill would have an adverse effect on the Company’s results of operations.

Accrued Restructuring Charges

Accrued restructuring charges include Dental Office closure costs, accrued compensation costs for a former officer (see Note 9), litigation reserves, accrued interest and property taxes. The Company expended the remaining restructuring amounts during 2001.

Payable to Affiliated Dental Group Practices

Payable to affiliated dental group practices includes amounts collected on behalf of and payable to the Dental Offices. These amounts are unsecured and consist primarily of salary and benefits expense of the dental group practices.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Liabilities

Other liabilities consist primarily of estimated liabilities related to acquisitions accounted for as purchases and deferred rent for the Company’s facilities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Areas subject to significant estimate include allowances on accounts receivable and amortization on goodwill. Actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards (SFAS) No. 109.

Net Income (Loss) Per Common Share

The net income (loss) per common share is based on the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share has been calculated using the treasury stock method for stock options and other diluted securities. Such shares totaled 1,153 in 1999. Because the Company reported a loss in 2001 and 2000, no additional shares related to dilutive securities have been included for those years since the effect would be antidilutive. If stock options and other dilutive securities had been included in the computation of diluted earnings per share, the number of shares would have increased by 65,731 and 76,281 in 2001 and 2000, respectively.

Other

Certain reclassifications have been made to the 2000 and 1999 financial statements to conform to the 2001 presentation.

3.    Acquisitions/Dispositions:

On December 31, 2001, the Company sold its Wisconsin operations, including one office located in Minnesota, to Midwest Dental, Inc., a company formed by the investment firm of Bayview Capital Partners LP, of Minneapolis, Minnesota and the Company’s former management personnel for the Wisconsin operations. The Wisconsin operations consisted of Midwest Dental Care, Mondovi, Inc., Midwest Dental Care, Sheboygan, Inc., Midwest Dental Management, Inc. and a 79% interest in Midwest Dental Plan, Ltd. The sale price for this transaction was approximately $9.7 million in cash, of which approximately $9.5 million was paid at closing and $150,000 was placed in escrow for eighteen-months to satisfy potential indemnification claims. This transaction is also subject to a post-closing purchase price adjustment based upon a determination of the actual working capital of the Wisconsin operations at closing. The Company used proceeds from the sale to repay indebtedness of approximately $9.3 million under its existing Credit Facility. Additionally, included in the 2001 consolidated statement of income, the Company recorded a $1.1 million loss in connection with the Wisconsin sale, which is not recognized for tax purposes

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Since 1998, the Company’s acquisition activity has decreased significantly due to financing constraints and the Company’s focus on improving operations at its existing Dental Offices. Under the terms of the Company’s Credit Facility, the Company is prohibited from making acquisitions without bank approval. The Company’s current growth strategy is to strengthen the Company’s presence in its existing markets by acquiring dental practices in existing markets and opening Dental Offices on a de novo basis when opportunities arise and financial constraints permit. The Company had no acquisitions and did not open any Dental Offices on a de novo basis in 2001.

During 2000, the Company acquired 79% of a dental insurance plan in Wisconsin and acquired certain assets and assumed certain liabilities of one dental group in Bloomer, Wisconsin for an aggregate purchase consideration of $751,000 in asset purchase transactions. Subsequently, in 2001 the acquisitions were sold as part of the Wisconsin operations discussed above.

All of the acquisitions have been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed based on the estimated fair values at the dates of acquisition. Some of these estimates are preliminary and subject to further adjustment. The estimated fair values of assets acquired and liabilities assumed during 2001 and 2000 are summarized as follows:

	2001	2000
Accounts receivable, net	$—	$28,603
Other assets	—	(2,858)
Property and equipment, net	—	57,138
Liabilities assumed	—	4,216,897
Intangible assets	75,000	1,203,958
Less—Fair value of Common Stock issued	—	(27,655)

Cash purchase price (including earnouts)	$75,000	$5,476,083

Total earnouts paid	$393,281	$4,725,334

4.    Property and Equipment:

Property and equipment consists of the following as of December 31:

	2001	2000
Leasehold improvements	$8,363,846	$9,867,710
Furniture and fixtures	4,026,805	4,068,659
Dental equipment	15,814,765	17,153,460
Computer equipment and software	4,865,952	4,728,389
Building	917,963	917,963

	33,989,331	36,736,181
Less—Accumulated depreciation and amortization	(22,276,489)	(19,787,053)

Property and equipment, net	$11,712,842	$16,949,128

Depreciation expense was $5,482,871, $5,521,359 and $5,232,650 for 2001, 2000 and 1999, respectively.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    Notes Payable:

Notes payable consists of the following as of December 31:

	2001	2000
Borrowings under credit facility, due July 1, 2002, with an interest rate of prime plus 3.0%	$67,310,800	$79,800,000
Unamortized warrants	(112,035)	(560,176)
Other notes payable, due April 2002, with an interest rate of prime plus 0.5%, secured by certain receivables and property	3,159	12,759
Notes payable assumed through acquisitions, with interest rates ranging between 6.00% and 12.21%, with due dates between January 2002 and March 2004, secured by certain receivables and property	383,571	1,542,640

	67,585,495	80,795,223
Less—Current maturities	(67,504,662)	(4,223,865)

Notes payable, net	$80,833	$76,571,358

The maturities of notes payable at December 31, 2001, are as follows:

2002	$67,504,662
2003	50,833
2004	30,000
2005	—
2006	—

$67,585,495

The Company has a Credit Facility with a bank syndicate, which expires by its terms on July 1, 2002. At December 31, 2001, the Company had $67.3 million outstanding under the Credit Facility. Under the original terms, the amounts outstanding under the Credit Facility bear interest at the lead lender’s prime rate plus three percent with interest payments due on a monthly basis. The Credit Facility requires the Company to repay principal based on a schedule whereby monthly payments are made aggregating $2.0 million and $2.3 million in the first quarter of 2002 and two months ended May 31, 2002, respectively. An additional principal payment will be required on April 30, 2002 if the Company exceeds certain cash flow levels. A $500,000 fee is due on April 30, 2002 if a specified threshold above the required amortization is not met. The Credit Facility prohibits the Company from incurring additional indebtedness, incurring liens, disposing of assets, making investments or making acquisitions without bank syndicate approval, and requires the Company to maintain certain financial covenants. These covenants require the Company to maintain minimum total net worth of $66.5 million as of December 31, 2001; minimum EBITDA, on a trailing three month basis, of $6.0 million as of December 31, 2001; and a limit on capital expenditures of $3.0 million from April 1, 2001 through December 31, 2001. All covenants are measured monthly and minimum thresholds for the minimum total net worth and minimum EBITDA covenants fluctuate in future periods. The Credit Facility is secured by all of the assets of the Company.

As discussed in Note 1, at December 31, 2001, the Company was in default with the terms of the Credit Facility under the minimum EBITDA and minimum net worth covenants. Revenue declines in the Company’s Houston, Philadelphia, Georgia, New Jersey and Colorado markets, which resulted in lower than expected EBITDA levels, contributed to the defaults. Although the Company is attempting to negotiate an amendment to its Credit Agreement and to secure a waiver of the defaults and an extension of the Credit Facility, there can be

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

no assurance that the Company’s lenders will agree to an amendment on terms acceptable to the Company or at all. The Company has made all required principal and interest payments related to its Credit Agreement. However, the Company agreed to make the monthly principal amounts described above prior to the sale of its Wisconsin operations. The loss of the cash flow from the Wisconsin operations has adversely affected the Company’s ability to make these payments and avoid a payment default under the Credit Facility. It is unclear whether the Company’s remaining operations will provide sufficient cash flow to make these payments on a timely basis.

On February 7, 2002, the Company’s lenders notified the Company that they were exercising their option to impose the default interest rate under the Credit Agreement, which is equal to the lead lender’s prime rate plus six percent, for the remaining duration of the Company’s default. The default rate will significantly increase the Company’s interest payments under the Credit Facility and will negatively impact the Company’s liquidity. Moreover, for as long as the Company remains in default, the Company’s lenders have the right to accelerate the maturity of the Company’s debt under the Credit Facility and to use cash balances in the Company’s bank accounts to set off a portion of the debt. The Company does not have cash available to pay off its debt under the Credit Facility and its financial condition and results of operations would be materially and adversely affected by the lenders’ use of its available cash to set off a portion of the debt.

The Company believes that cash generated from operations will be sufficient to fund its core operations. However, it is unclear whether the Company will be able to make its April and May principal payments described above that were agreed to prior to the sale of its Wisconsin operations due to the Company’s lower monthly cash flow. The Credit Facility expires by its terms on July 1, 2002, and all of the Company’s debt thereunder will then be due. The Company will not generate sufficient cash flow by July 1, 2002 to repay all or a substantial portion of its debt under the Credit Facility, raising substantial doubt about its ability to continue as a going concern.

In the event the Company is unable to refinance this indebtedness before July 1, 2002, its lenders may foreclose on the Company’s assets or force the Company into bankruptcy upon maturity of the existing indebtedness, in which circumstances the Company’s equity holders may experience a loss equal to the amount of their investment in the Company’s Common Stock. In the event the Company is unable to refinance the indebtedness on terms as favorable as the terms of the existing indebtedness, the Company is likely to experience a material and adverse effect on its financial condition and results of operations. In this regard, the Company has engaged Bank of America Securities to explore strategic alternatives such as a sale of the Company, an equity investment in the Company, the issuance of debt securities or a sale of all or a portion of the assets of the Company. However, there can be no assurance that the Company will be successful in entering into an agreement to consummate any strategic alternative or that the Company’s lenders will agree to any strategic alternative on terms acceptable to the Company or at all.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This statement establishes accounting and reporting standards for certain financial instruments, including interest rate swap agreements. The Company enters into interest rate hedging agreements to manage its interest rate exposure. The Company adopted SFAS No. 133 on January 1, 2001 and its existing interest rate hedges were designated as cash flow hedges. The effective portion of the gain or loss on a cash flow hedge must be reported as a component of other comprehensive income and be reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. The ineffective portion, if any, of the gain or loss on a cash flow hedge must be recognized currently in earnings. The Company paid $924,000 in connection with its interest rate hedging agreements during 2001 due to decreases in the prime lending rate throughout the year. This charge is included in Interest expense, net in the accompanying consolidated statement of income. The interest rate hedging agreements expired on December 31, 2001.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.    Stockholders’ Equity:

At December 31, 2001, the Company has authorized 52,000,000 shares of stock, of which (a) 50,000,000 shares, par value $0.01 per share, are designated Common Stock, and (b) 2,000,000 shares, par value $0.01 per share, are designated Preferred Stock.

The Company effectuated a one-for-six reverse stock split at the commencement of trading on June 19, 2001.

Stock-Based Compensation

The Company administers the 1999 Stock Option and Grant Plan (the “1999 Plan”) under which 166,666 options to purchase shares of the Company’s Common Stock may be granted to employees, advisors, consultants and other key persons of the Company and its subsidiaries, including affiliated professional corporations. Options granted under the 1999 Plan are non-qualified stock options (“NQSO”). The Company also administers the 1996 Stock Option and Incentive Plan (the “1996 Plan”) under which 229,375 options to purchase shares of the Company’s Common Stock may be granted to officers and other employees, directors, advisors, consultants and other key persons of the Company and its subsidiaries. Options granted under the 1996 Plan may be either incentive stock options (“ISO”) or NQSO. The option price per share may not be less than 100% of the fair market value at the grant date for ISO and may not be less than 85% of the fair market value at the grant date for NQSO. Generally, options vest over a 4-year period and are exercisable over a ten-year life.

The following table summarizes the activity during 2001, 2000 and 1999 under the 1999 Plan and 1996 Plan.

	2001	2000	1999
Outstanding at beginning of year	270,636	236,412	177,812
Granted	83,333	51,542	69,750
Exercised	—	—	—
Canceled	(91,881)	(17,318)	(11,150)

Outstanding at end of year	262,088	270,636	236,412

Exercisable at end of year	181,475	152,580	79,926
Price range	$1.31 – 110.25	$5.06 – 110.25	$14.64 – 110.25

The following summarizes information about options at December 31, 2001:

	Options Outstanding			Options Exercisable
Exercise Price Range	Number	Weighted Average Remaining Term	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$ 1.31 – 5.06	91,666	9.2 years	$3.05	51,666	$3.15
$ 10.13 – 24.75	83,664	7.7 years	14.33	56,762	14.72
$ 68.25 – 110.25	86,758	6.1 years	78.16	73,047	77.83

	262,088			181,475

The shares exercisable at December 31, 2000 and 1999 had a weighted average exercise price of $51.12 and $62.82 per share, respectively.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company accounts for its stock-based compensation arrangements under the provisions of APB No. 25, “Accounting for Stock Issued to Employees.” In 1995, SFAS No. 123, “Accounting for Stock-Based Compensation” was issued, whereby companies may elect to account for stock-based compensation using a fair value based method or continue measuring compensation expense using the intrinsic value method prescribed in APB No. 25. SFAS No. 123 requires that companies electing to continue to use the intrinsic value method make pro forma disclosures of net income and net income per share as if the fair value based method of accounting had been applied.

The Company used the Black-Scholes option-pricing model to estimate the fair value of options. The effects of applying SFAS No. 123 for 2001, 2000 and 1999 are as follows (in thousands, except per share amounts):

	2001	2000	1999
Net income (loss):
As reported	$(3,786)	$(482)	$6,581
Pro forma	(4,754)	(1,507)	5,702
Net income (loss) per common share:
As reported	$(1.75)	$(0.22)	$3.16
Pro forma	(2.20)	(0.70)	2.74
Net income (loss) per common share—assuming dilution:
As reported	$(1.75)	$(0.22)	$3.16
Pro forma	(2.20)	(0.70)	2.73

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2001	2000	1999
Risk-free interest rates	4.84%	6.59%	6.66%
Expected volatility	113.22%	101.10%	98.77%
Expected weighted average life of options in years	7.0	7.0	7.0

7.    Commitments and Contingencies:

Operating and Capital Lease Obligations

The Company leases all of its facilities, including the Dental Offices and corporate office, under non-cancelable operating leases, extending through 2011. Rent expense totaled approximately $9.1 million, $8.9 million and $8.6 million for 2001, 2000 and 1999, respectively.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future minimum lease commitments under capital and noncancelable operating leases with remaining terms of one or more years are as follows as of December 31, 2001:

	Operating	Capital
2002	$6,538,431	$84,439
2003	5,170,522	56,376
2004	4,168,476	46,327
2005	3,023,171	3,861
2006	1,666,263	—
Thereafter	2,061,414	—

Total minimum lease obligation	$22,628,277	191,003

Less—Amounts representing interest		(17,866)

Present value of minimum lease obligations		173,137
Less—Current maturities		(73,940)

Capital lease obligations, net		$99,197

Litigation, Claims, and Assessments

The Company is engaged in various legal proceedings incidental to its business activities. Management does not believe the resolution of such matters individually or in the aggregate will have a material adverse effect on the Company’s financial position, results of operations or liquidity.

8.    Income Taxes:

The income tax provision (benefit) consisted of the following for the years ended December 31 (in thousands):

	2001	2000	1999
Current:
Federal	$(542)	$100	$1,392
State	500	500	500

	(42)	600	1,892
Deferred	242	574	1,408

Total	$200	$1,174	$3,300

Due to the Company’s 2001 pre-tax loss, the 2001 effective tax rate is significantly impacted by non-deductible goodwill amortization, state income taxes and book over tax basis in the former Wisconsin operations. The Company’s effective tax rate of 169.7% in 2000 is higher than the federal rate of 34.0% due to non-deductible goodwill amortization and state income taxes. The Company’s effective tax rate of 33.4% in 1999 is lower than the federal rate of 34.0% due to a $2.9 million credit recorded in the fourth quarter related to the settlement of a dispute with the sellers of an affiliated dental practice that is not considered taxable income, offset by the impact of state income taxes and nondeductible goodwill amortization.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes are recorded for temporary differences between the basis of assets and liabilities for financial reporting purposes and income tax purposes. Temporary differences comprising the deferred tax assets and liabilities in the consolidated balance sheets as of December 31, 2001 and 2000 are as follows (in thousands):

	2001	2000
Deferred tax asset:
Cash to accrual and other	$2,216	$2,209
Fixed asset depreciation	555	—

	$2,771	$2,209
Deferred tax liability:
Deferred tax liabilities of acquired companies	1,839	1,156
Intangible asset amortization	2,787	2,023
Fixed asset depreciation	—	144

	4,626	3,323

Net deferred tax liability	$(1,855)	$(1,114)

The deferred income tax provision (benefit) of approximately $242,000, $574,000 and $1,408,000, in 2001, 2000 and 1999, respectively, consists primarily of nondeductible accruals, the excess of the tax over book amortization of intangible assets, the excess of the tax over book depreciation of fixed assets and cash to accrual adjustments.

9.    Related-Party Transactions:

The Company leases several of its facilities from affiliated entities. Total rent expense paid to related parties for 2001, 2000 and 1999 was approximately $1.2 million, $1.2 million and $1.1 million, respectively. The leases have average remaining lives of approximately 2.8 years at December 31, 2001.

The Management Agreement activity between the Company and the Dental Offices is reflected as a liability in the consolidated balance sheets. Such amounts are generally payable within a 30-day period following month-end and are unsecured.

Included in accrued restructuring charges in 2000 is approximately $151,000 in compensation expense related to a change in employment status of Dr. Warren F. Melamed, the Company’s founder, who is no longer an employee but remains as a Director of the Company. This amount was recorded in the fourth quarter of 1998. Of the total amount accrued, approximately $151,000 and $384,000 was paid in 2001 and 2000, respectively.

10.    Benefit Plans:

401(k) Plans

The Company maintains a defined contribution plan that conforms to IRS provisions for 401(k) plans. The plan, referred to as the “Monarch 401(k) Plan,” covers all employees of the Company and the affiliated P.C.’s. Under this plan, employees are eligible to participate in the plan provided they have attained the age of 18 and have completed the 90-day initial employment period. The Company makes discretionary matching contributions up to a maximum dollar amount. Total contributions by the Company for the plan were approximately $1.2 million, $641,000 and $619,000 for 2001, 2000 and 1999, respectively.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Employee Stock Purchase Plan

The Company’s 1997 Employee Stock Purchase Plan (the “Purchase Plan”) was adopted by the Board of Directors and approved by the Company’s stockholders. Up to 83,333 shares of Common Stock may be issued under the Purchase Plan. Offerings under the Purchase Plan commence on each January 1 and July 1 and have a duration of six months. Generally, all employees who are customarily employed for more than 20 hours per week as of the first day of the applicable offering period are eligible to participate in the Purchase Plan.

During each offering, an employee may purchase shares under the Purchase Plan by authorizing payroll deductions of up to 10% of his or her cash compensation during the offering period. The maximum number of shares which may be purchased by any participating employee during any offering period is limited to 167 shares. Unless the employee has previously withdrawn from the offering, his or her accumulated payroll deductions will be used to purchase Common Stock on the last business day of the period at a price equal to 85% of the fair market value of the Common Stock on the first or last day of the offering period, whichever is lower. The Company issued an aggregate of 16,450 and 18,350 shares of Common Stock under the Purchase Plan in 2001 and 2000, respectively.

11.    Disclosures About the Fair Value of Financial Instruments:

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” requires disclosure about the fair value of financial instruments. Carrying amounts for all financial instruments included in current assets and current liabilities approximate estimated fair values due to the short maturity of those instruments. The fair values of the Company’s notes payable and capital lease obligations are based on similar issues or on current rates available to the Company and approximate their carrying values at December 31, 2001 and 2000.

12.    Segment Reporting:

The Company organizes its business into four reportable divisions. The Company’s reportable divisions are strategic business units, and are comprised of the following:

Division One—Includes Dallas/Fort Worth, Houston, San Antonio, West Texas and Virginia Dental Offices.

Division Two—Includes Georgia, Florida, Colorado and Arizona Dental Offices.

Division Three—Includes Indiana, Arkansas, Dayton, Cleveland, New Jersey, Pittsburgh and Philadelphia Dental Offices.

Division Four—Includes Wisconsin and Utah Dental Offices. The Company sold its Wisconsin operations on December 31, 2001.

The accounting policies of the divisions are the same as those described in the summary of significant accounting policies except that the Company does not allocate income taxes to any of the divisions.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Year Ended December 31, 2001
(Dollars in thousands)

	Division 1	Division 2	Division 3	Division 4	Total
Patient revenue, net	$96,965	$30,680	$49,650	$34,572	$211,867
Total operating expenses	80,854	28,426	43,119	30,257	182,656	(a)

Segment contribution	16,111	2,254	6,531	4,315	29,211
Contribution margin	17%	7%	13%	12%	14%
Depreciation and amortization expense	4,696	1,605	3,294	1,300	10,895
Interest expense, net	38	51	2	19	110
Segment profit	11,377	598	3,235	2,996	18,206
Capital expenditures	664	418	400	997	2,479
Total assets	50,505	20,599	59,246	5,415	135,765

For the Year Ended December 31, 2000
(Dollars in thousands)

	Division 1	Division 2	Division 3	Division 4	Total
Patient revenue, net	$95,572	$32,653	$49,336	$33,778	$211,339
Total operating expenses	76,961	28,762	41,756	28,918	176,397

Segment contribution	18,611	3,891	7,580	4,860	34,942
Contribution margin	19%	12%	15%	14%	17%
Depreciation and amortization expense	4,451	1,518	3,289	1,230	10,488
Interest expense, net	104	93	54	14	265
Segment profit	14,056	2,280	4,237	3,616	24,189
Capital expenditures	899	947	542	552	2,940
Total assets	55,322	21,722	63,102	18,752	158,898

Reconciliation of Profit (in thousands)	2001	2000
Segment profit	$18,206	$24,189
Unallocated amounts:
Corporate operating expenses	9,582	9,987	(b)
Corporate strategic alternative costs	317	2,347
Corporate depreciation and amortization expense	622	623
Corporate interest expense, net	10,077	10,261
Minority interest in consolidated subsidiaries	127	279
Loss on sale of subsidiary	1,067	—

Income before income taxes	$(3,586)	$692

Corporate capital expenditures	309	154
Total corporate assets	12,652	12,798

(a)	Includes an approximately $1.0 million charge for uncollectible unbilled orthodontic receivables (see Note 2).
(b)	Includes approximately $1.0 million in severance payments to a former executive of the Company.

Appendix E

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2002

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                 to

Commission file number: 0-22835

MONARCH DENTAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	51-0363560
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

MONARCH DENTAL CORPORATION
Tollway Plaza II
15950 North Dallas Parkway, Suite 825
Dallas, TX 75248
(Address of principal executive offices)

(972) 361-8420
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes   ☒            No   ☐

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Class	Outstanding as of November 13, 2002
Common Stock, $.01 par value	2,175,867

MONARCH DENTAL CORPORATION

PART I.    FINANCIAL INFORMATION

MONARCH DENTAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	September 30, 2002	December 31, 2001
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,024,451	$3,811,092
Accounts receivable, net of allowances of approximately $10,251,000 and $10,184,000, respectively	12,739,653	14,443,921
Prepaid expenses and other current assets	3,440,628	3,537,678
Income tax receivable	786,343	513,416

Total current assets	22,991,075	22,306,107
Property and equipment, net of accumulated depreciation of approximately $25,595,000 and $22,276,000, respectively	9,295,332	11,712,842
Goodwill, net of accumulated amortization of approximately $17,884,000 and $19,985,000, respectively	101,349,348	114,581,375
Other assets	455,513	329,721

Total assets	$134,091,268	$148,930,045

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,537,830	$2,010,146
Accrued payroll	2,568,763	2,490,966
Accrued liabilities	6,577,105	3,841,014
Payable to affiliated dental group practices	5,053,157	4,903,853
Current maturities of notes payable and capital lease obligations, net of discount of approximately $112,000 in 2001	63,193,504	67,578,602

Total current liabilities	78,930,359	80,824,581
Deferred income taxes	—	1,854,537
Notes payable	47,874	80,833
Capital lease obligations	59,497	99,197
Other liabilities	1,621,416	1,851,026

Total liabilities	80,659,146	84,710,174
Minority interest in consolidated subsidiaries	478,441	459,124
Commitments and contingencies
Stockholders’ equity:
Preferred Stock, $.01 par value, 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, $.01 par value, 50,000,000 shares authorized; 2,175,867 and 2,166,910 shares issued and outstanding, respectively	21,759	21,669
Additional paid-in capital	67,915,802	67,522,281
Accumulated deficit	(14,983,880)	(3,783,203)

Total stockholders’ equity	52,953,681	63,760,747

Total liabilities and stockholders’ equity	$134,091,268	$148,930,045

The accompanying notes are an integral part of these consolidated financial statements.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001
Patient revenue, net	$43,359,086	$51,721,327	$137,875,137	$160,220,573
Operating expenses:
Provider salaries and benefits	15,290,312	17,932,815	48,829,429	54,861,378
Clinical and other salaries and benefits	11,666,014	14,005,530	35,996,497	43,312,457
Dental supplies	2,341,263	2,597,593	7,191,733	7,968,982
Laboratory fees	2,462,630	2,778,032	7,946,744	8,522,406
Occupancy	2,258,834	2,743,328	6,728,736	8,017,635
Advertising	522,020	413,555	1,459,007	1,611,346
Other operating expenses	6,700,440	6,569,290	18,741,278	19,063,048
Strategic alternative costs	510,927	—	1,028,464	317,447
Depreciation and amortization	1,151,309	2,756,517	3,487,424	8,293,924

	42,903,749	49,796,660	131,409,312	151,968,623

Operating income	455,337	1,924,667	6,465,825	8,251,950
Interest expense, net	1,733,473	2,604,434	6,211,966	7,670,518
Minority interest in consolidated subsidiaries	48,691	25,433	153,817	118,065

Income (loss) before income taxes	(1,326,827)	(705,200)	100,042	463,367
Income taxes (benefit)	(656,247)	(39,477)	3,722	636,656

Income (loss) before cumulative effect of change in accounting principle	(670,580)	(665,723)	96,320	(173,289)
Cumulative effect of change in accounting principle, net of income tax benefit of $2,269,000	(11,296,997)	—	(11,296,997)	—

Net loss	$(11,967,577)	$(665,723)	$(11,200,677)	$(173,289)

Net loss per common share:
Income (loss) before cumulative effect of change in accounting principle	$(0.31)	$(0.31)	$0.04	$(0.08)
Cumulative effect of change in accounting principle	(5.19)	—	(5.19)	—

Net loss	$(5.50)	$(0.31)	$(5.15)	$(0.08)

Net loss per common share—assuming dilution:
Income (loss) before cumulative effect of change in accounting principle	$(0.31)	$(0.31)	$0.04	$(0.08)
Cumulative effect of change in accounting principle	(5.19)	—	(4.95)	—

Net loss	$(5.50)	$(0.31)	$(4.91)	$(0.08)

Weighted average number of common shares outstanding	2,175,867	2,166,832	2,173,563	2,162,353

Weighted average number of common and common equivalent shares outstanding	2,175,867	2,166,832	2,282,392	2,162,353

The accompanying notes are an integral part of these consolidated financial statements.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Nine Months Ended September 30, 2002
(Unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2001	2,166,910	$21,669	$67,522,281	$(3,783,203)	$63,760,747
Net loss	—	—	—	(11,200,677)	(11,200,677)
Issuance of Common Stock	8,957	90	22,095	—	22,185
Issuance of bank warrants	—	—	371,426	—	371,426

Balance, September 30, 2002	2,175,867	$21,759	$67,915,802	$(14,983,880)	$52,953,681

The accompanying notes are an integral part of these consolidated financial statements.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended September 30,
	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,200,677)	$(173,289)
Adjustments to reconcile net loss to net cash
provided by operating activities—
Cumulative effect of change in accounting principle	11,296,997	—
Depreciation and amortization	3,487,424	8,293,924
Issuance of bank warrants	371,426	—
Amortization of bank warrants	112,035	392,123
Minority interest in consolidated subsidiaries	153,817	118,065
Loss on settlement, net	205,358	—
Changes in assets and liabilities—
Accounts receivable, net	1,704,268	89,519
Prepaid expenses and other current assets	196,750	2,166,186
Income tax receivable/payable	141,635	2,156,424
Other noncurrent assets	(126,497)	(1,567,323)
Accounts payable and accrued expenses	2,809,157	(302,206)
Accrued restructuring charges	—	(211,715)
Other liabilities	(229,610)	(76,899)

Net cash provided by operating activities	8,922,083	10,884,809

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,767,126)	(2,074,940)
Cash paid for dental group practices, including related costs, net of cash acquired	(258,281)	(591,888)

Net cash used in investing activities	(2,025,407)	(2,666,828)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	26,842	1,200,000
Payments for debt issuance costs	(1,210)	(1,117,031)
Payments on notes payable, capital lease obligations and other	(4,596,634)	(5,979,116)
Distribution to minority interest owners	(134,500)	(102,551)
Issuance of Common Stock	22,185	38,583

Net cash used in financing activities	(4,683,317)	(5,960,115)

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,213,359	2,257,866
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,811,092	3,000,013

CASH AND CASH EQUIVALENTS, END OF PERIOD	$6,024,451	$5,257,879

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$3,330,676	$6,918,175

Cash received for taxes, net	$135,601	$1,502,026

Cash paid for strategic alternative costs	$701,828	$515,829

The accompanying notes are an integral part of these consolidated financial statements.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.    Description of Business and Current Operating Environment

Monarch Dental Corporation, a Delaware corporation, and subsidiaries (collectively, the “Company”), provide management and administrative services to dental practices in selected markets. At September 30, 2002, the Company provided management and administrative services to 152 dental practices in Texas, Colorado, Utah, Arizona, New Mexico, Arkansas, Indiana, Ohio, New Jersey, Pennsylvania, Virginia, Georgia and Florida (each a “Dental Office” and collectively, the “Dental Offices.”)

The September 30, 2002 consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in default with the terms of its Credit Facility, which expired by its terms on July 1, 2002. To date the Company has not completed a strategic transaction, received an extension to its Credit Facility or amended its Credit Agreement. As a result, the Company’s debt under the Credit Facility is currently past due. As a result of the default, the Company’s lenders have the right to use cash balances in the Company’s bank account to set-off a portion of the debt and/or interest. The Company does not have cash available to repay all of its debt under the expired Credit Facility, raising substantial doubt about its ability to continue as a going concern. The September 30, 2002 consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts (including goodwill) or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. (See further discussion in Note 3.)

2.     Significant Accounting Policies

Basis of Presentation / Basis of Consolidation

The financial statements for the three and nine months ended September 30, 2002 and 2001, have been prepared by the Company, without audit, pursuant to Accounting Principles Board (APB) Opinion No. 28, “Interim Financial Reporting.” Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to APB Opinion No. 28; nevertheless, management of the Company believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments necessary to present fairly the financial position at September 30, 2002 and the results of its operations and cash flows for all periods presented, have been included herein. The results of operations for the three and nine month periods are not necessarily indicative of the results for the full year.

The consolidated balance sheet as of December 31, 2001 is derived from the audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The notes accompanying the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, include accounting policies and additional information pertinent to an understanding of both the December 31, 2001 balance sheet and the interim financial statements. The information has not changed except as a result of normal transactions in the nine months ended September 30, 2002, and as discussed in the following notes.

The Company provides management and administrative services to dental practices under long-term administrative services agreements (the “Administrative Services Agreements”). The Administrative Services Agreements represent the Company’s right to provide these services to the Dental Offices during the term of the agreement. The Administrative Services Agreements cannot be terminated by the related professional dental corporation or association (the “P.C.’s”) without cause, consisting primarily of bankruptcy or material default. Under the Administrative Services Agreements, the Company assumes responsibility for providing all management and administrative services to the dental practices’ businesses (including all operating expenses

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

consisting of the expenses incurred by the Company in connection with providing management and administrative services to the Dental Offices, including salaries and benefits for personnel other than dentists and hygienists, dental supplies, dental laboratory fees, occupancy costs, equipment leases, management information systems and other expenses related to the dental practice operations) other than the provision of dental services and retains a 100% residual interest in the net income of the dental practices. The Company generally receives a fee equal to the Company’s costs plus the lower of (i) 30% of the P.C.’s net revenues or (ii) the P.C.’s net pre-tax income. If net pre-tax income exceeds 30% of the P.C.’s net revenues, the P.C. would retain the amount of pre-tax income over 30% of the P.C.’s net revenues. The Company’s net revenue and operating results are significantly dependent upon the revenue of the dental practices.

The Company has nominee shareholder arrangements with the dental practices and along with the Administrative Services Agreements, establishes a “controlling financial interest” as defined by EITF 97-2, “Application of FASB No. 94 and APB No. 16 to Physician Practice Management Entities and Certain Other Entities under Contractual Management Arrangement” (“EITF 97-2”). For these reasons, the Company consolidates the financial statements of the dental practices.

Goodwill

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” which addresses financial accounting and reporting for goodwill and other intangible assets. The statement eliminates amortization of goodwill and intangible assets with indefinite lives and requires a transitional impairment test of these assets within six months of the date of adoption, and an annual impairment test thereafter.

The Company adopted the provisions of SFAS No. 142 effective January 1, 2002. Accordingly, the amortization of goodwill ceased effective December 31, 2001. The Company completed the first step of its transitional impairment test of goodwill in the second quarter of 2002. Each of the Company’s markets was deemed to be a reporting unit for purposes of this transitional impairment test. Accordingly, the estimated fair value of each market was compared to the respective carrying value in the first step of the transitional impairment test. In 15 of the Company’s 17 markets, the estimated fair value was less than the carrying value. The total goodwill of these 15 markets totaled approximately $108.0 million at January 1, 2002.

In the third quarter of 2002, the Company completed step two of the transitional impairment test for 3 of the 15 markets subject to this test. Step two of the transitional impairment test will be completed for the remaining 12 markets in the fourth quarter of 2002. Completion of the impairment test for the three markets resulted in a goodwill writedown of approximately $13.6 million. This writedown, net of related tax benefit of $2.3 million, has been reflected as cumulative effect of change in accounting principle in the accompanying Consolidated Statement of Income for the nine months ended September 30, 2002. The related tax benefit differs from the federal statutory rate of 34% primarily as a result of the establishment of a valuation allowance of approximately $2.3 million against the Company’s net deferred tax asset.

The goodwill associated with the 12 markets subject to step two of the transitional impairment test in the fourth quarter of 2002 approximated $94.0 million at January 1, 2002. Calculated on an individual market basis, this goodwill amount exceeds the estimated fair value of the respective market, net of the carrying value of the market’s working capital and property and equipment, by approximately $70.0 million at January 1, 2002. Accordingly, the Company expects that completion of step two of the transitional impairment test will result in an incremental writedown of goodwill of $70.0 million to $94.0 million in the fourth quarter of 2002.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

The following table represents both the net income (loss) and the basic and diluted net income (loss) per common share amounts reported by the Company and the adjusted amounts reflecting the new accounting requirements for the periods presented (in thousands, except per share data):

	Three months ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001
Net loss as reported	$(11,968)	$(666)	$(11,201)	$(173)
Add back:
Goodwill amortization, net of tax	—	1,001	—	3,003

Net income (loss) as adjusted	$(11,968)	$335	$(11,201)	$2,830

Net loss per common share as reported	$(5.50)	$(0.31)	$(5.15)	$(0.08)
Add back:
Goodwill amortization, net of tax	—	0.46	—	1.39

Net income (loss) per common share as adjusted	$(5.50)	$0.15	$(5.15)	$1.31

Net loss per common share—assuming dilution as reported	$(5.50)	$(0.31)	$(4.91)	$(0.08)
Add back:
Goodwill amortization, net of tax	—	0.46	—	1.35

Net income (loss) per common share—assuming dilution as adjusted	$(5.50)	$0.15	$(4.91)	$1.27

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Net Loss Per Common Share

The net loss per common share is based on the weighted average number of common shares outstanding during the period. Diluted net loss per share has been calculated using the treasury stock method for stock options and other dilutive securities. Options and warrants to purchase 417,519 shares of common stock were excluded from the earnings per share computation for the three-month period ended September 30, 2002. Options to purchase 164,162 shares of common stock were excluded from the earnings per share computation for the nine-month period ended September 30, 2002. Options and warrants to purchase 357,799 shares of common stock were excluded from the earnings per share computation for the three and nine- month periods ended September 30, 2001. These options and warrants were not included in the computation of diluted loss per common share in the designated period because the effect of these outstanding options and warrants would have been antidilutive.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

3.     Notes Payable

The Company has a Credit Facility with a bank syndicate, which expired by its terms on July 1, 2002. The Company was required to pay off its total indebtedness under the Credit Facility upon its expiration, but did not, and continues not to, have cash available to do so. On September 6, 2002, the Company announced that its lenders had demanded the immediate payment in full of the entire amount of outstanding debt under the Credit Facility. At September 30, 2002, the Company had $63.1 million outstanding under the Credit Facility. Because the Credit Facility expired on July 1, 2002, the Company was required to reclassify the entire outstanding amount under the Credit Facility to current liabilities from long-term debt. This reclassification resulted in the Company having a $55.9 million working capital deficit at September 30, 2002.

Pursuant to the terms of the Credit Facility, the Company granted its lenders additional warrants to purchase 108,793 shares of the Company’s common stock at an exercise price of $0.01 per share on July 1, 2002, as the amounts outstanding under the Credit Facility had not been paid in full on that date. The warrants expire on April 1, 2011. The Company recorded a charge of $371,000 in the second quarter of 2002 related to the commitment to issue these warrants. This charge is included in interest expense in the accompanying Consolidated Statements of Income.

At September 30, 2002, the Company continued to be in default with the terms of the Credit Facility in regard to the breach of the minimum EBITDA and minimum net worth covenants and because the Company’s outstanding debt was not paid in full by July 1, 2002 as required under the Credit Facility. In addition, the Company did not make the required monthly interest payments in the third quarter of 2002. Under the original terms of the Credit Facility, the amounts outstanding under the Credit Facility bear interest at the lead lender’s prime rate plus three percent, with interest payments due on a monthly basis. On February 7, 2002, the Company’s lenders notified the Company that they were exercising their option to impose the default interest rate under the Credit Agreement, which is equal to the lead lender’s prime rate plus six percent (10.75% at September 30, 2002), for the remaining duration of the Company’s default. The default rate significantly increased the Company’s required interest payments under the Credit Facility, which has negatively impacted the Company’s liquidity.

The Credit Facility is collateralized by all of the assets of the Company. The Company’s lenders have the ability to foreclose on the Company’s assets or force the Company into bankruptcy at any time, in which circumstances the Company’s equity holders may experience a loss equal to the amount of their investment in the Company’s common stock. Moreover, for as long as the Company remains in default, the Company’s lenders have the right to use cash balances in the Company’s bank accounts to set-off a portion of the debt and/or interest. On October 29, 2002, the Company announced that its lenders exercised their right of set-off and applied approximately $1.18 million from the Company’s cash accounts to offset a portion of the unpaid interest and certain professional fees due under the Credit Facility. As previously stated, the Company does not have cash available to pay off its total indebtedness under the Credit Facility and its financial condition and results of operations would be materially and adversely affected by the lenders’ use of the Company’s available cash to further set-off a portion of the debt and/or interest.

The Company, with the assistance of Bright Now! Dental, Inc., is attempting to negotiate an extension to its Credit Agreement to provide additional liquidity, if necessary, and to secure a forbearance of the defaults under the Credit Facility in connection with the proposed transaction with Bright Now! Dental,. and its investor group discussed below. There can be no assurance that the Company’s lenders will agree to an extension, provide additional liquidity or grant a forbearance on terms acceptable to the Company and Bright Now! Dental or at all.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

The Company believes that cash flow generated from operations will be sufficient to fund its core operations during the remainder of 2002. However, the Company’s cash flow from operations may not be sufficient to fund its operating expenses in January of 2003. Thus, in the event the Company is unable to refinance its indebtedness or obtain access to additional funds that may be necessary to operate the Company’s business, the Company is likely to experience a material adverse effect on its financial condition and results of operations.

As previously disclosed, the Company has engaged Banc of America Securities LLC to explore strategic alternatives such as a sale of the Company, an equity investment in the Company, the issuance of debt securities or a sale of all or a portion of the Company’s assets. On October 29, 2002, the Company announced it had reached an agreement in principle with Bright Now! Dental, Inc., Gryphon Advisors II, L.P. and The 180° Group, LLC regarding the sale of the Company. The sale transaction would be structured as a merger of an affiliate of Bright Now! Dental with the Company. Stockholders of the Company would receive $5.00 per share in cash upon completion of the merger. The proposed transaction is subject to certain conditions, including final confirmatory due diligence, the approval of the Company’s lenders, and the final approval of the Boards of Directors of the Company and Bright Now! Dental. If the Company enters into a definitive agreement regarding the proposed transaction, the completion of the merger will be subject to, among other things, the approval of the Company’s stockholders.

As of the date of this report, the Company continues to have an agreement in principle with Bright Now! Dental and its investor group. On November 12, 2002, and in accordance with the terms of the letter of intent previously executed by the parties, Bright Now! Dental and its investor group extended the exclusivity period under the letter of intent for an additional 15 days through November 27, 2002. The letter of intent provides that if the Company and Bright Now! Dental have reached agreement on the terms of the definitive merger agreement, but the Company and its lenders have not reached an agreement regarding the proposed transaction, the granting of forbearance, and certain other matters, Bright Now! Dental and its investor group can, at their option, extend the exclusivity period for up to two consecutive 15-day periods. The current extension of the exclusivity agreement through November 27, 2002 constitutes the second such 15-day period. There can be no assurance that the Company will be successful in completing the proposed merger or entering into an agreement to consummate any other strategic alternative or that the Company’s lenders will agree to any strategic alternative, or to provide a forbearance in connection with a proposed strategic alternative, on terms acceptable to the Company or at all.

4.     New Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses the accounting treatment for the impairment or disposal of long-lived assets. The Company adopted SFAS No. 144 effective January 1, 2002, which resulted in no material effect on the Company’s financial condition or results of operations.

In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13,and Technical Corrections.” SFAS No. 145 was issued to rescind and amend existing authoritative pronouncements. The Company has adopted SFAS No. 145, which resulted in no material effect on the Company’s financial condition or results of operations.

In July 2002, the Financial Accounting Standards Board issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The Company expects that the provisions of this statement, which are effective for exit or disposal activities initiated after December 31, 2002, will not have a material effect on its financial condition or results of operations.

MONARCH DENTAL CORPORATION AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Unaudited)

In October 2002, the Financial Accounting Standards Board issued SFAS No. 147, “Acquisitions of Certain Financial Institutions.” SFAS No. 147 addresses the financial accounting and reporting for the acquisition of all or part of a financial institution. The Company has determined that SFAS No. 147 will not have a material effect on the Company’s financial condition or results of operations.

5.     Commitments and Contingencies

Litigation, Claims, and Assessments

The Company is periodically engaged in various legal proceedings and tax audits by federal and state governmental authorities incidental to its business activities. The Company increased its accrual for probable losses associated with certain legal and tax contingencies by $775,000 in the third quarter of 2002. This amount is reflected in Other Operating Expenses in the accompanying Consolidated Statements of Income. It is possible that additional losses associated with these audits will be incurred, and the amounts could be material.

6.     Income Taxes

The Company’s effective tax rate for the three and nine month periods ended September 30, 2002 differs from the statutory federal rate of 34% as a result of non-deductible costs associated with the exploration of strategic alternatives and a non-deductible settlement with the minority owners of a subsidiary of the Company in the second quarter of 2002. The effective rate for the 2001 periods differs from the statutory rate primarily as a result of non-deductible goodwill amortization.

The Company recorded a valuation allowance to reduce its net deferred tax assets to the amount that is believed to be realizable under the “more-likely-than-not” recognition criteria. While the Company has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance, it is possible that in the future the Company may change its estimate of the amount of the net deferred tax asset that would “more-likely-than-not” be realized in the future, resulting in an adjustment to the valuation allowance that would either increase or decrease, as applicable, reported net income in the period such change in estimate was made.

7.     Segment Reporting

The Company organizes its business into three reportable divisions. The Company’s reportable divisions are strategic business units, and are comprised of the following:

Division One—Includes Dallas/Fort Worth, Houston, San Antonio, West Texas and Virginia Dental Offices.

Division Two—Includes Georgia, Florida, Colorado, Arizona and Utah Dental Offices.

Division Three—Includes Indiana, Arkansas, Dayton, Cleveland, New Jersey, Pittsburgh and Philadelphia Dental Offices. The Company’s Wisconsin operations were included in Division Three prior to their sale on December 31, 2001.

The accounting policies of the divisions are the same as those described in the summary of significant accounting policies except that the Company does not allocate income taxes to any of the divisions.

For the Three Months Ended September 30, 2002
(Dollars in thousands)
(Unaudited)

	Division 1	Division 2	Division 3	Total
Patient revenue, net	$23,681	$7,863	$11,815	$43,359
Total operating expenses	19,640	8,035	10,762	38,437

Segment contribution	4,041	(172)	1,053	4,922
Contribution margin	17%	(2%)	9%	11%
Depreciation and amortization expense	577	262	235	1,074
Interest expense, net	2	3	—	5
Segment profit	$3,462	$(437)	$818	$3,843
Capital expenditures	$499	$320	$96	$915
Total assets	$48,429	$25,555	$58,972	$132,956

For the Three Months Ended September 30, 2001
(Dollars in thousands)
(Unaudited)

	Division 1	Division 2	Division 3	Total
Patient revenue, net	$23,802	$9,705	$18,214	$51,721
Total operating expenses	19,786	8,907	15,904	44,597

Segment contribution	4,016	798	2,310	7,124
Contribution margin	17%	8%	13%	14%
Depreciation and amortization expense	1,058	484	1,066	2,608
Interest expense, net	7	13	9	29
Segment profit	$2,951	$301	$1,235	$4,487
Capital expenditures	$126	$227	$421	$774
Total assets	$52,757	$26,357	$73,220	$152,334

	Three Months Ended September 30,
Reconciliation of Profit	2002	2001
	(in thousands)
Segment profit	$3,843	$4,487
Unallocated amounts:
Corporate operating expenses	2,805	2,443
Corporate strategic alternative costs	511	—
Corporate depreciation and amortization expense	77	149
Corporate interest expense, net	1,728	2,575
Minority interest in consolidated subsidiaries	49	25

Loss before income taxes	$(1,327)	$(705)

Corporate capital expenditures	$45	$36
Total corporate assets	$1,135	$14,252

For the Nine Months Ended September 30, 2002
(Dollars in thousands)
(Unaudited)

	Division 1	Division 2	Division 3	Total
Patient revenue, net	$73,187	$27,193	$37,495	$137,875
Total operating expenses	60,207	25,945	32,971	119,123

Segment contribution	12,980	1,248	4,524	18,752
Contribution margin	18%	5%	12%	14%
Depreciation and amortization expense	1,737	774	738	3,249
Interest expense, net	7	14	—	21
Segment profit	$11,236	$460	$3,786	$15,482
Capital expenditures	$812	$557	$264	$1,633
Total assets	$48,429	$25,555	$58,972	$132,956

For the Nine Months Ended September 30, 2001
(Dollars in thousands)
(Unaudited)

	Division 1	Division 2	Division 3	Total
Patient revenue, net	$73,172	$30,825	$56,224	$160,221
Total operating expenses	60,260	27,927	48,346	136,533

Segment contribution	12,912	2,898	7,878	23,688
Contribution margin	18%	9%	14%	15%
Depreciation and amortization expense	3,205	1,428	3,198	7,831
Interest expense, net	34	41	15	90
Segment profit	$9,673	$1,429	$4,665	$15,767
Capital expenditures	$563	$277	$1,159	$1,999
Total assets	$52,757	$26,357	$73,220	$152,334

	Nine Months Ended September 30,
Reconciliation of Profit	2002	2001
	(in thousands)
Segment profit	$15,482	$15,767
Unallocated amounts:
Corporate operating expenses	7,771	6,825
Corporate strategic alternative costs	1,028	317
Corporate depreciation and amortization expense	238	463
Corporate interest expense, net	6,191	7,581
Minority interest in consolidated subsidiaries	154	118

Income before income taxes	$100	$463

Corporate capital expenditures	$134	$76
Total corporate assets	$1,135	$14,252

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify forward-looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “assume” and other similar expressions which predict or indicate future events and trends and which do not relate to historical matters. In addition, information concerning the following are forward-looking statements:

•	the Company’s ability to consummate a strategic transaction, including, in particular, the proposed merger with Bright Now! Dental, Inc.;

•	negotiations among the Company, Bright Now! Dental and the Company’s lenders concerning the proposed merger, the granting of forbearance and certain other related matters;

•	the Company’s ability to maintain sufficient liquidity to fund its future operations; and

•	the Company’s expectation that it will record a significant impairment charge related to certain of its markets following the completion of its impairment review.

The Company’s actual results could differ materially from those set forth in the forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which may be beyond the Company’s control. These risks and uncertainties include, but are not limited to:

•	the risk that the Company will not enter into satisfactory definitive documentation regarding the proposed transaction with Bright Now! Dental;

•
the risk that the Company will not be able to complete the proposed transaction if definitive documentation is executed, including, but not limited to, the risk that the Company’s stockholders will not approve the proposed transaction and the risk that the investor group will not be able to satisfy all of the conditions in its financing commitments;

•
the risk that the Company will not be able to reach a satisfactory agreement with its existing lenders regarding the proposed transaction, the Company’s liquidity needs and/or the Company’s current defaults under its Credit Facility;

•	the risk that the Company’s lenders will further exercise their rights of set-off and/or foreclosure;

•	the risk that the Company will not be able to maintain sufficient liquidity to fund its future operations;

•	the risk that the Company’s relationships with its customers and vendors will deteriorate as a result of its current financial condition;

•	risks associated with the change of status or departure of key personnel;

•	risks associated with state regulatory compliance in the dental industry;

•	changes in the reimbursement rates for dental services; and

•	the risks listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the Securities and Exchange Commission.

These forward-looking statements represent the Company’s estimates and assumptions only as of the date of this report. The Company does not undertake to update these forward-looking statements.

Overview

The Company provides management and administrative services to dental group practices in selected markets located in Texas, Colorado, Utah, Arizona, New Mexico, Arkansas, Indiana, Ohio, New Jersey, Pennsylvania, Virginia, Georgia and Florida. The dental group practices are comprised of dental facilities (each, a “Dental Office” and collectively, the “Dental Offices”) that provide general dentistry services such as examinations, cleanings, fillings, bonding, placing crowns and fitting and placing fixed or removable prostheses. Many of the Dental Offices also provide specialty dental services such as orthodontics, oral surgery, endodontics, periodontics and pediatric dentistry. The Dental Offices focus on fee-for-service dentistry, supplementing this business with revenue from contracts with capitated managed dental care plans.

The Company seeks to build geographically dense networks of dental providers by expanding within its existing markets. The Company seeks to generate growth within its existing markets by assisting the Dental Offices in increasing patient volume and fees in existing Dental Offices, either on a per-patient or per-procedure basis, by increasing the physical space of existing Dental Offices and by developing and opening new Dental Offices (“De novo Dental Offices”). Historically, the Company has entered selected markets by acquiring dental group practices. The Company has used the acquired dental group practice as a “pedestal” from which to expand within the newly entered market.

At September 30, 2002, the Company provided management and administrative services to 152 Dental Offices in 17 markets. The number of Dental Offices the Company provided management and administrative services to, including the opening of De novo Dental Offices, acquisitions and Dental Offices that were closed or sold during each of the years indicated, is shown in the table below:

	2002 (a)	2001	2000	1999	1998 (b)
Dental Offices at beginning of period	158	189	190	192	99
De novo Dental Offices	1	—	1	—	7
Acquired Dental Offices	—	—	1	7	88
Closed Dental Offices	(7)	(4)	(3)	(7)	(2)
Sold Dental Offices	—	(27)	—	(2)	—

Dental Offices at end of period	152	158	189	190	192

(a)	Through September 30, 2002
(b)	Includes two less acquired offices due to two Dental Office closings prior to the Valley Forge Dental Associates, Inc. acquisition.

Components of Revenue and Expenses

The Company provides management and administrative services to dental group practices under long-term administrative services agreements (the “Administrative Services Agreements”). The Administrative Services Agreements represent the Company’s right to provide these services to the Dental Offices during the term of the agreement. The Administrative Services Agreements cannot be terminated by the related professional corporation or association (the “P.C.s”) without cause, consisting primarily of bankruptcy or material default.

The Company has nominee shareholder arrangements with the dental practices and along with the Administrative Services Agreements, establishes a “controlling financial interest” as defined by EITF 97-2, “Application of FASB No. 94 and APB No. 16 to Physician Practice Management Entities and Certain Other Entities under Contractual Management Arrangement” (“EITF 97-2”). For these reasons, the Company consolidates the financial statements of the dental practices.

Patient revenue, net (“Revenue”) represents the revenue of the P.C.s to whom the Company provides management and administrative services or of the Company (formerly in Wisconsin only) reported at estimated realizable amounts, received from third-party payors and patients for dental services rendered at the Dental Offices. Operating expenses consist of the expenses incurred by the Company or the P.C.s in connection with the operation and management of the Dental Offices. These include salaries and benefits paid to dentists and hygienists by the P.C.s or by the Company in states in which ownership of dental practices by the Company is permitted (formerly in Wisconsin only), salaries and benefits for personnel other than dentists and hygienists, dental supplies, dental laboratory fees, occupancy costs, advertising, equipment leases, management information systems and other expenses related to dental practice operations, as well as depreciation and amortization expense.

Results of Operations

Three Months Ended September 30, 2002 Compared to Three Months Ended September 30, 2001

Patient revenue, net.    Revenue decreased to $43.4 million for the three months ended September 30, 2002 from $51.7 million for the three months ended September 30, 2001, a decrease of $8.3 million, or 16.2%. This decrease resulted primarily from the sale of the Company’s Wisconsin operations in December 2001, which had Revenue of $5.9 million for the three months ended September 30, 2001. To a lesser extent, Revenue declined due to the closure of seven under-performing Dental Offices as well as an orthodontic program in one of the Company’s markets since the end of the third quarter of 2001 and the termination of several capitated managed dental care plans in certain of the Company’s markets. Additionally, the Company experienced a 2.8% decrease in the number of provider days worked for the three months ended September 30, 2002 compared to the three months ended September 30, 2001. The Company is actively engaged in efforts to recruit providers in certain markets in order to utilize current operating capacities.

Fee-for-service revenue (i.e., revenue derived from indemnity dental plans, preferred provider plans and direct payments by patients not covered by any third-party payor) decreased to $27.0 million for the three months ended September 30, 2002 from $30.9 million for the three months ended September 30, 2001, a decrease of $3.9 million, or 12.4%. This decrease resulted primarily from the sale of the Company’s Wisconsin operations in December 2001, which had fee-for-service revenue of $3.5 million for the three months ended September 30, 2001. Managed dental care revenue (i.e., revenue from capitated managed dental care plans, including capitation payments and patient co-payments) decreased to $16.4 million for the three months ended September 30, 2002 from $20.8 million for the three months ended September 30, 2001, a decrease of $4.4 million, or 21.8%. This decrease resulted primarily from the sale of the Company’s Wisconsin operations in December 2001, which had managed dental care revenue of $2.5 million for the three months ended September 30, 2001 and the conversion of several capitated managed dental care plans to indemnity dental plans and preferred provider plans in certain of the Company’s markets. Indemnity dental plans and preferred provider plans provide the patient with a greater number of options in terms of dental providers. The Company seeks to retain the patients of the former capitated plans in order to capture revenue at a higher reimbursement rate. As a percentage of Revenue, fee-for-service revenue increased to 62.4% for the three months ended September 30, 2002 from 59.7% for the three months ended September 30, 2001.

Provider salaries and benefits.    Provider salaries and benefits expense represents compensation, benefits and related payroll costs for patient service providers including dentists and hygienists. This expense decreased to $15.3 million for the three months ended September 30, 2002 from $17.9 million for the three months ended September 30, 2001, a decrease of $2.6 million, or 14.7%. This decrease resulted primarily from the sale of the Company’s Wisconsin operations in December 2001, which had provider salaries and benefits of $2.2 million for the three months ended September 30, 2001 and to a lesser extent to a decline in overall Revenue. In general, the dentists employed by the P.C.’s are compensated based on a percentage of the cash collections related to their dental treatment production. However, prior to converting to this payment method, it is the Company’s normal practice to pay new dentists a fixed salary for the first three to six months of their employment, or until the cash collections from services the dentist provided are adequate. Due to the high dentist turnover in certain of the Company’s markets, the fixed salary expense is relatively high when compared against the amount of collectible Revenue produced by the dentist. The Company believes that it is necessary to incur this fixed salary expense in order to attract quality dentists. As a percent of Revenue, provider salaries and benefits expense increased to 35.3% for the three months ended September 30, 2002 from 34.7% for the three months ended September 30, 2001.

Clinical and other salaries and benefits.    Clinical and other salaries and benefits expense represents compensation, benefits and related payroll costs for all Dental Office staff, excluding dentists and hygienists, and corporate employees. This expense decreased to $11.7 million for the three months ended September 30, 2002 from $14.0 million for the three months ended September 30, 2001, a decrease of $2.3 million, or 16.7%. This decrease resulted primarily from the sale of the Company’s Wisconsin operations in December 2001, which had clinical and other salaries and benefits of $1.5 million for the three months ended September 30, 2001. Additionally, cost control initiatives, including staffing reductions in certain of the Company’s markets and corporate office, reduced salary and benefit costs by $863,000 for the three months ended September 30, 2002. As a percent of Revenue, clinical and other salaries and benefits expense decreased to 26.9% for the three months ended September 30, 2002 from 27.1% for the three months ended September 30, 2001.

Dental supplies.    Dental supplies expense represents all direct supply costs used in patient treatment programs. This expense decreased to $2.3 million for the three months ended September 30, 2002 from $2.6 million for the three months ended September 30, 2001, a decrease of $256,000, or 9.9%. This decrease resulted primarily from the sale of the Company’s Wisconsin operations in December 2001, which had dental supplies expense of $302,000 for the three months ended September 30, 2001. This amount was partially offset by increased supply costs for the three months ended September 30, 2002. As a percent of Revenue, dental supplies expense increased to 5.4% for the three months ended September 30, 2002 from 5.0% for the three months ended September 30, 2001.

Laboratory fees.    Laboratory fee expense represents all external lab work required for patient treatment programs. The Company operates two internal labs in its Arkansas and Cleveland markets and sold a third lab as part of the sale of its Wisconsin operations in December 2001. This expense decreased to $2.5 million for the three months ended September 30, 2002 from $2.8 million for the three months ended September 30, 2001, a decrease of $315,000, or 11.3%. This decrease resulted primarily from the sale of the Company’s Wisconsin operations in December 2001, which had laboratory fees of $138,000 for the three months ended September 30, 2001, and a decline in overall Revenue. As a percent of Revenue, laboratory fee expense increased to 5.7% for the three months ended September 30, 2002 from 5.4% for the three months ended September 30, 2001. This increase was due principally to an increase in the percentage of cases that required use of an outside laboratory.

Occupancy.    Occupancy expense represents operating leases and utilities associated with the Company’s Dental Offices and corporate office. This expense decreased to $2.3 million for the three months ended September 30, 2002 from $2.7 million for the three months ended September 30, 2001, a decrease of $484,000, or 17.6%. This decrease resulted primarily from the sale of the Company’s Wisconsin operations in December 2001, which had occupancy expense of $290,000 for the three months ended September 30, 2001. To a lesser extent occupancy expense was reduced by seven Dental Office closures since the end of the third quarter of 2001 and the lease expense reduction due to the relocation of the Company’s corporate office in September 2001. As a percent of Revenue, occupancy expense decreased slightly to 5.2% for the three months ended September 30, 2002 from 5.3% for the three months ended September 30, 2001.

Advertising.    Advertising expense represents marketing efforts to communicate the multiple treatment programs available at the Company’s Dental Offices. The Company primarily utilizes advertising in local telephone books and direct mailing to potential customers within a certain distance of its Dental Offices and periodically uses television and radio advertisements in its larger markets. This expense increased to $522,000 for the three months ended September 30, 2002 from $414,000 for the three months ended September 30, 2001, an increase of $108,000, or 26.1%. This increase resulted primarily from increased television, radio and billboard advertising in the Company’s Dallas market for the three months ended September 30, 2002. As a percent of Revenue, advertising expense increased to 1.2% for the three months ended September 30, 2002 from 0.8% for the three months ended September 30, 2001.

Other operating expenses.    Other operating expenses represents professional services (other than dentistry), travel, bank fees, insurance, bad debt expense, telephone, office supplies, MIS maintenance and other miscellaneous expenses incurred at the Dental Offices and corporate office. These expenses increased to $6.7 million for the three months ended September 30, 2002 from $6.6 million for the three months ended September 30, 2001, an increase of $131,000, or 2.0%. This increase resulted primarily from the Company’s accrual of $775,000 for probable losses associated with certain legal and tax contingencies recorded in the third quarter of 2002. This amount was partially offset by the sale of the Company’s Wisconsin operations in December 2001, which had other operating expenses of $683,000 for the three months ended September 30, 2001. As a percent of Revenue, other operating expenses increased to 15.5% for the three months ended September 30, 2002 from 12.7% for the three months ended September 30, 2001.

Strategic alternative costs.    Strategic alternative costs were $511,000 for the three months ended September 30, 2002 and consist primarily of legal and professional fees incurred from efforts to explore strategic alternatives.

Depreciation and amortization.    Depreciation and amortization expense decreased to $1.2 million for the three months ended September 30, 2002 from $2.8 million for the three months ended September 30, 2001, a decrease of $1.6 million, or 58.2%. This decrease resulted primarily from the implementation of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 prescribes the accounting for intangible assets acquired individually or with a group of other assets and stipulates that goodwill amortization cease as of December 31, 2001. The Company recorded goodwill amortization expense of $1.4 million for the three months ended September 30, 2001. To a lesser extent, depreciation and amortization expense was lower due to the sale of the Company’s Wisconsin operations in December 2001, which had depreciation expense of $182,000 for the three months ended September 30, 2001.

Interest expense, net.    Interest expense, net decreased to $1.7 million for the three months ended September 30, 2002 from $2.6 million for the three months ended September 30, 2001, a decrease of $871,000, or 33.4%. Although interest rates have declined over the past year, on February 7, 2002, the Company’s lenders notified the Company that they were exercising their option to impose the default interest rate under the Credit Agreement, which increased the Company’s rate by three hundred basis points for the remaining duration of the Company’s default. The effective interest rate for the Company’s Credit Facility approximated 10.9% for the three months ended September 30, 2002 compared to approximately 9.7% for the three months ended September 30, 2001. Since September 30, 2001, scheduled monthly principal payments and the sale of the Company’s Wisconsin operations in December 2001 enabled the Company to repay indebtedness of approximately $14.8 million under the expired Credit Facility. Average debt outstanding under the Credit Facility totaled $63.1 million for the three months ended September 30, 2002 compared to average debt outstanding of $78.6 million for the three months ended September 30, 2001. Additionally, interest expense was negatively impacted for the three months ended September 30, 2001 by interest rate hedges entered into prior to the decrease in the prime lending rate during 2001.

Minority interest in consolidated subsidiaries.    Minority interest in consolidated subsidiaries increased to $49,000 for the three months ended September 30, 2002 from $25,000 for the three months ended September 30, 2001, an increase of $24,000, or 92.0%. This increase resulted from higher net income in markets that are not wholly owned by the Company for the three months ended September 30, 2002 compared to the three months ended September 30, 2001. During the third quarter of 2001, the Company purchased the remaining 6.25% of its Georgia market.

Income taxes.    Income tax benefit increased to $656,000 for the three months ended September 30, 2002 from $39,000 for the three months ended September 30, 2001, an increase of $617,000, or 1,582.1%. This increase resulted from a loss before income taxes of $1.3 million for the three months ended September 30, 2002 compared to a loss before income taxes of $705,000 for the three months ended September 30, 2001. The Company’s effective tax rate for the three months ended September 30, 2002 was 49.5% due primarily to the impact of non-deductible costs associated with the exploration of strategic alternatives and a change in the estimated effective tax rate for the year ending December 31, 2002. The Company’s effective tax rate for the three months ended September 30, 2001 was 5.6% due to the impact of non-deductible goodwill amortization.

The Company recorded a valuation allowance to reduce its net deferred tax asset to the amount that is believed to be realizable under the “more-likely-than-not” recognition criteria. While the Company has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance, it is possible that in the future the Company may change its estimate of the amount of the net deferred tax asset that would “more-likely-than-not” be realized in the future, resulting in an adjustment to the valuation allowance that would either increase or decrease, as applicable, reported net income in the period such change in estimate was made.

Nine Months Ended September 30, 2002 Compared to Nine Months Ended September 30, 2001

Patient revenue, net.    Revenue decreased to $137.9 million for the nine months ended September 30, 2002 from $160.2 million for the nine months ended September 30, 2001, a decrease of $22.3 million, or 13.9%. This decrease resulted primarily from the sale of the Company’s Wisconsin operations in December 2001, which had Revenue of $18.6 million for the nine months ended September 30, 2001. To a lesser extent, Revenue declined due to the closure of seven under-performing Dental Offices since the end of the third quarter of 2001 and the termination of several capitated managed dental care plans in certain of the Company’s markets.

Fee-for-service revenue (i.e., revenue derived from indemnity dental plans, preferred provider plans and direct payments by patients not covered by any third-party payor) decreased to $86.6 million for the nine months ended September 30, 2002 from $96.0 million for the nine months ended September 30, 2001, a decrease of $9.4 million, or 9.8%. This decrease resulted primarily from the sale of the Company’s Wisconsin operations in December 2001, which had fee-for-service revenue of $11.0 million for the nine months ended September 30, 2001. Managed dental care revenue (i.e., revenue from capitated managed dental care plans, including capitation payments and patient co-payments) decreased to $51.3 million for the nine months ended September 30, 2002 from $64.2 million for the nine months ended September 30, 2001, a decrease of $12.9 million, or 20.2%. This decrease resulted primarily from the sale of the Company’s Wisconsin operations in December 2001, which had managed dental care revenue of $7.6 million for the nine months ended September 30, 2001 and the conversion of several capitated managed dental care plans to indemnity dental plans and preferred provider plans in certain of the Company’s markets. Indemnity dental plans and preferred provider plans provide the patient with a greater number of options in terms of dental providers. The Company seeks to retain the patients of the former capitated plans in order to capture revenue at a higher reimbursement rate. As a percentage of Revenue, fee-for-service revenue increased to 62.8% for the nine months ended September 30, 2002 from 59.9% for the nine months ended September 30, 2001.

Provider salaries and benefits.    Provider salaries and benefits expense represents compensation, benefits and related payroll costs for patient service providers including dentists and hygienists. This expense decreased to $48.8 million for the nine months ended September 30, 2002 from $54.9 million for the nine months ended September 30, 2001, a decrease of $6.1 million, or 11.0%. This decrease resulted primarily from the sale of the Company’s Wisconsin operations in December 2001, which had provider salaries and benefits of $6.9 million for the nine months ended September 30, 2001. This amount was partially offset by higher dentist and hygienist compensation in several markets. In general, the dentists employed by the P.C.’s are compensated based on a percentage of the cash collections related to their dental treatment production. However, prior to converting to this payment method, it is the Company’s normal practice to pay new dentists a fixed salary for the first three to six months of their employment, or until the cash collections from services the dentist provided are adequate. Due to the high dentist turnover in certain of the Company’s markets, the fixed salary expense is relatively high when compared against the amount of collectible Revenue produced by the dentist. The Company believes that it is necessary to incur this fixed salary expense in order to attract quality dentists. As a percent of Revenue, provider salaries and benefits expense increased to 35.4% for the nine months ended September 30, 2002 from 34.2% for the nine months ended September 30, 2001.

Clinical and other salaries and benefits.    Clinical and other salaries and benefits expense represents compensation, benefits and related payroll costs for all Dental Office staff, excluding dentists and hygienists, and corporate employees. This expense decreased to $36.0 million for the nine months ended September 30, 2002 from $43.3 million for the nine months ended September 30, 2001, a decrease of $7.3 million, or 16.9%. This decrease resulted primarily from the sale of the Company’s Wisconsin operations in December 2001, which had clinical and other salaries and benefits of $4.7 million for the nine months ended September 30, 2001. Additionally, cost control initiatives, including staffing reductions in certain of the Company’s markets and corporate office, reduced salary and benefit costs by $2.6 million for the nine months ended September 30, 2002. As a percent of Revenue, clinical and other salaries and benefits expense decreased to 26.1% for the nine months ended September 30, 2002 from 27.0% for the nine months ended September 30, 2001.

Dental supplies.    Dental supplies expense represents all direct supply costs used in patient treatment programs. This expense decreased to $7.2 million for the nine months ended September 30, 2002 from $8.0 million for the nine months ended September 30, 2001, a decrease of $777,000, or 9.8%. This decrease resulted primarily from the sale of the Company’s Wisconsin operations in December 2001, which had dental supplies expense of $1.0 million for the nine months ended September 30, 2001. This amount was partially offset by increased supply costs for the nine months ended September 30, 2002. As a percent of Revenue, dental supplies expense increased slightly to 5.2% for the nine months ended September 30, 2002 from 5.0% for the nine months ended September 30, 2001.

Laboratory fees.    Laboratory fee expense represents all external lab work required for patient treatment programs. The Company operates two internal labs in its Arkansas and Cleveland markets and sold a third lab as part of the sale of its Wisconsin operations in December 2001. This expense decreased to $7.9 million for the nine months ended September 30, 2002 from $8.5 million for the nine months ended September 30, 2001, a decrease of $576,000, or 6.8%. This decrease resulted primarily from the sale of the Company’s Wisconsin operations in December 2001, which had laboratory fees of $396,000 for the nine months ended September 30, 2001, and a decline in overall Revenue. As a percent of Revenue, laboratory fee expense increased to 5.8% for the nine months ended September 30, 2002 from 5.3% for the nine months ended September 30, 2001. This increase was due principally to an increase in the percentage of cases that required use of an outside laboratory.

Occupancy.    Occupancy expense represents operating leases and utilities associated with the Company’s Dental Offices and corporate office. This expense decreased to $6.7 million for the nine months ended September 30, 2002 from $8.0 million for the nine months ended September 30, 2001, a decrease of $1.3 million, or 16.1%. This decrease resulted primarily from the sale of the Company’s Wisconsin operations in December 2001, which had occupancy expense of $888,000 for the nine months ended September 30, 2001. To a lesser extent occupancy expense was reduced by seven Dental Office closures since the end of the third quarter of 2001 and the lease expense reduction due to the relocation of the Company’s corporate office in September 2001. As a percent of Revenue, occupancy expense decreased slightly to 4.9% for the nine months ended September 30, 2002 from 5.0% for the nine months ended September 30, 2001.

Advertising.    Advertising expense represents marketing efforts to communicate the multiple treatment programs available at the Company’s Dental Offices. The Company primarily utilizes advertising in local telephone books and direct mailing to potential customers within a certain distance of its Dental Offices and periodically uses television and radio advertisements in its larger markets. This expense decreased to $1.5 million for the nine months ended September 30, 2002 from $1.6 million for the nine months ended September 30, 2001, a decrease of $152,000, or 9.4%. This decrease resulted from cost control initiatives implemented to reduce marketing costs and to a lesser extent from the sale of the Company’s Wisconsin operations in December 2001. As a percent of Revenue, advertising expense increased slightly to 1.1% for the nine months ended September 30, 2002 from 1.0% for the nine months ended September 30, 2001.

Other operating expenses.    Other operating expenses represents professional services (other than dentistry), travel, bank fees, insurance, bad debt expense, telephone, office supplies, MIS maintenance and other miscellaneous expenses incurred at the Dental Offices and corporate office. These expenses decreased to $18.7 million for the nine months ended September 30, 2002 from $19.1 million for the nine months ended September

30, 2001, a decrease of $322,000, or 1.7%. This decrease resulted primarily from the sale of the Company’s Wisconsin operations in December 2001, which had other operating expenses of $1.9 million for the nine months ended September 30, 2001. Additionally, the Company experienced a decrease in bad debt expense due to increased cash collections for the nine months ended September 30, 2002 compared to the nine months ended September 30, 2001. These amounts were partially offset by the Company’s accrual of $775,000 for probable losses associated with certain legal and tax contingencies recorded in the third quarter of 2002, a $265,000 non-deductible charge related to the settlement of a dispute with the minority owners of a subsidiary of the Company and increased telecommunication costs due to the implementation of an electronic communication system to every Dental Office of the Company. As a percent of Revenue, other operating expenses increased to 13.6% for the nine months ended September 30, 2002 from 11.9% for the nine months ended September 30, 2001.

Strategic alternative costs.    Strategic alternative costs were $1.0 million for the nine months ended September 30, 2002 and $317,000 for the nine months ended September 30, 2001 and consist primarily of legal and professional fees incurred from efforts to explore strategic alternatives.

Depreciation and amortization.    Depreciation and amortization expense decreased to $3.5 million for the nine months ended September 30, 2002 from $8.3 million for the nine months ended September 30, 2001, a decrease of $4.8 million, or 58.0%. This decrease resulted primarily from the implementation of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 prescribes the accounting for intangible assets acquired individually or with a group of other assets and stipulates that goodwill amortization cease as of December 31, 2001. The Company recorded goodwill amortization expense of $4.2 million for the nine months ended September 30, 2001. To a lesser extent, depreciation and amortization expense was lower due to the sale of the Company’s Wisconsin operations in December 2001, which had depreciation expense of $543,000 for the nine months ended September 30, 2001.

Interest expense, net.    Interest expense, net decreased to $6.2 million for the nine months ended September 30, 2002 from $7.7 million for the nine months ended September 30, 2001, a decrease of $1.5 million, or 19.0%. This decrease resulted primarily from the monthly scheduled principal payments and the sale of the Company’s Wisconsin operations in December 2001 that together enabled the Company to repay indebtedness under its expired Credit Facility of approximately $14.8 million since September 30, 2001. Average debt outstanding under the Credit Facility totaled $64.6 million for the nine months ended September 30, 2002 compared to average debt outstanding of $79.6 million for the nine months ended September 30, 2001. Interest expense was further negatively impacted for the nine months ended September 30, 2001 by interest rate hedges entered into prior to the decrease in the prime lending rate during 2001. Although interest rates have declined over the past year, on February 7, 2002, the Company’s lenders notified the Company that they were exercising their option to impose the default interest rate under the Credit Agreement, which increased the Company’s rate by three hundred basis points for the remaining duration of the Company’s default. The effective interest rate for the Company’s Credit Facility approximated 10.5% for the nine months ended September 30, 2002 compared to approximately 10.0% for the nine months ended September 30, 2001. Additionally, the Company recorded a $371,000 (pre-tax) charge in the second quarter of 2002 related to the commitment to issue warrants to the Company’s lenders resulting from the Company’s inability to repay the $63.1 million balance outstanding on the Credit Facility by the July 1, 2002 expiration date.

Minority interest in consolidated subsidiaries.    Minority interest in consolidated subsidiaries increased to $154,000 for the nine months ended September 30, 2002 from $118,000 for the nine months ended September 30, 2001, an increase of $36,000, or 30.5%. This increase resulted from higher net income in markets that are not wholly owned by the Company for the nine months ended September 30, 2002 compared to the nine months ended September 30, 2001. In the second quarter of 2002, the Company settled a dispute with the minority owners of a subsidiary of the Company operating in its Philadelphia market. Under the terms of the settlement, the Company received the remaining ten percent ownership of the subsidiary. During the third quarter of 2001, the Company purchased the remaining 6.25% of its Georgia market.

Income taxes.    Income tax expense decreased to $4,000 for the nine months ended September 30, 2002 from $637,000 for the nine months ended September 30, 2001, a decrease of $633,000, or 99.4%. The Company’s effective tax rate of 3.7% for the nine months ended September 30, 2002 approximates the estimated effective tax rate for the year ending December 31, 2002 and is primarily due to the impact of non-deductible costs associated with the exploration of strategic alternatives and a non-deductible settlement with the minority owners of a subsidiary of the Company. The Company’s effective tax rate was 137.4% for the nine months ended September 30, 2001 due to the impact of non-deductible goodwill amortization.

The Company recorded a valuation allowance to reduce its net deferred tax asset to the amount that is believed to be realizable under the “more-likely-than-not” recognition criteria. While the Company has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance, it is possible that in the future the Company may change its estimate of the amount of the net deferred tax asset that would “more-likely-than-not” be realized in the future, resulting in an adjustment to the valuation allowance that would either increase or decrease, as applicable, reported net income in the period such change in estimate was made.

Cumulative effect of change in accounting principle, net of income tax benefit.    In June 2001 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” which addresses financial accounting and reporting for goodwill and other intangible assets. The statement eliminates amortization of goodwill and intangible assets with indefinite lives and requires a transitional impairment test of these assets within six months of the date of adoption, and an annual impairment test thereafter. The Company adopted SFAS No. 142 effective January 1, 2002 (see Note 2 to the consolidated financial statements). The cumulative effect of change in accounting principle for the adoption of SFAS No. 142 of $11.3 million relates to the impairment of goodwill in 3 of the Company’s markets and is net of income tax benefit of $2.3 million. The Company anticipates an additional impairment charge ranging from $70.0 million to $94.0 million upon completion of step two of the transitional impairment test for 12 additional markets in the fourth quarter of 2002.

Liquidity and Capital Resources

The Company has a Credit Facility with a bank syndicate, which expired by its terms on July 1, 2002. The Company was required to pay off its total indebtedness under the Credit Facility upon its expiration, but did not, and continues not to, have cash available to do so. On September 6, 2002, the Company announced that its lenders had demanded the immediate payment in full of the entire amount of outstanding debt under the Credit Facility. At September 30, 2002, the Company had $63.1 million outstanding under the Credit Facility. Because the Credit Facility expired on July 1, 2002, the Company was required to reclassify the entire outstanding amount under the Credit Facility to current liabilities from long-term debt. This reclassification resulted in the Company having a $55.9 million working capital deficit at September 30, 2002.

Pursuant to the terms of the Credit Facility, the Company granted its lenders additional warrants to purchase 108,793 shares of the Company’s common stock at an exercise price of $0.01 per share on July 1, 2002, as the amounts outstanding under the Credit Facility had not been paid in full on that date. The warrants expire on April 1, 2011. The Company recorded a charge of $371,000 in the second quarter of 2002 related to the commitment to issue these warrants. This charge is included in interest expense in the accompanying Consolidated Statements of Income.

At September 30, 2002, the Company continued to be in default with the terms of the Credit Facility in regard to the breach of the minimum EBITDA and minimum net worth covenants and because the Company’s outstanding debt was not paid in full by July 1, 2002 as required under the Credit Facility. In addition, the Company did not make the required monthly interest payments in the third quarter of 2002. Under the original terms of the Credit Facility, the amounts outstanding under the Credit Facility bear interest at the lead lender’s prime rate plus three percent, with interest payments due on a monthly basis. On February 7, 2002, the

Company’s lenders notified the Company that they were exercising their option to impose the default interest rate under the Credit Agreement, which is equal to the lead lender’s prime rate plus six percent (10.75% at September 30, 2002), for the remaining duration of the Company’s default. The default rate significantly increased the Company’s required interest payments under the Credit Facility, which has negatively impacted the Company’s liquidity.

The Credit Facility is collateralized by all of the assets of the Company. The Company’s lenders have the ability to foreclose on the Company’s assets or force the Company into bankruptcy at any time, in which circumstances the Company’s equity holders may experience a loss equal to the amount of their investment in the Company’s common stock. Moreover, for as long as the Company remains in default, the Company’s lenders have the right to use cash balances in the Company’s bank accounts to set-off a portion of the debt and/or interest. On October 29, 2002, the Company announced that its lenders exercised their right of set-off and applied approximately $1.18 million from the Company’s cash accounts to offset a portion of the unpaid interest and certain professional fees due under the Credit Facility. As previously stated, the Company does not have cash available to pay off its total indebtedness under the Credit Facility and its financial condition and results of operations would be materially and adversely affected by the lenders’ use of the Company’s available cash to further set-off a portion of the debt and/or interest.

The Company, with the assistance of Bright Now! Dental, Inc., is attempting to negotiate an extension to its Credit Agreement to provide additional liquidity, if necessary, and to secure a forbearance of the defaults under the Credit Facility in connection with the proposed transaction with Bright Now! Dental and its investor group discussed below. There can be no assurance that the Company’s lenders will agree to an extension, provide additional liquidity or grant a forbearance on terms acceptable to the Company and Bright Now! Dental or at all. The Company believes that cash flow generated from operations will be sufficient to fund its core operations during the remainder of 2002. However, the Company’s cash flow from operations may not be sufficient to fund its operating expenses in January of 2003. Thus, in the event the Company is unable to refinance its indebtedness or obtain access to additional funds that may be necessary to operate the Company’s business, the Company is likely to experience a material adverse effect on its financial condition and results of operations.

As previously disclosed, the Company has engaged Banc of America Securities LLC to explore strategic alternatives such as a sale of the Company, an equity investment in the Company, the issuance of debt securities or a sale of all or a portion of the Company’s assets. On October 29, 2002, the Company announced it had reached an agreement in principle with Bright Now! Dental, Inc., Gryphon Advisors II, L.P. and The 180° Group, LLC regarding the sale of the Company. The sale transaction would be structured as a merger of an affiliate of Bright Now! Dental with the Company. Stockholders of the Company would receive $5.00 per share in cash upon completion of the merger. The proposed transaction is subject to certain conditions, including final confirmatory due diligence, the approval of the Company’s lenders, and the final approval of the Boards of Directors of the Company and Bright Now! Dental. If the Company enters into a definitive agreement regarding the proposed transaction, the completion of the merger will be subject to, among other things, the approval of the Company’s stockholders.

As of the date of this report, the Company continues to have an agreement in principle with Bright Now! Dental and its investor group. On November 12, 2002, and in accordance with the terms of the letter of intent previously executed by the parties, Bright Now! Dental and its investor group extended the exclusivity period under the letter of intent for an additional 15 days through November 27, 2002. The letter of intent provides that if the Company and Bright Now! Dental have reached agreement on the terms of the definitive merger agreement, but the Company and its lenders have not reached an agreement regarding the proposed transaction, the granting of forbearance, and certain other matters, Bright Now! Dental and its investor group can, at their option, extend the exclusivity period for up to two consecutive 15-day periods. The current extension of the exclusivity agreement through November 27, 2002 constitutes the second such 15-day period. There can be no assurance that the Company will be successful in completing the proposed merger or entering into an agreement to consummate any other strategic alternative or that the Company’s lenders will agree to any strategic alternative, or to provide a forbearance in connection with a proposed strategic alternative, on terms acceptable to the Company or at all.

The Company’s principal sources of liquidity as of September 30, 2002 consisted of cash provided by operating activities. For the nine months ended September 30, 2002 and 2001, cash provided by operating activities was $8.9 million and $10.9 million, respectively. The reduction is primarily a result of lower reported amounts of income as adjusted for non-cash items in the 2002 period, which is due primarily to the sale of the Company’s Wisconsin market in December 2001.

Cash used in investing activities was $2.0 million for the nine months ended September 30, 2002 and $2.7 million for the nine months ended September 30, 2001. For the nine months ended September 30, 2002, $258,000 was utilized to meet a contingent payment for an acquisition completed in a prior period and $1.8 million was invested in the purchase of additional property and equipment. For the nine months ended September 30, 2001, $592,000 was utilized to meet contingent payments for acquisitions completed in prior periods and $2.1 million was invested in the purchase of additional property and equipment.

For the nine months ended September 30, 2002, cash used in financing activities was $4.7 million primarily comprised of the repayment of outstanding debt. For the nine months ended September 30, 2001, cash used in financing activities was $6.0 million primarily comprised of the repayment of $6.0 million in outstanding debt and $1.1 million in debt issuance costs offset by $1.2 million in net borrowings.

A summary of the Company’s material contractual cash obligations under the Credit Facility and capital and operating leases is as follows:

	Total	2002	2003	2004	2005	2006	Thereafter
Notes Payable	$63,181,014	$63,101,831	$32,628	$35,371	$5,529	$5,655	$—
Capital Lease Obligations	119,861	13,297	56,376	46,327	3,861	—	—
Operating Lease Obligations	17,774,454	1,684,608	5,170,522	4,168,476	3,023,171	1,666,263	2,061,414

Total	$81,075,329	$64,799,736	$5,259,526	$4,250,174	$3,032,561	$1,671,918	$2,061,414

New Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 establishes financial accounting and reporting standards for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company has determined that SFAS No. 143 will not have a material effect on the Company’s financial condition or results of operations.

In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses the accounting treatment for the impairment or disposal of long-lived assets. The Company adopted SFAS No. 144 effective January 1, 2002, which resulted in no material effect on the Company’s financial condition or results of operations.

In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13,and Technical Corrections.” SFAS No. 145 was issued to rescind and amend existing authoritative pronouncements. The Company has adopted SFAS No. 145, which resulted in no material effect on the Company’s financial condition or results of operations.

In July 2002, the Financial Accounting Standards Board issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The Company expects that the provisions of this statement, which are effective for exit or disposal activities initiated after December 31, 2002, will not have a material effect on its financial condition or results of operations.

In October 2002, the Financial Accounting Standards Board issued SFAS No. 147, “Acquisitions of Certain Financial Institutions.” SFAS No. 147 addresses the financial accounting and reporting for the acquisition of all or part of a financial institution. The Company has determined that SFAS No. 147 will not have a material effect on the Company’s financial condition or results of operations.

Item 4.    Controls and Procedures

Within the 90-day period prior to the filing of this report, an evaluation was carried out under the supervision and with the participation of the Company’s management, including the Chief Executive Officer (“CEO”) and Chief Financial and Administrative Officer (“CFO”), of the effectiveness of the Company’s disclosure controls and procedures. Based on that evaluation, the CEO and CFO have concluded that the Company’s disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms. Subsequent to the date of the Company’s evaluation, there were no significant changes in the Company’s internal controls or in other factors that could significantly affect the disclosure controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

PART II—OTHER INFORMATION

Item 1.    Legal Proceedings

The Company is periodically engaged in various legal proceedings and audits by federal and state governmental authorities incidental to its business activities. The Company increased its accrual for probable losses associated with certain legal and tax contingencies by approximately $775,000 in the third quarter of 2002. This amount is reflected in Other Operating Expenses in the accompanying Consolidated Statements of Income. It is possible that additional losses associated with these audits will be incurred, and the amounts could be material.

Item 3.    Defaults upon Senior Securities

The Company has a Credit Facility with a bank syndicate, which expired by its terms on July 1, 2002. The Company was required to pay off its total indebtedness under the Credit Facility upon its expiration, but did not, and continues not to, have cash available to do so. On September 6, 2002, the Company announced that its lenders had demanded the immediate payment in full of the entire amount of outstanding debt under the Credit Facility. On the date of this report, there was approximately $63.1 million in outstanding indebtedness under the Credit Facility.

At September 30, 2002, the Company continued to be in default with the terms of the Credit Facility in regard to the breach of the minimum EBITDA and minimum net worth covenants and because the Company’s outstanding debt was not paid in full by July 1, 2002 as required under the Credit Facility. In addition, the Company did not make the required monthly interest payments in the third quarter of 2002, which constitutes a further default under the related Credit Agreement. Under the original terms of the Credit Facility, the amounts outstanding under the Credit Facility bear interest at the lead lender’s prime rate plus three percent, with interest payments due on a monthly basis. On February 7, 2002, the Company’s lenders notified the Company that they were exercising their option to impose the default interest rate under the Credit Agreement, which is equal to the lead lender’s prime rate plus six percent (10.75% at September 30, 2002), for the remaining duration of the Company’s default.

The Credit Facility is collateralized by all of the assets of the Company. The Company’s lenders have the ability to foreclose on the Company’s assets or force the Company into bankruptcy at any time. Moreover, for as long as the Company remains in default, the Company’s lenders have the right to use cash balances in the Company’s bank accounts to set-off a portion of the debt and/or interest. On October 29, 2002, the Company announced that its lenders exercised their right of set-off and applied approximately $1.18 million from the Company’s cash accounts to offset a portion of the unpaid interest and certain professional fees due under the Credit Facility.

For more information regarding the defaults under the Company’s Credit Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Item 6.    Exhibits and Reports Filed on Form 8-K

(a)    Exhibits.

10.1	Amended and Restated Stay Bonus Agreement, dated September 11, 2002, between the Company and W. Barger Tygart

10.2	Amended and Restated Stay Bonus Agreement, dated September 11, 2002, between the Company and Lisa K. Peterson

10.3	Amended and Restated Stay Bonus Agreement, dated September 11, 2002, between the Company and Roy D. Smith III, DDS

10.4	Amended and Restated Stay Bonus Agreement, dated September 11, 2002, between the Company and Timothy J. Kriske

(b)    Reports on Form 8-K.

On September 17, 2002, the Company filed a Form 8-K, dated September 16, 2002, to announce the adoption of a shareholder rights plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MONARCH DENTAL CORPORATION

Date: November 14, 2002	By:	/s/ W. BARGER TYGART

W. Barger Tygart Chief Executive Officer

Date: November 14, 2002	By:	/s/ LISA K. PETERSON

Lisa K. Peterson Chief Financial and Administrative Officer

CERTIFICATIONS

I, W. Barger Tygart, Chief Executive Officer of Monarch Dental Corporation, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Monarch Dental Corporation;

2.
Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.
Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.
The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a)
Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the “Evaluation Date”); and

c)	Presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.
The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)
All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6.
The registrant’s other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: November 14, 2002	/s/ W. BARGER TYGART

W. Barger Tygart Chief Executive Officer

I, Lisa K. Peterson, Chief Financial and Administrative Officer of Monarch Dental Corporation, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Monarch Dental Corporation;

2.
Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.
Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.
The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a)
Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the “Evaluation Date”); and

c)	Presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.
The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)
All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6.
The registrant’s other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: November 14, 2002	/s/ LISA K. PETERSON

Lisa K. Peterson Chief Administrative and Financial Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

10.1	Amended and Restated Stay Bonus Agreement, dated September 11, 2002, between the Company and W. Barger Tygart

10.2	Amended and Restated Stay Bonus Agreement, dated September 11, 2002, between the Company and Lisa K. Peterson

10.3	Amended and Restated Stay Bonus Agreement, dated September 11, 2002, between the Company and Roy D. Smith III, DDS

10.4	Amended and Restated Stay Bonus Agreement, dated September 11, 2002, between the Company and Timothy J. Kriske

PROXY

Monarch Dental Corporation
Tollway Plaza II
15950 North Dallas Parkway, Suite 825
Dallas, Texas 75248

Special Meeting of Stockholders to be held on Wednesday, February 12, 2003

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints W. Barger Tygart and Lisa K. Peterson, and each of them, as proxies (the “Proxies”) of the undersigned, with full power of substitution in each, and authorizes each of them to represent and to vote all shares of common stock, par value $0.01 per share, of Monarch Dental Corporation, held of record by the undersigned as of the close of business on January 2, 2003, at the Special Meeting of Stockholders (the “Special Meeting”) to be held at the Hotel Inter-Continental, Crystal I Ballroom, 15201 Dallas Parkway, Addison, Texas, on Wednesday, February 12, 2003, at 10:00 a.m., local time and at any adjournments or postponements thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the proposal set forth in Paragraph 1 on the reverse side hereof. In their discretion, the Proxies are each authorized to vote upon any other matters that may properly be brought before the Special Meeting and at any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors’ recommendations need only sign and date this proxy and return it in the enclosed envelope.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON REVERSE SIDE
AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

[X]    PLEASE MARK VOTE
AS IN THIS EXAMPLE

		FOR	AGAINST	ABSTAIN

1.
To adopt and approve the Agreement and Plan of Merger, dated as of November 27, 2002 and amended as of December 10, 2002, by and among Monarch Dental Corporation, Bright Now! Dental, Inc. and Milkweed, Inc., a wholly-owned subsidiary of Bright Now! Dental, which provides for the merger of Milkweed with and into Monarch Dental, with Monarch Dental being the surviving corporation.
		☐	☐	☐

2.	To consider and act upon any other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given.

Please be sure to sign and date this proxy.

Date:

Stockholder(s) signature(s):

Please sign name exactly as shown hereon. Where there is more than one holder, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.

PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY.